Exhibit 10.16

EXECUTION VERSION

LOAN AGREEMENT

Dated as of April 6, 2022

among

THE PERSONS FROM TIME TO TIME

PARTY HERETO AS BORROWERS,

THE PERSONS FROM TIME TO TIME

PARTY HERETO AS EQUITY OWNERS,

BLUEROCK RESIDENTIAL HOLDINGS, LP, as the Risk Retention Sponsor, solely with respect to Section 5.07,

THE PERSONS FROM TIME TO TIME

PARTY HERETO AS LENDERS,

DEUTSCHE BANK SECURITIES INC.,

as Sole Lead Arranger

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Administrative Agent

and

COMPUTERSHARE TRUST COMPANY, N.A.,

as Paying Agent and Calculation Agent

i

ii

EXHIBITS AND SCHEDULES

EXHIBIT A	Form of Acknowledgment
EXHIBIT B	Form of Assignment and Acceptance
EXHIBIT C	Form of Borrower Joinder Agreement
EXHIBIT D	Form of Guarantor Joinder Agreement
EXHIBIT E	Form of Monthly Borrower Report
EXHIBIT F	Form of Request for Release
EXHIBIT G	Form of Promissory Note
EXHIBIT H-1	Form of Borrowing Request for Property Loans
EXHIBIT H-2	Form of Borrowing Request for Renovation Loans
EXHIBIT I	Form of Risk Retention Certificate
EXHIBIT J	Form of Lender Objection
EXHIBIT K	Form of Compliance Certificate
EXHIBIT L	Form of Mortgage (TX)
EXHIBIT M	Form of Recycled Entity Certificate
EXHIBIT N	Form of HOA Certificate

SCHEDULE I	Eligible Property Criteria
SCHEDULE II	Lender Commitments
SCHEDULE III	Notice Addresses
SCHEDULE IV	Converted Property Reserve Release Conditions
SCHEDULE V	Existing Management Agreements
SCHEDULE VI	Calculations Schedule
SCHEDULE VII	Mortgage File Required Documents

SCHEDULE 4.01	Capitalization

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of April 6, 2022, is made by and among THE PERSONS FROM TIME TO TIME PARTY HERETO as Borrowers, THE PERSONS FROM TIME TO TIME PARTY HERETO as Equity Owners, BLUEROCK RESIDENTIAL HOLDINGS, LP, as Risk Retention Sponsor (solely with respect to Section 5.07), THE PERSONS FROM TIME TO TIME PARTY HERETO as Lenders, DEUTSCHE BANK SECURITIES INC., as Sole Lead Arranger, DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent and COMPUTERSHARE TRUST COMPANY, N.A., as Paying Agent and Calculation Agent. Capitalized terms used herein shall have the meanings specified in Section 1.01.

PRELIMINARY STATEMENTS

WHEREAS, the Borrowers have purchased and may from time to time purchase Properties and related Assets from third parties; and

WHEREAS, to finance their purchases of Properties, the Borrowers may from time to time request Loans from the Lenders, and the Lenders shall make such Loans, on the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto agrees as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (and capitalized terms used but not defined herein which are defined in any other Loan Document shall have the respective meanings given to such terms in such other Loan Document):

“Accession Date” means, with respect to Additional Loan Party, the date such Additional Loan Party becomes a Borrower or an Equity Owner, as applicable, under this Agreement.

“Account Collateral” means the Accounts and (i) all certificates and instruments, if any, from time to time representing or evidencing any of such Accounts or any funds held therein, (ii) all investment property and other financial assets or proceeds thereof held in, or acquired by any Loan Party with funds from, such Accounts and all certificates and instruments from time to time representing or evidencing such investment property and financial assets, (iii) all notes, certificates of deposit and other instruments from time to time hereafter delivered or transferred to, or otherwise possessed by, the Administrative Agent in substitution for any of the then existing Accounts and (iv) all interest, dividends, cash, instruments, financial assets, investment property and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Accounts” means any account established by this Agreement or the other Loan Documents, including the Collection Account, the Disbursement Account, the Reserve Accounts, the Property Accounts and each Operating Account.

“Acknowledgment” means an acknowledgment substantially in the form set forth in Exhibit A made by the Borrowers in favor of the Administrative Agent and consented to by Counterparty, or as applicable, Approved Counterparty.

“Acquisition Date” means, with respect to any Property, the date on which such Property was purchased or acquired, or, if earlier, successfully bid upon at auction by any Borrower or an Affiliate thereof.

“Actual Renovation Expenses” means, with respect to any Property, the actual out-of-pocket Renovation Expenses incurred by the applicable Borrower with respect to the renovation of such Property, as demonstrated in a certificate certified by a Responsible Officer of the Borrower Representative delivered to the Diligence Agent and the Administrative Agent; provided that reasonably satisfactory written evidence supporting the Renovation Expenses set forth in such a certificate shall be delivered to the Diligence Agent, the Administrative Agent and, upon request of the Administrative Agent or the Majority Lenders, to the Lenders; provided further that the Administrative Agent and the Majority Lenders shall have a right to request recalculation of the Actual Renovation Expenses in any case where either of them considers the evidence supporting the Renovation Expenses not reasonably satisfactory.

“Actual Underwritten Gross Income” means, as of any date of determination, the Underwritten Gross Income with respect to Stabilized Properties that are not Vacant.

“Actual Vacancy Rate” means, as of any date of determination, in respect of any Stabilized Property, a percentage equal to one minus a fraction equal to (i) the Actual Underwritten Gross Income for the Stabilized Properties in the related metropolitan statistical area divided by (ii) the Underwritten Gross Income for the Stabilized Properties in the related metropolitan statistical area.

“Additional Insolvency Opinion” means any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent.

“Additional Loan Party” means any Person who becomes a Borrower or an Equity Owner after the Closing Date in accordance with Section 5.01(s).

“Adjusted Actual Vacancy Rate” means, with respect to any multi-unit Property as of any date of calculation, an assumed vacancy rate, expressed as a percentage and calculated as (i) the positive difference between (A) GPR of such multi-unit Property and (B) the lesser of actual cash collections on account of rents paid by residential Tenants of such multi-unit Property for the three (3), six (6) or twelve (12) month period prior to such calculation date, as annualized (if applicable), over (ii) GPR of such multi-unit Property.

“Administrative Agent” means Deutsche Bank AG, New York Branch, in its capacity as agent for the Secured Parties, together with its successors and permitted assigns.

“Administrative Fee” has the meaning set forth in the Fee Letter.

“Adverse Claim” means a Lien other than any Permitted Lien.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Party” means any Lender, the Administrative Agent, individually and in its capacity as Administrative Agent, and, with respect to each of the foregoing, the parent company or holding company that controls such Person.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person or owns, legally or beneficially, 15% or more of the direct or indirect economic interests in such Person. For purposes hereof, “Control” (together with the correlative meanings of “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the day-to-day management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Aged Development Property” means, as of any date of determination, any SFR Property located on a Project, which Project, as of such date, has not been completed or has more than 5% of unfinished Properties for more than 270 days following the first date any SFR Property on such Project became a Financed Property.

“Aged Non-Stabilized Property” means, as of any date of determination, any Financed Property that is a Non-Stabilized Property on such date and that has been a Non-Stabilized Property for more than 180 days following the Acquisition Date for such Financed Property by an applicable Borrower or its Affiliates.

“Aggregate Commitment” means, (a) at any time during the Initial Term, the sum of the Commitments then in effect, and (b) at any time during any Extension Term, the Aggregate Loan Principal Balance at such time. The Aggregate Commitment as of the Closing Date is $150,000,000.00.

“Aggregate Loan Principal Balance” means, at any time, the aggregate outstanding principal amount of all Loans.

“Agreement” means this Loan Agreement.

“Allocated Loan Amount” means:

(a)            with respect to each Property (other than a Multi-Unit Property or any Property located on a Single Plat Development) that is the subject of a Borrowing pursuant to Section 2.02(a), an amount equal to the sum of (i) the pro rata portion of the Property Loan made with respect to such Property based on the Purchase Price of such Property at the time such Property Loan was made, plus (ii) the Renovation Loan made with respect to such Property at the time such Renovation Loan was made, as such amount may be reduced in accordance with Section 2.06(c); and

(b)            with respect to each Multi-Unit Property (or any Property located on such Single Plat Development) that is the subject of a Borrowing pursuant to Section 2.02(a), an amount determined by the Administrative Agent in its reasonable discretion based upon the ratable amount of sum of (i) the pro rata portion of the Property Loan made with respect to such Multi-Unit Property (including the Properties located on such Single Plat Development) based on the Purchase Price of such Multi-Unit Property at the time such Property Loan was made, plus (ii) the aggregate amount of Renovation Loans made with respect to such Multi-Unit Property (including Properties located on such Single Plat Development) at the time such Renovation Loans were made, as such amounts may be reduced in accordance with Section 2.06(c);

provided, that, for the avoidance of doubt, and without any implication to the contrary, for any Properties located on a Single Plat Development, an Allocated Loan Amount shall be assigned only to the entire Single Plat Development, and any reference to the Allocated Loan Amount for any individual Property located on a Single Plat Development shall be deemed to refer to the Allocated Loan Amount for the entirety of such Single Plat Development, without double counting for any other Property located on the same Single Plat Development. Any calculation on a pro rata basis with respect to the Allocated Loan Amount for any Financed Property on a Financed Single Plat Development shall be calculated on a pro rata basis with respect to the Allocated Loan Amount for the entire Financed Single Plat Development, without double counting for any other Financed Property located on the same Financed Single Plat Development.

“ALTA” means American Land Title Association, or any successor thereto.

“Alternate Index Rate” means, with respect to each Settlement Period, the per annum rate of interest of the Benchmark Replacement, determined as of the Interest Determination Date with respect to such Settlement Period; provided that in no event will the Alternate Index Rate be less than the Index Floor.

“Alternate Rate” means, with respect to each Settlement Period, the per annum rate of interest equal to the greater of (i) the sum of (A) the Alternate Index Rate plus (B) the Spread, and (ii) the sum of (A) the Index Floor plus (B) the Spread.

“Alternate Rate Loan” means any Loan at such time as interest thereon accrues at a per annum rate of interest based on the Benchmark Replacement.

“Anti-Corruption Laws” has the meaning specified in Section 4.01(s).

“Anti-Money Laundering Laws” any laws relating to money laundering or terrorist financing, including, without limitation, (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, and (E) the Patriot Act.

“Applicable HOA Properties” means, as of any date with respect to any Applicable HOA State, (a) all HOA Properties located in such Applicable HOA State except for any Properties (i) as to which any Liens for HOA Fees are expressly subordinated to the Lien of the Mortgages and the applicable Title Insurance Policy insures against any loss sustained by any Secured Party if such Liens for HOA Fees, including after-arising Liens for HOA Fees, have priority over the Lien of the Mortgages or (ii) with respect to which the Borrowers have delivered to the Administrative Agent an opinion (which may be in the form of a bring-down or date-down opinion with respect to an earlier delivered opinion) dated not more than twelve (12) months prior to such date, satisfactory to the Administrative Agent, from a nationally recognized law firm (or one with prominent standing in the applicable state) that affirmatively concludes that any Liens for HOA Fees (including future-arising Liens for HOA Fees) do not have priority with respect to such related HOA Property (which may be based on the particular terms of the HOA declarations of such related HOA Property as set forth in the applicable local counsel opinion described in clause (b) of Schedule I for that state subject to certification by Simplified Title Company LLC or another reputable title service approved in writing by the Administrative Agent in its reasonable discretion), and (b) each HOA Property designated as an Applicable HOA Property pursuant to Section 5.02(f)(i).

“Applicable HOA Property Fees” means, with respect to any Applicable HOA Property, the HOA Fees payable with respect to such Applicable HOA Property.

“Applicable HOA State” means (a) a state in which, pursuant to applicable Legal Requirements, (i) a Lien in favor of an HOA may be created through the non-payment of amounts assessed against a Property by such HOA, (ii) any such Lien would have Priority over the lien applicable to the related Mortgage and (iii) any such Lien if foreclosed upon by such HOA would result in an extinguishment of the Lien of the Mortgage on such Property and (b) a state designated as an Applicable HOA State pursuant to Section 5.02(f)(i). For the avoidance of doubt, if a reported decision of a state appellate court would result in the foregoing clauses (a)(i) through (iii) applying in such state, then such state shall constitute an Applicable HOA State.

“Appraisal” means an appraisal (or, to the extent determined by the Administrative Agent to be acceptable in its sole and absolute discretion, an evaluation), and determined on both an “as-is” and “as-stabilized” basis, net of estimated brokerage, legal, marketing and other closing costs obtained by the Administrative Agent from the Diligence Agent that at a minimum complies with FIRREA and conforms to generally accepted appraisal standards as set forth in the Uniform Standards of Professional Appraisal Practice promulgated by the Appraisal Standards Board of the Appraisal Foundation.

“Approval Requirement Asset” means a Multi-Family Property or a Single Plat Development, as the context requires.

“Approved Counterparty” means (a) Deutsche Bank AG, and any of its affiliates, and (b) any other bank or other financial institution which has (i) a long-term unsecured debt rating of not less than “A-” by S&P and (ii) a long-term unsecured debt rating of not less than “A3” from Moody’s.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) any entity or an Affiliate of any entity that administers or manages a Lender, in each case, excluding, for the avoidance of doubt, any portfolio company of any Lender that is engaged in the same line of business as the Loan Parties.

“Approved Multi-Family Property” means any Multi-Family Property approved in writing by the Administrative Agent in its sole discretion prior to its becoming a Financed Property.

“Approved Participant” means any Person to whom a participation is sold pursuant to Section 10.03(e) with the approval of the Borrower Representative and written approval of the Administrative Agent (in each case, such approval not to be unreasonably withheld); provided that any Person to whom a participation is sold pursuant to Section 10.03(e) when an Event of Default has occurred and is continuing shall be an Approved Participant. An Approved Participant (in place of the related Assigning Lender) shall be deemed to be a “Lender” for purposes of the definitions of “Majority Lenders” and “Supermajority Lenders” and Section 10.01 to the extent a related Assigning Lender assigns its voting rights to such Approved Participant in connection with the participation.

“Approved Single Plat Development” means any Single Plat Development of which a Borrower owns 100% fee simple interest and possesses all rights to control the use, leasing and management of such development and the properties thereon, including all Properties, facilities, installations and other structures and all fixtures, roadways, access ways, easements, rights of access, signage, additions, enlargements, extensions, modifications and improvements located thereon at any time and all other property and interests related thereto, and approved in writing by the Administrative Agent in its sole discretion prior to any Property located on such Single Plat Development becoming a Financed Property.

“Asset” means all of any Borrower’s right, title and interest in and to (i) any asset owned by a Borrower, which may include, but is not limited to, Properties, (ii) the rights to all payments (including, without limitation, any right to payment with respect to Rents, Insurance Proceeds, Transfer Proceeds, Refinancing Proceeds, Awards and Cap Receipts) with respect to such asset, (iii) all Collections and all other Account Collateral, (iv) the Property File and any other agreements, documents and instruments relating to such asset, (v) all Records relating to such asset and (vi) all proceeds of the foregoing.

“Assigned Documents” has the meaning set forth in Section 2.14.

“Assigning Lender” means a Lender that sells a participation to an Approved Participant.

“Assignment and Acceptance” means an agreement substantially in the form set forth as Exhibit B pursuant to which a new Lender becomes party to this Agreement.

“Assignment of Management Agreement” means each Assignment of Management Agreement and Subordination of Management Fees, executed by the applicable Borrower, Administrative Agent and the applicable Property Manager, substantially in the form agreed to on the Closing Date, or in such other form that is reasonably acceptable to the Administrative Agent and the Majority Lenders, the applicable Borrower and the applicable Property Manager.

“Available Funds” means, for any Monthly Payment Date and the related Settlement Period, (i) all Collections received in the Collection Account during such Settlement Period, minus (ii) all amounts in respect of such Settlement Period withdrawn from the Collection Account and applied to the prepayment of the Loans prior to such Monthly Payment Date pursuant to Section 2.06.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of any Financed Property.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. Section 101 et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other federal, state or foreign law relating to bankruptcy, insolvency, liquidation, assignment for the benefit of creditors, conservatorship, moratorium, receivership, rearrangement, reorganization or similar debtor relief laws.

“Basel III” means “A Global Regulatory Framework for More Resilient Banks and Banking Systems” developed by the Basel Committee on Banking Supervision (or any successor or similar authority), initially published in December 2010.

“Benchmark” means (i) initially, and continuing unless and until replaced by a Benchmark Replacement pursuant to clause (a) of Section 2.04, the Term SOFR Reference Rate, and (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then the applicable Benchmark Replacement.

“Benchmark Replacement” means, for any Settlement Period, the first alternative set forth in the order below that can be determined by the Administrative Agent (and notified to the Calculation Agent) as of the date that the Loans are converted to Alternate Rate Loans pursuant to Section 2.04 below:

(a)Subject to the provisos at the end of this definition, the sum of: (i) SOFR Average and (ii) the related Benchmark Replacement Adjustment, provided that SOFR Average and the related Benchmark Replacement Adjustment are displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its sole but good faith discretion (and notified in writing to the Calculation Agent); or

(b)the sum of: (i) the floating rate index that the Administrative Agent determines in its sole but good faith discretion (and in connection therewith, the Administrative Agent may take into consideration the recommendations of the Relevant Governmental Body) and that is then, or the Administrative Agent anticipates will be, generally used by the Administrative Agent in its syndicated floating rate single family rental real estate loans similar to the subject Loan as an alternative to the then-current Benchmark, as determined by the Administrative Agent in its sole but good faith discretion (and notified in writing to the Calculation Agent) and (ii) the related Benchmark Replacement Adjustment;

provided that if the index rate set forth in clause (a) above is not then commonly used by the Administrative Agent in its syndicated floating rate single family rental real estate loans similar to the subject Loan as an alternative to the then-current Benchmark, as determined by the Administrative Agent in its sole but good faith discretion, then the Benchmark Replacement shall be determined per clause (b) above.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall the Benchmark Replacement be less than the Index Floor.

“Benchmark Replacement Adjustment” means, for any Settlement Period, the first alternative set forth in the order below that can be determined by the Administrative Agent as of the date that the Loans are converted to Alternate Rate Loans pursuant to Section 2.04 below:

(a)the rate adjustment, or method for calculating or determining such rate adjustment (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; or

(b)the rate adjustment (which may be a positive or negative value or zero) that has been determined by the Administrative Agent in its sole but good faith discretion, giving due consideration to any industry-accepted index rate adjustment, or method for calculating or determining such rate adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate balance sheet loans.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark (or the published component used in the calculation thereof);

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that, such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark continues to be provided on such date; or

(3)in the case of clause (4) of the definition of “Benchmark Transition Event”, the date of the Change in Law Determination; or

(4)            in the case of clause (5) of the definition of “Benchmark Transition Event”, the date of the Benchmark Unavailability Determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(3)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative; or

(4)a Change in Law that the Administrative Agent determines (which determination shall be conclusive and binding for all purposes absent manifest error) prohibits, restricts or limits the use of such Benchmark (upon such determination “Change in Law Determination”); or

(5)a Benchmark Unavailability Period has occurred or exists with respect to such Benchmark, and the Administrative Agent determines in its sole and absolute discretion that such Benchmark shall no longer be used as the Benchmark under this Agreement (a “Benchmark Unavailability Determination”).

“Benchmark Unavailability Period” means each (if any) Settlement Period for which the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Interest Rate for the applicable Settlement Period (including, if the Benchmark is Term SOFR or SOFR Average, that Term SOFR or SOFR Average, as applicable, cannot be determined in accordance with the definition thereof).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Big Four” means any of the following accounting firms: (i) Deloitte & Touche LLP, (ii) Ernst & Young LLP, (iii) KPMG LLP and (iv) PricewaterhouseCoopers LLP.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower Information” has the meaning specified in Section 10.10(b).

“Borrower Joinder Agreement” means a joinder agreement substantially in the form set forth as Exhibit C pursuant to which a new Borrower becomes party to this Agreement.

“Borrower Parties” has the meaning specified in Section 10.10(a).

“Borrower Representative” means Pkg 10a Recap, LLC, a Delaware limited liability company, or any replacement entity thereof that is a Borrower and is selected by Borrowers and approved in writing by the Administrative Agent and the Majority Lenders (such approval not to be unreasonably withheld).

“Borrower Security Agreement” means the security agreement, dated as of the Closing Date, among the Borrowers and the Administrative Agent.

“Borrowers” means, collectively, Borrower Representative, Pkg 10a Recap, LLC, Pkg 10-Axelrod 22, LLC, Pkg 10-Granbury, LLC, Pkg 10 Lubbock 1.0, LLC, Pkg 10-Lynnwood 20, LLC, Pkg 10-Springtown 14, LLC, Pkg 10-Springtown 70, LLC and Pkg 10-Texarkana 29, LLC, each a Delaware limited liability company, and each such other subsidiary of an Equity Owner which holds Properties, that has been approved in writing by the Administrative Agent (such approval not to be unreasonably withheld) and added as a Borrower hereunder in accordance with Section 5.01(s), each of which, together with the TRS Borrowers, shall be a “Borrower” and including the TRS Borrowers.

“Borrowing” means a borrowing of Loans under this Agreement.

“Borrowing Date” means the date on which a Loan is funded hereunder.

“Borrowing Request” means an Initial Borrowing Request, a Modified Borrowing Request or a Final Borrowing Request, as the context may require.

“BPO Determined Value” means:

(a)with respect to any Property (other than any Property located in an Single Plat Development), the “as is” value for such Property set forth in the initial Broker Price Opinion obtained by the Administrative Agent from the Diligence Agent with respect to such Property in connection with the Borrowing Request for the Property Loan related to such Property, as adjusted pursuant to the BPO Reconciliation

Process, provided that the BPO Determined Value of an Aged Development Property shall be 50% of the “as is” value set forth in the Broker Price Opinion with respect to such Aged Development Property; and

(b)with respect to any Single Plat Development, the “as is” value for such Single Plat Development set forth in the most recent Broker Price Opinion with respect to such Single Plat Development; provided, that (A) if any Property located on a Single Plat Development ceases to be an Eligible Property, the BPO Determined Value of such Single Plat Development shall be zero (unless the Administrative Agent shall determine its value to be higher in its reasonable discretion).

For the avoidance of doubt, and without any implication to the contrary, for any Properties located on a Single Plat Development, a BPO Determined Value shall be assigned only to the entire Single Plat Development, and any reference to the BPO Determined Value for any individual Property located on a Single Plat Development shall be deemed to refer to the BPO Determined Value for the entirety of such Single Plat Development, without double counting for any other Property located on the same Single Plat Development. Any calculation on a pro rata basis with respect to the BPO Determined Value for any Financed Property on a Financed Single Plat Development shall be calculated on a pro rata basis with respect to the BPO Determined Value for the entire Financed Single Plat Development, without double counting for any other Financed Property located on the same Financed Single Plat Development.

The Administrative Agent shall, at the Borrowers’ expense, order Broker Price Opinions from the Diligence Agent as follows:

(1)

with respect to the Financed Properties other than Multi-Family Properties and Financed Properties located on a Financed Single Plat Development, at any time, but not more than four times each calendar year, for (x) a sample of up to 25.0% (by number) of the Financed Properties, such sample to be selected by the Administrative Agent on a random basis from the Financed Properties (excluding Multi-Family Properties and Financed Properties located on a Financed Single Plat Development) with the Broker Price Opinions obtained more than thirty (30) days prior to the date of a sample selection, such order to be placed pursuant to standing instructions with the Diligence Agent and (y) all the Financed Properties, if the foregoing sample described in clause (x) shows an aggregate BPO Value that results in a Loan to Value Ratio of greater than 70.0%; and

(2)	with respect to any Multi-Family Property or any Financed Single Plat Development, at any time, but not more than one time each calendar year.

Upon receipt of any such updated Broker Price Opinions, the “BPO Determined Value” shall be the “as is” value for such Property set forth in such Broker Price Opinions, as adjusted by the Administrative Agent pursuant to the BPO Reconciliation Process. Unless otherwise directed by the Majority Lenders in writing, with respect to any Broker Price Opinions which may be ordered by the Administrative Agent pursuant hereto, the Administrative Agent may order Broker Price Opinions for a smaller subset of Properties or no Properties as it may determine in its sole and absolute discretion. The Administrative Agent may also order additional Broker Price Opinions, at the Lenders’ expense, for any additional Properties as it may determine in its sole and absolute discretion; provided, that if an Event of Default has occurred and is continuing, the Administrative Agent may order additional Broker Price Opinions at the Borrowers’ expense. Notwithstanding anything herein to the contrary, the BPO Determined Value of any Property that is (x) not an Eligible Property (beyond the applicable Cure Period) or (y) an Aged Non-Stabilized Property, shall be zero, for all purposes of this Agreement, including for purposes of calculating the Loan to Value Ratio for such Property.

“BPO Reconciliation Process” means, in respect of any Property, the process pursuant to which a BPO Determined Value is adjusted in accordance with the terms hereof. A BPO Determined Value may be adjusted if the “as is” value presented in any Broker Price Opinion for a Property is not reasonably acceptable to the Administrative Agent, the Majority Lenders or the Borrower Representative, and the Administrative Agent or the Majority Lenders, as applicable, notify the Borrower Representative thereof, in the case of an objection by the Majority Lenders, in accordance with Section 10.22 or the Borrower Representative notifies the Administrative Agent of its objection to the BPO Determined Value, in the case of an objection by the Borrower Representative. Any such objection shall be given by written notice by no later than the earlier of (x) ten (10) Business Days following receipt of the related Broker Price Opinion or (y) two (2) Business Days prior to the Borrowing Date of the related Loan in the case of a Broker Price Opinion for a Pending Advance Property. If an objection is properly given, the Administrative Agent shall request that the Diligence Agent reconsider the value for such Property. The Borrower Representative, the Administrative Agent and/or the objecting Majority Lenders shall be provided the opportunity to deliver additional information, including sales of comparable homes or other evidence of market value or a broker price opinion or appraisal (as applicable) from an independent third party, to the Administrative Agent in connection with any such reconsideration, and the Administrative Agent shall forward to the Diligence Agent any such additional information which the Administrative Agent has received within five (5) Business Days of the objection to the BPO Determined Value. The Administrative Agent will direct the Diligence Agent to deliver a final Broker Price Opinion within ten (10) Business Days of the objection to the BPO Determined Value and the BPO Determined Value set forth in such Broker Price Opinion shall be the BPO Determined Value for the applicable Property for purposes of this Agreement until a new BPO Determined Value is determined pursuant to the definition thereof. If the Administrative Agent, the Majority Lenders or the Borrower Representative objects to a BPO Determined Value with respect to any Pending Advance Property for the related Loan prior to the Borrowing Date therefor, then, unless the BPO Determined Value has been reconsidered by the Diligence Agent and the Diligence Agent has either confirmed its Broker Price Opinion or has issued a New Broker Price Opinion therefor prior to such Borrowing Date, such Pending Advanced Property shall be removed from the applicable Borrowing Request prior to disbursement of the Loan with respect thereto (without prejudice to including such Pending Advance Property in a subsequent Borrowing Request).  For the avoidance of doubt, any changes in the BPO Determined Value made after the Borrowing Date with respect to the Loan for any Financed Property shall not affect the Allocated Loan Amount in respect of such Financed Property.

“BPO Value” means, with respect to any Property, the BPO Determined Value for such Property; provided that, in the case of any Stabilized Property which, at the time of the related Broker Price Opinion, was a Non-Stabilized Property, the “BPO Value” shall be based on the “as repaired” value (in lieu of the “as is” value) for such Property as set forth in the most recent Broker Price Opinion; provided further that, if the most recent Broker Price Opinion does not include an “as repaired” value, the Borrowers shall have the right to request that the Administrative Agent obtain, at the Borrowers’ expense, a new Broker Price Opinion from the Diligence Agent with respect to such Property (as adjusted pursuant to the BPO Reconciliation Process). Notwithstanding anything herein to the contrary, the BPO Value of any Property that is (A) (I) not an Eligible Property (beyond the applicable Cure Period) or (II) an Aged Non-Stabilized Property, shall be zero, or (B) an Aged Development Property, shall be 50% of the “as is” value set forth in the Broker Price Opinion with respect to such Aged Development Property, for all purposes of this Agreement, including for purposes of calculating the Loan to Value Ratio for such Property.

“Breakage Costs” shall have the meaning specified in Section 2.12.

“BRG Restructuring” means, as of the “Distribution Date,” the “Separation” of the “Company Remainco Business” from the “Spinco Business” pursuant to the “Separation Documentation” and completion of the “Distribution,” in each case as such terms are defined in the Merger Agreement.

“BRG Restructuring Conditions” means the occurrence (and delivery to the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower Representative certifying on behalf of the Borrowers of such occurrence) of each of the following:

(a)

the “Separation Documentation” (as defined in the Merger Agreement), the transaction steps giving effect to the separation of the Company Remainco Business from the Spinco Business and the final corporate structure of the Replacement BRG Sponsor shall be completed and consistent with the provisions of the Merger Agreement;

(b)	the Replacement BRG Sponsor shall satisfy each of the Sponsor Financial Covenants applicable to the BRG Sponsor;

(c)

before and after giving effect to the BRG Restructuring and occurrence of the BRG Restructuring Effective Date (including replacement of the BRG Sponsor by the Replacement BRG Sponsor for all purposes), the representations and warranties contained in Section 4.01 (other than representations and warranties both inapplicable and unrelated to the BRG Replacement Sponsor and BRG Sponsor Replacement Documents and unaffected by the BRG Restructuring) are true and correct in all material respects (or in the case of any representation or warranty that by its terms is qualified by materiality, true and correct);

(d)

no event has occurred and is continuing (other than as may be unrelated to the BRG Replacement Sponsor and BRG Sponsor Replacement Documents and unaffected by the BRG Restructuring), or would result from the BRG Restructuring and occurrence of the BRG Restructuring Effective Date (including replacement of the BRG Sponsor by the Replacement BRG Sponsor for all purposes), which constitutes a Default or an Event of Default; and

(e)

the absence of any change, occurrence, or development that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect after giving effect to the BRG Restructuring.

“BRG Restructuring Effective Date” means the “Distribution Date,” as defined in the Merger Agreement.

“BRG Sponsor” means (i) prior to the BRG Restructuring Effective Date and the satisfaction of each of the BRG Restructuring Conditions, Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Initial BRG Sponsor”), and (ii) subject to Section 2.26, including the satisfaction of each of the BRG Restructuring Conditions, on and after the BRG Restructuring Effective Date, Bluerock Homes Trust, Inc., a Maryland corporation (the “Replacement BRG Sponsor”).

“BRG Sponsor Replacement Documents” means each of the following:

(a)	the Replacement BRG Sponsor Guaranty;

(b)

a Legal Opinion and an Additional Insolvency Opinion, in each case with respect to the Replacement BRG Sponsor and the transactions contemplated by the Replacement BRG Sponsor Guaranty, this Agreement and the other Loan Documents to which the Replacement BRG Sponsor is a party;

(c)	an officer’s certificate of a Responsible Officer of the Replacement BRG Sponsor;

(d)	an updated Beneficial Ownership Certification;

(e)

to the extent not previously provided and approved in the Administrative Agent’s reasonable discretion, such documents concerning the Replacement BRG Sponsor as may be requested by the Administrative Agent or any Lender in connection with applicable “know your customer” and anti-money laundering rules and regulations.

“BRG Sponsor Guaranty” means the Sponsor Guaranty, dated as of the Closing Date, executed by the BRG Sponsor in favor of the Administrative Agent, on behalf of the Lenders

“Broker Price Opinion” means with respect to (i) any SFR Property (other than any Property located in an Approved Single Plat Development), either, as determined by the Administrative Agent in its sole discretion (or upon the written request to the Borrower Representative and Administrative Agent by any Lender if clause (y) below is required under applicable law with respect to such Lender in its good faith determination), (x) a broker price opinion obtained by the Administrative Agent from the Diligence Agent or (y) an Appraisal, and (ii) any Property located in an Approved Single Plat Development or Multi-Family Property, an Appraisal for the entire applicable Permitted Single Plat Development (which Appraisal shall constitute the Broker Price Opinion for all Properties located on such Approved Single Plat Development) or the entire Multi-Family Property, in each case, based solely on the residential units of such Property (unless the non-residential portions of such Property shall reduce such valuation, in which case such valuation shall be calculated net of such reductions). Broker Price Opinions shall include such information and comply with such guidelines (including under applicable law) as shall be reasonably acceptable to the Administrative Agent.

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which the New York Stock Exchange or Federal Reserve is closed, (iii) a public holiday or the equivalent for banks in New York City, New York, or (iv) a day on which banking institutions in the State of Maryland or the State of New York are authorized or obligated by law or executive order to be closed.

“Business Plan” means a business plan for each relevant market in which the Borrowers intend to purchase and operate Eligible Properties, substantially in the form agreed on the Closing Date or such other form as may be reasonably acceptable to the Administrative Agent and to which the Majority Lenders do not object within five (5) Business Days after the Lenders are notified thereof, or such shorter period in which the Majority Lenders consent thereto.

“CA Party” has the meaning specified in Section 2.20(d).

“Calculation Agent” means Computershare, acting by or through its Corporate Trust division or department (including, as applicable, any agents or affiliates utilized thereby), or any replacement designated pursuant to Section 2.20(c).

“Calculation Agent Fee” means (a) with respect to the initial Calculation Agent appointed under this Agreement, an amount equal to $9,500.00 for each Monthly Payment Date and (b) with respect to any replacement calculation agent, such fee as shall be agreed by the Administrative Agent and, so long as no Event of Default then exists, with the consent of the Borrowers. In addition to the foregoing, Borrowers shall pay to the initial Calculation Agent on the Closing Date a one-time upfront fee equal to $10,000.00.

“Calculations” has the meaning specified in Section 2.20(a)(i).

“Cap Receipts” means all amounts received by a Borrower pursuant to an Interest Rate Cap Agreement.

“Capital Expenditures” means, for any period, the amount expended for items capitalized under GAAP (including expenditures for Renovation Expenses).

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Carry-Over Property” means an Eligible Property that is (i) occupied by a Carry-Over Tenant at the time of acquisition of such Eligible Property by a Borrower or its Affiliate and is occupied by the same Carry-Over Tenant as of the date of the related Borrowing Request or (ii) occupied by an individual or individuals at the time of acquisition of such Eligible Property by a Borrower or its Affiliate and which individual or individuals subsequent to acquisition of such Property by such Borrower or its Affiliate enter into an Eligible Lease with such Borrower; provided that, any new or renewal Lease with such Carry-Over Tenant must be an Eligible Lease in order for such Property to continue to constitute a Carry-Over Property.

“Carry-Over Tenant” means (i) with respect to a Property described in clause (i) of the definition of “Carry-Over Property”, one or more individuals who, at the time of acquisition of such Property by a Borrower or its Affiliate and at the time of the related Borrowing Request with respect to such Property, occupy the related Property pursuant to a valid written Lease that is enforceable by the applicable Borrower and entered into on an arms-length basis without payment support by any Loan Party or its Affiliates and (ii) with respect to a Property described in clause (ii) of the definition of “Carry-Over Property”, one or more individuals who, at the time of acquisition of such Property by a Borrower or its Affiliate, occupy the related Property and, subsequent to such acquisition, enter into an Eligible Lease with the applicable Borrower that remains in full force and effect at the time of the related Borrowing Request with respect to such Property.

“Cash Management Trigger Condition” shall exist if (i) an Event of Default shall have occurred and be continuing or (ii) as of any date of determination, (a) the Loan to Value Ratio for all Financed Properties is greater than 70.0%, (b) the Loan to Cost Ratio for all Financed Properties is greater than 75.0%, (c) the aggregate Debt Yield with respect to all Financed Properties in the aggregate is less than 6.50% or (d) the aggregate Debt Service Coverage Ratio with respect to all Financed Properties is less than 1.30:1.00.

“Casualty” means the damage or destruction of a Property, in whole or in part, by fire or other casualty.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) adjustments to the Regulation D reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) announced by the Board or (d) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued (regardless of whether currently in force and effect).

“Change of Control” means any of the following:

(i)Sponsors shall cease to own directly or indirectly one hundred percent (100%) of the issued and outstanding Equity Interests of each Equity Owner free and clear of all Adverse Claims;

(ii)any Equity Owner shall cease to own directly one hundred percent (100%) of the issued and outstanding Equity Interests of its subsidiary Borrower (or the Equity Owners shall, collectively, cease to own directly one hundred percent (100%) of the issued and outstanding Equity Interests of all Borrowers) free and clear of all Adverse Claims;

(iii)any Equity Owner shall cease to own directly one hundred percent (100%) of the issued and outstanding Equity Interests of its subsidiary TRS Borrower, if any (or the Equity Owners shall, collectively, cease to own directly one hundred percent (100%) of the issued and outstanding Equity Interests of all TRS Borrowers) free and clear of all Adverse Claims;

(iv)any transaction or series of transactions whereby any Person or Persons acting in concert (other than Sponsors) acquire the right, directly or indirectly, by contract or otherwise, to Control any Loan Party, unless otherwise consented to by the Administrative Agent and the Supermajority Lenders in their respective sole discretion; or

(v)applicable only to the three (3) month period following the BRG Restructuring Effective Date, the BRG Replacement Sponsor shall cease to be managed, directly or indirectly through management entities, by substantially the same executive management personnel currently responsible for the management of the Initial BRG Sponsor, it being understood that individual personnel changes occurring in the ordinary course from time to time shall not constitute a change in such executive management personnel.

Notwithstanding the foregoing or, subject to compliance with Section 2.16, anything else to the contrary contained in this Agreement, (i) any transfer by an Equity Owner of all of its Equity Interests in any Borrower in connection with a Refinancing shall not constitute a Change of Control and (ii) so long as all BRG Restructuring Conditions and clause (v) above have been satisfied, the BRG Restructuring shall not constitute a Change of Control.

“Closing Date” means April 6, 2022.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the real, personal and mixed property (including Financed Properties (or with respect to any Property in an Approved Single Plat Development, all Properties located in such Approved Single Plat Development)) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means any Person appointed by the Administrative Agent to act as collateral agent for the Secured Parties with respect to the Mortgages granted in accordance with the terms and conditions of this Agreement, together with its successors and permitted assigns.

“Collateral Assignment” means a collateral assignment of the Interest Rate Cap Agreement made by Pkg 10a Recap, LLC in favor of the Administrative Agent and acknowledged by Counterparty, or as applicable, Approved Counterparty, pursuant to an Acknowledgment.

“Collateral Documents” means the Borrower Security Agreement, the Equity Owner Security Agreement, the Securities Account Control Agreement, each Property Account Control Agreement, each Operating Account Control Agreement, each Assignment of Management Agreement, the Mortgages, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Administrative Agent or, with respect to the Mortgages, the Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Collection Account” means the account identified as the “Collection Account” in the Securities Account Control Agreement established and maintained by the Securities Intermediary pursuant to Section 2.18 or such other account established pursuant to Section 2.18 as a replacement thereof by the Securities Intermediary and designated in writing from time to time by the Administrative Agent and the Borrower Representative. The Collection Account shall be an Eligible Account.

“Collections” means, without duplication, with respect to any Financed Property, all Rents, Insurance Proceeds (subject to the rights of the Borrowers pursuant to Section 5.04(h) to retain and/or apply any such Insurance Proceeds), Transfer Proceeds in accordance with Section 2.16(a)(iv), Refinancing Proceeds in accordance with Section 2.16(a)(iv), Awards, Cap Receipts, interest on amounts on deposit in the Collection Account, the Disbursement Account and the Reserve Accounts, amounts paid to a Borrower with respect to a Financed Property pursuant to the terms of the applicable Purchase Agreement, amounts paid by a Borrower to the Collection Account pursuant to this Agreement, and all other payments received with respect to such Financed Property and all “proceeds” (as defined in Section 9-102 of the UCC) of the foregoing, in each case, as set forth in a Monthly Borrower Report.

“Commitment” of any Lender means the Dollar amount set forth on Schedule II hereto as such Lender’s “Commitment” or, in the case of a Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance, the amount set forth therein as such Lender’s “Commitment”, in each case as such amount may be reduced or increased by any Assignment and Acceptance entered into by such Lender and the other parties thereto in accordance with the terms hereof or as such amount may be reduced pursuant to Section 2.24.

“Commitment Fee” means, in respect of any Lender, any fees payable on the Closing Date to such Lender in its capacity as a Lender under this Agreement which represent a percentage of its Commitment as in effect on the Closing Date, as such fees are agreed upon between the Borrowers and such Lender.

“Comparable Units” is defined in the definition of “Qualified Property Manager”.

“Completion Requirements” means, in respect of any Non-Stabilized Property, that (i) all Scheduled Renovation Work for such Property has been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, in each case, in all material respects, (ii) such Property satisfies the Renovation Standards in all material respects and is in a good, safe and habitable condition, and (iii) such Property has been leased to the initial Eligible Tenant pursuant to an Eligible Lease and all leasing costs and commissions in respect to such initial leasing have been paid in full.

“Completion Requirements Certification” has the meaning specified in Section 3.03(h).

“Compliance Certificate” means the certificate in the form attached hereto as Exhibit K.

“Computershare” means Computershare Trust Company, N.A., and any successor in interest or replacement thereof

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Financed Property, or any interest therein or right accruing thereto, including any right of access thereto.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Alternate Index Rate, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Business Day”, “Interest Determination Date”, “Monthly Payment Date”, “Settlement Period” and “U.S. Government Securities Business Day”, preceding and succeeding business day conventions, rounding of amounts, the timing and frequency of determining rates and making payments of interest, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent determines, from time to time, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice for U.S. dollar-denominated floating rate balance sheet loans (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent or its designee determines that no market practice for the use and administration of such rate exists, in such other manner as the Administrative Agent determines is reasonably necessary).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Document” means, (i) with respect to any partnership (whether limited or general), (a) the certificate of partnership (or equivalent filings), (b) the partnership agreement (or equivalent organizational documents) of such partnership and (c) any document setting forth the designation, amount and/or rights, limitations and preferences of any of such partnership’s partnership interests or the holders thereof; (ii) with respect to any limited liability company, (a) the certificate of formation (or the equivalent organizational documents) of such entity, (b) the operating agreement (or the equivalent governing documents) of such entity and (c) any document setting forth the designation, amount and/or rights, limitations and preferences of any of such limited liability company’s membership interests or the holders thereof; (iii) with respect to any statutory trust, (a) the certificate of trust or declaration of trust (or equivalent filings), (b) the trust agreement (or equivalent governing instrument) or any other document which creates such trust or governs its affairs and (c) any document setting forth the ownership, powers, rights and limitations of any owner of beneficial interests in such trust; and (iv) with respect to any other type of entity, the organizational and governing document for such entity which are equivalent to those described in clauses (i), (ii) and (iii) above, as applicable.

“Control” has the meaning set forth in the definition of Affiliate.

“Converted Property” means, as of any date of determination, any Property that was a Non-Stabilized Property at the time such Property became a Financed Property and that is a Stabilized Property on such date of determination. For the avoidance of doubt, no Property that was at any point in time a Carry-Over Property may constitute a Converted Property unless otherwise approved in writing by the Administrative Agent in its sole discretion.

“Converted Property Reserve Release Conditions” means the conditions set forth on Schedule IV hereto.

“Counterparty” means, with respect to the Interest Rate Cap Agreement, the Approved Counterparty under the Initial Interest Rate Cap Agreement described in Section 5.03, and with respect to any Replacement Interest Rate Cap Agreement, any Approved Counterparty thereunder.

“Covered Entity” has the meaning specified in Section 7.01(p).

“Covered Party” has the meaning assigned to it in Section 10.27.

“Covered Person” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered State” means, as of any date of determination, any state with respect to which the Administrative Agent has received an HOA Opinion dated not more than twelve (12) months prior to such date.

“Crowd Funded Person” means a Person that is capitalized through the practice of syndication, advertising or general or broad solicitation, which capitalization is achieved primarily (i) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and/or (ii) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods.

“Cure Period” means, with respect to the failure of any Financed Property to qualify as an Eligible Property, if such failure is reasonably susceptible of cure in the Administrative Agent’s reasonable discretion, a period of thirty (30) days after the earlier of knowledge of such condition by the Borrowers or notice thereof by the Administrative Agent to the Borrower Representative and if such failure is reasonably susceptible to cure, but not within such thirty (30) day period, as determined by the Administrative Agent in its reasonable discretion, then the applicable Borrower shall have an additional sixty (60) days to cure such failure provided that such Borrower diligently pursues such cure; provided, however that if (x) the Obligations have been accelerated pursuant to Section 7.02 or (y) a Financed Property fails to qualify as an Eligible Property due to the occurrence of a Prohibited Action, then the cure period hereunder shall be reduced to zero (0) days. If any failure of any Financed Property to qualify as an Eligible Property is not reasonably susceptible of cure, as determined by the Administrative Agent in its reasonable discretion, then no cure period shall be available.

“Debt Service” means, with respect to any Property or group of Properties and with respect to the relevant measurement period, the scheduled interest payments due under this Agreement with respect to the outstanding Allocated Loan Amount for such Property or group of Properties.

“Debt Service Account” means the account identified as the “Debt Service Account” in the Securities Account Control Agreement established and maintained by the Securities Intermediary pursuant to Section 2.18 or such other account established pursuant to Section 2.18 in replacement thereof by the Securities Intermediary and designated in writing from time to time by the Administrative Agent and the Borrower Representative. The Debt Service Account shall be an Eligible Account.

“Debt Service Coverage Ratio” means, with respect to any Property or group of Properties as of any date, the ratio of: (a) the Underwritten Net Cash Flow for such Property or group of Properties for the twelve-month period ending on such date to (b) interest on the outstanding aggregate Allocated Loan Amount for such Property or group of Properties calculated based on a twelve-month period at a rate per annum equal to the sum of (x) the Term SOFR Rate, plus (y) the Spread.

“Debt Service Reserves” has the meaning specified in Section 6.04.

“Debt Service Reserves Account” means the account identified as the “Debt Service Reserves Account” in the Securities Account Control Agreement established and maintained by the Securities Intermediary pursuant to Section 2.18 or such other account established pursuant to Section 2.18 in replacement thereof by the Securities Intermediary and designated in writing from time to time by the Administrative Agent and the Borrower Representative. The Debt Service Reserves Account shall be an Eligible Account.

“Debt Yield” means, with respect to any Property or group of Properties for the relevant measurement period, a fraction expressed as a percentage, (i) the numerator of which is the Underwritten Net Cash Flow for such Property or group of Properties for the relevant measurement period and (ii) the denominator of which is the outstanding aggregate Allocated Loan Amount for such Property or group of Properties.

“Default” means any event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to the lesser of (i) the Maximum Legal Rate and (ii) three percent (3%) above the Interest Rate.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that, as determined by the Administrative Agent: (i) has failed to fund any of its obligations to make Loans within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) has notified the Administrative Agent or the Borrower Representative that it does not intend to comply with such funding obligations or has made a public statement to that effect with respect to such funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) such Lender has, for three (3) or more Business Days, failed, in good faith, to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower Representative) or (iv) has, or has a direct or indirect parent company that has, become subject to an Event of Bankruptcy or has become the subject of a Bail-In Action; provided, that a Lender shall not be deemed to be a Defaulting Lender hereunder solely by virtue of any control of or ownership interest in, or the acquisition of any ownership interest in, such Lender (or its direct or indirect parent company) or the exercise of control over such Lender (or its direct or indirect parent company) by a Governmental Authority thereof if and for so long as such ownership interest does not result in or provide such Lender (or its direct or indirect parent company) with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or its direct or indirect parent company) or allows such Governmental Authority to reject, repudiate, disavow or disaffirm obligations such as those under this Agreement. Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its reasonable discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower Representative provided for in this definition.

“Deficiency” means, with respect to any Property File, (i) the failure of one or more Specified Documents contained therein to be fully executed or to match the information on the related Properties Schedule, as applicable, (ii) one or more Specified Documents contained therein are mutilated or materially damaged, torn or otherwise materially physically altered such that the same is unreadable or (iii) the absence from a Property File of any Specified Document required to be contained in such Property File.

“Delaware LLC Act” means, Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Delinquent Tenant” means (i) in the case of Section 8 Housing Tenants, a Section 8 Housing Tenant with respect to which eighty percent (80%) or more of any individual rent payment under a related Lease remains unpaid for more than 31 days after the original due date for such rent payment and (ii) in the case of any other Tenants, a Tenant whose rent payment under a related Lease remains unpaid in whole or in part for more than 31 days after the original due date for such rent payment.

“Diligence Agent” means, as of any date of determination, collectively, Radian Real Estate Management, LLC (formerly known as Green River Capital, LLC), and/or one or more other Persons designated by the Administrative Agent by written notice to the Borrower Representative and the Lenders at such date to be a “Diligence Agent.” The Diligence Agent may be removed upon at least 30 days’ prior written notice (or such shorter period as shall be acceptable to the Diligence Agent) by the Administrative Agent or, if a Diligence Agent Removal Event has occurred, the Majority Lenders, delivered to the Diligence Agent, the Lenders and the Borrower Representative; provided, however, in each case, that such removal shall not be effective until a successor Diligence Agent acceptable to the Administrative Agent has been selected.

“Diligence Agent Certification” means, in respect of any Property or group of Properties, a certification of the Diligence Agent that it has performed the applicable diligence services for such Property or Properties under a service agreement between the Diligence Agent and the Administrative Agent relating to the Transactions.

“Diligence Agent Fee” means all fees payable to the Diligence Agent pursuant to that certain Valuation Services Agreement dated as of the Closing Date, between the Administrative Agent and Radian Real Estate Management, LLC, as Diligence Agent, or pursuant to any replacement valuation services agreement between the Administrative Agent and the Person then acting as the Diligence Agent hereunder. The approval of the Borrower Representative (not to be unreasonably withheld) shall be required in connection with any amendment or modification of the above referenced Valuation Services Agreement or any replacement valuation services agreement if such amendment, modification or replacement results in any material increase in any fee category.

“Diligence Agent Removal Event” shall have occurred in respect of a Person then serving as the Diligence Agent under this Agreement if either of the following events has occurred:

(a)the Diligence Agent, or any of its agents, servants or employees, or other persons under its direction or control, shall have engaged, in the reasonable judgment of the Majority Lenders, in any actions or omissions that constitute a material breach of contract, malfeasance, willful misconduct or gross negligence, in each case, in connection with performing the functions expected to be performed by them under this Agreement or any servicing agreement between the Administrative Agent and the Diligence Agent; or

(b)the Diligence Agent shall have become subject to an Event of Bankruptcy.

“Disbursement Account” means the account identified as the “Disbursement Account” in the Securities Account Control Agreement established and maintained by the Securities Intermediary pursuant to Section 2.18 or such other account established pursuant to Section 2.18 in replacement thereof by the Securities Intermediary and designated in writing from time to time by the Administrative Agent and Borrower Representative. The Disbursement Account shall be an Eligible Account.

“Disqualified Person” means any Person (i) that is a Crowd Funded Person, a DST or that is Controlled by a Crowd Funded Person or a DST, or in which a Crowd Funded Person or a DST owns any direct or indirect ownership interest, or (ii) that owns (or, in connection with a proposed Transfer, proposes to own) any direct or indirect interest in any Borrower, any other Loan Party, or any prospective transferee of any Property or Single Plat Development through a tenancy-in-common or other similar form of ownership.

“Disqualified Property” means any Financed Property that no longer qualifies as an Eligible Property.

“Dividing LLC” means, a Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division” means, the division of a Dividing LLC into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Pub. L. No. 111-203 and any successor statute.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“DST” means a trust formed under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code §§ 3801 et seq., or any successor statute thereto, in each case, as amended from time to time, or any similar statutory trust formed under the law of any other state.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” means any account established and maintained at a Qualified Institution and subject to a Securities Account Control Agreement. If at any time the depository institution, trust company, or national banking association at which an Eligible Account is maintained shall no longer be a Qualified Institution, the Paying Agent shall (within thirty (30) calendar days) move such Eligible Account to a Qualified Institution.

“Eligible Lease” means, as of any date of determination, a Lease for a Financed Property or Pending Advance Property that satisfies, and has been certified by the Borrowers prior to such date of determination as satisfying, all of the following:

(i)the Lease reflects customary market standard terms for the metropolitan statistical area of the Financed Property or Pending Advance Property;

(ii)the Lease is entered into on an arms-length basis without payment support by any Borrower or its Affiliates;

(iii)	the Lease had, as of its commencement date, an initial lease term of at least six months;

(iv)	the Lease is consistent with the Borrowers’ internal leasing guidelines; and

(v)	the Lease is in compliance with all applicable laws in all material respects.

“Eligible Property” means, as of any date of determination, a Property that satisfies, and has been certified by the Borrowers prior to such date of determination as satisfying, each of the criteria set forth on Schedule I.

“Eligible Tenant” means a Tenant who, as of the date such Tenant signs the related Lease, is a bona fide third party lessee of a Financed Property or Pending Advance Property who satisfies, and has been certified by the Borrowers prior to such date of determination as satisfying, each of the following criteria:

(i)such Tenant’s Rent expense for the following 12 month period is not greater than 40% of such Tenant’s Gross Tenant Income for the preceding 12 month period (as verified by the Borrowers based upon a reasonable and customary inquiry by the applicable Borrower immediately prior to the date such Tenant signs the related Lease); provided, however, that the requirement in this clause (i) shall not apply to any Tenant if such Tenant is a Section 8 Housing Tenant whose rental assistance payments continue to be received by the applicable Borrower from the U. S. Department of Housing and Urban Development (“HUD”);

(ii)such Tenant is not subject to an ongoing Event of Bankruptcy;

(iii)if the Tenant pays all or a portion of any Rent with vouchers provided by the HUD housing choice voucher program, commonly referred to as “Section 8”, the Borrowers (or the applicable Qualified Property Manager or Local Property Manager, as applicable, on behalf of the Loan Parties) shall have received the applicable vouchers and paperwork necessary to receive such payments directly from HUD; and

(iv)such Tenant otherwise conforms to the Borrowers’ internal tenant leasing criteria;

provided that any material reduction in Borrowers’ credit standards set forth in Borrowers’ internal leasing criteria for Tenants or co-signers shall be notified to the Administrative Agent and, if such reduction is materially below what is customary for public institutional investors in single-family rental properties in the applicable Market, then the Administrative Agent shall notify the Borrowers within five (5) Business Days of such conclusion, and Tenants or co-signers not satisfying such customary standards shall not be deemed Eligible Tenants unless the Administrative Agent otherwise approves such Tenant in writing, such approval not to be unreasonably withheld, conditioned or delayed; provided, further, that if the Administrative Agent fails to respond to any notice of reduction in leasing criteria within five (5) Business Days of receipt of such notice, the Administrative Agent shall be deemed to have agreed that such reduction is not materially below what is customary for public institutional investors in the applicable Market.

“Embargoed Person” has the meaning set forth in Section 4.01(v)(iii).

“Engineering Report” means, with respect to any Single Plat Development or Multi-Family Property, a written report prepared by an independent third party engineer based on a property condition assessment of such Single Plat Development or Multi-Family Property, a written report prepared by an independent third party engineer based on a property condition assessment of such Property delivered to the Administrative Agent in connection with the Loan in form and substance reasonably satisfactory to the Administrative Agent.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement, dated as of the Closing Date, executed by each Loan Party and each Sponsor in favor of the Administrative Agent, on behalf of the Lenders.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment from Hazardous Substances, relating to Hazardous Substances and/or relating to liability for or costs of other actual or threatened danger to human health or the environment from Hazardous Substances. The term “Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including, but not limited to, Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act (as it relates to Hazardous Substances); the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; the River and Harbors Appropriation Act; and those relating to lead-based paint. The term “Environmental Laws” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of any Financed Property or Financed Single Plat Development; requiring notification or disclosure of the presence of or Releases of Hazardous Substances or other environmental condition of any Financed Property or Financed Single Plat Development to any Governmental Authority or other Person, whether or not in connection with any transfer of title to or interest in such Financed Property or Financed Single Plat Development; imposing conditions or requirements in connection with permits or other authorization for lawful activity associated with the presence of Hazardous Substances; relating to nuisance, trespass or other causes of action related to any Financed Property or Financed Single Plat Development associated with the presence of Hazardous Substances; and relating to wrongful death, personal injury or property or other damage in connection with any physical condition or use of any Financed Property or Financed Single Plat Development associated with the presence of Hazardous Substances.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substance, (iii) exposure to any Hazardous Substance, (iv) the release or threatened release of any Hazardous Substance into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Report” means, with respect to any Single Plat Development or Multi-Family Property, a written report prepared by an independent third party engineer based on a property condition assessment of such Single Plat Development or Multi-Family Property, a written report providing an environmental assessment of such Single Plat Development or Multi-Family Property delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

“Equity Interests” means, with respect to any Person, the legal and beneficial interests in shares of capital stock, partnership interests, membership interests, beneficial interests or other equity ownership interests in such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest from such Person.

“Equity Owners” means Pkg 10 Pledgor, LLC, a Delaware limited liability company, and each other direct or indirect subsidiary of a Sponsor that has been approved in writing by the Administrative Agent (such approval not to be unreasonably withheld) after a written request by the Borrower Representative and added as an Equity Owner hereunder in accordance with Section 5.01(s), each of which shall be an “Equity Owner”.

“Equity Owner Guaranty” means the guaranty, dated as of the Closing Date, executed by each Equity Owner in favor of the Administrative Agent, on behalf of the Lenders.

“Equity Owner Security Agreement” means the security agreement, dated as the Closing Date, among the Equity Owners and the Administrative Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which another entity is a member or (ii) described in Section 414(m) or (o) of the Code of which another entity is a member, except that this clause (ii) shall apply solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code.

“ERISA Event” means (i) the failure by a Sponsor, Loan Party, or any of their respective ERISA Affiliates to pay a minimum required contribution or installment to a Plan on or before the due date provided under Section 430 of the Code, (ii) the filing by a Sponsor, Loan Party, or any of their respective ERISA Affiliates of an application with respect to a Plan for a waiver of the minimum funding standard under Section 412(c) of the Code or Section 302(c) of ERISA, (iii) the failure of a Sponsor, a Loan Party or any of their respective ERISA Affiliates to pay a required contribution or installment to a Multiemployer Plan on or before the applicable due date, (iv) any officer of any Sponsor, any Loan Party or any of their respective ERISA Affiliates knows or has reason to know that a Plan is in “at risk” status within the meaning of Section 430(i) of the Code or (v) the occurrence of a Plan Termination Event and any action that any Sponsor, any Loan Party or any of their respective ERISA Affiliates proposes to take with respect thereto, together with a copy of any notices received from or filed with PBGC, IRS, Multiemployer Plan or Plan pertaining thereto.

“ERISA Plan” has the meaning set forth in Section 4.01(g).

“Erroneous Payment” has the meaning set forth in Section 9.09(a).

“Erroneous Payment Notice” has the meaning set forth in Section 9.09(b).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Securitization Regulation” means Regulation (EU) 2017/2402, as amended.

“EU Securitization Rules” means (a) the EU Securitization Regulation; (b) any supplementary regulatory technical standards, implementing technical standards and any official guidance published in relation thereto by the European Supervisory Authorities or by the European Commission, and any implementing laws or regulations in force on the date hereof; and (c) each amendment or modification thereto approved by the parties hereto for purposes of this definition, each to the extent legally binding in the Member State of a Lender and in each case as determined or imposed by any regulatory body having supervisory authority over any Lender.

“European Supervisory Authorities” means, together, the European Banking Authority, the European Securities and Markets Authority and the European Insurance and Occupational Pensions Authority (in each case, including any successor or replacement organization thereto).

“Event of Bankruptcy” means, with respect to any Person:

(i)such Person shall fail generally to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any case or other proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of it or its debts under the Bankruptcy Code; or such Person shall take any corporate, limited partnership or limited liability company action to authorize any of such actions; or

(ii)a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Code, and (A) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of ninety (90) consecutive days or (B) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Excess Insurance Reserves” has the meaning specified in Section 6.06(b).

“Excess Tax Reserves” has the meaning specified in Section 6.05(b).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Party or required to be withheld or deducted from a payment to an Affected Party, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Affected Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 2.22) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Affected Party’s failure to comply with Section 2.13(f) and (iv) any withholding Taxes imposed under FATCA.

“Executive Order 13224” has the meaning set forth in Section 4.01(v)(ii).

“Existing Management Agreements” means, collectively, (a) each agreement set forth on Schedule V hereto, pursuant to which the Existing Property Manager is to provide property management and other services with respect to the Properties and (b) that certain Assignment of Management Agreement, dated as of the Closing Date, by the Borrowers and the Existing Property Manager.

“Existing Property Manager” means 7000 Prime LLC d/b/a Peak Property Management, a Texas limited liability company.

“Extension Fees” has the meaning set forth in Section 2.08.

“Extension Request” has the meaning set forth in Section 2.08.

“Extension Term” has the meaning set forth in Section 2.08.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Fee Letters” means, collectively, the fee letters among the Borrowers and one or more of the Administrative Agent and the Lenders, as such fee letters may be amended or otherwise modified from time to time.

“Fees” means, collectively, the Commitment Fee, the Unused Fee, the Extension Fees, the Administrative Fee, the Calculation Agent Fee, the Diligence Agent Fee (as specified in writing by the Administrative Agent to the Calculation Agent and the Borrower Representative), the Paying Agent Fee, any Minimum Yield Fee, any other fee described in the Fee Letter and any other fees (as specified in writing to the Calculation Agent) due to the Administrative Agent, the Lenders, the Collateral Agent or any Servicing Agent hereunder or under the Loan Documents.

“Final Borrowing Request” means a Borrowing Request pursuant to which a Final Report is obtained.

“Final Collection Date” means the date on which the Administrative Agent shall have confirmed in writing that the Aggregate Commitment has been terminated, the Aggregate Loan Principal Balance has been reduced to zero and all other Obligations have been paid in full (other than indemnification or other contingent obligations not then due and owing).

“Final Report” means a Loan Report of the Calculation Agent setting forth the results of any applicable calculations required in connection with a Borrowing Request, which results identify no exceptions as to the related calculations.

“Financed Properties” means, with respect to any Loan, all Properties that were financed by such Loan under this Agreement where the Allocated Loan Amount for each such Property is greater than zero, or any interest, Fees or other Obligations related thereto that are required to be paid on or prior to the date when the Allocated Loan Amount for such Property is required to be repaid remain outstanding.

“Financed Single Plat Development” means, with respect to any Financed Property located in a Single Plat Development, the Single Plat Development in which such Financed Property is located.

“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, restated or modified from time to time, including all rules and regulations promulgated thereunder, including the FIRREA Guidelines.

“FIRREA Guidelines” means the Interagency Appraisal and Evaluation Guidelines, Federal Register Vol. 75, No. 237, December 10, 2010, page 77450, which can be found at https;//www.gpo.gov/fdsys/pkg/FR-2010-12-10/pdf/2010-30913.pdf, as the same may be amended or modified from time to time by the applicable regulatory bodies and as in effect as of the date of the related appraisal.

“First Extension Term” has the meaning set forth in Section 2.08.

“Flood Hazard Determination” means, with respect to any Property or Single Plat Development, a Federal Emergency Management Agency Standard Flood Hazard Determination (ordered by the Borrower Representative, or on its behalf, by a national third-party flood hazard determination service provider or flood hazard data service provider, such as CoreLogic or Lereta) with respect to such Property or Single Plat Development, duly acknowledged by the Borrower Representative.

“Flood Insurance Laws” means the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, as amended by the National Flood Insurance Reform Act of 1994, and in each case, any subsequent amendments thereafter, and the requirements of any regulations promulgated thereunder, including, but not limited to, those implemented by the Office of Comptroller of the Currency at 12 C.F.R. 22.1 et seq.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that (a) neither is subject to ERISA nor is a governmental plan within the meaning of Section 3(32) of ERISA and that is maintained, or contributed to, by any Sponsor, any Loan Party or any of their respective ERISA Affiliates and (b) is mandated by a government other than the United States (other than a state within the United States or an instrumentality thereof) for employees of any Sponsor, any Loan Party or any of their respective ERISA Affiliates.

“Formal Objection” has the meaning specified in Section 10.22(b).

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

“Government Lists” has the meaning specified in Section 4.01(v)(ii).

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“GPR” with respect to any multi-unit Property, the sum of (i) annualized actual in place rents under bona fide residential Leases at such multi-unit Property and (ii) annualized market rents (as determined by the Administrative Agent in its reasonable discretion) for units of such multi-unit Property that are Vacant as of the applicable date of calculation.

“Gross Tenant Income” means, with respect to any Tenant, income earned before taxes and other deductions, including income from self-employment, rental property, alimony, child support, public assistance payments received by such Tenant in cash or paid directly to the applicable Borrower in cash, and retirement benefits.

“Guarantee” means, as to any Person, any obligation of such person directly or indirectly guaranteeing any Indebtedness or other obligations of any other Person in any manner providing for the payment of any Indebtedness or other obligations of any other Person or otherwise protecting the holder of such Indebtedness or other obligations against loss (whether by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, or take or pay or otherwise); provided that the term “Guarantee” shall not include customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable about of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” means each Equity Owner, as applicable.

“Guarantor Joinder Agreement” means a joinder agreement substantially in the form set forth as Exhibit D pursuant to which a new Guarantor becomes party to this Agreement.

“Hague Securities Convention” means The Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary, ratified Sept. 28, 2016, S. Treaty Doc. No. 112-6 (2012).

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, contaminants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect under any present or future Environmental Laws, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, lead-based paint and Toxic Mold (present at levels above background and indicative of an indoor source). Notwithstanding anything to the contrary contained herein, the term “Hazardous Substances” will not include: (i) substances which otherwise would be included in such definition but which are of kinds and in amounts ordinarily and customarily used or stored in similar properties, including substances used for the purposes of cleaning, maintenance, or operations, substances typically used in construction, and typical products used in properties like each Financed Property, and which are otherwise stored and used in compliance with all Environmental Laws and any permits issued pursuant thereto; or (ii) substances which otherwise would be included in such definition but which are of kinds and amounts ordinarily and customarily utilized in residential properties and which are otherwise in compliance with all Environmental Laws and any permits issued pursuant thereto.

“HOA” means a homeowners association.

“HOA Certificate” means a certificate from Select Title, Inc., or another title agent reasonably satisfactory to the Administrative Agent, in substantially the form of Exhibit N.

“HOA Fees” means homeowners’ or condominium owners’ association dues, fees and assessments.

“HOA Opinion” means a local counsel opinion opining that a state in which a Property is located is not an Applicable HOA State; provided that, any Property located in a state for which a local counsel opinion was previously delivered hereunder, such local counsel opinion may be provided in the form of a bring-down opinion by such local counsel in form and substance reasonably satisfactory to the Administrative Agent.

“HOA Policy” means property insurance policies that cover a Casualty provided by an HOA.

“HOA Property” means a Property with an HOA.

“Holding Subsidiary” means a subsidiary, 100% of the Equity Interest of which is owned by the Risk Retention Sponsor and which does not carry on any trade, business or other activity, or hold any assets, other than (i) holding the Risk Retention Sponsor’s Equity Interests in Pkg 8 Parent or Pkg 10 Parent; (ii) holding 100% of the Equity Interest of any entity established for the sole purpose of holding the Risk Retention Sponsor’s Equity Interests in Pkg 8 Parent or Pkg 10 Parent; or (iii) holding any other assets or carrying on activities which are incidental to holding such Equity Interest as is specified in (i) or (ii).

“HUD” has the meaning specified in the definition of “Eligible Tenant”.

“Indebtedness” means, for any Person, without duplication: (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, including trade accounts payable and accrued expenses; (iii) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) accrued obligations of such Person in respect of outstanding letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (v) Capital Lease Obligations of such Person; (vi) obligations of such Person under repurchase agreements or like arrangements; (vii) obligations of others described in another clause of this definition that are Guaranteed by such Person; and (viii) any other obligation of such Person evidenced by a note, bond, debenture or similar instrument that would be classified as indebtedness on a balance sheet prepared in accordance with GAAP. The amount of Indebtedness of any Person for purposes of clause (iii) shall be deemed to be equal to the lesser of (a) the aggregate unpaid amount of such Indebtedness and (b) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Amounts” has the meaning set forth in Section 8.01.

“Indemnified Parties” means (i) each Lender, the Administrative Agent, the Collateral Agent, the Calculation Agent, the Paying Agent (including in its capacity as the Securities Intermediary), and each other Servicing Agent, (ii) any Person who holds or acquires a full or partial interest in the Loans (including, but not limited to, investors, custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loans evidenced for the benefit of third parties), (iii) any Person who holds or acquires a participation or other full or partial interest in the Loan, whether during the term of the Loans or as a part of or following a foreclosure of the Loans, (iv) any successors by merger, consolidation or acquisition of all or a substantial portion of any Lender’s assets and business and (v) the respective officers, directors, shareholders, partners, employees, agents, representatives, contractors, subcontractors, Affiliates, participants, successors and assigns of any Person described in any of the foregoing clauses and the parent company or holding company that controls any such Persons.

“Indemnified Taxes” means (i) any and all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Independent Director” means, with respect to any general partner of a limited partnership or any limited liability company, an individual reasonably acceptable to the Administrative Agent and the Majority Lenders who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Wilmington Trust SP Services, Inc., Wilmington Trust, National Association, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Director, another nationally-recognized company approved in writing by the Administrative Agent and the Majority Lenders (such approval not to be unreasonably withheld), in each case that is not an Affiliate of any Relevant Party and that provides professional independent director and other corporate services in the ordinary course of its business, and which individual is duly appointed as a manager or as a member of the board of directors or board of managers of such general partner or limited liability company and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(i)a member (other than Special Member or similar capacity), partner, equity holder, manager (except as independent manager), director, officer or employee of any Relevant Party or any of their respective equity holders or Affiliates (other than as an independent director or Special Member of any Relevant Party or any Affiliate of any Relevant Party that is not in the direct chain of ownership of such Relevant Party and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director is employed by a company that routinely provides professional independent directors or managers);

(ii)a creditor, supplier or service provider (including provider of professional services) to any Relevant Party or any of their respective equity holders or Affiliates (other than a nationally-recognized company that routinely provides professional independent directors or managers and other corporate services to any Relevant Party or any of their respective equity holders or Affiliates in the ordinary course of business);

(iii)a family member of any member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider of or to any Relevant Party or their Affiliates;

(iv)a member, partner or employee of a law firm that has provided legal services of any kind to any Relevant Party or their Affiliates; or

(v)a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii), (iii) or (iv) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being an Independent Director or non-economic “springing member” of any one or more Relevant Parties or any one or more “special purpose entities” affiliated with any Relevant Party shall not be disqualified from serving as an Independent Director, provided that the fees that such individual earns from serving as Independent Director of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Index Floor” means one quarter of one percent (0.25%).

“Individual Material Adverse Effect” means, in respect of an individual Property, any event or condition that has a material adverse effect on the value, use, occupation, leasing or marketability of such Property or results in any liability to, claim against or obligation of any Lender or any materially adverse liability or obligation on the part of any Relevant Party. For the avoidance of doubt, and without any implication to the contrary, any reference to a Property in a Single Plat Development for purposes of an “Individual Material Adverse Effect” shall refer to the individual single family home or one to four unit residential real property and not to the entirety of the Single Plat Development.

“Initial Borrowing Request” has the meaning specified in Section 2.02(a).

“Initial Objection” has the meaning specified in Section 10.22(b).

“Initial Term” means the period from the Closing Date through April 6, 2024.

“Insolvency Opinion” means a non-consolidation opinion letter delivered by Mayer Brown LLP on the Closing Date.

“Insurance Premiums” has the meaning specified in Section 5.04(b).

“Insurance Proceeds” means proceeds of any insurance policy, including property insurance policies, casualty insurance policies, title insurance policies, “partnership liability” insurance policies and employee fidelity insurance policies, in each case as and to the extent required to be maintained by any Loan Party pursuant to Section 5.04.

“Insurance Reserves” has the meaning specified in Section 6.06(a).

“Insurance Reserves Account” means the account identified as the “Insurance Reserves Account” in the Securities Account Control Agreement established and maintained by the Securities Intermediary pursuant to Section 2.18 or such other account established pursuant to Section 2.18 in replacement thereof by the Securities Intermediary and designated in writing from time to time by the Administrative Agent and the Borrower Representative. The Insurance Reserves Account shall be an Eligible Account.

“Interest” means, for any Loan and any Settlement Period, the sum for each day during such Settlement Period of the following:

IR x PA/CB

where:

IR	=	the Interest Rate for such Loan for such day.

PA	=	the outstanding principal amount of such Loan on such day.

CB	=	360.

“Interest Determination Date” means, (i) with respect to the initial Settlement Period, the date that is two (2) U.S. Government Securities Business Days before the Closing Date, (ii) with respect to each Settlement Period thereafter that occurs while the Loans are Term SOFR Loans, the date that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Settlement Period, (iii) with respect to any Settlement Period that occurs while the Loans are Alternate Rate Loans, the date that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Settlement Period (or the time determined by the Administrative Agent in accordance with the Conforming Changes), and (iv) with respect to any Settlement Period that occurs while the Loans are Prime Rate Loans, the date that is two (2) Business Days prior to the first day of the applicable Settlement Period.

“Interest Rate” means, with respect to each Settlement Period: (a) an interest rate per annum equal to (i) for any Term SOFR Loan, the Term SOFR Rate, determined as of the Interest Determination Date with respect to such Settlement Period, (ii) for any Alternate Rate Loan, the Alternate Rate, determined as of the Interest Determination Date with respect to such Settlement Period, and (iii) for any Prime Rate Loan, the Prime Rate, determined as of the Interest Determination Date with respect to such Settlement Period; or (b) when applicable pursuant to this Agreement or any other Loan Document, the Default Rate.

“Interest Rate Cap Agreement” means the ISDA Master Agreement (Multicurrency – Cross Border) (together with the confirmation (including any revised, amended or otherwise modified confirmations) and schedules relating thereto), dated on or about the Closing Date, between the Counterparty and one or more Borrowers, obtained by one or more Borrowers and collaterally assigned to the Administrative Agent (for the benefit of the Lenders) in accordance with this Agreement and the Collateral Assignment. After delivery of a Replacement Interest Rate Cap Agreement to the Administrative Agent (for the benefit of the Lenders), the term “Interest Rate Cap Agreement” shall be deemed to mean or include, as applicable, any such Replacement Interest Rate Cap Agreement. The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall provide for each of the following:

(i)the notional amount of the Interest Rate Cap Agreement shall be equal to at least seventy-five percent (75%) of the Aggregate Commitment;

(ii)the remaining term of the Interest Rate Cap Agreement shall at all times extend through the Maturity Date) as extended from time to time pursuant to this Agreement and the Loan Documents;

(iii)the Interest Rate Cap Agreement shall be issued by the Counterparty to one or more Borrowers and shall be collaterally assigned to the Administrative Agent by the applicable Borrowers in accordance with this Agreement;

(iv)(a) the Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to the Collection Account (whether or not an Event of Default has occurred) from time to time equal to the product of (I) the notional amount of such Interest Rate Cap Agreement multiplied by (II) the excess if any of Term SOFR (including any upward rounding under the definition of Term SOFR) (or the Alternate Index Rate or Prime Index Rate, as applicable) over the Strike Price, and (b) the Interest Rate Cap Agreement shall provide that each such payment shall be made on a monthly basis in each case not later than (after giving effect to and assuming the passage of any cure period afforded to such Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three Business Days) each Monthly Payment Date;

(v)the Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(vi)the Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects satisfactory in form and substance to the Administrative Agent.

“IRS” means the Internal Revenue Service, a bureau of the Department of Treasury of the United States of America.

“Lease” means a bona fide written residential lease, sublease, letting, license, concession or other agreement pursuant to which any Tenant is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Financed Property or Pending Advance Property by or on behalf of a Borrower, and (i) every modification, amendment or other agreement relating to such lease, sublease or other agreement entered into in connection with such lease, sublease or other agreement, and (ii) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the Tenant.

“Legal Opinion” means the legal opinion letters delivered (a) on the Closing Date by (i) Mayer Brown LLP with respect to the Loan Parties, the Initial BRG Sponsor and the Risk Retention Sponsor and (ii) Winston & Strawn LLP with respect to the Peak Sponsor and (b) on the BRG Restructuring Effective Date by Mayer Brown LLP or Wachtell, Lipton, Rosen & Katz with respect to the Replacement BRG Sponsor.

“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto.

“Lender” means each of the financial institutions listed on Schedule II as a “Lender”, together with its respective successors and permitted assigns.

“Lender Objection” means the certificate described in Section 10.22, substantially in the form attached hereto as Exhibit J.

“Lender Percentage” means for any Lender, the percentage equivalent of a fraction (expressed out to five decimal places), the numerator of which is the Commitment of such Lender (or, if such Commitments are terminated, the aggregate outstanding principal amount of all Loans of such Lender) and the denominator of which is the Aggregate Commitment (or, if such Commitments are terminated, the Aggregate Loan Principal Balance).

“Lender Representatives” has the meaning specified in Section 10.10(b).

“Lien” means any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, easement, right of way, adverse claim, preference, assignment, security interest, covenant, condition, restriction, or any other encumbrance or other use restriction relating to real property, charge or transfer restriction of any kind, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidity” means, as of any date of determination with respect to a Person, the Unrestricted Cash of such Person as of such date.

“Loan” means a loan made to a Borrower pursuant to Article II.

“Loan Documents” means collectively, this Agreement, each Note, the Assignment of Management Agreements, each Sponsor Guaranty, the Equity Owner Guaranty, the Environmental Indemnity and each Collateral Document, each promissory note issued pursuant to Section 2.01(g) and all other agreements, documents, fee letters, side letters and instruments executed and delivered by any Relevant Party pursuant thereto or in connection therewith which evidence or secure the Loans.

“Loan Parties” means, collectively, each Equity Owner and each Borrower (including each TRS Borrower).

“Loan Report” means a report of the Calculation Agent in the form agreed to separately in writing between the Administrative Agent and the Calculation Agent (or, at any time that the same Person acts as Administrative Agent and Calculation Agent, any form provided by the Calculation Agent at such time) setting forth the results of any applicable calculations required in connection with a Borrowing Request with respect to a Loan.

“Loan to Cost Ratio” means, with respect to any Property or Properties, the percentage determined by dividing (i) the Allocated Loan Amount(s) with respect to such Property or Properties by (ii) the Purchase Price for such Property or Properties.

“Loan to Value Ratio” means, with respect to any Property or Properties, the percentage determined by dividing (i) the Allocated Loan Amount(s) with respect to such Property or Properties by (ii) the BPO Value for such Property or Properties.

“Local Property Manager” means a reputable person that (a) has at least two (2) years’ experience in the management of at least (A) two hundred fifty (250) residential rental properties, and (B) one hundred twenty-five (125) residential rental properties in the metropolitan statistical areas in which such Person shall be managing Financed Properties (unless the Administrative Agent shall otherwise consent in writing with respect to a Property Manager entering into a new market subject to any conditions specified in such consent), (b) has, in connection with the execution of the applicable Management Agreement, cleared any background checks, credit checks or similar diligence required by the Administrative Agent or Diligence Agent in a manner acceptable to the Administrative Agent in its reasonable discretion, and (c) maintains in good standing all required licenses and permits, and complies in all material respects with all Legal Requirements, applicable to it and to the Borrowers and the Properties it manages.

“Major Lease” means any Lease which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, (i) provides for a non-residential use by the Tenant thereunder, (ii) covers more than ten percent (10%) of the units at the Single Plat Development or Multi-Family Property, (iii) contains an option or other preferential right to purchase all or any portion of the Single Plat Development or Multi-Family Property, (iv) is with an Affiliate of Borrower as Tenant, or (v) is entered into during the continuance of a Cash Management Trigger Condition.

“Majority Lenders” means, at any time, the Lender or Lenders, including Approved Participants (other than the Defaulting Lenders), whose Commitments (excluding the Commitments of any Defaulting Lenders), or, in the case of any Approved Participant, the portion of a Lender’s Commitment participated to it, or, if such Commitments are terminated, the aggregate outstanding principal amount of all Loans of such Lenders or Approved Participants, together exceed fifty percent (50%) of the Aggregate Commitment (excluding the Commitments of any Defaulting Lenders) at such time, or, if such Commitments are terminated, the Aggregate Loan Principal Balance. For the avoidance of doubt, for purposes of this definition, (i) the Commitment or outstanding Loans of any Assigning Lender that assigns its voting rights to an Approved Participant shall be deemed reduced by the amount of the Commitment or Loans that is participated to such Approved Participant and (ii) any Approved Participant shall be deemed a Defaulting Lender to the extent and for so long as its related Assigning Lender becomes and remains a Defaulting Lender.

“Management Agreements” means, collectively, the Existing Management Agreement or any Replacement Management Agreement pursuant to which a Qualified Property Manager or Local Property Manager, as applicable, is managing one or more of the Financed Properties in accordance with the terms and provisions of this Agreement.

“Margin Stock” has the meaning set forth in Section 4.01(i).

“Market” means each metropolitan statistical area identified as a “Market” in the Business Plan (including the exact constituents of such “Market” by reference to specific zip codes).

“Material Action” has the meaning set forth in clause (i) of the definition of “Special Purpose Entity” below.

“Material Adverse Effect” means a material adverse effect on (a) the use, operation or value of the Financed Properties (or the Financed Single Plat Development of which it is part) taking the Financed Properties as a whole, (b) for any provisions with respect to a Loan Party, the business, operations or financial condition of the Loan Parties, taken as a whole, and for any provisions with respect to a Sponsor, the business, operations or financial condition of such Sponsor, taken as a whole, (c) the ability of any Loan Party or any Sponsor to perform its respective material obligations under any of the Loan Documents to which it is a party, (d) the rights and remedies of any Secured Party under any of the Loan Documents or (e) the enforceability, validity, perfection or priority of any Lien under any of the Loan Documents.

“Material Indebtedness” has the meaning specified in Section 7.01(p).

“Maturity Date” means April 6, 2024, as such date may be extended pursuant to Section 2.08

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness under this Agreement and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loans.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of December 20, 2021, by and among BRG, Badger Parent LLC and Badger Merger Sub LLC.

“Minimum Disbursement Amount” means $100,000.

“Minimum Yield Fee” has the meaning set forth in Section 2.05(c).

“Modified Borrowing Request” means any Borrowing Request subject to modification as described in Section 2.02(a).

“Modified Report” means a Loan Report of the Calculation Agent setting forth the results of any applicable calculations required in connection with a Modified Borrowing Request.

“Monetary Lien” means a Lien securing an obligation for the payment of money.

“Monthly Borrower Report” means the report prepared by the Borrowers setting forth the information identified on Exhibit E and provided to the Calculation Agent and the Administrative Agent (who shall provide such report to the Lenders) pursuant to the terms of this Agreement.

“Monthly Payment Date” means, with respect to a Settlement Period, the 15th day of the calendar month immediately following such Settlement Period, or, if such date is not a Business Day, the next succeeding Business Day; provided, that the initial Monthly Payment Date under this Agreement shall occur on May 16, 2022, and the final Monthly Payment Date shall occur on the Maturity Date.

“Monthly Payment Report” means a report prepared by the Calculation Agent reflecting the principal, Interest, fees, costs, expenses, indemnities and deposits into Reserves payable hereunder during the relevant period.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, assignment of leases and rents or similar instrument, (i) in the case of a Property located in Texas, in substantially in the applicable form attached hereto as Exhibit L, with such changes as are reasonably acceptable to the Administrative Agent, or (ii) in the case of a Property located in any other State, in such other form as shall be reasonably acceptable to the Administrative Agent.

“Mortgage File Required Documents” has the meaning specified in Schedule VII.

“Multiemployer Plan” means a plan within the meaning of Section 3(37) of ERISA to which contributions are required to be made by any Sponsor, any Loan Party or any of their respective ERISA Affiliates or to which any such entity has any liability.

“Multi-Family Property” means real property with five or more residential units owned by a Borrower.

“Multi-Unit Property” means a Multi-Family Property or any Single Plat Development; provided that, for the avoidance of doubt, any one to four unit residential real property shall not constitute a Multi-Unit Property merely because it consists of more than one unit.

“Non-Consenting Lender” has the meaning set forth in Section 2.22(c).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Monetary Lien” means any Lien other than a Monetary Lien.

“Non-Stabilized Property” means any Eligible Property that is not a Stabilized Property.

“Note” has the meaning set forth in Section 2.01(g).

“Notice of Completion” has the meaning set forth in Section 6.02(a).

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Loan Parties to the Secured Parties arising under this Agreement, the Mortgages or any other Loan Document or the transactions contemplated hereby or thereby, including the repayment of the Aggregate Loan Principal Balance and the payment of Interest, Fees, Breakage Costs and all other amounts due or to become due from any Loan Party under this Agreement and the other Loan Documents (whether in respect of fees, expenses, indemnifications, breakage costs, increased costs or otherwise), interest, fees and other obligations under this Agreement, the Mortgages and the other Loan Documents or the transactions contemplated hereby or thereby that accrue after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Loan Party (in each case whether or not allowed as a claim in such proceeding).

“OFAC” has the meaning specified in Section 4.01(v)(ii).

“Official Body” means any Governmental Authority or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Operating Account” means a depositary account in the name of a Pkg Parent maintained at an Operating Account at any time that one or more direct or indirect Subsidiaries of such Pkg Parent is a Borrower or an Equity Owner, and that is subject to an Operating Account Control Agreement.

“Operating Account Bank” means a financial institution at which an Operating Account is maintained.

“Operating Account Control Agreement” means an account control agreement among a Pkg Parent, an Operating Account Bank and the Administrative Agent providing for springing control by the Administrative Agent during an Event of Default only over the applicable Operating Account, substantially in the form agreed to on the Closing Date or such other form as may be reasonably acceptable to the Administrative Agent.

“Operating Expenses” means for any period:

(a)with respect to any Property other than any Multi-Family Property or any Property located on a Single Plat Development, the expenses actually incurred (or in the case of a budget, expected to actually be incurred) in connection with the maintenance and operation of the Financed Properties, including the following, in each case for the relevant period and without duplication: (i) property management fees, (ii) property tax expense, other recurring assessments, sewer charges, HOA dues and other recurring charges, (iii) insurance expense based on the Borrowers’ actual in-place insurance policies and (iv) general expenses for the Properties to the extent not provided for in the property management fees (including but not limited to cost of utilities, inventories, and fixed asset supplies consumed in the operation of the Properties, costs and fees of independent professionals (including legal, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder) but excluding all items described in sub-clauses (A) through (J) of clause (a)(i) of the definition of “Underwritten Operating Expenses”; and

(b)with respect to any Property located in a Single Plat Development or any Multi-Family Property for any period, without duplication, all expenses actually paid or payable by Borrowers during such period in connection with the operation, management, maintenance, repair and use of such Multi-Family Property or, with respect to any Property located on a Single Plat Development, the ratable amount of such expenses of the related Single Plat Development attributable to such Property as determined by the Administrative Agent in its reasonable discretion, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include (i) all expenses incurred with respect to such Multi-Family Property or such Single Plat Development in the immediately preceding twelve (12) month period based on quarterly financial statements delivered to the Administrative Agent in accordance with Section 5.02(b)(ii) hereof, (ii) all payments required to be made pursuant to any Operations Agreements, (iii) property management fees in an amount equal to the management fees actually paid under the applicable Management Agreement, (iv) administrative, payroll, security and general expenses for such Multi-Family Property or such Single Plat Development, (v) the cost of utilities, inventories and fixed asset supplies consumed in the operation of such Multi-Family Property or such Single Plat Development, (vi) a reasonable reserve for uncollectible accounts, (vii) costs and fees of independent professionals (including legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (viii) cost of attendance by employees at training and manpower development programs, (ix) association dues, (x) computer processing charges, (xi) operational equipment and other lease payments, (xii) Taxes and Other Charges (other than income taxes or Other Charges in the nature of income taxes) and insurance premiums and (xiii) all underwritten reserves required by the Administrative Agent hereunder (without duplication). Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes or Other Charges in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loans or the sale, exchange, transfer, financing or refinancing of all or any portion of such Multi-Family Property or Single Plat Development or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Loans, (4) Capital Expenditures, (5) Debt Service, and (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant of such Multi-Family Property or Single Plat Development.

“Operations Agreements” means, with respect to any Property, any covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of such Property, together with all amendments, modifications or supplements thereto.

“Other Charges” means all HOA Fees, impositions other than Real Estate Taxes, and any other charges levied or assessed or imposed against a Property or any part thereof other than Real Estate Taxes.

“Other Connection Taxes” means, with respect to any Affected Party, Taxes imposed as a result of a present or former connection between such Affected Party and the jurisdiction imposing such Tax (other than connections arising from such Affected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Plan Law” has the meaning specified in Section 2.01(d).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing, excise, property or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“PA Party” has the meaning specified in Section 2.19(e).

“Participant” has the meaning specified in Section 10.03(e).

“Participant Register” has the meaning specified in Section 10.03(e).

“Patriot Act” has the meaning specified in Section 10.15.

“Patriot Act Offense” has the meaning specified in Section 4.01(v)(ii).

“Paying Agent” means Computershare, acting by or through its Corporate Trust division or department, and its successors or any replacement designated pursuant to Section 2.19(d).

“Paying Agent Fee” means (a) with respect to the initial Paying Agent appointed under this Agreement, $0 (it being agreed that fees of such Paying Agent are subsumed under the Calculation Agent Fee), and (b) with respect to any replacement paying agent (including the initial Paying Agent if such Paying Agent is no longer acting as the Calculation Agent), such fee or fees as shall be agreed by the Administrative Agent and, so long as no Event of Default then exists, with the consent of the Borrowers.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Peak Sponsor” means Peak Housing REIT, Inc., a Maryland corporation.

“Peak Sponsor Guaranty” means the Sponsor Guaranty, dated as of the Closing Date, executed by the Peak Sponsor in favor of the Administrative Agent, on behalf of the Lenders

“Pending Advance Properties” means the Eligible Properties that are the subject of a pending Borrowing Request pursuant to Section 2.02(a) (unless removed from the applicable Borrowing Request by the Borrower Representative upon written notice to the Administrative Agent and the Calculation Agent pursuant to the BPO Reconciliation Process or in connection with any modification of a Borrowing Request made in accordance with the terms of this Agreement); provided that, if any Eligible Property is located in a Single Plat Development, such Eligible Property may not be a Pending Advance Property unless all Properties in such Single Plat Development are Pending Advance Properties.

“Pending Renovation Advance Inspection Requirement” shall be satisfied in respect of any Pending Renovation Advance Property when (i) the Diligence Agent shall have inspected a Selected Financed Property Sample from the Sample Pool that includes such Pending Renovation Advance Property and (ii) either (a) no non-compliance with the Renovation Standards shall have been identified in respect of any Financed Property included in such Selected Financed Property Sample or (b) if any non-compliance with the Renovation Standards shall have been identified in respect of any Financed Property included in such Selected Financed Property Sample, (x) as provided in Section 6.02(a), the Diligence Agent shall have inspected all or a larger sample of the Financed Properties included in the Sample Pool in respect of such Selected Financed Property Sample to confirm compliance for such Financed Properties with the Renovation Standards and (y) each Pending Renovation Advance Property showing any non-compliance with the Renovation Standards shall have been excluded from the applicable Borrowing Request for Renovation Loans until such time as any such non-compliance is corrected as verified by the Diligence Agent by virtue of a subsequent inspection.

“Pending Renovation Advance Properties” means the Converted Properties that are the subject of a pending Borrowing Request pursuant to Section 2.02(a)(ii) (unless removed from the applicable Borrowing Request by the Borrower Representative upon written notice to the Administrative Agent and the Calculation Agent in connection with any modification of a Borrowing Request made in accordance with the terms of this Agreement).

“Pending Renovation Reserve Release Inspection Requirement” shall be satisfied in respect of any Converted Property when (i) the Diligence Agent shall have inspected a Selected Financed Property Sample from the Sample Pool that includes such Converted Property and (ii) either (a) no material non-compliance with the Renovation Standards shall have been identified in respect of any Financed Property included in such Selected Financed Property Sample or (b) if any material non-compliance with the Renovation Standards shall have been identified in respect of any Financed Property included in such Selected Financed Property Sample, (x) as provided in Section 6.02(a), the Diligence Agent shall have inspected a larger sample or all of the Financed Properties included in the Sample Pool in respect of such Selected Financed Property Sample to confirm compliance in all material respects for such Financed Properties with the Renovation Standards and (y) each Converted Property showing any material non-compliance with the Renovation Standards shall have been excluded from the applicable Reserve Release Request until such time as any such non-compliance is corrected as verified by the Diligence Agent by virtue of a subsequent inspection.

“Permitted Indebtedness” means (i) the Loans, (ii) Taxes that are not yet delinquent and (iii) current trade accounts payable and accrued expenses in connection with the completion of the Scheduled Renovation Work for any Property and other customary current trade accounts payable and accrued expenses (in each case that do not constitute Indebtedness for borrowed money and that are incurred in the ordinary course of business), all such trade account payables and accrued expenses not to exceed in the aggregate an amount equal to three percent (3%) of the Aggregate Commitments.

“Permitted Investments” means any one or more of the following: (i) direct obligations of the United States of America, or any agency thereof, or obligations fully guaranteed as to payment of principal and interest by the United States of America, or any agency thereof, provided such obligations are backed by the full faith and credit of the United States of America, and provided, however, that any such investment must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (b) if rated by Standard & Poor’s, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (D) such investments must not be subjected to liquidation prior to their maturity, and (E) no such investment may mature more than 90 days from the date of acquisition thereof; and (ii) deposit accounts with or certificates of deposit which are (a) fully FDIC-insured issued by any bank or trust company organized under the laws of the United States of America or any state thereof and short term unsecured certificates of deposits and time deposits which are rated A-1 or better by Standard & Poor’s Corporation or P-1 or better by Moody’s Investors Services, Inc., in each case maturing not more than 90 days from the date of acquisition thereof, and (b) in the case of certificates of deposit, negotiable and have a ready secondary market in which such investment can be disposed of. The Administrative Agent, the Majority Lenders and the Borrower Representative, each in its sole discretion, may mutually agree upon additions to the types of investments that are Permitted Investments without the consent of any of the Loan Parties or any other party to this Agreement. Each of the Permitted Investments may be purchased by the Paying Agent or through an Affiliate of the Paying Agent, upon the written instruction of the Borrower Representative as provided herein or as otherwise provided pursuant to Section 6.11(b).

“Permitted Liens” means, (i) with respect to a Financed Property, a Financed Single Plat Development or a Pending Advance Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Non-Monetary Liens disclosed prior to the Borrowing Date for such Property in the applicable Title Insurance Policy (or in the marked or initialed binding commitment for a Title Insurance Policy, if no Title Insurance Policy has been issued prior to the Borrowing Date for such Property) relating to such Property that the Diligence Agent determines do not adversely affect (A) the ability of the applicable Borrower to pay any of its obligations to any Person as and when due, (B) the marketability of title to such Property, (C) the fair market value of such Property, or (D) the use, leasing, occupancy or operation of such Property, and, in each case, that are not otherwise objected to by the Diligence Agent or the Administrative Agent prior to the Borrowing Date for such Property or such Single Plat Development (it being understood that any such determination or objection made by the Diligence Agent and/or the Administrative Agent shall be made prior to such Property becoming a Financed Property or such Single Plat Development becoming a Financed Single Plat Development), (c) Liens, if any, for Taxes imposed by any Governmental Authority that are not yet due or delinquent, (d) rights of Tenants, as Tenants only, (e) such other (monetary lien) title and survey exceptions as the Administrative Agent has approved or may approve in writing and that have been presented to the Lenders for review and not objected to by the Majority Lenders within five (5) Business Days after presentation thereof or such shorter period in which the Majority Lenders consent thereto and (f) such other (non-monetary lien) title and survey exceptions as the Administrative Agent has approved or may approve in writing and that have been presented to the Lenders for review and (ii) with respect to any Property other than a Financed Property or a Pending Advance Property or a Single Plat Development other than a Financed Single Plat Development, collectively, (a) any Liens existing on such Property or such Single Plat Development at the time of purchase, (b) any mechanics’, materialman’s or similar Liens that are discharged, released of record or bonded or insured over within thirty (30) days of the applicable Borrower obtaining knowledge thereof, (c) any Non-Monetary Liens incurred in the ordinary course of business that do not adversely affect (A) the ability of the applicable Borrower to pay any of its obligations to any Person as and when due, (B) the marketability of title to such Property or such Single Plat Development, (C) the fair market value of such Property or such Single Plat Development, or (D) the use, leasing, occupancy or operation of such Property or the development of such Single Plat Development and use, leasing, occupancy or operation of each Property located thereon, (d) Liens, if any, for Taxes imposed by any Governmental Authority that are not yet due or delinquent , (e) rights of Tenants, as Tenants only; and (f) in the case of any Property located in a Single Plat Development, restrictions on transfer and otherwise imposed by such Single Plat Development in favor of the applicable Borrower, as owner thereof provided, that for the avoidance of doubt, the “Permitted Liens” described in this clause (ii) shall not include any Liens placed upon a Property by any Relevant Party.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity.

“Pkg 8 Parent” means PH OP Pkg 8, LLC, a Delaware limited liability company.

“Pkg 10 Parent” means PH OP Pkg 10, LLC, a Delaware limited liability company.

“Pkg Parent” means each of the Pkg 10 Parent and the Pkg 8 Parent.

“Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is established, maintained or contributed to by any Sponsor, any Loan Party or any of their respective ERISA Affiliates (or as to which such entity has any liability) and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Plan Termination Event” means (i) any Reportable Event with respect to any Plan; (ii) the withdrawal of any Sponsor, any Loan Party or any of their respective ERISA Affiliates from a Plan during a plan year in which such Sponsor, such Loan Party or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on any Sponsor, any Loan Party or any of their respective ERISA Affiliates under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution of proceedings by the PBGC to terminate a Plan or by any similar foreign governmental authority to terminate a Foreign Plan; (v) any event or condition which could reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the institution of proceedings by a foreign governmental authority to appoint a trustee to administer any Foreign Plan; or (vii) the partial or complete withdrawal, within the meaning of Sections 4203 or 4205 of ERISA or, with respect to a Foreign Plan, other applicable law, of any Sponsor, any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan or Foreign Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“PML” has the meaning set forth in Section 5.04(a)(i).

“Policy” has the meaning set forth in Section 5.04(b).

“Preliminary Report” means a Loan Report of the Calculation Agent setting forth the results of any applicable calculations required in connection with an Initial Borrowing Request.

“Previously-Owned Properties” means each property shown on any Properties Schedule that is no longer owned by any Borrower as of the date hereof (or, with respect to any Additional Borrower, as of the applicable Accession Date).

“Previously-Owned Properties Liabilities” means any and all liabilities, losses, damages, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for any Borrower, any Equity Owner and/or the Administrative Agent), that are imposed on, incurred by, or asserted against any Borrower, any Equity Owner or the Administrative Agent in any manner relating to or arising out of the Previously-Owned Properties or the Prior Loan Agreement.

“Previously-Owned Properties Transferee” means each Person which has acquired, by deed, operation of law, or otherwise, a Previously-Owned Property from a Borrower.

“Prime Index” means the rate of interest per annum published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” will be used, and such average will be rounded up to the nearest 1/1000th of one percent (0.001%). If The Wall Street Journal ceases to publish the “Prime Rate,” the Administrative Agent will select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then the Administrative Agent will select a comparable interest rate index.

“Prime Index Rate” means, with respect to each Settlement Period, the per annum rate of interest of the Prime Index, determined as of the Interest Determination Date immediately preceding the commencement of such Settlement Period; provided that in no event will the Prime Index Rate be less than the Index Floor.

“Prime Rate” means, with respect to each Settlement Period, the per annum rate of interest equal to the greater of (i) the sum of (A) the Prime Index Rate plus (B) the Prime Rate Spread, and (ii) the sum of (A) the Index Floor plus (B) the Spread.

“Prime Rate Loan” means a Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Index.

“Prime Rate Spread” means, in connection with any conversion of the Loans in accordance with the terms hereof to Prime Rate Loans, the sum (expressed as the number of basis points and determined at the time of such conversion) of the Spread and the Prime Rate Spread Adjustment; provided that the Prime Rate Spread shall not be less than a spread resulting in the Interest Rate immediately after giving effect to the conversion to Prime Rate Loans being at least equal to the Interest Rate immediately prior to conversion to Prime Rate Loans, and in no event will the Prime Rate Spread be less than zero.

“Prime Rate Spread Adjustment” means, in connection with any conversion of the Loans in accordance with the terms hereof to Prime Rate Loans, a spread adjustment, expressed as the number of basis points and determined at the time of such conversion (which may be positive, negative or zero) equal to (1) (x) if the Loans are being converted from Term SOFR Loans to Prime Rate Loans, the daily average of Term SOFR (with a floor of zero percent) or (y) if the Loans are being converted from Alternate Rate Loans to Prime Rate Loans, the daily average of the Alternate Index Rate (with a floor of zero percent), in either case of (x) or (y), as applicable, over the one hundred eighty (180) day period (or such shorter period to the extent such historical rates are not available, and excluding days within such one hundred eighty (180) day or shorter period that are not U.S. Government Securities Business Days) ending two (2) U.S. Government Business Days prior to the date of conversion, and excluding from such average, if such period of averaging exceeds thirty (30) days, the five (5) highest days and the five (5) lowest days of such one hundred eighty (180) day period), minus (2) the daily average of the Prime Index Rate (with a floor of zero percent) over the one hundred eighty (180) day period (excluding days within such one hundred eighty (180) day period that are not U.S. Government Securities Business Days) ending two (2) U.S. Government Securities Business Days prior to the date of conversion (excluding from such average the five (5) highest days and the five (5) lowest days of such one hundred eighty (180) day period).

“Principal Portion” has the meaning set forth in the definition of Release Amount.

“Prior Loan” means (a) with respect to each Borrower as of the Closing Date, the indebtedness pursuant to and evidenced by (i) that certain Promissory Note and that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated as of September 14, 2021, between Pkg 10-Springtown 70, LLC and BRG Pkg 10 Lender, LLC, (ii) that certain Promissory Note and that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated as of September 21, 2021, between Pkg 10-Texarkana 29, LLC and BRG Pkg 10 Lender, LLC, (iii) that certain Promissory Note and that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated as of September 29, 2021, between Pkg 10-Granbury, LLC and BRG Pkg 10 Lender, LLC, (iv) that certain Promissory Note and that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated as of October 5, 2021, between Pkg 10-Axelrod 22, LLC and BRG Pkg 10 Lender, LLC, (v) that certain Promissory Note and that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated as of November 15, 2021, between Pkg 10-Lynnwood 20, LLC and BRG Pkg 10 Lender, LLC, (vi) that certain Promissory Note and that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated as of December 6, 2021, between Pkg 10-Lubbock 45, LLC and BRG Pkg 10 Lender, LLC, (vii) that certain Promissory Note and that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated as of March 11, 2022, between Pkg 10 Pledgor II, LLC and BRG Pkg 10 Lender, LLC, (viii) that certain Promissory Note and that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated as of September 23, 2021, between Pkg 10-Lubbock 1.0, LLC and BRG Pkg 10 Lender, LLC, (ix) that certain Promissory Note and that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated as of October 28, 2021, between Pkg 10-Lubbock 2.0, LLC and BRG Pkg 10 Lender, LLC, (x) that certain Promissory Note and that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated as of October 26, 2021, between Pkg 10-Springtown 14, LLC and BRG Pkg 10 Lender, LLC, (xi) those certain Promissory Notes and those certain Deeds of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated as of December 1, 2021, between Pkg 10-Lynnwood 2-20, LLC and BRG Pkg 10 Lender, LLC, (x) those certain Promissory Notes and those certain Deeds of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated as of December 22, 2021, between Pkg 10 Pledgor, LLC and BRG Pkg 10 Lender, LLC, and (b) with respect to any Additional Borrower or Additional Guarantor, the indebtedness pursuant to and evidenced by the relevant loan agreement specified on the Borrower Joinder Agreement or Guarantor Joinder Agreement pursuant to which such Additional Borrower or Additional Guarantor becomes a Loan Party in accordance with Section 5.01(s).

“Priority” means, with respect to an HOA Property, that the valid and proper foreclosure of a Lien for HOA Fees would extinguish the Lien of a Mortgage relating to HOA Property.

“Product Information” has the meaning specified in Section 10.10(a).

“Prohibited Action” means, in respect of any Financed Property or Financed Single Plat Development, a voluntary action or omission by any Loan Party or an action or omission by any third party authorized by a Loan Party that, in each case, such Loan Party intends to (i) result in an imposition of an Adverse Claim on such Property or Single Plat Development, (ii) constitute a Transfer in respect of such Property or such Single Plat Development, (iii) with respect to a Single Plat Development, results in a change in the zoning classification of such Single Plat Development to a zoning classification that would not the permit the development of such Single Plat Development or the leasing, occupancy or operation of any Property located in such Single Plat Development or (iv) with respect to a Multi-Family Property, results in a change in the zoning classification of such Multi-Family Property to a zoning classification that would not the leasing, occupancy or operation of any one or more of the residential units or commercial units located in such Multi-Family Property.

“Prohibited Person” means any Person:

(i)	that is listed on any Government List or is otherwise a Proscribed Person;

(ii)	that is listed on the annex to, or is otherwise subject to the provisions of, Executive Order 13224;

(iii)	who commits, threatens, conspires to commit or supports “terrorism” as defined in Executive Order 13224;

(iv)

that is owned or Controlled by, or acting for on behalf of, any Person that is described in the foregoing clauses (i), (ii) or (iii) above or its otherwise subject to the provisions of Executive Order 13224;

(v)

with whom another Person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Patriot Act, Executive Order 13224 and any Anti-Money Laundering Laws;

(vi)	that is an Embargoed Person;

(vii)	who is an Affiliate of any Person that is described in any of clauses (i) through (vi) above; or

(viii)	is a Disqualified Person.

“Project” means a property development or subdivision consisting of, or to consist of, multiple Properties, each located on an individual tax parcel, and excluding Single Plat Development.

“Properties Schedule” means a data tape of Pending Advance Properties, Financed Properties and Financed Single Plat Developments appended to a Borrowing Request delivered by a Borrower to the Administrative Agent, the Diligence Agent and the Calculation Agent. Each such schedule shall include, for each applicable Pending Advance Property and each Financed Property and Financed Single Plat Development, each of the data fields set forth on Schedule I to the Borrowing Request. Notwithstanding the foregoing, the information relating to the Financed Properties and Financed Single Plat Developments which are not the subject of such Borrowing Request included on any Properties Schedule shall be based on the most recent Monthly Borrower Report submitted by the Borrowers prior to such Borrowing Request, as adjusted for the release of Financed Properties in connection with any Refinancing or Transfer, the addition of any new Financed Properties under this Agreement and the establishment and release of Reserves since the date of the most recent Monthly Borrower Report.

“Property” means (a) a one to four unit residential real property owned by a Borrower, including single family homes in planned unit developments and Approved Single Plat Developments and individual single family townhomes and individual residential condominium units in a low-rise or high-rise condominium project or Approved Single Plat Development, but excluding coops and manufactured housing, and (b) an Approved Multi-Family Property.

“Property Account” means a Rent Collection Account or Security Deposit Account.

“Property Account Bank” means a financial institution at which a Property Account is maintained.

“Property Account Control Agreement” means the account control agreement among the applicable Pkg Parent, the applicable Property Manager (if such Property Manager has signing authority over the applicable Property Account) and any other Person with trust or signatory authority with respect to the applicable Property Account, the applicable Property Account Bank and the Administrative Agent providing for springing control by the Administrative Agent during an Event of Default only over the applicable Property Account, substantially in the form agreed to on the Closing Date or such other form as may be reasonably acceptable to the Administrative Agent.

“Property File” means with respect to each Financed Property, Financed Single Plat Development or Pending Advance Property (and, in the case of any Property located in an Approved Single Plat Development, (x) the documents described in clauses (i), (ii) and (v) shall apply to all Properties located in such Approved Single Plat Development, and (y) each document described in clauses (i) through (ix) may cover the Approved Single Plat Development in which such Property is located, in which case each reference to a “Property” shall be deemed to refer to “the applicable Property or Approved Single Plat Development”):

(i)The Purchase Agreement or other applicable purchase documentation reasonably satisfactory to Administrative Agent;

(ii)The HUD-1 related to the acquisition of such Property, if any;

(iii)The documentation described in items 3 and 4 of Schedule I;

(iv)Evidence reasonably satisfactory to the Administrative Agent of the insurance policies required by Section 5.04 with respect to such Property;

(v)If the Property is a Stabilized Property or Carry-Over Property, the executed Lease;

(vi)The Broker Price Opinion for such Property or, with respect to any Property located in an Approved Single Plat Development, the Broker Price Opinion with respect to all Properties located in such Approved Single Plat Development;

(vii)With respect to any Approval Requirement Asset, such additional documents specified in the Administrative Agent’s written approval of such Approval Requirement Asset, which shall include (without limitation), unless otherwise specified in writing by the Administrative Agent:

(A)

two (2) prints of an original Survey and improvements thereon for such Approval Requirement Asset dated not more than sixty (60) days prior to the date of the initial Property Loan with respect to such Approval Asset (or, in the case of a Single Plat Development, any Property located thereon);

(B)

evidence satisfactory to Administrative Agent that no portion of such Approval Requirement Asset is “wetlands” under any applicable law and that such Property does not contain and is not within or near any area designated as a hazardous waste site by any Governmental Authority, that neither such Approval Requirement Asset nor any adjoining property contains or has ever contained any Hazardous Substance under any law pertaining to health or the environment, and that neither such Approval Requirement Asset nor any use or activity thereon violates or is or could be subject to any response, remediation, clean up, or other obligation under any law pertaining to health or the environment including without limitation, an Environmental Report (Phase I’s and, if appropriate, Phase II’s) made within thirty (30) days prior to the date of each Borrowing by an engineering firm, and of a scope and in form and content satisfactory to Administrative Agent, showing that there is no evidence of any Hazardous Substance which has been generated, treated, stored, released, or disposed of in such Approval Requirement Asset, and such additional evidence as may be required by Administrative Agent. All reports, drafts of reports, and recommendations, whether written or oral, from such engineering firm shall be made available and communicated to Administrative Agent;

(C)

any Engineering Report and Zoning Report (and any other documentation reasonably requested by the Administrative Agent) for such Approval Requirement Asset providing (I) evidence that such Approval Requirement Asset abuts and has fully adequate direct and free access to one or more public streets, dedicated to public use, fully installed and accepted by the appropriate Governmental Authority, that all fees, costs and expenses of the installation and acceptance thereof have been paid in full, and that there are no restrictions on the use and enjoyment of such streets which would adversely affect such Approval Requirement Asset; (II) evidence that all applicable zoning ordinances, restrictive covenants, and laws affecting such Approval Requirement Asset permit the use for which such Approval Requirement Asset is intended and have been or will be complied with without the existence of any variance, non-complying use, nonconforming use or other special exception; (III) evidence that such Approval Requirement Asset and improvements comply and will comply with all laws regarding subdivision and platting and would so comply if such Approval Requirement Asset and the improvements thereon were conveyed as a separate parcel; and (IV) evidence of compliance by Borrowers and such Approval Requirement Asset, and any proposed construction, use and occupancy of the improvements, with such other applicable laws as Administrative Agent may request, including all laws regarding access and facilities for handicapped or disabled persons including, without limitation and to the extent applicable, The Federal Architectural Barriers Act (42 U.S.C. § 4151 et seq.), The Fair Housing Amendments Act of 1988 (42 U.S.C. § 3601 et seq.), The Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), The Rehabilitation Act of 1973 (29 U.S.C. § 794), and any applicable state requirements, with such exceptions therefrom as previously disclosed in writing and accepted by Administrative Agent; and

(D)

Reliance letters from the persons providing the Environmental Reports, the Engineering Reports and the Appraisals for such property, which reliance letters permit the Lenders and the Administrative Agent to rely on such reports and appraisals, in form and substance satisfactory to the Administrative Agent; and

(viii)Copies of the Mortgage and all Mortgage File Required Documents with respect to such Property;

(ix)Copies of either (x) the Title Insurance Policy with respect to such Property or (y) a marked or initialed binding commitment that is effective as a Title Insurance Policy in respect of such Property, provided that in the case of this clause (ix) the applicable Borrower shall deliver a fully issued Title Insurance Policy in the form and with the coverages and endorsements provided in such marked or initialed binding commitment within thirty (30) days following the date such Property becomes a Financed Property;

(x)A completed Flood Hazard Determination with respect to such Property; and

(xi)If the Property is new construction or has not previously been occupied by a resident, the certificate of occupancy that establishes that the Property may be occupied.

“Property Loan” means a Loan requested by a Borrower pursuant to Section 2.02(a)(i).

“Property Manager” means, with respect to each parcel of Financed Property, the Person that is directly responsible for the day-to-day management of such parcel, including leasing and collecting of Rents in respect thereto, pursuant to a Management Agreement.

“Proposed Scheduled Renovation Work” has the meaning set forth in Section 6.02(a).

“Proscribed Person” has the meaning set forth in Section 4.01(v)(ii).

“Published 30 Day Average SOFR” means, with respect to any day: the “30-day Average SOFR” published on or about 2:30 p.m. (New York City time) on the NYFRB’s Website at https://apps.newyorkfed.org/markets/autorates/sofr-avg-ind on the SOFR Determination Date or at such other page as may replace such page on the NYFRB’s Website (as determined by the Administrative Agent and identified to the Calculation Agent in writing); provided that if no such average of the Secured Overnight Financing Rate is published on the SOFR Determination Date, Published 30 Day Average SOFR will be the “30-day Average SOFR” published on the following U.S. Government Securities Business Day.

“Purchase Agreement” means any customary purchase agreement reflecting market standard terms entered into by a Borrower or its Affiliate and a third party seller of a Property or Approved Single Plat Development who is not an Affiliate of any Loan Party.

“Purchase Price” means:

(a)

with respect to any Property (other than any Property located on an Approved Single Plat Development), the sum (without duplication) of (i) as applicable, the price at which such Property was purchased by the applicable Borrower or its Affiliate pursuant to the applicable Purchase Agreement or the price paid by the applicable Borrower or its Affiliate at auction as demonstrated by written evidence to the Administrative Agent’s satisfaction (without deduction or addition for prorations or adjustments), (ii) the actual, bona fide out-of-pocket closing costs paid by the applicable Borrower or its Affiliate with respect to the acquisition of such Property, including, but not limited to legal, title, escrow and appraisal costs and expenses, not to exceed five percent (5%) of the purchase price of such Property under clause (i) hereof, (iii) taxes, assessments, water and sewer charges and current HOA Fees (if applicable), and arrearages of HOA Fees and similar fees existing on the Acquisition Date for such Property that are required to clear title to such Property to the extent paid by the applicable Borrower or its Affiliate in order to acquire such Property in the aggregate not to exceed ten percent (10%) of the purchase price of such Property under clause (i) hereof and (iv) solely in the case of any Stabilized Property that at the time of the initial Loan with respect to such Stabilized Property was a Non-Stabilized Property (as set forth in the related Borrowing Request), the amount of Actual Renovation Expenses for such Property;

(b)

with respect to any Property located on an Approved Single Plat Development, subject to such discounts and adjustments as may be determined by the Administrative Agent in its reasonable discretion, an amount equal to the product of (x) a fraction (expressed as a percentage) equal to (i) the square footage of such Property, divided by (ii) the square footage of all structures and improvements on such Approved Single Plat Development, and (y) the Purchase Price of the Approved Single Plat Development in which such Property is located;

(c)

with respect to any Approved Single Plat Development, the sum (without duplication) of (i) the price at which the related single tax parcel was purchased by the applicable Borrower or its Affiliate pursuant to the applicable Purchase Agreement or the price paid by the applicable Borrower or its Affiliate at auction as demonstrated by written evidence to the Administrative Agent’s satisfaction (without deduction or addition for prorations or adjustments), (ii) the actual, bona fide out-of-pocket closing costs paid by the applicable Borrower or its Affiliate with respect to the acquisition of such single tax parcel, including, but not limited to legal, title, escrow and appraisal costs and expenses, not to exceed five percent (5%) of the purchase price of such single tax parcel under clause (A) hereof, (iii) taxes, assessments, water and sewer charges) existing on the Acquisition Date for such single tax parcel that are required to clear title to such single tax parcel to the extent paid by the applicable Borrower or its Affiliate in order to acquire such single tax parcel in the aggregate not to exceed ten percent (10%) of the purchase price of such single tax parcel under clause (A) hereof, and (iv) the amount of Actual Renovation Expenses with respect to the Financed Properties located on such Approved Single Plat Development.

Notwithstanding anything herein to the contrary, the Purchase Price of any Property that is (i) not an Eligible Property (beyond the applicable Cure Period), (ii) an Aged Non-Stabilized Property or (iii) located on a Single Plat Development that is not an Approved Single Plat Development, shall be zero, for all purposes of this Agreement, including for purposes of calculating the Loan to Cost Ratio for such Property

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.27.

“Qualified Institution” means (a) Computershare or Wells Fargo Bank, N.A. or (b) any depository institution, national banking association or trust company organized under the laws of the United States or any State (or any domestic branch of a foreign bank), (i) (A) that has or the parent of which has, either (1) a long-term unsecured debt rating of “BBB+” or higher by S&P and “Baa1” or higher by Moody’s, or (2) a short-term unsecured debt rating of not less than “A-1” by S&P and not less than “P-1” by Moody’s or (B) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

“Qualified Property Manager” means:

(a)

with respect to any SFR Property, (i) the Existing Property Manager, which is approved as a Qualified Property Manager as of the Closing Date, (ii) any Person that is under common Control with a Qualified Property Manager and (iii) any other Property Manager that is approved in writing by the Administrative Agent and the Majority Lenders (such approval not to be unreasonably withheld); and

(b)

with respect to any Multi-Family Property, (i) any Person described in clause (a) above, and (ii) an unaffiliated property manager of the Property that (A) is a reputable, nationally or regionally recognized management company having at least five (5) years’ experience in the management of similar type properties, (B) at the time of its engagement as a Property Manager manages not less than five hundred (500) apartment units of similar quality to the Properties (“Comparable Units”) in the applicable State and an aggregate of not less than two thousand five hundred (2,500) Comparable Units and (C) is not the subject of a bankruptcy or similar insolvency proceeding.

“Qualified Title Insurance Company” means each title insurance company agreed to on the Closing Date and any other title insurance company unless such title insurance company is disqualified by the Administrative Agent or the Majority Lenders in their sole discretion by notice to the Borrower Representative.

“Quarterly Determination Date” means March 31, June 30, September 30 and December 31 of each calendar year.

“Rate Cap Collateral” means all of the right, title and interest of the Borrowers in and to (i) the Interest Rate Cap Agreement; (ii) all payments, distributions, disbursements or proceeds due, owing, payable or required to be delivered to the Borrowers in respect of the Interest Rate Cap Agreement or arising out of the Interest Rate Cap Agreement, whether as contractual obligations, damages or otherwise; and (iii) all of each Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any or all of the foregoing.

“Rate Conversion” means the conversion of the Loans from Term SOFR Loans to either Prime Rate Loans or Alternate Rate Loans, or from Prime Rate Loans to Term SOFR Loans or Alternate Rate Loans in accordance with Section 2.04.

“Rating Agency” means S&P, Moody’s and any other nationally recognized statistical rating organizations designated by Administrative Agent with the consent of the Borrower Representative from time to time.

“Real Estate Taxes” means any and all real estate and personal property taxes, assessments, water charges, sewer rents, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto now or hereafter levied or assessed or imposed against any Property or part thereof or any Borrower.

“Records” means all leases, agreements, instruments, documents, books, records and other information (including tapes, disks, punch cards and related property and rights) maintained with respect to Assets or the Loan Parties, other than the Property Files.

“Recycled Entity Certificate” means a certificate in the form attached hereto as Exhibit M.

“Recycled Entity Conditions” is defined in the definition of “Special Purpose Entity.”

“Refinancing” means any bona fide secured or unsecured loan or similar financing transaction made by a third party that is not an Affiliate of any Loan Party undertaken by a Borrower or its Affiliate that is secured, directly or indirectly, by a Property that was a Financed Property and/or a Single Plat Development that was a Financed Single Plat Development immediately prior to such Refinancing, so long as no Default or Event of Default (including under Section 5.06) has occurred and is continuing at the time of such transaction or after giving pro forma effect thereto. A Refinancing may be effected in a transaction or series of transactions pursuant to a transfer of Financed Properties and/or Financed Single Plat Developments (and, in the case of Financed Single Plat Developments, shall include all Financed Properties located thereon) that are being refinanced to an Affiliate of a Borrower that shall act as the borrower in such third party financing, and such transaction shall, for all purposes of this Agreement, be considered a Refinancing. For the avoidance of doubt, no Borrower may incur any Indebtedness in connection with a Refinancing of any Financed Property or Financed Single Plat Development (other than in connection with the Refinancing of all of the Financed Properties and Financed Single Plat Developments resulting in the occurrence of the Final Collection Date or the removal of such Person as a Borrower under this Agreement and the payment in full of the Release Amount for all Financed Properties owned by such Borrower prior to its removal as a Borrower and all other amounts required to be paid hereunder in connection therewith). If the Loan Parties transfer any Financed Property or Financed Single Plat Development other than to an Affiliate in a transaction or series of transactions in connection with any Refinancing, then such transactions shall, for all purposes of this Agreement, be considered a Transfer and not a Refinancing.

“Refinancing or Transfer Date” means the date upon which a Refinancing or Transfer is consummated.

“Refinancing Proceeds” means, with respect to the Refinancing of any Financed Property, all amounts and proceeds ultimately realized or received, or anticipated to be realized or received, in such Refinancing with respect to such Financed Property; provided that, actual funds remitted in connection with the requirements in respect to “Refinancing Proceeds” hereunder may derive from any source available to the Borrowers and shall not be required to be funded directly by the applicable third party in such Refinancing.

“Register” has the meaning specified in Section 10.03(c).

“Release Amount” means:

(a)for a Financed Property (other than any Financed Property located on a Single Plat Development), the following applicable amounts (hereinafter, the “Principal Portion” of the Release Amount) together with any other amounts specified in Section 2.16(a)(iv):

(i)in connection with any Refinancing of such Property during the Initial Term (so long as no Cash Management Trigger Condition exists and is continuing or would occur after giving effect to such Refinancing), an amount equal to the Allocated Loan Amount for such Property;

(ii)in connection with any Refinancing of such Property during any Extension Term (or if a Cash Management Trigger Condition exists and is continuing or would occur after giving effect to such Refinancing), the greater of (a) an amount equal to the Allocated Loan Amount for such Property and (b) 100% of Refinancing Proceeds from such Refinancing;

(iii)in connection with any Transfer of such Property during the Initial Term (so long as no Cash Management Trigger Condition exists and is continuing or would occur after giving effect to such Transfer), if the Allocated Loan Amount of all Properties and (without double counting) Single Plat Developments to be Transferred (when aggregated with all Transfers pursuant to this clause (iii) and clause (b)(iii) below) is (A) ten percent (10%) or less of the aggregate Allocated Loan Amount of all Financed Properties , then an amount equal to the Allocated Loan Amount for such Financed Property, (B) more than ten percent (10%) but less than twenty percent (20%) of the aggregate Allocated Loan Amount of all Financed Properties, then an amount equal to (I) the Allocated Loan Amount for such Property multiplied by (II) one hundred five percent (105%), (C) more than twenty percent (20%) but less than thirty percent (30%) of the aggregate Allocated Loan Amount of all Financed Properties , then an amount equal to (I) the Allocated Loan Amount for such Property multiplied by (II) one hundred ten percent (110%) or (D) more than thirty percent (30%) of the aggregate Allocated Loan Amount of all Financed Properties, then an amount equal to (I) the Allocated Loan Amount for such Financed Property multiplied by (II) one hundred fifteen percent (115%); or

(iv)in connection with any Transfer of such Property during any Extension Term (or if a Cash Management Trigger Condition exists and is continuing or would occur after giving effect to such Transfer), an amount equal to the greater of (a) an amount equal to (A) the Allocated Loan Amount for such Property multiplied by (B) one hundred twenty percent (120%) and (b) 100% of the Transfer Proceeds from such Transfer; and

(b)for a Financed Single Plat Development (and any Financed Properties located on such Financed Single Plat Development), the following applicable amounts (hereinafter, the “Principal Portion” of the Release Amount) together with any other amounts specified in Section 2.16(a)(iv):

(i)in connection with any Refinancing of such Financed Single Plat Development (or any Financed Properties on such Financed Single Plat Development) during the Initial Term (so long as no Cash Management Trigger Condition exists and is continuing or would occur after giving effect to such Refinancing), an amount equal to the Allocated Loan Amount for such Financed Single Plat Development;

(ii)in connection with any Refinancing of such Financed Single Plat Development (or any Financed Properties on such Financed Single Plat Development) during any Extension Term (or if a Cash Management Trigger Condition exists and is continuing or would occur after giving effect to such Refinancing), the greater of (A) an amount equal to the Allocated Loan Amount for such Financed Single Plat Development, and (B) 100% of Refinancing Proceeds from such Refinancing of such Financed Single Plat Development;

(iii)in connection with any Transfer of such Financed Single Plat Development (or any Financed Properties on such Financed Single Plat Development) during the Initial Term (so long as no Cash Management Trigger Condition exists and is continuing or would occur after giving effect to such Transfer), if the Allocated Loan Amount of Financed Single Plat Developments and (without double counting) Properties to be Transferred (when aggregated with all Transfers pursuant to this clause (iii) and clause (a)(iii) above) is (A) ten percent (10%) or less of the aggregate Allocated Loan Amount of Financed Single Plat Developments and (without double counting) Financed Properties, then an amount equal to the Allocated Loan Amount for such Single Plat Development, (B) more than ten percent (10%) but less than twenty percent (20%) of the aggregate Allocated Loan Amount of all Financed Single Plat Developments and (without double counting) Financed Properties, then an amount equal to (I) the Allocated Loan Amount for such Single Plat Development, multiplied by (II) one hundred five percent (105%), (C) more than twenty percent (20%) but less than thirty percent (30%) of the aggregate Allocated Loan Amount of all Financed Single Plat Developments and (without double counting) Financed Properties, then an amount equal to (I) the Allocated Loan Amount for such Single Plat Development, multiplied by (II) one hundred ten percent (110%) or (D) more than thirty percent (30%) of the aggregate Allocated Loan Amount of all Financed Single Plat Developments and (without double counting) Financed Properties, then an amount equal to (I) the Allocated Loan Amount for such Single Plat Development, multiplied by (II) one hundred fifteen percent (115%); or

(iv)in connection with any Transfer of such Financed Single Plat Development during any Extension Term (or if a Cash Management Trigger Condition exists and is continuing or would occur after giving effect to such Transfer), an amount equal to the greater of (a) an amount equal to (A) the Allocated Loan Amount for such Single Plat Development, multiplied by (B) one hundred twenty percent (120%) and (b) 100% of the Transfer Proceeds from such Transfer of such Financed Single Plat Development.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or any successor thereto.

“Relevant Party” means each Loan Party and each Sponsor (and, collectively “Relevant Parties”).

“Renovation Expenses” means, the costs and expenses incurred to renovate a Property so that such Property satisfies clauses (i) and (ii) of the definition of “Completion Requirements”. For the avoidance of doubt, Renovation Expenses do not include any fees, costs or expenses associated with any ongoing recurring repairs or maintenance to any Property.

“Renovation Loan” means a Loan requested by a Borrower pursuant to Section 2.02(a)(ii).

“Renovation Reserves” has the meaning specified in Section 6.02(a).

“Renovation Reserves Account” means the account identified as the “Renovation Reserves Account” in the Securities Account Control Agreement established and maintained by the Securities Intermediary pursuant to Section 2.18 or such other account established pursuant to Section 2.18 in replacement thereof by the Securities Intermediary and designated in writing from time to time by the Administrative Agent and the Borrower Representative. The Renovation Reserves Account shall be an Eligible Account.

“Renovation Standards” means the maintenance, repairs, improvements and installations that are necessary (i) for a Property to conform to applicable Legal Requirements and not deviate from local rental market standards for the area in which such Property is located, (ii)  for a Property to conform to Requirements for Existing Housing One to Four Family Units (4905.1) or Minimum Property Standard for One and Two Family Dwellings (200.926) as applicable, as published by the U.S. Department of Housing and Urban Development, and (iii) to complete maintenance, repairs, improvements and installations identified in the Scheduled Renovation Work for a Non-Stabilized Property.

“Renovation Standards Inspection” has the meaning specified in Section 6.02(a).

“Rent Collection Account” means a depositary account in the name of a Pkg Parent maintained at a Property Account Bank into which Rents from Properties of each Borrower that is a Subsidiary of such Pkg Parent are collected or deposited.

“Rents” means, with respect to each Property, all rents and rent equivalents and any fees, payments or other compensation from any Tenant.

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Approved Counterparty (or, in the event that a Rate Conversion has occurred, an amended interest rate cap agreement from an Approved Counterparty) with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that (i) the same shall be effective as of the date required in Section 5.03 in connection with a replacement pursuant to Section 5.03 (A) following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty or (B) following a Rate Conversion, (ii) the same shall be effective as of the first day of any Extension Term in connection with a replacement (or extension of the then-existing Interest Rate Cap Agreement) related to an extension of the Maturity Date pursuant to Section 2.08 and (iii) if a Rate Conversion has occurred and is continuing, the interest rate cap agreement shall provide protection from an increase in the Alternate Index Rate or Prime Index Rate, as applicable pursuant to Section 2.04.

“Replacement Management Agreement” means, collectively, (a) either (i) a property management agreement with a Qualified Property Manager or Local Property Manager, as applicable, substantially in the same form and substance as the related Existing Management Agreement or (ii) a property management agreement with a Qualified Property Manager or Local Property Manager, as applicable, reasonably acceptable to the Administrative Agent and the Majority Lenders in form and substance, and (b) an Assignment of Management Agreement, executed and delivered to the Administrative Agent by Borrower and such Qualified Property Manager or Local Property Manager, as applicable, at the Borrowers’ expense.

“Replacement BRG Sponsor Guaranty” means a replacement guaranty in substantially the same form and substance as the BRG Sponsor Guaranty, with such changes as the Administrative Agent may accept in its sole discretion such that (i) the Replacement Sponsor Guaranty shall cover all liabilities previously accrued under the BRG Sponsor Guaranty and accruing from and after the date of such replacement and (ii) the Initial BRG Sponsor shall be fully and completely released (retrospectively and prospectively) from any and all liability under the BRG Sponsor Guaranty.

“Reportable Event” has the meaning set forth in Section 4043 of ERISA.

“Request for Release” means a request for release of Collateral in connection with any Refinancing or Transfer or the Final Collection Date, substantially in the form attached hereto as Exhibit F.

“Request for Release Report” means a report described in Section 2.16(a)(iii), substantially in the form agreed to separately in writing between the Administrative Agent and the Calculation Agent (or, at any time that the same Person acts as Administrative Agent and Calculation Agent, any form provided by the Calculation Agent at such time).

“Required Notional Amount” is defined in the definition of “Interest Rate Cap Agreement.”

“Reserve Accounts” means, collectively, the Renovation Reserves Account, the Debt Service Reserves Account, the Tax Reserve Account, the Insurance Reserves Account, the Standing Reserves Account, the Special Reserves Account, the Debt Service Account and any other reserve or escrow account established pursuant to the Loan Documents.

“Reserve Release Date” means any Business Day of a calendar month as requested by the Borrower Representative pursuant to a Reserve Release Request; provided that there shall be no more than one (1) Reserve Release Date in any calendar month.

“Reserve Release Request” means any written request by the Borrower Representative for a release of Reserves held in a Reserve Account made in accordance with Article VI.

“Reserve Release Request Report” means a report described in Section 6.11(e)(ii), substantially in the form agreed to separately in writing between the Administrative Agent and the Calculation Agent (or, at any time that the same Person acts as Administrative Agent and Calculation Agent, any form provided by the Calculation Agent at such time).

“Reserves” means, collectively, the Renovation Reserves, the Debt Service Reserves, the Tax Reserve, the Insurance Reserves, the Standing Reserves, the Special Reserves and any funds deposited into any other Reserve Account.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to (i) any Person (other than the Calculation Agent and Paying Agent), the chief executive officer or president or, with respect to financial matters, the chief financial officer or treasurer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer means any officer authorized to act on such officer’s behalf as demonstrated by a certified resolution or (ii) the Calculation or the Paying Agent, any officer in the corporate trust division or department of the Calculation Agent or the Paying Agent, as applicable, with direct responsibility for the administration of this Agreement and, with respect to a particular matter, any other officer in the corporate trust division or department to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment” means, with respect to any Person, (i) any dividend or other distribution of any nature (cash, securities, assets, Indebtedness or otherwise) and any payment, by virtue of redemption, retirement or otherwise, on any class of Equity Interests or subordinate Indebtedness issued by such Person, whether such Equity Interests are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly, other than any distribution of Financed Properties in connection with a Refinancing, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests or subordinate Indebtedness of such Person now or hereafter outstanding, or (iii) any payment of management or similar fees by such Person (other than payment of property management fees under any Management Agreement to the extent expressly permitted by this Agreement). For the avoidance of doubt, any distribution by a Loan Party consisting of Equity Interests effected solely for the purpose of the consummation of a Refinancing (subject to compliance with Section 2.16) shall not constitute a Restricted Junior Payment.

“Retained Interest” has the meaning set forth in Section 5.07(a).

“Risk Retention Sponsor” means Bluerock Residential Holdings, LP, a Delaware limited partnership.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“Sample Pool” means, with respect to Financed Properties in any calendar month, such Financed Properties where the Scheduled Renovation Work was most recently completed and that are identified in a report delivered by the Borrower Representative to the Administrative Agent and the Diligence Agent on the fifteenth (15th) day and the last day of such calendar month (and, if any such date is not a Business Day, on the immediately succeeding Business Day); provided that (x) any such report shall include each Financed Property where the Scheduled Renovation Work was completed since the date of the immediately preceding report and (y) no Financed Property shall be included in more than one report or more than one Sample Pool.

“Scheduled Renovation Work” has the meaning set forth in Section 6.02(a).

“Second Extension Term” has the meaning set forth in Section 2.08.

“Section 8 Housing Tenants” means Tenants paying all or a portion of any Rent with vouchers provided by the U.S. Department of Housing and Urban Development housing choice voucher program, commonly referred to as “Section 8”, and including herein any replacement, successor or similar federal or state program.

“Secured Parties” means, collectively, the Lenders, the Administrative Agent, each Servicing Agent, the Collateral Agent and each other Indemnified Party.

“Securities Account Control Agreement” means with respect to any Eligible Account, the controlled account agreement by and the Borrower Representative, the Paying Agent in its capacity as the Securities Intermediary and the Administrative Agent, providing for the exclusive control of such Eligible Account during an Event of Default, substantially in the form of Exhibit A or such other form as may be reasonably acceptable to the Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Securities Intermediary” means the Paying Agent in its capacity as Securities Intermediary hereunder and under any Securities Account Control Agreement.

“Securities Intermediary Account Bank” means (a) Wells Fargo Bank, N.A. and (b) any other financial institution at which an Eligible Account is maintained. Each Securities Intermediary Account Bank shall be a Qualified Institution. The initial Securities Intermediary Account Bank shall be Wells Fargo Bank, N.A.

“Security Deposit Account” means a depositary account in the name of a Pkg Parent maintained at a Property Account Bank into which security deposits from Properties of each Borrower that is a Subsidiary of such Pkg Parent are collected or deposited.

“Security Procedure Agreement” means that certain security procedure agreement by and between the Administrative Agent and the Paying Agent, specifying the security procedure selected by the Administrative Agent pursuant to which the Paying Agent shall confirm instructions received from the Administrative Agent in connection with the applicable Accounts.

“SEL” has the meaning set forth in Section 5.04(a)(i).

“Selected Financed Property Sample” has the meaning set forth in Section 6.02(a).

“Servicing Agents” means, collectively, the Paying Agent, the Calculation Agent and the Diligence Agent, and “Servicing Agent” means any one of them.

“Settlement Period” means, (i) as to the initial Monthly Payment Date, the period beginning on, and including, the date hereof and ending on, and including, the last day of the most recently ended calendar month prior to such Monthly Payment Date and (ii) as to any subsequent Monthly Payment Date, the period beginning on, and including, the first day of the most recently ended calendar month and ending on, and including, the last day of the most recently ended calendar month prior to such Monthly Payment Date; provided, that the final Settlement Period shall begin on, and include, the first day of the most recently ended calendar month prior to the calendar month during which the Maturity Date occurs and shall end on the Maturity Date.

“Severed Loan Documents” has the meaning assigned to that term in Section 7.02(c).

“SFR Property” means any Property that is not a Multi-Family Property.

“Single Plat Development” means a horizontal property development located on a single tax parcel, comprised of multiple one to four unit residential properties.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the NYFRB, currently at http:www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Average” means, for any Settlement Period and the Interest Determination Date for such Settlement Period, the compounded average of SOFR over a rolling calendar period of thirty (30) days (“30-Day SOFR Average”) on such Interest Determination Date, with the rate, or methodology for this rate, and conventions for this rate being established by the Administrative Agent in accordance with:

(1)the “30-day Average SOFR” published on the SOFR Administrator’s Website at https://apps.newyorkfed.org/markets/autorates/sofr-avg-ind or any successor or successor page thereto established by the SOFR Administrator (as calculated by the Administrative Agent and rounded upwards, if necessary, to the nearest 1/1,000 of 1%); provided, that if as of 5:00 p.m. (New York City time) on any Interest Determination Date such 30-Day SOFR Average has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the SOFR Average has not occurred, then SOFR Average for the related Settlement Period will be the 30-Day SOFR Average as published on the SOFR Administrator’s Website on the first preceding U.S. Government Securities Business Day for which such 30-Day SOFR Average was published on the SOFR Administrator’s Website so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Interest Determination Date; and provided, further, that:

(2)if, and to the extent that, the Administrative Agent determines that 30-Day Average SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Administrative Agent giving due consideration to any industry accepted market practice for similar U.S. dollar-denominated floating rate balance sheet loans;

provided, further, that if the Administrative Agent determines (or the Calculation Agent notifies the Administrative Agent and the Borrowers) that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent or the Calculation Agent, then SOFR Average will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement”.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall SOFR Average be less than the Index Floor.

“Sole Lead Arranger” means Deutsche Bank Securities Inc.

“Solvent” means, with respect to any Person or any consolidated group, on any date of determination, that on such date (i) the fair saleable value of such Person’s or consolidated group’s assets exceeds its total liabilities, including subordinated, unliquidated, disputed and contingent liabilities, (ii) the fair saleable value of such Person’s or consolidated group’s assets exceeds its probable liabilities, as applicable, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, (iii) such Person’s or consolidated group’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted and (iv)  such Person or consolidated group does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations).

“Special Purpose Entity” means a limited liability company that at all times since its date of formation (subject to the proviso at the end hereof) has complied with, and shall at all times comply with, the following requirements. Such entity:

(a)is and shall be organized solely for the purpose of (A) in the case of any Borrower (other than a TRS Borrower), acquiring, renovating, rehabilitating, owning, maintaining, holding, selling, transferring, financing, refinancing, improving, leasing, managing and operating Properties, entering into and performing its obligations under the Loan Documents to which it is a party with the Administrative Agent, refinancing the Properties in connection with a repayment of any Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; (B) in the case of any TRS Borrower, marketing and selling Properties and transacting business that is incident, necessary and appropriate to accomplish the foregoing; and/or (C) in the case of an Equity Owner, owning, holding, financing, selling or transferring it equity interests in one or more Special Purpose Entities (to the extent otherwise permitted hereunder) and transacting any lawful business that is incident, necessary and appropriate to accomplish the foregoing; provided, however, that (i) all right, title, interest and estate in the Previously-Owned Properties were transferred and conveyed by Borrower and/or Borrower TRS, as applicable, to the applicable Previously-Owned Properties Transferee and (ii) such entity previously acquired, renovated, rehabilitated, owned, managed and operated Previously-Owned Properties and entered into a Prior Loan (which shall not be deemed a violation of this clause (a)), and on or prior to the Closing Date (or, with respect to any Additional Loan Party, the applicable Accession Date) each Prior Loan has been satisfied in full with respect to each Loan Party, subject to the accuracy of the representations and warranties set forth in Section 4.01(x) of this Agreement (the “Recycled Entity Conditions”);

(b)has not engaged and shall not engage in any business unrelated to (A) in the case of any Borrower (other than a TRS Borrower), the acquisition, renovation, rehabilitation, ownership, maintenance, holding, sale, transfer, refinancing, leasing, financing, improvement, management or operation of any one or more Properties, (B) in the case of any TRS Borrower, the marketing and sale of the Properties, and/or (C) in the case of any Equity Owner, owning Equity Interests of one or more Special Purpose Entities; provided, however, that (1) prior to the Closing Date the Borrowers previously owned, managed, marketed and sold Previously-Owned Properties (which shall not be deemed to be a violation of this paragraph (b) and (2) on or prior to the Closing Date all right, title, interest and estate in the Previously-Owned Properties were transferred and conveyed by Borrowers to the applicable Previously-Owned Properties Transferees;

(c)has not owned and shall not own any real property other than, in the case of any Borrower, any one or more Properties (other than Previously-Owned Properties that, on or prior to the Closing Date, were transferred and conveyed to the applicable Previously-Owned Properties Transferees);

(d)does not have and shall not have any assets other than (A) in the case of a Borrower, any one or more Properties, Permitted Investments, personal property necessary or incidental to its ownership and operation of such Properties, including cash and cash equivalents, and/or (B) in the case of an Equity Owner, its Equity Interests in one or more Special Purpose Entities and personal property necessary or incidental to its ownership of such interests, including cash and cash equivalents;

(e)shall not, except to the extent permitted under this agreement, engage in, seek, consent to or permit, to the fullest extent permitted by law, any (i) dissolution, winding up, liquidation, consolidation, division or merger, or (ii) sale or other transfer of all or substantially all its assets or any sale of assets outside the ordinary course of its business;

(f)shall not consent to or permit any amendment of its articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) (unless required by law) with respect to the matters set forth in this definition or matters as to which such formation document requires prior written consent of the Administrative Agent, in each case without the prior written consent of the Administrative Agent and, in the case of any such amendments determined by the Administrative Agent in its reasonable discretion to be material and adverse to the Lenders, the consent of the Majority Lenders;

(g)(A) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), shall be a Delaware entity and has and shall have at least one (1) member that is a Special Purpose Entity that is a single-member Delaware limited liability company, that has at least one (1) Independent Director and that directly owns at least one-tenth-of-one percent (0.1%) of the equity of the limited liability company and (B) if such entity is a statutory trust, shall be a Delaware entity with the Owner Trustee serving as sole trustee;

(h)if such entity is a single-member limited liability company, (i) is and shall be a Delaware limited liability company, (ii) has and shall have at least one (1) Independent Director, (iii) shall not take any Material Action and shall not cause or permit the members or managers of such limited liability company to take any Material Action, in each case unless two (2) Independent Directors then serving as managers of the limited liability company shall have given their prior written consent to such action, and (iv) has and shall have one (1) natural person (who may but need not be Independent Directors) who are not members of the limited liability company, that have signed its limited liability company agreement and that, under the terms of such limited liability company agreement become a member of the limited liability company immediately prior to the withdrawal or dissolution of the last remaining member of the limited liability company;

(i)shall not (and has and shall have a limited liability agreement or operating agreement, as applicable, providing that such entity shall not) (I) except as otherwise permitted by this Agreement, dissolve, merge, liquidate, consolidate or divide; (II) except as otherwise permitted by this Agreement, sell all or substantially all of its assets; (III) amend its organizational documents with respect to the matters set forth in this definition without the prior written consent of the Administrative Agent and, in the case of any such amendments determined by the Administrative Agent to be material and adverse to the Lenders, the consent of the Majority Lenders; or (IV) without the affirmative vote of one (1) Independent Director of itself: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a voluntary bankruptcy petition or any other bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing (actions described in clauses (A) through (D), collectively, the “Material Actions”);

(j)has been capitalized in a manner so that it is expected as of the Closing Date or the applicable Accession Date to at all times remain solvent and shall, to the extent of all available cash flow of such entity, pay its debts and liabilities (including a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and shall, to the extent of all available cash flow of such entity, maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing provisions of this clause (j) shall not require any shareholder, partner or member of such entity, as applicable, to make additional capital contributions to such entity nor give rise to any liability or obligation on the part of any such shareholder, partner or member or any guarantor under any Loan Documents or otherwise;

(k)shall not fail to correct any known misunderstanding regarding the separate identity of such entity;

(l)shall maintain books of account and books and records separate from those of any other Person and, to the extent that it is required to file its own tax returns under applicable law, shall file its own tax returns;

(m)shall maintain its own records, books, resolutions and agreements;

(n)shall not commingle its funds or assets with those of any other Person and shall not participate in any cash management system with any other Person, other than as permitted or required by this Agreement;

(o)shall hold its assets in its own name; provided that a Borrower TRS may hold assets in the name of the Borrower who owns the Equity Interests in such Borrower TRS;

(p)shall conduct its business in its name or in a name franchised or licensed to it by an entity other than its Affiliates, except for business conducted on behalf of itself by another Person under a property management agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such property management agreement holds itself out as its agent;

(q)(A) shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person (other than as between a Borrower and its subsidiary Borrower TRS), (B)  shall show, in its financial statements, if any, its assets and liabilities separate and apart from those of any other Person (other than as between a Borrower and its subsidiary Borrower TRS) and (C) shall not permit its assets to be listed as assets on the financial statements of any of its Affiliates (other than the other Loan Parties); provided, however, that its assets, liabilities, net worth and operating results may be included in a consolidated financial statement of an Affiliate, as required by GAAP, so long as any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of such Affiliate except to the extent agreed to in such Affiliate’s guaranty of certain Obligations of the Special Purpose Entity (as applicable);

(r)shall use its own funds and assets to pay its own liabilities and expenses, including the salaries of its own employees, and a fairly allocated portion of any personnel and overhead expenses that it shares with any Affiliate; provided, however, that none of the foregoing shall require any direct or indirect shareholder, partner or member of such entity, as applicable, to make additional capital contributions or loans to, or otherwise make available any funds for, such entity or prohibit dividends or distributions to holders of Equity Interests in such entities to the extent not otherwise prohibited in this Agreement;

(s)shall observe all partnership or limited liability company formalities, as applicable, that are necessary to maintain its separate existence;

(t)shall not assume or guarantee or become obligated for the debts of any other Person, and shall not hold out itself or its credit or assets as being available to satisfy the obligations of any other Person, in each case, except as contemplated by this Agreement and the other Loan Documents with respect to each other Borrower and each other Equity Owner and, to the extent provided in the Loan Documents, each Sponsor, or as otherwise imposed by law;

(u)shall not acquire obligations or securities of its partners, members or shareholders or any other Affiliate (other than Equity Interests in other Loan Parties);

(v)shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates or any guarantor of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee or agent of an Affiliate;

(w)shall use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity (unless such entity is clearly designated as being the Special Purpose Entity’s agent);

(x)shall not pledge its assets to secure the obligations of any other Person, except as required by this Agreement or the other Loan Documents;

(y)shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of a Loan Party and not as a division or part of any other Person;

(z)shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(aa)  shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity); provided, that, subject to the Recycled Entity Conditions, the Borrowers remain obligated for certain contingent liabilities which survive the termination of the Prior Loans;

(bb)  shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(cc)  other than capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except (A) in the ordinary course of its business and in each case on terms which are intrinsically fair, commercially reasonable and are comparable to those of an arm’s-length transaction with an unrelated third party, (B) with respect to other Borrowers and Equity Owners pursuant to the Loan Documents, including in connection with the formation of a TRS Borrower and the contribution by Borrower of Collateral to such TRS Borrower, or (C) in connection with a Refinancing or Transfer otherwise permitted under this Agreement;

(dd)  shall not have any obligation to, and shall not indemnify its partners, officers, directors, managers or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Obligations and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Obligations;

(ee)  shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(ff)  shall not form, acquire or hold any subsidiary, except (i) Equity Interests in other Loan Parties and (ii) that the Equity Owners (including any new Equity Owner that becomes a party to this Agreement and the other applicable Loan Documents) may organize new Delaware limited liability companies that become Borrowers hereunder within sixty (60) days of their formation;

(gg)  shall maintain its bank accounts separate from those of any other Person and shall not permit any Affiliate independent access to its bank accounts (other than a Qualified Property Manager, acting in its capacity as agent pursuant to a Management Agreement), except as otherwise contemplated by the Loan Documents with respect to each Borrower;

(hh)  is, and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and duly qualified in all other jurisdictions where it is required to be qualified in order to do business;

(ii)  shall not enter into any transaction or series of transactions to adopt, file, effect or consummate a Division of itself, or otherwise permit any such Division of itself to be adopted, filed, effected or consummated;

(jj)  if treated as a “disregarded entity” for U.S. federal income tax purposes, does not have and shall not have any obligation to reimburse its equityholders or any of their Affiliates (other than the other Loan Parties) for any taxes that such equityholders or any of their Affiliates (other than the other Loan Parties) may incur as a result of any profits or losses of such entity;

(kk)  it has not incurred and will not incur any Indebtedness other than Permitted Indebtedness and any Prior Loan (which has been satisfied in full on or prior to the Closing Date or, with respect to any Additional Loan Party, the applicable Accession Date), Guarantees or indemnities (other than under its organizational documents), or been a co-borrower relating to prior Indebtedness (other than Indebtedness under any Prior Loan which has been satisfied in full on or prior to the Closing Date or, in the case of any Additional Loan Party, the applicable Accession Date), in each case that have not been released or discharged on or prior to the Closing Date or, with respect to any Additional Loan Party, the applicable Accession Date;

(ll)  other than with respect to any Prior Loan or by reason of a Sponsor’s direct or indirect ownership of Equity Interests in such entity, it has no reason to believe that any creditors of its Affiliates previously relied on any assets owned by it in extending credit to such Affiliate;

(mm)  with respect to any Prior Loan (i) such Prior Loan has been satisfied in full (x) with respect to each Loan Party as of the Closing Date, on or prior to the Closing Date and (y) with respect to each Additional Loan Party, on or prior to the applicable Accession Date, (ii) no Loan Party has any remaining liabilities or obligations in connection with any Prior Loan (other than environmental and other limited and customary indemnity obligations) and (iii) all collateral and security for any Prior Loan on any assets or property of the Loan Parties has been released (x) with respect to the Loan Parties as of the Closing Date, on or prior to the Closing Date and (y) with respect to any Additional Loan Party, on or prior to the applicable Accession Date;

provided, however, that the parties hereto acknowledge and agree that solely during the period ending prior to the Closing Date, such entity may have not complied with certain of the foregoing requirements relating to (i) Independent Directors, (ii) so called “springing members”, (iii) notations on consolidated financials, (iv) separate books and records, (v) ownership of any real property sold, transferred or otherwise disposed of prior to the date hereof, to the extent that any such real property did not meet the definition of “Property” in this Agreement and (vi) ownership of equity interests in subsidiaries which have been transferred on or before the date hereof.

“Special Reserves” has the meaning specified in Section 6.08.

“Special Reserves Account” means the account identified as the “Special Reserves Account” in the Securities Account Control Agreement established and maintained by the Securities Intermediary pursuant to Section 2.18 or such other account established pursuant to Section 2.18 in replacement thereof by the Securities Intermediary and designated in writing from time to time by the Administrative Agent and the Borrower Representative. The Special Reserves Account shall be an Eligible Account.

“Specified Documents” means, with respect to any Property File, each document listed in the definition of “Property File”.

“Sponsor” means each of the Peak Sponsor and the BRG Sponsor.

“Sponsor Financial Covenants” means:

(a)with respect to the BRG Sponsor, the requirement that the BRG Sponsor maintain as of each Quarterly Determination Date:

(i)Tangible Net Worth of at least $400,000,000; and

(ii)Liquidity of at least $10,000,000; and

(b)with respect to the Peak Sponsor, the requirement that the Peak Sponsor maintain as of each Quarterly Determination Date:

(i)Tangible Net Worth of an amount equal to at least $25,000,000; and

(ii)Liquidity of at least $500,000.

“Sponsor Guaranty” means each of the Peak Sponsor Guaranty, the BRG Sponsor Guaranty and the Replacement BRG Sponsor Guaranty.

“Spread” means 2.80% per annum; provided that the Spread will be increased by 0.15% per annum during any Extension Term.

“Stabilized Property” means, as of any date of determination, either (i) an Eligible Property that is a Carry-Over Property, or (ii) an Eligible Property that satisfies the following: (a) the applicable Borrower has satisfied the Completion Requirements (with respect to any multi-unit Property, for all units), (b) the Property (including, for any multi-unit Property, all units) is leased to an Eligible Tenant pursuant to an Eligible Lease; provided that an Eligible Property that has been leased to an Eligible Tenant pursuant to an Eligible Lease shall continue to be a Stabilized Property if such tenancy is terminated as a result of the expiration or termination of such Eligible Lease, (c) the applicable Borrower has received the first monthly rent payment under the Eligible Lease for such Property and (d) the Diligence Agent has completed its due diligence review of such Property and confirmed that such Property satisfied clauses (a) and (b) above, and (v) in the case of any Financed Property that did not constitute a Stabilized Property on the date of the related Property Loan, (A) such Property is an Eligible Property and (B) unless the Borrower Representative notifies the Administrative Agent that the applicable Borrower will not be requesting a Renovation Loan in respect of such Property (which notification shall be final and non-revocable), a Renovation Loan has been made with respect to such Property. For the avoidance of doubt, a Stabilized Property cannot subsequently become a Non-Stabilized Property.

“Standing Reserves” has the meaning specified in Section 6.07.

“Standing Reserves Account” means the account identified as the “Standing Reserves Account” in the Securities Account Control Agreement established and maintained by the Securities Intermediary pursuant to Section 2.18 or such other account established pursuant to Section 2.18 in replacement thereof by the Securities Intermediary and designated in writing from time to time by the Administrative Agent and the Borrower Representative. The Standing Reserves Account shall be an Eligible Account.

“State” means any state of the United States.

“Strike Price” means two and one-half percent (2.50%) per annum, or, following the occurrence of a Rate Conversion, the foregoing Strike Price.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Supermajority Lenders” means, at any time, the Lender or Lenders, including Approved Participants (other than the Defaulting Lenders), whose Commitments (excluding the Commitments of any Defaulting Lenders) or, in the case of any Approved Participant, the portion of a Lender’s Commitment participated to it, or, if such Commitments are terminated, the aggregate outstanding principal amount of all Loans of such Lenders or Approved Participants, together exceed sixty-six and two thirds percent (66 &frac23;%) of the Aggregate Commitment (excluding the Commitments of any Defaulting Lenders) at such time, or if such Commitments are terminated, the Aggregate Loan Principal Balance. For the avoidance of doubt, for purposes of this definition, (i) the Commitment or outstanding Loans of any Assigning Lender that assigns its voting rights to an Approved Participant shall be deemed reduced by the amount of the Commitment or Loans that is participated to such Approved Participant and (ii) any Approved Participant shall be deemed a Defaulting Lender to the extent and for so long as its related Assigning Lender becomes and remains a Defaulting Lender. The calculation of Supermajority Lenders shall in all circumstances be the sole responsibility of the Administrative Agent and such determination shall be binding on each Lender in all respects hereunder absent manifest error.

“Supported QFC” has the meaning assigned to it in Section 10.27.

“SWAP Rate” means the sum of (i) the bid side yield to maturity for the “on the run” United States Treasury note with a three year maturity plus (ii) the mid market three year swap spread, each as displayed on Telerate Page 19901 on Dow Jones Telerate, Inc. (or as determined by the Calculation Agent as of the first day of each Settlement Period from such other market source as the Administrative Agent determines if such Telerate Page 19901 or such service setting forth such yield and spread are not available at the time of determination by the Calculation Agent).

“Tangible Net Worth” means, with respect to any Person at any date, an amount equal to (a) the sum (without double counting) of (i) the consolidated stockholders’ equity of such Person and its Subsidiaries as the same would appear on a consolidated balance sheet of such Person and its Subsidiaries at such date prepared in accordance with GAAP, minus (b) to the extent included when determining stockholders’ equity of either Sponsor and its Subsidiaries: (i) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (ii) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Tax Reserves” has the meaning specified in Section 6.05(a).

“Tax Reserve Account” means the account identified as the “Tax Reserve Account” in the Securities Account Control Agreement established and maintained by the Securities Intermediary pursuant to Section 2.18 or such other account established pursuant to Section 2.18 in replacement thereof by the Securities Intermediary and designated in writing from time to time by the Administrative Agent and the Borrower Representative. The Tax Reserve Account shall be an Eligible Account.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto; and “Tax” shall have the correlative meaning.

“Tenant” means any lessee of any Property.

“Term SOFR” means, with respect to each Settlement Period, the Term SOFR Reference Rate for a one-month period as determined by the Administrative Agent on the Interest Determination Date for such Settlement Period, as such rate is published by the Term SOFR Administrator (as calculated by the Administrative Agent and rounded upwards, if necessary, to the nearest 1/1,000 of 1%); provided, that if as of 5:00 p.m. (New York City time) on any Interest Determination Date the Term SOFR Reference Rate for a one-month period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR for the related Settlement Period will be the Term SOFR Reference Rate for such one-month period as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a one-month period was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Interest Determination Date. Notwithstanding the foregoing or anything herein to the contrary, in no event shall Term SOFR be less than the Index Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means any Loan at such time as interest thereon accrues at a rate of interest based upon Term SOFR.

“Term SOFR Rate” means the sum of (i) Term SOFR and (ii) the Spread.

“Term SOFR Reference Rate” means the forward-looking term rate for a one-month period based on SOFR, currently identified on the Term SOFR Administrator’s website at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html.

“Title Insurance Policy” means, with respect to each Financed Property, Financed Single Plat Development or Pending Advance Property, an ALTA mortgagee or owner, as applicable, title insurance policy issued by a Qualified Title Insurance Company in a form reasonably acceptable to the Administrative Agent (or, if a Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and determined by the Diligence Agent and reasonably acceptable to the Administrative Agent), in an amount equal to or greater than the Allocated Loan Amount with respect to such Financed Property or Financed Single Plat Development, as applicable, issued with respect to such Property or such Single Plat Development and insuring the Lien of the Mortgage encumbering such Property or such Single Plat Development or the legal title to such Property or such Single Plat Development (i) in respect of executed originals, delivered to the Administrative Agent and (ii) posted to the Administrative Agent’s online data room pursuant to Section 5.01(t).

“Toxic Mold” means fungi that reproduces through the release of spores or the splitting of cells or other means that may pose a risk to human health or the environment or negatively affect the value of any Financed Property, including, but not limited to, mold, mildew, fungi and fungal spores.

“Transactions” has the meaning specified in Section 10.10(a).

“Transfer” means a bona fide voluntary or involuntary sale, conveyance, assignment, transfer or other transfer or disposal of the legal or beneficial ownership of a Financed Property or a Financed Single Plat Development, whether direct or indirect, by operation of law or otherwise, to a third party that is not an Affiliate of any Loan Party.

“Transfer Proceeds” means, with respect to the Transfer of any Financed Property or Financed Single Plat Development, all amounts and proceeds realized or received with respect to such Financed Property or Financed Single Plat Development (including with respect to any grant of an option to purchase a legal or beneficial interest in such Financed Property or such Financed Single Plat Development).

“TRS Borrowers” means any direct subsidiary of an Equity Owner or any wholly-owned subsidiary of another Borrower that is treated for U.S. federal income tax purposes as a “taxable REIT subsidiary” that has been approved in writing by the Administrative Agent (such approval not to be unreasonably withheld) and has been added as a Borrower hereunder in accordance with Section 5.01(s). For the avoidance of doubt, the TRS Borrowers shall be Borrowers hereunder.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, any Secured Party’s Lien on any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement determined under clause (a)(i) or (b)(i) of the definition thereof excluding the applicable Benchmark Replacement Adjustment.

“Underwriting Schedule” means the schedule setting forth the methodology for calculating the Underwritten Net Cash Flow agreed to on the Closing Date, as may be updated from time to time by the Administrative Agent in accordance herewith by written notice to the Borrower Representative.

“Underwritten Applicable Percentage” means, with respect to any Property, the percentage set forth in the Underwriting Schedule for the applicable revenue or expense category (as such percentage may be updated from time to time as deemed necessary by the Administrative Agent based upon the Administrative Agent’s reasonable underwriting criteria and the actual experience of the Borrowers) for the relevant metropolitan statistical area in which such Property is located.

“Underwritten Gross Income” means, as of any date of determination, the income for each applicable Financed Property or Pending Advance Property calculated as the sum of (i) with respect to a Stabilized Property, annualized actual in-place rent under the Lease or Leases on such Property less any incentives (including free rent or partial rent abatements) offered to Tenants in an amount greater than $150 for such Stabilized Property (a) for the current calendar month if such Property is not Vacant or (b) for the most recent calendar month that Property was not Vacant if such Property is Vacant plus (ii) with respect to a Non-Stabilized Property, the assumed rental payments for such Non-Stabilized Property determined by the Diligence Agent on the basis of (x) if the Borrowers’ total estimated rental payments for all Non-Stabilized Properties financed in the same Loan made (or to be made) with respect to such Property is lower than the total market rental payments estimated under the related Broker Price Opinions for all such Non-Stabilized Properties, the Borrowers’ estimated rental payments for such Non-Stabilized Property and (y) otherwise, the market rental payment estimated under the related Broker Price Opinion for each applicable Property.

“Underwritten NCF Multi-Unit Adjustment” means, as of any date of determination, with respect to any Property located in a Single Plat Development or Multi-Family Property, the adjustments deemed necessary by the Administrative Agent based upon the Administrative Agent’s reasonable underwriting criteria, as may be updated from time to time by the Administrative Agent, including (without limitation) as of the Closing Date, (A) a deduction of the greater of (x) $250 per residential unit at such Property per annum or (y) $50,000; (B) exclusion of (i) amounts representing non-recurring items and (ii) amounts received from (1) residential Tenants under month-to-month Leases, to the extent such amounts exceed five percent (5%) of the aggregate net cash flow receipts and revenue received on such multi-unit Property for the applicable annualized period and (2) Tenants under Leases where the term is set to expire in the next succeeding calendar quarter.

“Underwritten Net Cash Flow” means, as of any date of determination, with respect to any Property, the excess of (i) (A) Underwritten Gross Income less (B) the Underwritten Vacancy Adjustment over (ii) Underwritten Operating Expenses. Underwritten Net Cash Flow shall be subject to such other adjustments deemed necessary by the Administrative Agent based upon the Administrative Agent’s reasonable underwriting criteria and the actual experience of the Borrowers, including, without limitation, any Underwritten NCF Multi-Unit Adjustments (and the Administrative Agent shall provide written notice to the Borrower Representative of any change in such adjustments); provided, however, that any such adjustments (other than adjustments caused by variations in actual in-place rental payments or various actual in-place charges, costs or expenses) reflecting underwriting criteria that would result in an increased Underwritten Net Cash Flow compared to Underwritten Net Cash Flow calculated without giving effect to such adjustments shall be presented to the Lenders for review and shall become effective on the sixth (6th) Business Day after such presentation, unless the Majority Lenders object to such adjustments prior to such time in accordance with Section 10.22. Lenders constituting Majority Lenders shall have a right at any time to request, in accordance with Section 10.22, that the Administrative Agent review the then current assumptions for calculation of Underwritten Net Cash Flow to determine whether any additional adjustments are necessary; provided that such Majority Lenders shall provide a reasonably detailed written statement of their reasons for making such a request. The Calculation Agent’s calculation of Underwritten Net Cash Flow shall be final absent manifest error. Notwithstanding anything herein to the contrary, the Underwritten Net Cash Flow of any Property that is (I) not an Eligible Property (beyond the applicable Cure Period) or (II) an Aged Non-Stabilized Property, shall be zero, for all purposes of this Agreement.

“Underwritten Operating Expenses” means, as of any date of determination, an amount calculated for each applicable Financed Property and Pending Advance Property (in a consistent manner on a portfolio basis for all (i) Financed Properties and Pending Advance Properties or (ii) Financed Properties, as applicable) in accordance with the Underwriting Schedule, as follows:

(a)An annual property management fee equal to the Underwritten Applicable Percentage of (i) Underwritten Gross Income, less (ii) the Underwritten Vacancy Adjustment, plus

(b)Annualized in-place property tax expense, plus

(c)Annualized in-place homeowner association dues, plus

(d)Annualized insurance expense based on the Borrowers’ actual in-place insurance Policies, plus

(e)Annual property maintenance costs equal to the Underwritten Applicable Percentage of Purchase Price, plus

(f)Annual lease-up and marketing turnover costs equal to the Underwritten Applicable Percentage of Underwritten Gross Income, calculated at a rate of 1 minus the “Renewal Rate” as set forth on the Underwriting Schedule for the relevant metropolitan statistical area in which such Property is located,

(g)Annual property maintenance turnover costs equal to the Underwritten Applicable Percentage of Purchase Price, calculated at a rate of 1 minus the “Renewal Rate” as set forth on the Underwriting Schedule for the relevant metropolitan statistical area in which such Property is located, plus

(h)“CapEx Reserve” as set forth on the Underwriting Schedule for the relevant metropolitan statistical area in which such Property is located, plus

(i)If applicable, an adjustment to account for other operating expenses actually incurred by the Borrowers with respect to such Properties. Any such adjustment shall be based on the actual expenses incurred by the Borrowers with respect to the Stabilized Properties in the immediately preceding twelve (12) month period calculated using the quarterly financial statements delivered to the Administrative Agent and based on the monthly average number of Properties owned by the Borrowers during such period. Such additional operating expenses may include, but shall not be limited to, general expenses for the Properties to the extent not provided for in the management fees payable pursuant to any Management Agreement (including but not limited to cost of utilities, inventories, and fixed asset supplies consumed in the operation of the Properties, costs and fees of independent professionals (including legal, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder). Notwithstanding the foregoing, the aforementioned additional operating expenses shall not include (A) expenses expressly addressed in clauses (a) through (h) above, (B) depreciation or amortization, (C) income taxes or other charges in the nature of income taxes, (D) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of any Loan or the sale, exchange, transfer, disposition, financing or refinancing of all or any portion of any Property or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Loans, (E) Capital Expenditures, (F) debt service, (G) expenses incurred in connection with the acquisition, initial renovation and initial leasing of Non-Stabilized Properties and other activities undertaken prior to such initial lease that do not constitute recurring operating expenses to be paid by the Loan Parties, including eviction of existing tenants, incentive payments to tenants (which shall be included in the calculation of Underwritten Gross Income, to the extent provided in the definition thereof) and other similar expenses, (H) any item of expense which would otherwise be considered to be an operating expense pursuant to the provisions above but is paid directly by any Tenant and not reimbursed to the applicable Borrower or its Affiliates in Underwritten Gross Income, (I) any service that is required to be provided by any Property Manager pursuant to the Management Agreement without compensation or reimbursement (other than the management fee set forth in the Management Agreement) and (J) any costs or overhead expenses incurred by any Property Manager relating to the build-up of its operating platform in new markets, including but not limited to, corporate accounting, human resources, payroll, benefits, information technology, asset management, acquisition and rehabilitation personnel and any other related costs and expenses, in each case to the extent not charged by any Property Manager to any Borrower.

The methodology and assumptions used to calculate Underwritten Operating Expenses shall be subject to such change from time to time by the Administrative Agent based upon the Administrative Agent’s reasonable underwriting criteria and the actual experience of the Borrowers; provided that any such changes (other than changes caused by the variations in the actual in-place charges, costs or expenses) reflecting underwriting criteria that would result in a decreased Underwritten Operating Expenses compared to Underwritten Operating Expenses calculated without giving effect to such changes shall be presented to the Lenders for review and shall become effective on the sixth (6th) Business Day after such presentation, unless the Majority Lenders object to such changes prior to such time in accordance with Section 10.22. Lenders constituting Majority Lenders shall have a right, in accordance with Section 10.22, at any time to request that the Administrative Agent review the then current methodology for calculation of Underwritten Operating Expenses to determine whether any additional adjustments are necessary; provided that such Majority Lenders shall provide a reasonably detailed written statement of their reasons for making such a request. The Administrative Agent shall provide written notice to the Calculation Agent and the Borrower Representative of any such changes.

“Underwritten Vacancy Adjustment” means, as of any date of determination, in respect of any Financed Property, the product of (i) the Underwritten Gross Income plus other income as set forth on the Underwriting Schedule for the relevant metropolitan statistical area in which such Property is located and (ii) the Underwritten Vacancy Adjustment Percentage (or, with respect to any multi-unit Property, if greater, the Underwritten Vacancy Adjustment Multi-Unit Percentage for such Property).

“Underwritten Vacancy Adjustment Multi-Unit Percentage” means, as of any date of determination, with respect to any multi-unit Property, a percentage equal to (x) the greatest of (I) the market vacancy rate (as determined by the Administrative Agent in its reasonable discretion) for properties similar to the units or Properties in the residential component of such multi-unit Property of comparable size in the market area in which such multi-unit Property is located that are professionally managed, (II) the Adjusted Actual Vacancy Rate at such multi-unit Property, as determined by the Administrative Agent, and (III) five percent (5%) of GPR and (y) a reduction of above market rents under residential Leases at such multi-unit Property to market rents as determined by the Administrative Agent.

“Underwritten Vacancy Adjustment Percentage” means, as of any date of determination, a percentage equal to (i) with respect to a Stabilized Property, the greater of (x) the “Market Vacancy Assumption Percentage” set forth in the Underwriting Schedule and (y) the Actual Vacancy Rate for the related metropolitan statistical area at such time, and (ii) with respect to a Non-Stabilized Property, the “Market Vacancy Assumption Percentage” set forth in the Underwriting Schedule. For the avoidance of doubt, each reference to the “Market Vacancy Assumption Percentage” set forth in the Underwriting Schedule in this definition means the “Market Vacancy Assumption Percentage” for the relevant metropolitan statistical area in which such Property is located.

“United States” means the United States of America.

“Unrestricted Cash” means, as of any date (i) with respect to the Loan Parties, any cash or Permitted Investments not held (or required to be held) in any Collection Account, Disbursement Account, Reserve Account, Rent Collection Account or Security Deposit Account, to the extent the cash value thereof could be distributed as a Restricted Junior Payment by a Loan Party pursuant to Section 5.05(m) on such date, and (ii) with respect to any other Person, any cash or Permitted Investments not held or required to be held in or swept to any reserve account, collection account, disbursement account, rent collection account, tenant deposit account or similar account, to the extent the cash value thereof could be distributed as a Restricted Junior Payment by such Person in compliance with applicable law and all contractual obligations and the organizational documents of such Person on such date.

“Unused Fee” has the meaning set forth in Section 2.05(b).

“Upfront Reserves” means (i) with respect to any Non-Stabilized Property, the upfront Renovation Reserves, Debt Service Reserves, Tax Reserve and Insurance Reserves for such Non-Stabilized Property in the amounts required under Article VI and (ii) with respect to any Stabilized Property, the Standing Reserves, Tax Reserve and Insurance Reserves for such Stabilized Property in the amounts required under Article VI.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.13(f)(ii)(B)(3).

“U.S. Withholding Agent” means, with respect to any withholding required pursuant to the Code, Computershare Trust Company, N.A., in its capacity as Paying Agent hereunder or any successor thereto.

“Vacant” means, with respect to any Property, that such Property (i) has no Lease in place, (ii) has only a Lease in place that is past the expiration date and the Tenant under such expired Lease is not paying month-to-month rent or (iii) has only a Tenant that is a Delinquent Tenant.

“Withholding Agent” means any Loan Party, the U.S. Withholding Agent and the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Zoning Report” means, with respect to any Single Plat Development or Multi-Family Property, a written report containing a summary of the current zoning district (including permitted uses and requirements for such zoning district) and any open violations, variances, special permits, conditions, exceptions or nonconforming issues of such Single Plat Development or Multi-Family Property delivered to the Administrative Agent in connection with any Loan in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 1.02. Other Terms and Constructions.

(a)Under this Agreement, all accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all accounting determinations made and all financial statements prepared hereunder shall be made and prepared in accordance with GAAP (provided that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standard Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Relevant Party at “fair value”, as defined therein).

(b)References herein to “Articles”, “Sections”, “Subsections”, “Subparagraphs”, “Subclauses” and other subdivisions without reference to a document are designated Articles, Sections, Subsections, Subparagraphs and other subdivisions of this Agreement.

(c)A reference to a Subsection, Subparagraph, Subclause or other subdivision without further reference to a Section is a reference to such Subparagraph, Subclause or other subdivision as contained in the same Section in which the reference appears.

(d)All times specified herein or in any other Loan Document (unless expressly specified otherwise) are local times in New York City, New York.

(e)All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

(f)The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented in accordance with the terms hereof and not to any particular section, subsection, or clause contained in this Agreement, and all references to Sections, Exhibits and Schedules shall mean, unless the context clearly indicates otherwise, the Sections hereof and the Exhibits and Schedules attached hereto, the terms of which Exhibits and Schedules are hereby incorporated into this Agreement.

(g)The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the provisions of this Agreement. Each of the definitions set forth in Section 1.01 shall be equally applicable to both the singular and plural forms of the defined terms.

(h)Unless specifically stated otherwise, all references herein to any statute, rule, regulation or any agreement, document or instrument shall, in each case, be a reference to the same as amended, restated, supplemented or otherwise modified from time to time (but with respect to any agreement, document or instrument, only to the extent such amendment, restatement, supplement or other modification is not prohibited by the Loan Documents (as such Loan Documents may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof).

(i)	The term “including” means “including without limitation”.

(j)Unless specifically stated otherwise, all references herein to any “reasonable” approval or consent of any Person, or to any Person’s approval or consent not being “unreasonably withheld”, or to other words of similar import, shall mean that such approval or consent shall not be unreasonably withheld, conditioned or delayed.

(k)The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.

(l)Unless otherwise indicated, when any date specified herein as the due date for a payment, notice or other deliverable is not a Business Day, such due date shall be extended to the next following Business Day.

SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

SECTION 1.04. Divisions. For all purposes under this Agreement, in connection with any Division or plan of Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its capital stock or similar equity interests at such time.

SECTION 1.05. Interest Rates. Upon the occurrence of a Benchmark Transition Event, Section 2.04 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower Representative and the Calculation Agent, pursuant to Section 2.04, of any change to the reference rate upon which the interest rate on Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration of, or any other matter related to, SOFR, the Prime Rate or any alternative or successor rate thereto, or replacement rate thereof (including (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.04, whether upon the occurrence of a Benchmark Transition Event, and (ii) the implementation of any Conforming Changes pursuant to Section 2.04, including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, SOFR or have the same volume or liquidity as did SOFR prior to its discontinuance or unavailability).

SECTION 1.06. Security Procedure Agreement. Any instruction from the Administrative Agent to the Paying Agent under this Agreement directing the disbursement of funds from any Account shall be in accordance with the Security Procedure Agreement. The Administrative Agent acknowledges and agrees that the Paying Agent’s inability to receive or confirm any such instruction pursuant to the security procedure selected by the Administrative Agent as specified in the Security Procedure Agreement may result in a delay in accomplishing such funds transfer, and agrees that the Paying Agent shall not be liable for any losses, liabilities, claims, fees, expenses (including, without limitation, reasonable attorneys’ fees and expenses and court costs), costs, or damages relating to any such delay.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01. Loans.

(a)On the terms and subject to the conditions hereof, from time to time during the period commencing on the Closing Date and ending at the close of business on the Business Day immediately preceding the last Business Day of the Initial Term, each Lender shall make Property Loans to the Borrowers in an amount, for each Lender, equal to its Lender Percentage of the amount requested by the Borrowers pursuant to Section 2.02(a)(i); provided that no Lender shall make any such Property Loan or portion thereof if any condition precedent set forth in Section 3.02 shall not have been satisfied (or waived) or if after giving effect to such Property Loan:

(i)the aggregate outstanding principal amount of the Loans funded by such Lender hereunder will exceed its Commitment;

(ii)the Aggregate Loan Principal Balance will exceed the Aggregate Commitment;

(iii)the Loan to Value Ratio with respect to all Financed Properties and all Pending Advance Properties in the aggregate will exceed 70.0%;

(iv)the Loan to Cost Ratio with respect to all Financed Properties and all Pending Advance Properties in the aggregate will exceed 75.0%;

(v)the aggregate Debt Yield with respect to all Financed Properties in the aggregate and all Pending Advance Properties in the aggregate determined as of the proposed Borrowing Date will be less than 6.5%;

(vi)the aggregate Debt Service Coverage Ratio with respect to all Financed Properties and all Pending Advance Properties in the aggregate will be less than 1.30:1.00;

(vii)the Loan to Value Ratio with respect to all Pending Advance Properties in the aggregate will exceed 70.0%;

(viii)the Loan to Cost Ratio with respect to all Pending Advance Properties in the aggregate will exceed 75.0%;

(ix)the aggregate Debt Yield with respect to all Pending Advance Properties and the requested Property Loans determined as of the proposed Borrowing Date will be less than 6.5%; or

(x)the aggregate Debt Service Coverage Ratio with respect to all Pending Advance Properties and the requested Property Loans determined as of the proposed Borrowing Date will be less than 1.30:1.00.

(xi)Each Borrowing of Property Loans shall be in a minimum principal amount equal to $5,000,000.

(b)On the terms and subject to the conditions hereof, from time to time during the period commencing on the Closing Date and ending at the close of business on the Business Day immediately preceding the last Business Day of the Initial Term, each Lender shall make Renovation Loans to the Borrowers in an amount, for each Lender, equal to its Lender Percentage of the amount requested by the Borrowers pursuant to Section 2.02(a)(ii); provided that no Lender shall make any such Renovation Loan or portion thereof if any condition precedent set forth in Section 3.03 shall not have been satisfied (or waived) or if after giving effect to such Renovation Loan:

(i)the aggregate outstanding principal amount of the Loans funded by such Lender hereunder will exceed its Commitment;

(ii)the Aggregate Loan Principal Balance will exceed the Aggregate Commitment;

(iii)the Loan to Value Ratio with respect to all Financed Properties and all Pending Renovation Advance Properties in the aggregate will exceed 70.0%;

(iv)the Loan to Cost Ratio with respect to all Financed Properties and all Pending Renovation Advance Properties in the aggregate will exceed 75.0%;

(v)the aggregate Debt Yield with respect to all Financed Properties in the aggregate and all Pending Renovation Advance Properties in the aggregate determined as of the proposed Borrowing Date will be less than 6.5%;

(vi)the aggregate Debt Service Coverage Ratio with respect to all Financed Properties and all Pending Renovation Advance Properties in the aggregate will be less than 1.30:1.00;

(vii)the Loan to Value Ratio with respect to all Pending Renovation Advance Properties in the aggregate will exceed 70.0%

(viii)the Loan to Cost Ratio with respect to all Pending Renovation Advance Properties in the aggregate will exceed 75.0%;

(ix)the aggregate Debt Yield with respect to all Pending Renovation Advance Properties and the requested Renovation Loans determined as of the proposed Borrowing Date will be less than 6.5%; or

(x)the aggregate Debt Service Coverage Ratio with respect to all Pending Renovation Advance Properties and the requested Renovation Loans determined as of the proposed Borrowing Date will be less than 1.30:1.00.

Each Borrowing of Renovation Loans shall be in a minimum principal amount equal to $5,000,000.

(c)Subject to the foregoing and to the limitations set forth in Section 2.06, the Borrowers may borrow, prepay and reborrow the Loans hereunder.

(d)Each Borrowing shall consist of Loans made on the same day by each of the Lenders ratably according to their respective Lender Percentages. Each Lender represents and warrants that either (i) no portion of any Loan attributable to such Lender is or shall be funded with the “plan assets” of (A) any “benefit plan investor” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA or (B) any employee benefit plan or plan that is subject to any law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code (“Other Plan Law”); or (ii) the Loans and the transactions contemplated by the Loan Documents will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Other Plan Law.

(e)The Calculation Agent shall maintain a record or records evidencing the indebtedness of the Borrowers to the Lenders resulting from each Loan made by the Lenders from time to time, including the outstanding principal balance of such Loans and the amount of Interest payable and paid to such Lender from time to time hereunder, which shall be based solely on the information provided to the Calculation Agent. The entries made in such records of the Calculation Agent shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided, however, that the failure of the Calculation Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between such records and the Register, the Register shall control.

(f)On the last Business Day of the Initial Term, the Commitments of the Lenders will terminate automatically without any action required on the part of any Person. The Aggregate Loan Principal Balance, together with all other Obligations, shall mature and be due and payable in full in cash on the Maturity Date.

(g)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender one or more promissory notes in any denominations specified by such Lender (in an aggregate principal amount not to exceed the Commitment owing such Lender) payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered and permitted assigns) substantially in the form of Exhibit G (a “Note”). In no event shall either the Paying Agent or the Calculation Agent have any obligation to maintain a register of holders of any such promissory notes, or to register or otherwise monitor transfers thereof.

SECTION 2.02. Borrowing Procedures.

(a)Borrowing Requests.

(i)The Borrower Representative may request a Borrowing of Property Loans hereunder with respect to Properties that are Pending Advance Properties by submitting to the Administrative Agent, the Calculation Agent and the Diligence Agent a written notice (together with the notice referred to in Section 2.02(a)(ii) below, each an “Initial Borrowing Request”) substantially in the form of Exhibit H-1; provided, that the aggregate number of Initial Borrowing Requests (on an aggregate basis including Borrowing Requests in respect of Property Loans and Renovation Loans) shall not be more than one (1) during any calendar week. Upon receipt of an Initial Borrowing Request, the Administrative Agent shall request confirmation from the Diligence Agent of the items set forth in Section 2.02(a)(iv) in respect of each applicable Pending Advance Property, and further request such confirmation be provided by the Diligence Agent within three (3) Business Days of receipt of an Initial Borrowing Request.

(ii)The Borrower Representative may request a Borrowing of Renovation Loans hereunder with respect to the completed Scheduled Renovation Work for Converted Properties that are Stabilized Properties by submitting to the Administrative Agent, the Calculation Agent and the Diligence Agent a Borrowing Request substantially in the form of Exhibit H-2; provided, that (x) the aggregate number of Initial Borrowing Requests (on an aggregate basis including Borrowing Requests in respect of Property Loans and Renovation Loans) shall not be more than one (1) during any calendar week, (y) a Renovation Loan in respect of any Property may only be made once; and (z) the Borrowing Date in respect of any Renovation Loans and a Reserve Release Date shall occur on the same day in any calendar month. Upon receipt of an Initial Borrowing Request, the Administrative Agent shall request confirmation from the Diligence Agent of the items set forth in Section 2.02(a)(v) in respect of each applicable Pending Renovation Advance Property, and further request such confirmation be provided by the Diligence Agent within three (3) Business Days of receipt of an Initial Borrowing Request.

(iii)The Calculation Agent shall deliver to the Administrative Agent (or, if the Calculation Agent and the Administrative Agent are the same Person, shall be deemed to have delivered), within two (2) Business Days of receipt of an Initial Borrowing Request, a Preliminary Report setting forth the results of any applicable calculations required in connection with such Initial Borrowing Request. If no calculation exceptions are identified in such Preliminary Report, and no modifications of such Initial Borrowing Request are requested by (x) the Diligence Agent to reflect the results of its diligence review or (y) the Administrative Agent or the Calculation Agent, such Initial Borrowing Request shall constitute a Final Borrowing Request and such Preliminary Report shall constitute a Final Report. If exceptions are identified in such Preliminary Report, or modifications are requested by the Diligence Agent, the Administrative Agent or the Calculation Agent because the initial Borrowing Request is incomplete or contains miscalculations or other errors, the Borrower Representative shall submit a Modified Borrowing Request reflecting such requested modifications and the corrections of such exceptions to the Administrative Agent, the Calculation Agent, and the Diligence Agent, and the Calculation Agent shall generate a Modified Report based on such Modified Borrowing Request. If no calculation exceptions are identified in such Modified Report and no incompletions, miscalculations or other errors are identified in the Modified Borrowing Request, such Modified Borrowing Request shall constitute a Final Borrowing Request and such Modified Report shall constitute a Final Report. To the extent exceptions are identified in such Modified Report, the foregoing process shall be repeated until a Final Report is obtained. The Calculation Agent shall provide the Final Report relating to a Final Borrowing Request to the Administrative Agent and the Borrower Representative on the same Business Day such Final Report is generated; provided, if such Final Report is generated after 5:00 p.m. New York time on such Business Day, the Calculation Agent shall not be obligated to provide such Final Report to the Administrative Agent or the Borrower Representative until the next Business Day. Promptly after its receipt of a Final Borrowing Request and by no later than three (3) Business Days prior to the proposed Borrowing Date, the Administrative Agent shall deliver the Final Borrowing Request to each Lender, together with the Diligence Agent Certification and the Final Report described above. By no later than 4:00 p.m. (New York City time) one (1) Business Day prior to the proposed Borrowing Date, the Administrative Agent shall provide written instructions for the disbursement of funds to the Paying Agent.

(iv)Upon receipt of an Initial Borrowing Request for Property Loans, the Administrative Agent shall request that the Diligence Agent confirm that (A) the Property File in respect of each Pending Advance Property that is subject to the related Borrowing Request has been reviewed and that there is no Deficiency with respect to such Property File, (B) the due diligence review in respect of each such Pending Advance Property that is subject of the related Borrowing Request has been completed, including confirmation by the Diligence Agent that it has reviewed the documentation required to be included in the Property File for each Pending Advance Property that is specified in items 3 through 5 of Schedule I and determined that the Eligible Property criteria set forth in items 1 and 2 of Schedule I have been satisfied with respect to each such Pending Advance Property, (C) Broker Price Opinions and inspections for each of the Pending Advance Properties that are the subject of the related Borrowing Request have been ordered and satisfactorily completed, all at the Borrowers’ expense and (D) the BPO Values and Scheduled Renovation Work, if applicable, with respect to each Pending Advance Property that is subject to the related Borrowing Request have been determined. The Administrative Agent shall instruct the Diligence Agent to provide copies of each Broker Price Opinion to the Borrower Representative.

(v)Upon receipt of an Initial Borrowing Request for Renovation Loans, the Administrative Agent shall request that the Diligence Agent confirm that (A) the Property File in respect of each Pending Renovation Advance Property that is subject to the related Borrowing Request has been reviewed and that there is no Deficiency with respect to such Property File, (B) the Completion Requirements in respect of each such Pending Renovation Advance Property are satisfied, (C) the due diligence review in respect of each such Pending Renovation Advance Property that is subject of the related Borrowing Request has been completed (it being understood and agreed that such due diligence review will be limited to matters necessary to determine whether such Pending Renovation Advance Property has satisfied the conditions set forth in clauses (a) and (b) of the definition of Stabilized Property), and (D) inspections for each of the Pending Renovation Advance Properties that are the subject of the related Borrowing Request, to the extent required under Section 3.03(g), have been ordered and satisfactorily completed, all at the Borrowers’ expense.

(vi)It is understood and agreed that any modifications to any Initial Borrowing Request based on the findings of the Administrative Agent, the Calculation Agent or the Diligence Agent (including any modifications resulting from the BPO Reconciliation Process) following the review process set forth in this Section 2.02(a) may cause delays with respect to the occurrence of a proposed Borrowing Date and neither the Administrative Agent, the Calculation Agent nor the Diligence Agent shall have any liability relating in any way to such delay.

(b)Lender’s Commitment. The obligations of any Lender to make Loans hereunder are several from the obligations of any other Lenders. The failure of any Lender to make Loans hereunder shall not release the obligations of any other Lender to make Loans hereunder, but no Lender shall be responsible for the failure of any other Lender to make any Loan hereunder.

(c)Disbursement of Funds. On each Borrowing Date, subject to the satisfaction of the applicable conditions precedent specified in this Agreement, each Lender shall remit its share of the aggregate amount of the Loans requested by the Borrowers to the Disbursement Account (or any other account designated in writing by the Administrative Agent to such Lender) by 2:00 p.m. (New York City time) by wire transfer of same day funds. Upon receipt of such funds, the Paying Agent, in accordance with the written instruction of the Administrative Agent (which may be in electronic form) received no later than 4:00 p.m. (New York City time) one (1) Business Day prior to such Borrowing Date, shall remit such funds by wire transfer of same day funds (i) to the Administrative Agent in the amount of any unpaid fees, costs or expenses of the Administrative Agent that are then due and payable, (ii) to the Diligence Agent, in the amount of any unpaid fees, costs or expenses of the Diligence Agent that are then due and payable, (iii) to the Reserve Accounts in the amount of the Upfront Reserves with respect to the Pending Advance Properties and (iv) the balance of such funds to the accounts specified in such related Borrowing Request by 4:00 p.m. (New York City time) on the applicable Borrowing Date, to the extent it has received such funds from the Lenders no later than 2:00 p.m. (New York City time) on the applicable Borrowing Date. Funds received by the Paying Agent from any Lender after 2:00 p.m. (New York City time) on any Business Day may, at the discretion of the Paying Agent, be deemed to have been received on the next Business Day.

SECTION 2.03. [Reserved]

SECTION 2.04. Alternate Rate of Interest.

(a)Term SOFR Conforming Changes. In connection with the use or administration Term SOFR, the Administrative Agent shall have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower. The Administrative Agent will promptly notify Borrowers and the Calculation Agent of the effectiveness of any such Conforming Changes in connection with the use or administration of Term SOFR.

(b)Alternate Rate Transition Event. Subject to the terms and conditions of this Section 2.04, each Loan shall be a Term SOFR Loan and bear interest at the Term SOFR Rate. In the event that the Administrative Agent shall have determined in its sole and absolute discretion (which determination shall be conclusive and binding upon Borrowers and each other party hereto absent manifest error) that one or more Benchmark Transition Events shall have occurred, the Administrative Agent shall determine the corresponding Benchmark Replacement Date in accordance with the definition thereof, and the Administrative Agent shall, at any time after the Benchmark Replacement Date, have the sole and exclusive right at its election, to be exercised in its sole but good faith discretion, to convert the Loans from Term SOFR Loans to Alternate Rate Loans based on the applicable Benchmark Replacement selected by the Administrative Agent as provided in the definition thereof, or if the Loans had previously been converted to Alternate Rate Loans based upon a Benchmark Replacement, to Alternate Rate Loans based on the applicable alternative Benchmark Replacement selected by the Administrative Agent as provided in the definition thereof, provided in each case that such conversion shall be subject to satisfaction of the following conditions: (A) at the time of conversion, such applicable Benchmark Replacement is a floating rate index that is then commonly used by the Administrative Agent in its floating rate single family rental real estate loans originated and held on its balance sheet as an alternative to the then-current Benchmark, as determined by the Administrative Agent in its sole but good faith discretion, and (B) such applicable Benchmark Replacement is administratively and commercially reasonable for the Administrative Agent, each Lender to implement, as determined by the Administrative Agent in its sole but good faith discretion. In the event the foregoing conditions shall be satisfied and the Loans are converted to Alternate Rate Loans as provided above, the Loans shall bear interest at the applicable Alternate Rate effective as of the first day on which the Loans are converted to the applicable Alternate Rate Loan. The Administrative Agent will promptly notify in writing the Borrowers and the Calculation Agent of the conversion of the Loans to the applicable Alternate Rate Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall any Borrower have the right to convert (x) any Term SOFR Loan to an Alternate Rate Loan or (y) any Alternate Rate Loan accruing interest at a rate based upon the then-current Benchmark Replacement to an alternative Alternate Rate Loan accruing interest at a rate based upon any alternative Benchmark Replacement.

(c)Conversion to Prime Rate Loans. In the event that the Administrative Agent shall have determined in its sole and absolute discretion (which determination shall be conclusive and binding upon Borrowers and each other party hereto absent manifest error) that Term SOFR cannot be ascertained as provided in the definition of Term SOFR as set forth herein, or that the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to maintain Term SOFR Loans as contemplated hereunder, or Term SOFR would be in excess of the maximum interest rate that Borrowers may by law pay, and the Loans have not previously been converted to Alternate Rate Loans in accordance with Section 2.04(b) above, the Administrative Agent may, in its sole and absolute discretion elect to give notice thereof to the Borrowers (which may be by telephone or e-mail, followed promptly by written notice) and the Calculation Agent. If such notice is given, the Term SOFR Loans shall be converted, as of the first day of the next succeeding Settlement Period, or upon such earlier date as may be required by law, at the Administrative Agent’s option (in the Administrative Agent’s sole and absolute discretion), to Prime Rate Loans bearing interest at the Prime Rate. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrowers have the right to convert any Term SOFR Loan to a Prime Rate Loan or an Alternate Rate Loan.

(d)Reversion from Prime Rate to Term SOFR. If, pursuant to Section 2.04(c), the Loans have been converted to Prime Rate Loans and the Administrative Agent shall determine (which determination shall be conclusive and binding upon the Borrowers and each other party hereto absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable and Term SOFR can be determined as provided in the definition of Term SOFR as set forth herein, the Administrative Agent shall give notice thereof to Borrowers (which may be by telephone or e-mail, followed promptly by written notice) and the Calculation Agent prior to the next succeeding Interest Determination Date. Upon the giving of such notice, the Loans shall be converted, as of the first day of the next succeeding Settlement Period, to Term SOFR Loans. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrowers have the right to convert any Prime Rate Loan to a Term SOFR Loan or any Term SOFR Loan to a Prime Rate Loan.

(e)Unavailability of Alternate Index Rate. If, pursuant to the terms of Section 2.04(b), the Loans have been converted to Alternate Rate Loans but thereafter the Administrative Agent shall determine (which determination shall be conclusive and binding upon Borrowers and each other party hereto absent manifest error) that the applicable Alternate Index Rate cannot be ascertained, or that the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for any Lender to maintain Alternate Rate Loans as contemplated hereunder, or the applicable Alternate Rate would be in excess of the maximum interest rate that Borrowers may by law pay, the Administrative Agent may, in its sole and absolute discretion, elect to give notice thereof to Borrowers (which may be by telephone or e-mail, followed promptly by written notice) and the Calculation Agent prior to the next succeeding Interest Determination Date. If such notice is given, the Alternate Rate Loans shall be converted, as of the first day of the next succeeding Settlement Period, or upon such earlier date as may be required by law, to Prime Rate Loans bearing interest at the Prime Rate.

(f)Conversion from Prime Rate to Alternate Rate. If, pursuant to the terms of this Section 2.04, the Loans have been converted to Prime Rate Loans and thereafter the Administrative Agent has determined in its sole but good faith discretion that Term SOFR has been succeeded by a Benchmark Replacement and such Benchmark Replacement can be determined, then the Administrative Agent shall have the sole and exclusive right, to be exercised in its sole but good faith discretion, to convert the Loans from Prime Rate Loans to Alternate Rate Loans in accordance with, and subject to satisfaction of the conditions set forth in, the provisions of Section 2.04(b) above, and the Administrative Agent shall give notice thereof to Borrowers (which may be by telephone or e-mail, followed promptly by written notice) and the Calculation Agent prior to the next succeeding Interest Determination Date, and if such notice is given, the Loans shall be converted, as of the first day of the next succeeding Settlement Period, to Alternate Rate Loans. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrowers have the right to elect to convert any Alternate Rate Loan to a Prime Rate Loan or any Prime Rate Loan to an Alternate Rate Loan

(g)Costs of Conversion. Borrowers hereby agree to promptly pay to each Lender, upon demand, any additional amounts necessary to compensate each Lender for any costs incurred by each Lender in making any conversion in accordance with this Agreement, including without limitation, any interest or fees payable by each Lender to lenders of funds obtained by it in order to make or maintain the Term SOFR Loans (or Alternate Rate Loans) hereunder. Each Lender’s notice of such costs, as certified to Borrowers, shall be conclusive absent manifest error.

(h)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent shall have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary contained herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrowers or any other party to this Agreement. The Administrative Agent will promptly notify Borrowers and the Calculation Agent of the effectiveness of any such Conforming Changes.

(i)Binding Effect. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.04 or Section 5.03, including, but not limited to, any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, the necessity and amount of any spread adjustment, any Conforming Changes, any replacement Interest Rate Cap Agreement, and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Borrowers.

(j)No Obligation of Calculation Agent or Paying Agent. In no event shall the Calculation Agent or the Paying Agent have any obligation or liability with respect to (i) monitoring, determining or verifying the unavailability or cessation of Term SOFR (or other applicable Benchmark Replacement) or the occurrence of any Benchmark Transition Event or Benchmark Replacement Date, (ii) selecting, determining or designating any Benchmark Replacement or Alternate Index Rate, or determining whether any conditions to the designation of any Benchmark Transition Event or Benchmark Replacement Date have been satisfied, (iii) selecting, determining or designating any Benchmark Replacement Adjustment with respect to any Benchmark Replacement, or (iv) determining whether or what Conforming Changes are necessary in connection with any of the foregoing (except to the extent the Calculation Agent may object to any such Conforming Changes on the basis that such Conforming Changes are not operationally feasible for the Calculation Agent).

SECTION 2.05. Interest; Fees. Interest. Interest shall accrue on the Loans funded by each Lender at the applicable Interest Rate; provided, that following the occurrence and during the continuation of an Event of Default, the outstanding Obligations shall accrue interest at the Default Rate. Each determination by the Administrative Agent of the Interest Rate shall be conclusive and binding for all purposes, absent manifest error. To the extent permitted by applicable law, interest at the Default Rate which remains unpaid on any Monthly Payment Date shall be added to the outstanding Obligations and shall itself accrue interest at the Interest Rate. On each Monthly Payment Date and on the Maturity Date, the Borrowers shall pay to each Lender all accrued and unpaid Interest with respect to the Loans for the preceding Settlement Period pursuant to Section 2.07 of this Agreement. All payments of Interest shall be made out of Collections or such other funds available to the Borrowers.

(b)Unused Fee. The Borrowers agree to pay to the Administrative Agent for the account of the Lenders an unused fee of three-eighths of one percent (0.375%) per annum on the daily average unused portion of the Aggregate Commitment during each Settlement Period; provided, that if at any time on or after the date immediately succeeding the six-month anniversary of the Closing Date the daily average unused portion of the Aggregate Commitment during such period is greater than fifty percent (50%) of the Aggregate Commitment, the Borrowers shall pay to the Administrative Agent for the account of the Lenders an unused fee of five-eighths of one percent (0.625%) per annum on the daily average unused portion of the Aggregate Commitment during such period. Accrued unused fees in respect of each Settlement Period shall be payable on each Monthly Payment Date and on the Maturity Date (such fees, the “Unused Fee”).

(c)Minimum Yield Fee. Upon the earlier to occur of (i) the Maturity Date (as may be extended pursuant to Section 2.08) or (ii) a termination of Commitments, the Borrowers agree to pay to each Lender an additional fee, if any, equal to the positive amount (if any) by which (A) the result of (1) the highest amount of the Aggregate Commitment while this Agreement is outstanding multiplied by Term SOFR, assuming that Term SOFR is equal to 0.25% multiplied by (2) nine (9), exceeds (B) the total amount of interest and fees paid under this Agreement and the Fee Letter (such fees, the “Minimum Yield Fee”). The payment of any Minimum Yield Fee shall be due no earlier than five (5) Business Days after the Borrower Representative’s receipt of written notice thereof from the Administrative Agent, which written notice shall include a calculation of the Minimum Yield Fee.

(d)Additional Fees. The Borrowers agree to pay the additional fees described in the Fee Letter.

SECTION 2.06. Principal Payments.

(a)Optional Prepayments. The Borrowers may, at their option, prepay on any Business Day all or any portion of any Loan upon prior written notice delivered to the Administrative Agent and the Calculation Agent (with a copy to each Lender) not later than 12:00 p.m. (New York City time) two (2) Business Days prior to the date of such payment. Each such notice shall specify (i) the aggregate amount of the prepayment to be made on the Loans and (ii) the Business Day on which the Borrowers will make such prepayment. Each such prepayment shall be in a minimum principal amount equal to $1,000,000 and shall be applied in accordance with Section 2.06(c). Each such prepayment of the Loans to the Lenders must be accompanied by a payment of all accrued and unpaid Interest through, but not including, the date of repayment on the amount prepaid and any other amounts (including amounts payable under Section 2.05 and Section 2.12) due from the Borrowers hereunder in respect of such prepayment.

(b)Mandatory Prepayments.

(i)Loan to Value Deficiency. If as of any date of determination, the Aggregate Loan Principal Balance with respect to Stabilized Properties exceeds 72.5% of the BPO Value of the Stabilized Properties as of such date or the Aggregate Loan Principal Balance with respect to Non-Stabilized Properties exceeds 72.5% of the BPO Value of the Non-Stabilized Properties as of such date, then the Borrowers shall prepay the Aggregate Loan Principal Balance in part or in whole, such that after giving effect to such prepayment the Aggregate Loan Principal Balance is equal to or less than such sum, and such prepayment shall be made (subject to clause (x) below) by the Borrowers no later than the third (3rd) Business Day following such date of determination.

(ii)Debt Yield Deficiency. If as of any Quarterly Determination Date, the aggregate Debt Yield, after giving effect to any prepayment required by clause (i) of this Section 2.06(b), of all Financed Properties calculated as of such date is less than 6.25%, then the Borrowers shall prepay the Aggregate Loan Principal Balance in part or in whole, such that after giving effect to such prepayment the aggregate Debt Yield of all Financed Properties as of such Quarterly Determination Date is at least 6.25%, and such prepayment shall be made (subject to clause (x) below) by the Borrowers no later than the third (3rd) Business Day following such Quarterly Determination Date.

(iii)DSCR Deficiency. If as of any Quarterly Determination Date, after giving effect to any prepayment required by clauses (i) and (ii) of this Section 2.06(b), the aggregate Debt Service Coverage Ratio of all Financed Properties calculated as of such date is less than 1.25:1.00, then the Borrowers shall prepay the Aggregate Loan Principal Balance in part or in whole, such that after giving effect to such prepayment the aggregate Debt Service Coverage Ratio of all Financed Properties as of such Quarterly Determination Date is at least 1.25:1.00, and such prepayment shall be made (subject to clause (x) below) by the Borrowers no later than the third (3rd) Business Day following such date of determination.

(iv)[Reserved].

(v)Non-Eligible Properties. If at any time any Financed Property no longer qualifies as an Eligible Property and such failure is not cured within the applicable Cure Period (if any), the Borrowers shall, no later than the close of business on the second (2nd) Business Day following the last day of the applicable Cure Period, give written notice thereof to the Administrative Agent and the Calculation Agent and either (1) pay the applicable Release Amount to the Debt Service Account with respect to such Financed Property or (2) except to the extent such Financed Property no longer qualifies as an Eligible Property due to the occurrence of a Prohibited Action, deposit an amount equal to 100% of the Allocated Loan Amount for such Financed Property in the Debt Service Account.

(vi)Refinancing; Transfer. If at any time (x) a Borrower Refinances any Financed Property or (y) any Financed Property is Transferred to a third party, then, in either case, the Borrowers shall, no later than the close of business on the day on which the proceeds are disbursed, give written notice thereof to the Administrative Agent and the Calculation Agent and pay the applicable Release Amount to the Debt Service Account with respect to such Financed Property; provided that, with respect to any transfer to any TRS Borrower in accordance with this Agreement, a Release Amount shall not be payable under this clause (vi) until a Refinancing or further Transfer by such TRS Borrower occurs.

(vii)Interest and Fees on Amounts Prepaid. Concurrently with each prepayment under this Section 2.06, the Borrowers shall pay to the Administrative Agent for the account of the Lenders all accrued but unpaid Interest on the principal amount prepaid through, but not including, the date of prepayment and any Fees payable with respect to such prepayment.

(viii)Payment from Collection Account. If requested by the Borrower Representative or if the Borrowers do not otherwise make a payment required by Section 2.06 in accordance with Section 2.06 and Section 2.09, the Administrative Agent shall, by written notice to the Borrower Representative, collect any prepayment required under this Section 2.06 by causing (upon written instruction to) the Paying Agent to pay such amount to the Administrative Agent for the account of the Lenders from the Collection Account on the date such prepayment is payable hereunder.

(ix)Mandatory Prepayment of Aggregate Loan Principal Balance. If (A) as of any date of determination, the aggregate Allocated Loan Amount of all Financed Properties shall be less than fifteen percent (15%) of the Aggregate Commitment or (B) as of any date of determination falling after October 6, 2022, there are Financed Properties and Pending Advance Properties located on four (4) or fewer Projects, then the Borrowers shall immediately prepay the Aggregate Loan Principal Balance in whole.

(x)Capital Call to Satisfy Prepayment. To the extent that funds to make any prepayment required by Section 2.05(b)(i), (ii), (iii) and (v) are not readily available to Borrower, or to any Sponsor and cannot be immediately contributed by such Sponsor to Borrowers for such purpose and it is necessary for any Sponsor to issue one or more capital calls in order to contribute to Borrowers the necessary funds for such purpose, such prepayment shall be remitted to the Paying Agent within ten (10) Business Days following the date of such capital calls (provided that, if this clause (y) is applicable, the Borrowers shall (1) notify the Administrative Agent and Lenders that a capital call will be required within two (2) Business Days following the date of determination, (2) cause such Sponsor to issue capital calls, within two (2) Business Days following the date of determination, in an amount equal to or greater than the amount required to make such prepayment, (3) deliver to the Administrative Agent and Lenders copies of the notices of such capital calls simultaneously with the delivery of such notices by such Sponsor to its investors, and (4) make the required prepayment promptly after the related capital contributions are received by such Sponsor).

(c)Application of Prepayments. All prepayments under clauses (a) and (b) (i) – (iv) above shall reduce the Allocated Loan Amounts for each Financed Property on a pro rata basis and shall be applied ratably among the Lenders based on their respective Lender Percentages. Prepayments under clauses (b) (v) and (vi) above shall reduce the Allocated Loan Amount with respect to the applicable Financed Property, ratably among the Lenders based on their respective Lender Percentages, until the Allocated Loan Amount and any interest, Fees or other Obligations related thereto is zero and any excess shall be applied to reduce the Allocated Loan Amounts for the remaining Financed Properties on a pro rata basis and ratably among the Lenders based on their respective Lender Percentages.

SECTION 2.07. Application of Collections.

(a)The Paying Agent will apply funds on deposit in the Collection Account in accordance with the related Monthly Payment Report as described in this Section 2.07 or on any Refinancing or Transfer Date as required by Section 2.16(a)(iv). No funds shall be transferred from the Collection Account except in accordance with this Section 2.07 or as otherwise required or permitted under this Agreement.

(b)Not less than five (5) Business Days prior to each Monthly Payment Date, the Borrowers shall cause the Borrower Representative to prepare and deliver to the Calculation Agent and the Administrative Agent a Monthly Borrower Report. Upon receipt of such Monthly Borrower Report, the Calculation Agent shall review the substance thereof and verify any applicable calculations contained therein as required under this Agreement and shall prepare and deliver a Monthly Payment Report to the Administrative Agent (with a copy to the Borrower Representative and the Lenders (subject to Section 10.22)) two (2) Business Days prior to the related Monthly Payment Date. Upon the Administrative Agent’s written approval of each such Monthly Payment Report, the Administrative Agent will forward each such Monthly Payment Report to the Paying Agent (with a copy to the Borrower Representative and the Lenders (subject to Section 10.22)) no later than 4:00 p.m. (New York City time) one (1) Business Day prior to the related Monthly Payment Date and instruct the Paying Agent in writing to transfer the funds in the Collection Account in accordance with such Monthly Payment Report in the manner set forth in Section 2.07(c).

(c)On each Monthly Payment Date, as applicable, the Paying Agent shall, based solely on the information set forth in the related Monthly Payment Report (as supplemented by information provided in writing by the Administrative Agent to the extent required to calculate payments due and payable pursuant to clause (vi) below), apply all Available Funds no later than 2:00 p.m. (New York City time) on such day in the following order and priority:

(i)first, to the Administrative Agent, any Administrative Fee then due and payable and any costs, expenses or indemnities then due and payable (such amounts to be transferred to the Debt Service Account and applied as aforesaid);

(ii)second, to the Calculation Agent, the Calculation Agent Fee then due and payable, to the Paying Agent, the Paying Agent Fee then due and payable, and any fees, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses), indemnities and any other amounts then due and payable to the Paying Agent (including in its capacity as the Securities Intermediary) and the Calculation Agent (such amounts to be transferred to the Debt Service Account and applied as aforesaid);

(iii)third, to the Diligence Agent, any Fees, costs, expenses or indemnities then due and payable (such amounts to be transferred to the Debt Service Account and applied as aforesaid);

(iv)fourth, to each Lender, pro rata, the unpaid Interest and Fees due to such Lender for the related Settlement Period and any accrued Interest and Fees with respect to any prior Settlement Period to the extent not paid on a prior Monthly Payment Date (such amounts to be transferred to the Debt Service Account and applied as aforesaid);

(v)fifth, to each Lender, pro rata, the amount of any unpaid mandatory prepayment of the Aggregate Loan Principal Balance (other than any mandatory prepayment pursuant to Sections 2.06(b)(v) or (vi)) then due and payable (in the case of any mandatory prepayment required under Section 2.06(b)(vi), such amounts to be transferred to the Debt Service Account and applied as aforesaid in accordance with Section 2.16(a)(iv));

(vi)sixth, pro rata to each Lender, any other Fees, costs, expenses or indemnities then due or payable by Borrowers under this Agreement or any other Loan Document (such amounts to be transferred to the Debt Service Account and applied as aforesaid);

(vii)seventh, pro rata to each Reserve Account, any amount necessary to satisfy any requirement to deposit Reserves (other than the Special Debt Service Reserves Amount) set forth herein as of such Monthly Payment Date; and

(viii)eighth, either:

(A)if as of a Monthly Payment Date a Cash Management Trigger Condition exists and is continuing, then on such Monthly Payment Date, the Paying Agent shall, based on the information set forth in the related Monthly Payment Report, apply all remaining Available Funds on such day in the following order and priority:

(1)

first, to an Operating Account, funds in an amount determined by Administrative Agent in its sole discretion, to be disbursed in a manner reasonably acceptable to the Administrative Agent for the payment of operating expenses related to the Financed Properties;

(2)	second, pro rata to each Lender, until the Aggregate Loan Principal Balance and all other outstanding Obligations have been paid in full; and

(3)	third, any remaining amounts to an Operating Account, as directed in writing by the Borrower Representative; or

(B)if as of a Monthly Payment Date, no Cash Management Trigger Condition exists:

(1)

first, to each Lender, pro rata, the amount of any unpaid mandatory prepayment of the Aggregate Loan Principal Balance pursuant to Sections 2.06(b)(v) or (vi) then due and payable (in the case of any mandatory prepayment required under Section 2.06(b)(vi), such amounts to be transferred to the Debt Service Account and applied as aforesaid in accordance with Section 2.16(a)(iv)); and

(2)	second, any remaining amounts to an Operating Account, as directed by the Borrower Representative.

(d)Subject to Section 2.18, funds on deposit in the Collection Account and Reserve Accounts from time to time may be invested in Permitted Investments. Each such Permitted Investment shall mature not later than the Business Day preceding the next Monthly Payment Date (or, with respect to any Permitted Investment managed by the Administrative Agent or an Affiliate, on such Monthly Payment Date) and shall be held to maturity. Each investment instruction by the Borrower Representative, which may be a standing instruction, shall designate specific types of Permitted Investments (and the terms thereof) and shall certify that such investments constitute Permitted Investments that will mature at the time specified in the preceding sentence. Absent the written instruction of the Borrower Representative, the funds on deposit in the Collection Account, the Disbursement Account and the Reserve Accounts shall remain uninvested, except as otherwise provided pursuant to Section 6.11(b). Earnings on any such Permitted Investment shall be retained in the Collection Account and shall constitute Collections and be applied in accordance with Section 2.07(c). None of the Administrative Agent or the Paying Agent shall be liable for any loss incurred in connection with an investment in the Collection Account. The Collection Account and each Reserve Account shall be owned by each Borrower in proportion to its interest in funds on deposit therein. Each Borrower shall deliver to the U.S. Withholding Agent, on or before the Closing Date, and at such other times as the U.S. Withholding Agent may reasonably request, a properly completed and executed IRS Form W-9 or appropriate IRS Form W-8, as applicable, and, to the extent such Borrower is legally entitled to do so, such other properly completed and executed forms, certifications, and documentation as is required by law or regulation to permit such payments to be made without withholding or at a reduced rate of withholding. In the event any such IRS form, certification or other documentation expires or becomes obsolete or inaccurate in any respect, such Borrower shall promptly update and provide such form, certificate or other documentation to the U.S. Withholding Agent or promptly notify the U.S. Withholding Agent in writing of its legal inability to do so. Computershare, both in its individual capacity and in its capacity as U.S. Withholding Agent, shall have no liability to any Borrower or any other Person in connection with any tax withholding amounts paid or withheld from the Collection Account or any Reserve Account pursuant to applicable law arising from the failure of such Borrower to timely provide an accurate, correct and complete IRS Form W-9, an appropriate IRS Form W-8 or such other documentation contemplated under this paragraph.

(e)Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, Borrowers’ obligations with respect to the payment of any of the amounts specified in clause (c) above on any Monthly Payment Date shall be deemed satisfied (and interest shall not accrue at the Default Rate and no late payment charge shall be payable, nor shall any Default or Event of Default be deemed to have occurred, with respect thereto) to the extent sufficient amounts are available in the Collection Account as of the last day of the Settlement Period ended immediately prior to such Monthly Payment Date to satisfy such obligations, regardless of whether any of such amounts are so applied by Paying Agent.

(f)For the avoidance of doubt, all amounts in the Collection Account, the Disbursement Account, the Reserve Accounts, the Rent Collection Account, the Security Deposit Account and each Operating Account will be released at the written direction of the Borrower Representative on the Final Collection Date.

SECTION 2.08. Extension of Maturity Date(a). The Borrower Representative may, by delivering written notice to the Administrative Agent, the Paying Agent, the Calculation Agent and the Lenders (an “Extension Request”) no later than fifteen (15) days prior to the then existing Maturity Date request the Lenders to extend the Maturity Date for a period ending (a) April 6, 2025 (the “First Extension Term”) and (b) April 6, 2026 (the “Second Extension Term” and, together with the First Extension Term, each, an “Extension Term”). Any extension of the Maturity Date shall be subject to the following conditions: (i) no Specified Default (as defined below) or Event of Default shall have occurred and be continuing before and immediately after giving effect to such extension; provided, however, that an Extension Request may be delivered during the existence of a Specified Default so long as no Specified Default or Event of Default shall be continuing from and after the date that is five (5) days prior to the then existing Maturity Date, (ii) the Borrowers shall obtain a Replacement Interest Rate Cap Agreement for the applicable Extension Term, (iii) the Borrowers shall have paid any applicable mortgage taxes required to maintain the enforceability and validity of any Mortgage that has been provided and recorded pursuant to this Agreement, (iv) none of the conditions set forth in Section 2.01(a)(iii)-(vi) would be violated as of the last day of the then existing Maturity Date if a Loan for $1 was made on such date, and (v) the Borrowers shall have paid to the Administrative Agent for distribution to each Lender an extension fee in an amount equal to the product of (x) 0.25% and (y) each Lender’s Lender Percentage of the Aggregate Loan Principal Balance as of the last day of the Initial Term or the First Extension Term, as applicable (the “Extension Fees”). For purposes of this Section 2.08, “Specified Default” means (1) any Default occurring as a result of any failure to pay any amount (including any Interest, Fees or principal) due and payable by any Relevant Party under this Agreement or any other Loan Document when the same becomes due and payable or (2) any other Default determined by the Administrative Agent in its sole discretion to be material (it being understood that any Default arising from a failure on the part of any Relevant Party to duly observe or perform any covenant or agreement set forth in this Agreement or the other Loan Documents, or any failure of any representation, warranty or statement by or on behalf of any Relevant Party in this Agreement or the other Loan Documents to be true and correct, that is qualified as to materiality or “Material Adverse Effect”, shall in each case be deemed by the Administrative Agent to be material).

SECTION 2.09. Payments and Computations, Etc. All amounts to be paid or deposited by the Borrowers hereunder shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. (New York City time) on the day when due in lawful money of the United States in immediately available funds to the Debt Service Account or such account as the Administrative Agent or the relevant Lenders may designate prior to such payment from time to time in writing. The Borrowers shall, to the extent permitted by law, pay to the applicable Lender interest on all amounts not paid or deposited or debited by the Borrowers when due hereunder (subject to any applicable notice and cure periods) at the Default Rate from time to time in effect, payable on demand. All computations of Interest and Fees hereunder shall be made by the Calculation Agent on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed; provided, that all computations of Interest calculated based on the Prime Index Rate shall be made by the Calculation Agent on the basis of a year of 365 days for the actual number of days (including the first but excluding the last day) elapsed. In no event shall any provision of this Agreement require the payment or permit the collection of Interest in excess of the Maximum Legal Rate. In the event that any payment hereunder (whether constituting a repayment of Loans or a payment of Interest or any other amount) is rescinded or must otherwise be returned for any reason, the amount of such payment shall be restored and such payment shall be considered not to have been made.

SECTION 2.10. Interest Protection.

(a)If due to either: (i) the introduction of any Change in Law or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation by any Governmental Authority of any law or regulation after the date hereof or (ii) the compliance by any Affected Party with any directive or request from any central bank or other Governmental Authority (whether or not having the force of law) imposed after the date hereof, (1) there shall be an increase in the cost to such Affected Party of funding or maintaining any Loan which accrues Interest at the Term SOFR Rate (or at a rate based upon the then-applicable Benchmark) hereunder or of extending a commitment in respect thereof, or (2) such Affected Party shall be required to make a payment calculated by reference to any Loan which accrues Interest at the Term SOFR Rate (or at a rate based upon the then-applicable Benchmark) funded by it or Interest received by it, or (3) an Affected Party shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrowers shall, from time to time, within five (5) Business Days after written demand by the related Lender or other Affected Party, pay such Lender or Affected Party for the account of such Affected Party (as a third party beneficiary, in the case of any Affected Party other than one of the Lenders), that portion of such increased costs incurred, amounts not received or required payment made or to be made, which, subject to the requirements of this Section 2.10, such Lender reasonably determines is attributable to funding and maintaining, or extending a commitment to fund, any portion or all of the Loans; provided, however, that the Borrowers shall only be required to pay any such amounts to such Lender if such Lender is imposing such costs generally on similarly situated borrowers.

(b)Each Affected Party will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Affected Party, be otherwise disadvantageous to it or inconsistent with its internal policies and procedures. In determining the amount of such compensation, such Lender may use any reasonable averaging and attribution methods. The applicable Affected Party shall submit to the Borrower Representative a certificate in reasonable detail describing such increased costs incurred, amounts not received or receivable or required payment made or to be made, which certificate shall be conclusive in the absence of manifest error.

(c)Failure or delay on the part of any Lender to demand compensation pursuant to Section 2.10(a) shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender pursuant to this Section 2.10 for any increased costs or payments incurred more than 180 days prior to the date that such Lender notifies the Borrower Representative of circumstances under subclauses (a)(i) or (ii) above giving rise to such increased costs or payments; provided further that, if the circumstances under subclauses (a)(i) or (ii) above giving rise to such increased costs or payments are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.11. Increased Capital.

(a)If either (i) the introduction of or any change in or in the interpretation by any Official Body of any law or regulation or (ii) compliance by any Affected Party with (x) any directive or request from any central bank or other Official Body (whether or not having the force of law) imposed after the date hereof or (y) the requirements of, whether such compliance is commenced prior to or after the date hereof, any of (a) Basel III or (b) the Dodd-Frank Act, or any existing rules, regulations, guidance, interpretations or directives from the United States bank regulatory agencies relating to Basel III or the Dodd-Frank Act affects the amount of capital required to be maintained by such Affected Party or such Affected Party reasonably determines that the amount of such capital is increased by or based upon the existence of any Lender’s agreement to make or maintain Loans hereunder and other similar agreements or facilities and such event would have the effect of reducing the rate of return on capital of such Affected Party by an amount deemed by such Affected Party to be material, then, within five (5) Business Days after demand by such Affected Party, the Borrowers shall pay to such Affected Party, from time to time, as specified by such Affected Party, additional amounts sufficient to compensate such Affected Party for such reduction in rate of return, to the extent that such Affected Party reasonably determines such increase in capital to be attributable to the existence of the Affected Party’s agreements hereunder; provided, however, that the Borrowers shall only be required to pay any such amounts to such Lender if such Lender is imposing such costs generally on similarly situated borrowers.

(b)Each Lender will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it or inconsistent with its internal policies. In determining the amount of such compensation, such Lender may use any reasonable averaging and attribution methods. The applicable Lender shall submit to the Borrower Representative a certificate describing such compensation in reasonable detail, which certificate shall be conclusive in the absence of manifest error.

(c)Failure or delay on the part of any Lender to demand compensation pursuant to Section 2.11(a) shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender pursuant to this Section 2.11 for any increased costs or payments incurred more than 180 days prior to the date that such Lender notifies the Borrower Representative of circumstances under subclauses (a)(i) or (ii) above giving rise to such increased costs or payments; provided further that, if the circumstances under subclauses (a)(i) or (ii) above giving rise to such increased costs or payments are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.12. Funding Losses. Borrower shall indemnify the Administrative Agent for its own account or for the account of the applicable Lender(s) (as the case may be) against any loss or expense which the Administrative Agent or any Lender may actually sustain or incur in liquidating or redeploying deposits from third parties acquired to effect or maintain any Loan or any part thereof as a consequence of (i) any payment or prepayment of such Loan or any portion thereof made on a date other than a Monthly Payment Date and (ii) any default in payment or prepayment of such Loan or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise) (collectively, “Breakage Costs”). The Administrative Agent shall deliver to Borrowers a statement for any such sums which it (or any Lender) is entitled to receive pursuant to this Section 2.12, which statement shall be binding and conclusive absent manifest error. Borrowers’ obligations under this Section 2.12 are in addition to Borrowers’ obligations to pay any Unused Fee, Extension Fee, Minimum Yield Fee and/or any other fee set forth in this Agreement or any Fee Letter applicable to a payment or prepayment of the Loans.

SECTION 2.13. Taxes.

(a)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Taxes from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Taxes are Indemnified Taxes, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Affected Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)The Loan Parties shall jointly and severally indemnify each Affected Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Party or required to be withheld or deducted from a payment to such Affected Party and any reasonable expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, and any costs of pursuing enforcement of this indemnification (including reasonable and documented out-of-pocket attorneys’ fees and expenses related thereto). A certificate as to the amount of such payment or liability delivered to a Borrower by an Affected Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Party, shall be conclusive absent manifest error.

(d)Each Lender shall severally indemnify the Administrative Agent and the U.S. Withholding Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.03(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the U.S. Withholding Agent in connection with any Loan Document, and any reasonable expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, and any costs of pursuing enforcement of this indemnification (including reasonable and documented out-of-pocket attorneys’ fees and expenses related thereto). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the U.S. Withholding Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or the U.S. Withholding Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the U.S. Withholding Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.13, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)(i) Any Lender that is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Loan Document shall deliver to the Borrower Representative, the Administrative Agent and any applicable Withholding Agent, at the time or times reasonably requested by the Borrower Representative, the Administrative Agent or any Withholding Agent, as applicable, such properly completed and executed documentation reasonably requested by the Borrower Representative, the Administrative Agent or such Withholding Agent, as applicable, as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative, the Administrative Agent or any Withholding Agent, as applicable, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative, the Administrative Agent or such Withholding Agent, as applicable, as will enable the Borrower Representative, the Administrative Agent or any Withholding Agent, as applicable, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing,

(A)any Lender that is a U.S. Person shall deliver to the U.S. Withholding Agent, the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Withholding Agent, the Borrower Representative or the Administrative Agent, as applicable), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the U.S. Withholding Agent, the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Withholding Agent, the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Taxes pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Taxes pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed originals of IRS Form W-8ECI;

(3)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in such form as requested by the Administrative Agent and the Borrower Representative to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)

to the extent a Foreign Lender is not the beneficial owner or is a partnership, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate and/or other certification documents in such form as requested by the Administrative Agent and the Borrower Representative from or on behalf of each beneficial owner, or IRS Form W-9;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the U.S. Withholding Agent, the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Withholding Agent, the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Taxes, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the U.S. Withholding Agent, the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the U.S. Withholding Agent, the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the U.S. Withholding Agent, the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the U.S. Withholding Agent, the Borrower Representative or the Administrative Agent as may be necessary for the U.S. Withholding Agent, the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. The Administrative Agent shall notify the Paying Agent of any deductions and/or withholdings required to be made under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so. For the avoidance of doubt, neither the Calculation Agent nor the Paying Agent (including in its capacity as the U.S. Withholding Agent) shall have any obligation under this Agreement to determine any withholding amount required pursuant to FATCA or otherwise.

(g)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(i)	For purposes of this Section 2.13, the term “applicable law” includes FATCA.

(j)Notwithstanding any term or provision of this Section 2.13 to the contrary, and provided that no Borrower has knowledge, prior to Lender’s notification to any Borrower, of any assertion of an assessment by a Governmental Authority for any Indemnified Taxes referred to in this Section 2.13(j), the Borrowers shall not be required to compensate any Lender pursuant to this Section 2.13 for any penalties, interest or expense accrued on Indemnified Taxes payable under this Section 2.13, incurred more than one hundred eighty (180) day prior to the date that such Lender notifies the Borrower Representative of the circumstances giving rise to such Indemnified Taxes.

(k)For U.S. federal income tax purposes (i) the Collection Account, the Disbursement Account and the Reserve Accounts will be owned by Borrower Representative (the “Account Owner”). The Account Owner shall provide Computershare, in its capacity as Paying Agent with (i) an IRS Form W-9 or appropriate IRS Form W-8 by the Closing Date, and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by applicable law or upon the reasonable request of Computershare as may be necessary (a) to reduce or eliminate the imposition of U.S. withholding taxes to the Account Owner and (b) to permit Computershare to fulfill its tax reporting obligations under applicable law with respect to the Collection Account, the Disbursement Account and the Reserve Accounts, as applicable, or any amounts paid to the Account Owner. If any IRS form or other documentation previously delivered by an Account Owner becomes obsolete or inaccurate in any respect (including in connection with the transfer of any beneficial ownership interest in Borrower), the Account Owner shall timely provide to Computershare in its capacity as Paying Agent accurately updated and complete versions of such IRS forms or other documentation. Computershare, both in its individual capacity and in its capacity as Paying Agent, shall have no liability to the Account Owner or any other person in connection with any tax withholding amounts paid or withheld from the Collection Account pursuant to applicable law arising from the Account Owner’s failure to timely provide an accurate, correct and complete IRS Form W-9, an appropriate IRS Form W-8 or such other documentation contemplated under this paragraph.

SECTION 2.14. Collateral Assignment of Agreements. The Borrowers shall pursuant to the Borrower Security Agreement and the Mortgages collaterally assign to the Administrative Agent or the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Purchase Agreements related to Financed Properties and Financed Single Plat Developments, if any, all insurance policies and all other agreements, documents and instruments to which a Borrower is a party evidencing or guarantying any Collateral and all other agreements, documents and instruments to which a Borrower is a party related to any of the foregoing (the “Assigned Documents”). The Borrowers confirm and agree that the Administrative Agent (or the Collateral Agent at the direction of the Administrative Agent or any designee of either such party), during the continuation of an Event of Default, shall have the right to enforce each Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Administrative Agent, the Lenders or any of their respective Affiliates to perform any of the obligations of the Borrowers under any such Assigned Document. The Administrative Agent and Lenders confirm and agree that, so long as no Event of Default exists, the Borrowers shall be permitted to exercise all of their respective rights under the Assigned Documents.

SECTION 2.15. [Reserved].

SECTION 2.16. Refinancings and Transfers.

(a)The Borrowers may effect a Transfer or Refinancing of any Financed Property and direct the Administrative Agent and the Collateral Agent, as applicable, to release its security interest and Lien, if any, on any such Financed Property (or Financed Single Plat Development, in the case of a Transfer or Refinancing of the Financed Properties comprising such Financed Single Plat Development) and all Collateral related thereto in connection with such Refinancing or Transfer of such Financed Properties, subject to satisfaction of all of the following terms and conditions; provided that this Section 2.16(a) shall not apply to the transfer of any Financed Property to any TRS Borrower:

(i)The Borrowers shall have delivered to the Administrative Agent, the Calculation Agent and the Diligence Agent:

(A)(1) at least ten (10) Business Days prior to any Refinancing or (2) at least five (5) Business Days prior to any Transfer, a Request for Release, together with all attachments thereto and evidence reasonably satisfactory to the Administrative Agent (as confirmed in writing by the Administrative Agent) that the conditions precedent set forth in clause (ii) below will be satisfied prior to the consummation of such Refinancing or Transfer; and

(B)a draft release or assignment of any Mortgage for such Financed Property (or Financed Single Plat Development, in the case of a Transfer or Refinancing of the Financed Properties comprising such Financed Single Plat Development), which release shall be in a form appropriate in the jurisdiction in which such Financed Property or Financed Single Plat Development, as applicable, is located and acceptable to the Administrative Agent and the Collateral Agent, in each case, in the exercise of their reasonable discretion (as confirmed in writing by the Administrative Agent and the Collateral Agent) (such release or assignment, a “Mortgage Release”). In addition, the Borrowers shall provide all documentation the Administrative Agent reasonably requires to be delivered by the Borrowers in connection with such release or assignment, together with an officer’s certificate certifying that such documentation (A) will effect such release in accordance with the terms of this Agreement, and (B) will not impair or otherwise adversely affect the Liens, security interests and other rights of any Secured Party under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released or assigned).

(ii)On the related Refinancing or Transfer Date, the following shall be true and correct and the Borrowers shall be deemed to have certified that, after giving effect to the Refinancing or Transfer and the release to the Borrowers of the related Collateral on the related Refinancing or Transfer Date:

(A)no more than ten percent (10%) of the Financed Properties (by number) that will remain subject to this Agreement after giving effect to such Refinancing or Transfer will be condominiums;

(B)the representations and warranties contained in the Loan Documents are true and correct in all material respects as of the related Refinancing or Transfer Date, except to the extent any such representations or warranties expressly relate to an earlier date in which case such representations or warranties shall have been true and correct in all material respects as of such earlier date;

(C)no Default arising from a default in payment described in Section 7.01(b) or (d) or an Event of Default has occurred and is continuing or would exist after giving effect to such Refinancing or Transfer and any related prepayment of the Aggregate Loan Principal Balance required pursuant hereto;

(D)if any prepayment of the Aggregate Loan Principal Balance is required, whether before or after giving effect to such Refinancing or Transfer, other than the prepayment required under Section 2.06(b)(vi), assuming that the prepayment requirements of Section 2.06(b)(i) – (iii) are tested as of the Refinancing or Transfer Date (rather than a Quarterly Determination Date), such prepayment shall be made concurrently with such Refinancing or Transfer; and

(E)if any Adverse Claim, litigation or governmental proceeding is existing or pending or, to the knowledge of any Borrower, threatened against such Financed Property (or the related Financed Single Plat Development, if any) to be Refinanced or Transferred which may result in liability for the applicable Borrower, adequate reserves reasonably satisfactory to the Administrative Agent shall have been, or upon such Refinancing or Transfer shall be, deposited in the Special Reserves Account.

(iii)(A) The Calculation Agent shall have verified the calculations reflected in the related Request for Release and delivered a report setting forth the results of such calculations (the “Request for Release Report”) to the Administrative Agent and, upon written approval of the same by the Administrative Agent to the Calculation Agent, the Administrative Agent will provide a copy of such report to the Lenders by no later than three (3) Business Days prior to the related Refinancing or Transfer Date and (B) the Administrative Agent shall have received confirmation from the Diligence Agent relating to a sale price for Properties subject to such Request for Release by no later than three (3) Business Days prior to the related Refinancing or Transfer Date.

(iv)On the related Refinancing or Transfer Date, the Paying Agent shall have received directly from the applicable third party lender with respect to any Refinancing or the applicable transferee with respect to any Transfer (or any agent of such Person, or escrow agent or title insurance company, that is not a Loan Party), for the benefit of the Secured Parties, in immediately available funds, (A) the portion of the Aggregate Loan Principal Balance to be prepaid which shall be equal to the applicable Principal Portion of the Release Amount, (B) an amount equal to all unpaid Interest to the extent reasonably determined by the Calculation Agent to be attributable to that portion of the Aggregate Loan Principal Balance to be paid in connection with the Refinancing or Transfer, (C) all other unpaid amounts and Fees due to the Administrative Agent, Paying Agent, Calculation Agent, Diligence Agent and the Lenders, as applicable, under this Agreement and the other Loan Documents to the extent accrued to such date, if any, determined by the Calculation Agent to be attributable to that portion of the Aggregate Loan Principal Balance to be paid in connection with the Refinancing or Transfer and (D) all other Obligations then due and payable with respect to that portion of the Aggregate Loan Principal Balance to be paid in connection with the Refinancing or Transfer. The amount paid pursuant to (1) clause (A) shall be paid to the Debt Service Account on such Refinancing or Transfer Date for application to the payment of principal on the Aggregate Loan Principal Balance to the Lenders, (2) clause (B) shall be deposited in the Collection Account to be applied as Available Funds pursuant to Section 2.07 on the next Monthly Payment Date and (3) clauses (C) and (D) shall be paid to the Persons to whom such amounts are to be owed on the next Monthly Payment Date. Following the application of all payments described in the first sentence of this clause (iv), any remaining amounts shall be paid to or at the written direction of the Borrower Representative.

(v)The Borrowers shall have paid and reimbursed (and hereby agree to pay and reimburse) all reasonable fees and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred by the Administrative Agent, any Servicing Agents and the Lenders in connection with any Refinancing or Transfer (including reasonable expenses incurred in connection with the proposed release of any Mortgage and the Lien of the Administrative Agent, the Collateral Agent, the Lenders and any other party having such an interest in the Collateral in connection with such Refinancing or Transfer).

SECTION 2.17. Release of Lien; Borrowers.

(a)In connection with (i) any Refinancing or Transfer of any Financed Property, the release of any Financed Property that no longer qualifies as an Eligible Property or of the Financed Properties on a Single Plat Development that no longer qualifies as an Approved Single Plat Development in accordance with this Agreement (including Section 2.16) or the release of any Financed Property to cure or avoid an Event of Default in accordance with Sections 7.01(h) or 7.01(i) and subject to the payment of the applicable Release Amount (and deposit of any applicable Special Reserves) with respect to each such Financed Property (including, in the case of any Financed Property located on a Single Plat Development, all Financed Properties located on such Single Plat Development), (ii) any release of any Loan Party permitted by clause (b) below or (iii) the occurrence of the Final Collection Date, the Administrative Agent and the Collateral Agent agree, at the Borrowers’ expense, and without recourse, representation or warranty, and, in the case of a Refinancing or Transfer, subject to the conditions specified in Section 2.16 and Section 9.08(b), to promptly execute, deliver, file and record any Mortgage Release and any other release, document or other instrument and take such other necessary action that the Borrowers may reasonably request in writing to evidence the release by the Administrative Agent and/or the Collateral Agent, as applicable, of its security interest in the related Collateral.

(b)If as a result of any Refinancing or Transfer of any Financed Property, the release of any Financed Property that no longer qualifies as an Eligible Property or is located on any Financed Single Plat Development that no longer qualifies as an Approved Single Plat Development in accordance with this Agreement (including Section 2.16) or the release of any Financed Property to cure or avoid an Event of Default in accordance with Sections 7.01(h) or 7.01(i) and subject to the payment of the applicable Release Amount (and deposit of any applicable Special Reserves) with respect to each such Financed Property (including, in the case of any Financed Property located on a Single Plat Development, all Financed Properties located on such Single Plat Development), a Borrower no longer owns any Financed Properties (or Pending Advance Properties) and so long as no Default or Event of Default shall have occurred or be continuing at such time (unless such Event of Default will be cured or avoided in connection with such release), the Administrative Agent and/or the Collateral Agent, as applicable, shall (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower Representative, release such Borrower (and its related Equity Owner, in each case to the extent that such Person no longer holds any direct or indirect Equity Interest in any other Borrower) from their respective obligations hereunder and under all of the other Loan Documents. In connection with any such release pursuant to this clause (b), the Administrative Agent and/or the Collateral Agent, as applicable, shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at Borrowers’ expense, all documents that the Borrowers may shall reasonably request in writing to evidence such release.

SECTION 2.18. The Collection Account.

(a)On or prior to the Closing Date, the Paying Agent shall establish and shall thereafter maintain, at the Securities Intermediary Account Bank, the Collection Account for the purpose of receiving Collections. The Paying Agent shall also establish and maintain, at the Securities Intermediary Account Bank, the Disbursement Account and the Reserve Accounts, which may be sub-accounts of the Collection Account (i.e., ledger or book entry accounts and not actual accounts) or separate Accounts. The taxpayer identification number associated with the Collection Account, the Disbursement Account and each Reserve Account shall be that of the Borrower Representative and the Borrower Representative (and other applicable Borrowers) will report for federal, state and local income taxes, as applicable, the income, if any, represented by the Collection Account, the Disbursement Account and each Reserve Account. The Collection Account, the Disbursement Account and the Reserve Accounts shall be under the sole dominion and control of the Administrative Agent. All costs and expenses of establishing and maintaining the Collection Account, the Disbursement Account and each Reserve Account shall be paid by the Borrowers. For the avoidance of doubt, the Paying Agent (including in its capacity as the Securities Intermediary) shall not be responsible for reviewing and reconciling the Collection Account, the Disbursement Account or any Reserve Account.

(b)The Collection Account, the Disbursement Account and each Reserve Account shall be established and at all times maintained by the Securities Intermediary, which shall act as a “securities intermediary” (as defined in Section 8-102 of the UCC) hereunder and under the Securities Account Control Agreement with respect to the Collection Account, the Disbursement Account and the Reserve Accounts. In the event that the Securities Intermediary Account Bank ceases to be a Qualified Institution, the Securities Intermediary shall, within thirty (30) days thereof, establish a new Collection Account, a new Disbursement Account and new Reserve Accounts, as applicable, at a Qualified Institution (and the Securities Intermediary shall promptly transfer, or cause to be transferred, all amounts in the then existing Collection Account, Disbursement Account and Reserve Accounts, as applicable, to such new accounts).

(c)The Collection Account, the Disbursement Account, and each Reserve Account shall each be a “securities account” as defined in Section 8-501 of the UCC and the Securities Intermediary shall cause each such account to be maintained in the name of the Borrower Representative, subject to the lien of the Administrative Agent, for the benefit of the Secured Parties. The Securities Intermediary shall (and agrees to cause the Securities Intermediary Account Bank to) treat the Borrower Representative as the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC) under the Securities Account Control Agreement in respect of all “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC) credited to the Collection Account, Disbursement Account, and any Reserve Account.

(d)The insufficiency of funds on deposit in the Collection Account, the Disbursement Account or any Reserve Account shall not relieve the Borrowers from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e)The rights and protections of the Paying Agent hereunder, including the right to indemnification, shall apply, mutatis mutandis, to the Paying Agent in its capacity as the Securities Intermediary under the Securities Account Control Agreement.

SECTION 2.19. The Paying Agent.

(a)The Administrative Agent hereby appoints Computershare Trust Company, N.A. as the initial Paying Agent. All payments of amounts due and payable in respect of the Obligations that are to be made from amounts withdrawn from the Collection Account pursuant to Section 2.07 shall be made on behalf of the Borrowers by the Paying Agent, in accordance with the written instruction of the Administrative Agent (which may be in electronic form and shall be subject to the terms of this Agreement) received no later than 4:00 p.m. (New York City time) one (1) Business Day prior to the applicable Monthly Payment Date. On the Final Collection Date, all funds then held by the Paying Agent under this Agreement shall, upon receipt of written demand of the Borrowers, be paid to the Administrative Agent to be held and applied according to Section 2.07, and thereupon such Paying Agent shall be released from all further responsibility or liability with respect to such funds.

(b)On each Monthly Payment Date, the Borrowers shall pay to the Paying Agent the Paying Agent Fee pursuant to Section 2.07(c)(ii).

(c)The Paying Agent hereby agrees that subject to the provisions of this Section 2.19, it shall:

(i)hold any sums held by it for the payment of amounts due with respect to the Obligations in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(ii)give the Administrative Agent and the Borrower Representative notice of any default by any Borrower of which it has actual knowledge in the making of any payment required to be made with respect to the Obligations;

(iii)at any time during the continuance of any Event of Default of which a Responsible Officer of the Paying Agent has received written notice, upon the written instruction of the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower Representative), promptly pay to the Administrative Agent any sums so held in trust by such Paying Agent;

(iv)promptly resign as Paying Agent and promptly pay to the Administrative Agent any sums held by it in trust for the payment of the Obligations if at any time it ceases to be a Qualified Institution (in which event the Administrative Agent or one of its Affiliates or designees shall serve as the Paying Agent until such time as a replacement Paying Agent has been appointed in accordance with this Section 2.19);

(v)comply, in its capacity as U.S. Withholding Agent, with all applicable requirements of the Code and any applicable State law with respect to the withholding from any payments made by it in respect of any Obligations of any applicable withholding taxes imposed thereon and with respect to any applicable reporting requirements in connection therewith; and

(vi)provide to the Lenders such information as is required to be delivered under the applicable provisions of the Code or any State law applicable to the particular Paying Agent, relating to payments made by the Paying Agent under this Agreement.

(d)Any successor paying agent shall be appointed by the Administrative Agent (subject to the approval of the Borrower Representative (not to be unreasonably withheld) if no Event of Default has occurred and is then continuing), subject to notice thereof being provided to the Lenders by the Administrative Agent, and to consent by the Majority Lenders; provided that any successor paying agent shall be, at the time of such appointment, a Qualified Institution. The Administrative Agent and the Borrower Representative shall mutually agree on the fees required to engage the services of any such successor Paying Agent to the extent that such fees exceed those paid to the prior paying agent and upon such mutual agreement, such approved fee shall constitute the Paying Agent Fee.

(e)The Borrowers shall jointly and severally indemnify the Paying Agent (including in its capacity as the Securities Intermediary) and its officers, directors, employees, affiliates and agents (each, a “PA Party” and collectively, the “PA Parties”) for, and hold them harmless against any loss, liability, damages, fees, costs or expense (including reasonable and documented out-of-pocket external attorneys’ fees and expenses) incurred, expended or advanced in connection with or arising out of (i) the performance of its obligations under and in accordance with this Agreement, including the reasonable fees, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) of (A) investigating any claim or allegation relating to the exercise or performance of any of its powers or duties under this Agreement, and (B) without duplication of any amount incurred in connection with (A) above, preparing for, and prosecuting or defending itself against any investigation, legal proceeding, whether pending or threatened, related to any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement; (ii) pursuing enforcement (including by means of any action, claim, or suit brought by the Paying Agent for such purpose) of any indemnification or other obligation of the Borrowers (the indemnification afforded under this subclause (ii) to include, without limitation, any reasonable and documented out-of-pocket external legal fees, costs and expenses incurred by the Paying Agent in connection therewith); and (iii) the gross negligence, willful misconduct or bad faith of any Borrower in the performance of its duties hereunder, except in each case to the extent any such loss, liability, damages, fees, costs, or expense results from the gross negligence, willful misconduct or bad faith of the Paying Agent or any PA Party (in each case, as finally determined by a court of competent jurisdiction or as otherwise agreed to by the parties). All such amounts shall be payable in accordance with Section 2.07. In the event any such indemnity amounts are distributed to the Paying Agent from the Collection Account pursuant to Section 2.07 prior to deposit by the Borrowers of such indemnity amounts therein, the obligation of reimbursement by the Borrowers with respect to such indemnity amounts will instead be payable to the Collection Account. The foregoing indemnification shall survive the termination or assignment of this Agreement and the resignation or removal of the Paying Agent.

(f)The Paying Agent shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Paying Agent in such capacity herein. No implied covenants or obligations shall be read into this Agreement against the Paying Agent and no permissive right or privilege of the Paying Agent shall be construed as a duty. In the absence of gross negligence, willful misconduct or bad faith on the part of the Paying Agent, the Paying Agent may conclusively rely and shall be protected in relying upon the truth of any statements and written direction or instruction and the correctness of the opinions expressed in any certificates or opinions furnished to the Paying Agent pursuant to and conforming to the requirements of this Agreement.

(g)The Paying Agent shall not be liable for (i) an error of judgment made in good faith by one of its officers; or (ii) any action taken, suffered or omitted to be taken in good faith in accordance with or believed by it to be authorized or within the discretion or rights or powers conferred by this Agreement or at the written direction of the Administrative Agent relating to the exercise of any power conferred upon the Paying Agent under this Agreement, in each case, unless it shall be proved that the Paying Agent shall have been grossly negligent or acted in bad faith or with willful misconduct in ascertaining the pertinent facts.

(h)The Paying Agent shall not be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Paying Agent obtains actual knowledge of such event or the Paying Agent receives written notice of such event from the Borrowers, any Secured Party or the Administrative Agent, as the case may be.

(i)Without limiting the generality of this Section 2.19, the Paying Agent shall have no duty (i) to record, file or deposit this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Collateral, or maintain any such recording, filing or depositing or to subsequently record, refile or redeposit any of the same, (ii) except as otherwise provided in Section 2.07, to pay or discharge any Taxes, Real Estate Taxes, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Assets, (iii) to confirm, recalculate or verify the contents, accuracy or completeness of any reports or certificates of the Administrative Agent or Calculation Agent delivered to the Paying Agent pursuant to this Agreement believed by the Paying Agent to be genuine and to have been signed or presented by the proper party or parties or (iv) to ascertain or inquire as to the performance or observance of any of the Borrowers’ representations, warranties or covenants under this Agreement or any other Loan Document.

(j)The Paying Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable grounds for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Paying Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Borrowers under this Agreement.

(k)The Paying Agent may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, any certificate of a Responsible Officer, any Monthly Payment Report, any certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(l)The Paying Agent may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Paying Agent in good faith and in accordance therewith. In connection with any request that the Paying Agent take any action or refrain from taking any action, in either case not in conformity with or outside the scope of this Agreement, the Paying Agent shall be entitled to request from the requesting party and to conclusively rely upon, and shall be protected in acting or refraining from acting upon, an officer’s certificate or opinion of counsel delivered by or on behalf of such requesting party. Any opinion of counsel requested by the Paying Agent shall be an expense of the Borrowers.

(m)The Paying Agent shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement (except to comply with its obligations under this Agreement and any other Loan Document to which it is a party) or to institute, conduct or defend any dispute or litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, shall have offered to the Paying Agent security or indemnity reasonably acceptable to the Paying Agent against the fees, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses), damages and liabilities that may be incurred therein or thereby.

(n)The Paying Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by the Administrative Agent; provided, that if the payment within a reasonable time to the Paying Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Paying Agent, not reasonably assured by the Borrowers, the Paying Agent may require security or indemnity reasonably satisfactory to the Paying Agent from the Lenders against such fee, cost, expense (including reasonable and documented out-of-pocket attorneys’ fees and expenses) or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Borrowers.

(o)The Paying Agent shall not be responsible or liable for the acts or omissions of the Administrative Agent, the Calculation Agent (unless the same entity is acting as Calculation Agent and Paying Agent), the Borrowers, any Lenders, any Counterparty or any other Person.

(p)Any Person into which the Paying Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which to Paying Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Paying Agent, shall be the successor of the Paying Agent under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(q)The Paying Agent does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of the Properties or the Collateral.

(r)The Paying Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any other party hereto or by any other person, firm or corporation, except only such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Paying Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own choosing is binding upon it, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.

(s)The Paying Agent may: (i) terminate its obligations as Paying Agent under this Agreement (subject to the terms set forth herein) upon at least thirty (30) days’ prior written notice to the Borrowers, the Lenders and the Administrative Agent; provided, however, that, without the consent of the Administrative Agent and the Majority Lenders, such resignation shall not be effective until a successor paying agent acceptable to the Administrative Agent, and to whose appointment the Majority Lenders do not object within five (5) Business Days after the Lenders are notified thereof (or such shorter period in which the Majority Lenders consent thereto), shall have accepted appointment as Paying Agent, pursuant hereto and shall have agreed to be bound by the terms of this Agreement; or (ii) be removed upon at least thirty (30) days’ prior written notice (or such shorter period as shall be acceptable to the Paying Agent) by the Administrative Agent, delivered to the Paying Agent, the Lenders and the Borrower Representative; provided, however, that without the consent of the Majority Lenders, such removal shall not be effective until a successor paying agent acceptable to the Administrative Agent, and to whose appointment the Majority Lenders do not object within five (5) Business Days after the Lenders are notified thereof (or such shorter period in which the Majority Lenders consent thereto) shall have accepted appointment as Paying Agent pursuant hereto and shall have agreed to be bound by the terms of this Agreement. In the event of such termination or removal, the Administrative Agent shall make reasonable efforts to appoint a successor paying agent. If, however, a successor paying agent is not appointed by the Administrative Agent within ninety (90) days after the giving of such notice of resignation or removal, the Paying Agent may petition a court of competent jurisdiction for the appointment of a successor paying agent, and the fees, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses and court costs) of such petition shall be paid or reimbursed by the Borrowers.

(t)Any successor paying agent appointed pursuant to the immediately preceding subsection shall execute, acknowledge, and deliver to the Administrative Agent, the Borrower Representative and to the predecessor Paying Agent an instrument accepting such appointment under this Agreement. Thereupon, the resignation or removal of the predecessor Paying Agent shall become effective and such successor paying agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Paying Agent under this Agreement, with like effect as if originally named as Paying Agent. The predecessor Paying Agent shall upon receipt of payment of all of its fees, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses), indemnity amounts and all other amounts, deliver to the successor Paying Agent all documents and statements and monies held by it under this Agreement; and the Administrative Agent and the predecessor Paying Agent shall execute and deliver such instruments and do such other things as may reasonably be requested by the Administrative Agent for fully and certainly vesting and confirming in the successor paying agent all such rights, powers, duties, and obligations.

(u)In the event the Paying Agent’s appointment hereunder is terminated without cause, the Borrowers shall (i) reimburse the Paying Agent for the reasonable out-of-pocket expenses of the Paying Agent incurred in transferring any funds in its possession to the successor paying agent and (ii) if such termination occurs on or prior to the first anniversary of the appointment of such Paying Agent, pay to the terminated Paying Agent a termination fee equal to the unearned prorated portion of the Paying Agent Fee for that first year.

(v)The Loan Parties hereby agree, in connection with an appointment of a successor paying agent, to negotiate in good faith any modifications to this Agreement related to the rights and obligations of the Paying Agent which are reasonably requested by such successor paying agent.

(w)Knowledge or information acquired or received by (i) Computershare in any of its respective capacities hereunder or under any other document related to this transaction shall not be imputed to Computershare in any of its other capacities hereunder or under such other documents except to the extent their respective duties are performed by Responsible Officers in the same division or department of Computershare, and (ii) any Affiliate of Computershare shall not be imputed to Computershare in any of its respective capacities hereunder and vice versa.

(x)Other than with respect to any information that the Paying Agent has an express duty hereunder to review, the Paying Agent shall not be deemed to have knowledge of any fact or matter for purposes of this Agreement unless a Responsible Officer of the Paying Agent (i) has actual knowledge thereof or (ii) receives written notice with respect thereto.

(y)The Paying Agent shall not be under any obligation to take any action in the performance of its respective duties hereunder that would be in violation of applicable law, statute, rule, regulation, order or ordinance.

(z)The recitals contained herein shall not be taken as the statements of the Paying Agent and the Paying Agent assumes no responsibility for their accuracy, completeness or correctness.

(aa)  For purposes of satisfying any information collection and tax reporting obligations under the Code and U.S. Treasury Regulations (including, without limitation and to the extent applicable, any cost basis reporting obligations thereunder), each Borrower and each Lender agrees to provide to the Paying Agent all information required by the Code and U.S. Treasury Regulations to be provided by such person (or as may be reasonably requested by the Paying Agent), to permit the Paying Agent to satisfy its obligations thereunder.

(bb)  The rights, protections, limitations of liability, and immunities of the Paying Agent hereunder, including, without limitation, its right to indemnification, shall also apply to the Paying Agent (including in its capacity as the Securities Intermediary) in the performance or exercise of its duties, powers, and rights under any under the Securities Account Control Agreement.

(cc)  The Paying Agent may delegate or perform any of its rights, duties, or powers under this Agreement by or through affiliates, agents, sub-agents, service providers, or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such rights, duties, or powers provided that such delegation shall not relieve Paying Agent of any of its duties or obligations hereunder.

(dd)  The Paying Agent shall not be responsible or liable for any delays or failures in performance resulting from a force majeure event outside of its control, which includes, without limitation, an act of God, strike, lockout, riot, act of war or terrorism, epidemic, pandemic, quarantine, governmental or regulatory action, fire, communication line or system failure, computer virus (including any malware or ransomware attack), computer hardware or software failure, power or utility failure, earthquake, or the unavailability of the Federal Reserve Bank wire or telex system or other applicable wire or funds transfer system. Upon the occurrence of such delays or failures in performance, the Paying Agent shall use commercially reasonable efforts to remedy such delays and failures as soon as reasonably practicable.

(ee)  In no event shall the Paying Agent be liable for any special, indirect, punitive or consequential damages (including, but not limited to, lost profits), even if the Paying Agent has been advised of the likelihood of such damage and regardless of the form of action.

(ff)  The Paying Agent shall not have any responsibility or liability for or with respect to the perfection or priority of any interest of any party in the Collection Account (or any other account, property, or collateral referenced in this Agreement), or the monitoring or maintenance of any such perfection or priority.

SECTION 2.20. The Calculation Agent.

(a)Computershare Trust Company, N.A. is hereby appointed as Calculation Agent and is authorized to take such actions and to exercise such powers and perform such duties as are expressly delegated to the Calculation Agent by the terms hereof, together with such other powers as are reasonably incidental thereto.

(i)The duties of the Calculation Agent hereunder shall be limited to (A) verifying the calculations of the Borrowers (collectively, the “Calculations”) with respect to each Borrowing Request, each Monthly Borrower Report, each Monthly Payment Report, each Reserve Release Request, each Request for Release and each Compliance Certificate based solely on information provided to the Calculation Agent by the Borrowers, in each case, as set forth on Schedule VI hereto, (B) calculating the Term SOFR Rate or, following a conversion to the Alternate Rate or the Prime Rate pursuant to Section 2.04, the Alternate Rate or the Prime Rate, hereunder (based upon the information provided by the Administrative Agent) and (C) maintaining the records set forth in Section 2.01(e).

(ii)The Calculation Agent shall verify the Calculations as set forth herein.

(iii)In the event of a discrepancy between the calculations received by the Calculation Agent from the Borrowers and the results of the verification conducted by the Calculation Agent, the Calculation Agent shall give prompt written notice (which may be in electronic form) of such discrepancy to the Borrowers, the Borrower Representative and the Administrative Agent, and the Calculation Agent shall work with such parties in good faith to resolve such discrepancy. In each case, the final result agreed to by the parties with respect to such Calculations shall be approved in writing (which may be in electronic form) by the Borrowers, the Borrower Representative and the Administrative Agent.

(iv)Each of the Borrowers, the Lenders and the Administrative Agent agree that so long as the Calculation Agent complies with the terms of clauses (ii) and (iii) above, the Calculation Agent shall have no liability with respect to any Calculations that are verified by the Calculation Agent (including pursuant to consultations described in clause (iii) above) that are subsequently determined to be incorrect, except to the extent of the Calculation Agent’s bad faith, gross negligence or willful misconduct. For avoidance of doubt, such exculpation from liability shall include, without limitation, any loss, liability, damage or expense of Lenders (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred as a result of lending to Borrowers based on any such erroneous calculations.

(b)On each Monthly Payment Date, the Borrowers shall pay to the Calculation Agent any Calculation Agent Fee due to the Calculation Agent pursuant to Section 2.07(c)(ii).

(c)Any successor calculation agent shall be appointed by the Administrative Agent (subject to the approval of the Borrower Representative (not to be unreasonably withheld) so long as no Event of Default has occurred and is then continuing) subject to providing notice thereof to the Lenders and the absence of objection thereto by the Majority Lenders within five (5) Business Days after being notified thereof (or such shorter period in which the Majority Lenders consent thereto). The Administrative Agent and the Borrower Representative shall mutually agree on the fees required to engage the services of any such successor calculation agent to the extent that such fees exceed those paid to the prior Calculation Agent and upon such mutual agreement, such approved fee shall constitute the Calculation Agent Fee.

(d)The Borrowers shall jointly and severally indemnify the Calculation Agent and its officers, directors, employees, affiliates and agents (each, a “CA Party” and collectively, the “CA Parties”) for, and hold them harmless against, any loss, liability, damages, costs or expense (including reasonable and documented out-of-pocket external attorneys’ fees and expenses) incurred, expended or advanced in connection with or arising out of (i) the performance of its obligations under and in accordance with this Agreement, including the reasonable costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) of (A) investigating any claim, dispute or allegation relating to the exercise or performance of any of its powers or duties under this Agreement, and (B) without duplication of any amount incurred in connection with (A) above, preparing for, and prosecuting or defending itself against any claim, dispute, investigation, legal proceeding, whether pending or threatened, related to any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement; (ii) pursuing enforcement (including by means of any action, claim, or suit brought by the Calculation Agent for such purpose) of any indemnification or other obligation of the Borrowers (the indemnification afforded under this clause (ii) to include, without limitation, any reasonable and documented out-of-pocket external legal fees, costs and expenses incurred by the Calculation Agent in connection therewith); and (iii) the gross negligence, willful misconduct or bad faith of any Borrower in the performance of its duties hereunder, except in each case to the extent any such loss, liability, damages, costs or expense results from the gross negligence, willful misconduct or bad faith of the Calculation Agent or any CA Party (in each case, as determined by a court of competent jurisdiction pursuant or as otherwise agreed to by the parties). All such indemnification amounts shall be payable in accordance with Section 2.07. In the event any such indemnity amounts are distributed to the Calculation Agent from the Collection Account pursuant to Section 2.07 prior to deposit by the Borrowers of such indemnity amounts therein, the obligation of reimbursement by the Borrowers with respect to such indemnity amounts will instead be payable to the Collection Account. The foregoing indemnification shall survive the termination or assignment of this Agreement and the resignation or removal of the Calculation Agent.

(e)The Calculation Agent shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Calculation Agent in such capacity herein. No implied covenants or obligations shall be read into this Agreement against the Calculation Agent, and no permissive right or privilege of the Calculation Agent shall be construed as a duty or obligation. In the absence of gross negligence, willful misconduct or bad faith on the part of the Calculation Agent, the Calculation Agent may conclusively rely and shall be protected in relying upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Calculation Agent pursuant to and conforming to the requirements of this Agreement. The Calculation Agent shall not be responsible for verifying any calculations pursuant to this Agreement to the extent information necessary to make such verifications is not provided to it by the Administrative Agent or the Borrowers.

(f)The Calculation Agent shall not be liable for (i) an error of judgment made in good faith by one of its officers, employees, agents, affiliates or attorneys; or (ii) any action taken, suffered or omitted to be taken in good faith in accordance with or believed by it to be authorized or within the discretion or rights, privileges or powers conferred by this Agreement or at the written direction of the Administrative Agent relating to the exercise of any power conferred upon the Calculation Agent under this Agreement, in each case, unless it shall be proved that the Calculation Agent shall have been grossly negligent or acted in bad faith or with willful misconduct in ascertaining the pertinent facts.

(g)The Calculation Agent shall not be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Calculation Agent obtains actual knowledge of such event or the Calculation Agent receives written notice of such event from the Borrowers, any Secured Party or the Administrative Agent, as the case may be.

(h)Without limiting the generality of this Section 2.20, the Calculation Agent shall have no duty (i) to record, file or deposit this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Collateral, or maintain any such recording, filing or depositing or to subsequently record, refile or redeposit any of the same, (ii) to pay or discharge any Taxes, Real Estate Taxes, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Assets, (iii) to confirm, recalculate or verify the contents, accuracy or completeness of any reports or certificates of the Borrowers or the Administrative Agent delivered to the Calculation Agent pursuant to this Agreement believed by the Calculation Agent to be genuine and to have been signed or presented by the proper party or parties or (iv) to ascertain or inquire as to the performance or observance of any of the Borrowers’ (or any other party’s) representations, warranties or covenants under this Agreement or any other Loan Document.

(i)The Calculation Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable grounds for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Calculation Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Borrowers under this Agreement.

(j)The Calculation Agent may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, any certificate of a Responsible Officer, any report, any certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(k)The Calculation Agent may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Calculation Agent in good faith and in accordance therewith. In connection with any request that the Calculation Agent take any action or refrain from taking any action, in either case not in conformity with and outside the scope of this Agreement, the Calculation Agent shall be entitled to request from the requesting party and to conclusively rely upon, and shall be protected in acting or refraining from acting upon, an officer’s certificate or opinion of counsel delivered by or on behalf of such requesting party. Any opinion of counsel requested by the Calculation Agent shall be an expense of the Borrowers.

(l)The Calculation Agent shall be under no obligation to exercise any of the rights, powers, privileges or remedies vested in it by this Agreement (except to comply with its obligations under this Agreement and any other Loan Document to which it is a party) or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, shall have offered to the Calculation Agent security or indemnity reasonably satisfactory to the Calculation Agent against the fees, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) and liabilities that may be incurred therein or thereby.

(m)The Calculation Agent shall not be bound to make any review or investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by the Administrative Agent; provided, that if the payment within a reasonable time to the Calculation Agent of the fees, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Calculation Agent, not reasonably assured by the Borrowers, the Calculation Agent may require security or indemnity reasonably satisfactory to the Calculation Agent from the Lenders against such fee, cost, expense (including reasonable and documented out-of-pocket attorneys’ fees and expenses) or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Borrowers or, if paid by the Calculation Agent, shall be reimbursed by the Borrowers to the extent of funds available therefor pursuant to Section 2.07.

(n)The Calculation Agent shall not be responsible for the acts or omissions of the Administrative Agent, the Paying Agent (unless the same entity is then acting as Calculation Agent and Paying Agent), the Borrowers, any Lenders, any Counterparty or any other Person.

(o)Any Person into which the Calculation Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which to Calculation Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Calculation Agent, shall be the successor of the Calculation Agent under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(p)The Calculation Agent does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of the Properties or the Collateral.

(q)If the Calculation Agent shall at any time receive conflicting instructions from the Administrative Agent and the Borrowers or any other party to this Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, the Calculation Agent shall be entitled to rely without liability on the instructions of the Administrative Agent. In the absence of bad faith, gross negligence or willful misconduct on the part of the Calculation Agent, the Calculation Agent may rely upon and shall be protected in acting or refraining from acting based upon any resolution, officer’s certificate, any Monthly Payment Report, certificate of auditors, or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Calculation Agent may rely upon the validity of documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the parties to this Agreement will hold the Calculation Agent harmless from any claims that may arise or be asserted against the Calculation Agent because of the invalidity of any such documents or their failure to fulfill their intended purpose.

(r)The Calculation Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any other party hereto or by any other person, firm or corporation, except only such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Calculation Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own choosing is binding upon it, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.

(s)The Calculation Agent may delegate, exercise, or perform any of its duties, powers, or rights under this Agreement by or through affiliates, agents, sub-agents, service providers or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties, powers, or rights. The Calculation Agent shall not be responsible or liable for the negligence or misconduct of any agents, sub-agents, service providers, affiliates, or attorneys-in-fact selected by it with reasonable care in the absence of gross negligence, bad faith or willful misconduct. The Borrowers shall pay or reimburse the Calculation Agent for any reasonable fees, costs, or expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred, expended, or advanced by the Calculation Agent with respect to any agents, affiliates, sub-agents, service providers, or attorneys-in-fact appointed by the Calculation Agent pursuant to this Section 2.20 and such affiliates, agents, service providers and attorneys-in-fact shall be entitled to all the same protections, indemnification rights, and exculpation by the Loan Parties as may apply to the Calculation Agent.

(t)The Calculation Agent may: (i) terminate its obligations as Calculation Agent under this Agreement (subject to the terms set forth herein) upon at least thirty (30) days’ prior written notice to the Borrowers, the Lenders and the Administrative Agent; provided, however, that, without the consent of the Administrative Agent and the Majority Lenders, such resignation shall not be effective until a successor calculation agent acceptable to the Administrative Agent, and to whose appointment the Majority Lenders do not reasonably object within five (5) Business Days after the Lenders are notified thereof (or such shorter period in which the Majority Lenders consent thereto), shall have accepted appointment as Calculation Agent, pursuant hereto and shall have agreed to be bound by the terms of this Agreement; or (ii) be removed upon at least thirty (30) days’ prior written demand of the Administrative Agent, delivered to the Calculation Agent, the Lenders and the Borrower Representative; provided, further, however, that such removal shall not be effective until the appointment of a successor calculation agent acceptable to the Administrative Agent, and to whose appointment the Majority Lenders do not reasonably object within five (5) Business Days after the Lenders are notified thereof (or such shorter period in which the Majority Lenders consent thereto), shall have accepted appointment as Calculation Agent, pursuant hereto and shall have agreed to be bound by the terms of this Agreement. In the event of such termination or removal, the Administrative Agent shall make reasonable efforts to appoint a successor calculation agent. If, however, a successor calculation agent is not appointed by the Administrative Agent within ninety (90) days after the giving of a notice of resignation or removal, the Calculation Agent may petition a court of competent jurisdiction for the appointment of a successor calculation agent, and the fees, costs, and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses and court costs) of such petition shall be paid or reimbursed by the Administrative Agent; provided, however, if the failure to appoint a successor calculation agent in accordance with this section is caused by the Borrower Representative’s failure to agree, in contravention of clause (w) below, to modifications of this Agreement related to the rights and obligations of the Calculation Agent which are reasonably requested by such successor calculation agent, including, but not limited to, the fees required to engage the services of such successor calculation agent, then the fees, costs, and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses and court costs) of such petition shall be paid or reimbursed by the Borrowers; provided further if the failure to appoint a successor calculation agent in accordance with this section is caused by the Majority Lenders’ unreasonable objection to the appointment of such successor calculation agent, then the fees, costs, and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses and court costs) of such petition shall be paid or reimbursed by the Lenders ratably according to their respective Lender Percentages.

(u)Any successor calculation agent appointed pursuant to the immediately preceding subsection shall execute, acknowledge, and deliver to the Administrative Agent, the Borrowers and to the predecessor Calculation Agent a written instrument accepting such appointment under this Agreement. Thereupon, the resignation or removal of the predecessor Calculation Agent shall become effective and such successor calculation agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Calculation Agent under this Agreement, with like effect as if originally named as Calculation Agent. The predecessor Calculation Agent shall upon receipt of payment of all of its fees, costs, and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses), indemnity amounts, and any other amounts, deliver to the successor calculation agent all documents and statements and monies held by it under this Agreement; and the Administrative Agent and the predecessor Calculation Agent shall execute and deliver such instruments and do such other things as may reasonably be requested in writing by the Administrative Agent for fully and certainly vesting and confirming in the successor calculation agent all such rights, powers, duties, and obligations.

(v)In the event the Calculation Agent’s appointment hereunder is terminated without cause, the Borrowers shall (i) reimburse the Calculation Agent for the reasonable out-of-pocket fees, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) of the Calculation Agent incurred in transferring any funds in its possession to the successor calculation agent and (ii) if such termination occurs on or prior to the first anniversary of the appointment of such Calculation Agent, pay to the terminated Calculation Agent a termination fee equal to the unearned prorated portion of the Calculation Agent Fee for that first year.

(w)The Loan Parties and the Sponsors hereby agree, in connection with an appointment of a successor Calculation Agent, to negotiate in good faith any modifications to this Agreement related to the rights and obligations of the Calculation Agent which are reasonably requested by such successor Calculation Agent.

(x)Other than with respect to any information that the Calculation Agent has an express duty hereunder to review, the Calculation Agent shall not be deemed to have knowledge of any fact or matter for purposes of this Agreement unless a Responsible Officer of the Calculation Agent (i) has actual knowledge thereof or (ii) receives written notice with respect thereto.

(y)The Calculation Agent shall not be under any obligation to take any action in the performance of its respective duties hereunder that would be in violation of applicable law, statute, regulation, order, or ordinance.

(z)The Calculation Agent shall have no responsibility, obligation or liability with respect to (i) monitoring, determining or verifying the occurrence of any Benchmark Unavailability Condition, or giving notice to any party of the occurrence of any Benchmark Unavailability Condition, (ii) selecting, determining or designating any Alternate Rate or Benchmark Replacement, or determining whether any conditions to the designation of any Alternate Rate or the Prime Rate have been satisfied, or (iii) determining whether or what amendments to this Agreement are necessary in connection with any of the foregoing, even if the Administrative Agent does not take these or any other actions in accordance with this Agreement.

(aa)  The recitals contained herein shall not be taken as the statements of the Calculation Agent and the Calculation Agent shall have and assumes no responsibility for their accuracy, completeness, or correctness.

(bb)  The Calculation Agent shall not be responsible or liable for any delays or failures in performance resulting from a force majeure event outside of its control, which includes, without limitation, an act of God, strike, lockout, riot, act of war or terrorism, epidemic, pandemic, quarantine, governmental or regulatory action, fire, communication line or system failure, computer virus (including any malware or ransomware attack), computer hardware or software failure, power or utility failure, earthquake, or the unavailability of the Federal Reserve Bank wire or telex system or other applicable wire or funds transfer system. Upon the occurrence of such delays or failures in performance, the Calculation Agent shall use commercially reasonable efforts to remedy such delays and failures as soon as reasonably practicable.

(cc)  In no event shall the Calculation Agent be liable for any special, indirect, punitive or consequential damages (including, but not limited to, lost profits), even if the Calculation Agent has been advised of the likelihood of such damage and regardless of the form of action.

(dd)  The Calculation Agent shall not have any responsibility or liability for or with respect to the perfection or priority of any interest of any party in the Collection Account (or any other account, property or collateral referenced in this Agreement), or the monitoring or maintenance of any such perfection or priority.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)Unused Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.05(b). Any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated, non-interest bearing account until the occurrence of the Final Collection Date, after which such amount shall be used to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct;

(b)upon the election of the Borrowers and written notice to the Administrative Agent, the unused portion of the Commitment of such Defaulting Lender may be reduced to zero without any contemporaneous ratable reduction of the Commitments of the other Lenders;

(c)neither the Commitment nor the Loans of such Defaulting Lender shall be included in determining whether all Lenders or the Majority Lenders have taken or may take any action hereunder and the Defaulting Lender shall not be included in determining whether all Lenders have taken or may have taken any action hereunder (including, in each case, any consent to any amendment or waiver pursuant to Section 10.01); provided, that any waiver, amendment or modification requiring the consent of all Lenders which affects such Defaulting Lender differently than other affected Lenders or Lenders shall require the consent of such Defaulting Lender, as applicable; and

(d)the Borrowers may replace such Defaulting Lender in accordance with Section 2.22.

In the event that the Administrative Agent, and, so long as no Event of Default has occurred and is continuing, the Borrower Representative, determines that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (x) the Lender Percentages shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent and the Lenders shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Lender Percentage whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and (y) the provisions of clauses (a) through (d) above shall, from and after such determination, cease to be of further force or effect with respect to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

SECTION 2.22. Replacement of a Lender.

(a)If (i) any Affected Party requests compensation under Section 2.10(a), 2.11(a), or 2.13 or any Lender ceases to make any Loans as a result of any condition described in Section 2.10(a), 2.11(a) or 2.13, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to the related Lender and the Administrative Agent, (x) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.03), all of its respective interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender if a Lender accepts such assignment); provided, that (A) the Borrowers shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder, which consent shall not unreasonably be withheld, (B) the assignee shall not be an Affiliate of any Loan Party, (C) such assigning Lender shall have received payment of an amount equal to all outstanding Loans funded or maintained by such Lender, together with all accrued Interest thereon and all accrued Fees and other Obligations payable to them hereunder and under the Loan Documents, from the assignee, (D) in the case of any such assignment resulting from a claim for compensation under Section 2.10(a), Section 2.11(a), or Section 2.13 such assignment will result in a reduction in such compensation or payments and (E) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents or (y) terminate the Commitment of such Lender and repay all Obligations of the Borrowers owing to such Lender relating to the Loans held by such Lender as of such termination date (without the payment of any fees); provided that in the case of any such termination of a Non-Consenting Lender, such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to exist.

(b)Any Lender being replaced pursuant to Section 2.22(a) above shall execute and deliver an Assignment and Acceptance with respect to such Lender’s applicable Commitment and outstanding Loans. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans and Commitments so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within three (3) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c)In the event that the Borrowers or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto and the consent, waiver or amendment in question requires the agreement of the Supermajority Lenders, all affected Lenders or all the Lenders, in each case in accordance with the terms of Section 10.01 and the Majority Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.” For the avoidance of doubt, (x) Non-Consenting Lender shall not include any Lender that abstains from voting on any consent, waiver or amendment if the vote of such Lender would not be required in order for such consent, waiver or amendment to be approved pursuant to this Agreement, and (y) if the Administrative Agent is also a Lender, any failure of the Administrative Agent, acting in its capacity as Administrative Agent, to grant any consent, waiver or amendment shall not result in the Administrative Agent, acting in its capacity as a Lender, being deemed to be a Non-Consenting Lender.

SECTION 2.23. Joint and Several Liability of Borrowers.

(a)Each Borrower hereby irrevocably and unconditionally accepts joint and several liability hereunder and under the other Loan Documents to which a Borrower is a party in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)Except as otherwise expressly provided in this Agreement and the other Loan Documents, each Borrower hereby waives, to the extent permitted by law, notice of acceptance of its joint and several liability, notice of any Loans issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby, to the extent permitted by law, assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.23 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.23, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.23 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.23 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, examination, reconstruction or similar proceeding with respect to any Borrower or any Secured Party.

(c)Each Borrower represents and warrants to the Administrative Agent and Lenders that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Administrative Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of other Borrowers’ financial condition, the financial condition of guarantors and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(d)The provisions of this Section 2.23 are made for the benefit of the Administrative Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any such the Administrative Agent, Lenders, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.23 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied and all Commitments have terminated. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.23 will forthwith be reinstated in effect, as though such payment had not been made.

(e)Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation, or assert any claim, against any other Borrower with respect to any Indebtedness or other liabilities owing to it from another Borrower, any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash and, in the event of any insolvency, bankruptcy, receivership, liquidation, examination, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If, notwithstanding the foregoing sentence, a Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness or liability, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent, and such Borrower shall deliver any such amounts to the Administrative Agent for application to the Obligations in accordance with the priority of payments set forth in Section 2.07.

SECTION 2.24. Partial Reduction of Commitments. The Borrowers may, at their option, from time to time reduce the Aggregate Commitments, upon prior written notice delivered to the Administrative Agent and the Calculation Agent (with a copy to each Lender) not later than 12:00 p.m. (New York City time) three (3) Business Days prior to the date of such reduction; provided that (i) each reduction of the Aggregate Commitments shall be in an amount equal to $10,000,000, or in increments of $1,000,000 above $10,000,000 and (ii) the Borrowers shall not reduce the Aggregate Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.06(a), the Aggregate Loan Principal Balance would exceed the Aggregate Commitment. Each such notice shall specify (i) the amount of the reduction in the Aggregate Commitment and (ii) the Business Day on which such reduction shall occur.

SECTION 2.25. Actions and Events Outside of Lenders’ and Agents’ Control. None of the Lenders, Servicing Agents or the Administrative Agent shall be liable in any way to any Relevant Party or third party for any such Lender’s, Servicing Agent’s or the Administrative Agent’s failure to perform or delay in performing under the Loan Documents (and the Administrative Agent or any Lender or Servicing Agent may suspend or terminate all or any portion of the Administrative Agent’s or such Lender’s or Servicing Agent’s obligations under the Loan Documents during any such period) if such failure to perform or delay in performance results directly or indirectly from any act of God, strike, lockout, boycott, blockade, riot, act of war, terrorism, rebellion, insurrection, epidemic, pandemic, quarantine, national emergency, fire, communication line failure, computer virus, computer hardware or software failure, malware or ransomware attack, power failure, earthquake, unavailability of the Federal Reserve Bank wire or telex system, unavailability of any securities clearing system, or any other similar cause or event beyond the reasonable control of Administrative Agent, such Lender or such Servicing Agent. No “Default” or “Event of Default” shall be deemed to have occurred hereunder as a result of the failure of a Loan Party to make payment for an obligation that such Lender, Servicing Agent or the Administrative Agent is required to satisfy through an application of funds on deposit in an Account in accordance with Section 2.07 or Article VI and such Lender, Servicing Agent or the Administrative Agent fails to so pay as the result of any event described in the foregoing sentence, and the performance by any Loan Party of its obligations under this Agreement shall be extended day-for-day by each day that such Loan Party is unable to so perform hereunder directly as the result of such Lender, Servicing Agent or the Administrative Agent failing to perform hereunder as the result of any event described in the foregoing sentence.

SECTION 2.26. BRG Restructuring. Subject to the satisfaction of each of the BRG Restructuring Conditions on or prior to the BRG Restructuring Effective Date, on the BRG Restructuring Effective Date (i) the Initial BRG Sponsor shall be automatically released from the BRG Sponsor Guaranty and from liability under any obligations applicable to the BRG Sponsor under this Agreement, the Environmental Indemnity and the other Loan Documents, and (ii) the BRG Replacement Sponsor (and not the Initial BRG Sponsor) shall be solely responsible for complying with the Sponsor Financial Covenants applicable to the BRG Sponsor and for any and all other obligations applicable to the BRG Sponsor under this Agreement, the Environmental Indemnity and the other Loan Documents, and each reference to the BRG Sponsor under the this Agreement, the Environmental Indemnity and/or under any of the Loan Documents shall be deemed to instead refer to and be the sole responsibility of the Replacement BRG Sponsor, including pursuant to BRG Sponsor Replacement Documents. From and after the BRG Restructuring Effective Date (subject only to compliance with the BRG Restructuring Conditions), (x) the Initial BRG Sponsor shall have no obligations or liabilities whatsoever to the Lenders including but not limited to under the Loan Documents, and (y) all references herein or under any of the Loan Documents to “BRG Sponsor” shall instead mean and refer to the Replacement BRG Sponsor and not to Bluerock Residential Growth REIT, Inc.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01. Conditions Precedent to Effectiveness. The following shall be conditions precedent to the effectiveness of this Agreement:

(a)the Lenders shall have received each of the documents, instruments, legal opinions and other agreements that are required to be delivered on or prior to the date hereof, together with all fees due and payable on the date hereof and which are invoiced or estimated at least two (2) Business Days prior to the Closing Date;

(b)the absence of (i) any change, occurrence, or development that could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business condition (financial or otherwise), operation or performance of any Relevant Party, (ii) any material adverse change in or material disruption of conditions in the financial, banking or capital markets; (iii) [reserved]; and (iv) any change which could reasonably be expected to have a material adverse effect on the value or marketability of the transactions contemplated by the Loan Documents or any security derived in whole or in part therefrom;

(c)each Lender shall have completed satisfactory review of UCC, lien, judgment, litigation, bankruptcy and name variation search reports naming each Loan Party from the appropriate offices in relevant jurisdictions;

(d)each Lender shall have completed satisfactory review of all material agreements, including the Existing Management Agreements and the related Assignment of Management Agreements, the Interest Rate Cap Agreement and all other documents, agreements or other instruments material to any Property or Borrowers’ interest therein and approved each of the foregoing;

(e)each Lender and its counsel shall have completed their due diligence review of the financial, business, operations, assets, liabilities, corporate, capital, environmental, legal and management structure and contractual obligations of the Loan Parties and the Replacement BRG Sponsor, which review shall have provided the Administrative Agent and each Lender with results and information which, in the judgment of such Person, are satisfactory to permit the Administrative Agent and each Lender to enter into the financing transactions contemplated hereby;

(f)(i) upon the reasonable request of any Lender made at least ten (10) days prior to the Closing Date, the Borrowers shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Anti-Money Laundering Laws, in each case at least five (5) days prior to the Closing Date and (ii) at least five (5) days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall, upon any Lender request, deliver a Beneficial Ownership Certification in relation to such Borrower;

(g)each Lender shall have received all necessary credit approvals in order to consummate the transactions contemplated by this Agreement; and

(h)the Relevant Parties shall have delivered each of the BRG Sponsor Replacement Documents.

SECTION 3.02. Conditions Precedent to Borrowings of Property Loans. Each Property Loan made by the Lenders to any Borrower, shall be subject to the conditions precedent that on the date of each Borrowing of Property Loans, each of the following shall be true and correct both before and immediately after giving effect to such Borrowing:

(a)the Administrative Agent and the Calculation Agent shall have received a completed Borrowing Request for such Property Loan which shall (A) specify (1) the amount of the requested Borrowing, (2) the type of the requested Borrowing (i.e., Property Loan for an Eligible Property), (3) the Aggregate Loan Principal Balance after giving effect to such Borrowing, (4) the proposed Borrowing Date, and (5) the account of the Borrowers to which the proceeds of such Borrowing are to be remitted and (B) be accompanied by a duly completed Properties Schedule to such Borrowing Request which sets forth the required information regarding the Pending Advance Properties that are the subject of such Borrowing Request substantially in the form attached hereto as Exhibit H-1 or Exhibit H-2, as applicable;

(b)the principal amount of the Property Loan requested shall not be in excess of the amount permitted by Section 2.01(a);

(c)the Borrowers shall have posted via a data site accessible to the Calculation Agent all necessary information to generate the calculations and reports contemplated under Sections 2.01(a) and 2.02(a);

(d)the satisfaction of each other condition precedent set forth in Section 2.01(a);

(e)the BPO Value, the Purchase Price, Underwritten Net Cash Flow, Scheduled Renovation Work (if applicable) and Reserves for each Pending Advance Property under the Borrowing Request for the Property Loan and each Financed Property shall have been determined in accordance with this Agreement;

(f)all amounts required to have been deposited in any Reserve Account (including the Renovation Reserves, if applicable) shall have been deposited or will be deposited upon the making of such Property Loan, as required by this Agreement;

(g)the Diligence Agent shall have (i) determined the BPO Value and items described in clause (i) of the definition of Purchase Price of each Pending Advance Property, (ii) confirmed the taxes, insurance and Rents to be paid in respect of each Pending Advance Property, (iii) completed a satisfactory due diligence review and inspection of each Pending Advance Property and a satisfactory review of each Property File related thereto and (iv) delivered to the Administrative Agent and the Lenders a Diligence Agent Certification in respect of each Pending Advance Property, free and clear of any calculation exceptions;

(h)The Administrative Agent shall have received a certification in the Initial Borrowing Request on behalf of the applicable Borrower(s) that (i) the complete Property File for each Property being financed with the proceeds of such Property Loan has been delivered to the Administrative Agent by delivery to the online data room pursuant to Section 5.01(t) and (ii) the Completion Requirements in respect of each Pending Renovation Advance Property that is the subject of such Borrowing have been met (the “Completion Requirements Certification”), and stating the Actual Renovation Expenses in respect of each such Pending Renovation Advance Property in the applicable Properties Schedule and providing a copy of the Eligible Lease in respect of each such Pending Renovation Advance Property as part of the Property File;

(i)with respect to each Pending Advance Property that is, or that is located on, an Approval Requirement Asset, the Borrowers shall have received the written approval of such Approval Requirement Asset from the Administrative Agent;

(j)with respect to each Pending Advance Property, a mortgagee’s Title Insurance Policy in an amount equal to or greater than the Allocated Loan Amount with respect to such Pending Advance Property issued by a Qualified Title Insurance Company with no title exceptions other than Permitted Liens, and with such endorsements available in the relevant jurisdiction as Administrative Agent shall require, in all respects in form and substance as reasonably acceptable to Administrative Agent;

(k)with respect to each Property Loan made after the Closing Date, not more than five percent (5%) of the sum of the Financed Properties and all Pending Advance Properties (by number) with respect to which such Borrowing Request is made shall be comprised of condominiums;

(l)each Pending Advance Property with respect to which such Borrowing Request is made shall have an initial BPO Value greater than or equal to $75,000; provided, that not more than fifteen percent (15%) of the sum of the Financed Properties and all Pending Advance Properties (by number) with respect to which such Borrowing Request is made shall have an initial BPO Value greater than or equal to $75,000 but less than $125,000;

(m)the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower Representative certifying on behalf of the applicable Borrower(s) that each Pending Advance Property is an Eligible Property on the date of such Borrowing;

(n)the Administrative Agent shall have received (i) an HOA Certificate in respect of each Pending Advance Applicable HOA State and (ii) an HOA Opinion in respect of each state in which a Pending Advance Property is located that is not a Covered State as of the applicable Borrowing Date;

(o)the representations and warranties contained in the Loan Documents are true and correct in all respects for representations and warranties qualified as to materiality, and true and correct in all material respects for representations and warranties not qualified as to materiality, before and after giving effect to the Borrowing to take place on such Borrowing Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (unless such representation or warranty expressly relates to an earlier date in which case such representation or warranty shall be true and correct as of such earlier date);

(p)no event has occurred and is continuing, or would result from such Borrowing, which constitutes a Default or an Event of Default hereunder; and

(q)the absence of any change, occurrence, or development that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect

SECTION 3.03. Conditions Precedent to Borrowings of Renovation Loans. Each Renovation Loan made by the Lenders to any Borrower, shall be subject to the conditions precedent that on the date of each Borrowing of Renovation Loans, each of the following shall be true and correct both before and immediately after giving effect to such Borrowing:

(a)the Administrative Agent and the Calculation Agent shall have received a completed Borrowing Request for such Renovation Loan which shall (A) specify (1) the amount of the requested Borrowing, (2) the type of the requested Borrowing (i.e., Renovation Loan), (3) the Aggregate Loan Principal Balance after giving effect to such Borrowing, (4) the proposed Borrowing Date, and (5) the account of the Borrowers to which the proceeds of such Borrowing are to be remitted and (B) be accompanied by a duly completed Properties Schedule to such Borrowing Request which sets forth the required information regarding the Pending Renovation Advance Properties that are the subject of such Borrowing Request substantially in the form attached hereto as Exhibit H-1 or Exhibit H-2, as applicable;

(b)the principal amount of the Renovation Loan requested shall not be in excess of the amount permitted by Section 2.01(b);

(c)the Borrowers shall have posted via a data site accessible to the Calculation Agent all necessary information to generate the calculations and reports contemplated under Sections 2.01(b) and 2.02(b);

(d)the satisfaction of each other condition precedent set forth in Section 2.01(b);

(e)the BPO Value, the Purchase Price, Underwritten Net Cash Flow, Actual Renovation Expenses and Reserves for each Pending Advance Property under the Borrowing Request for the Renovation Loan and each Financed Property shall have been determined in accordance with this Agreement;

(f)all amounts required to have been deposited in any Reserve Account (including the Renovation Reserves, if applicable) shall have been deposited or will be deposited upon the making of such Renovation Loan, as required by this Agreement;

(g)the Diligence Agent shall have (i) confirmed the taxes, insurance and Rents to be paid in respect of each Pending Renovation Advance Property, (ii) completed a satisfactory due diligence review and inspection of each Pending Renovation Advance Property and a satisfactory review of each Property File related thereto (iii) confirmed that the Pending Renovation Advance Inspection Requirement is satisfied with respect to each Pending Renovation Advance Property and (iv) delivered to the Administrative Agent and the Lenders a Diligence Agent Certification in respect of each Pending Advance Property (or, with respect to any Pending Advance Property that is an existing Financed Property, in lieu of such Diligence Agent Certification, any confirmation of the Diligence Agent acceptable to the Administrative Agent in its good faith discretion), free and clear of any calculation exceptions;

(h)the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower Representative certifying on behalf of the applicable Borrower(s) that the complete Property File for each Property being financed with the proceeds of such Property Loan has been delivered to the Administrative Agent by delivery to the online data room pursuant to Section 5.01(t);

(i)	each Pending Renovation Advance Property that is the subject of such Borrowing shall (i) be an Eligible Property and (ii) meet all of the criteria set forth in clauses (a) through (d) of the definition of “Stabilized Property”;

(j)the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower Representative certifying on behalf of the applicable Borrower(s) that each Pending Renovation Advance Property is an Eligible Property on the date of such Borrowing;

(k)such Pending Renovation Advance Property shall either (i) not have been selected by the Administrative Agent for inspection pursuant to Section 3.03(g) or (ii) if selected by the Administrative Agent for inspection pursuant to Section 3.03(g), the Diligence Agent shall have confirmed compliance of such Property with the Renovation Standards;

(l)the Administrative Agent, in its reasonable discretion, (i) shall have determined that the due diligence review performed by the Diligence Agent is reasonably satisfactory and (ii) shall have been reasonably satisfied with a sample of Financed Properties and Financed Single Plat Developments available for inspection pursuant to Section 3.03(g) and the results thereof;

(m)the Administrative Agent shall have received such other evidence as the Administrative Agent shall reasonably request in order to confirm the facts stated in an officer’s certificate set forth in Section 3.03(h), including reasonably satisfactory inspection of such Properties if required by Administrative Agent pursuant to Section 3.03(g);

(n)[reserved];

(o)the representations and warranties contained in the Loan Documents are true and correct in all respects for representations and warranties qualified as to materiality, and true and correct in all material respects for representations and warranties not qualified as to materiality, before and after giving effect to the Borrowing to take place on such Borrowing Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (unless such representation or warranty expressly relates to an earlier date in which case such representation or warranty shall be true and correct as of such earlier date);

(p)no event has occurred and is continuing, or would result from such Borrowing, which constitutes a Default or an Event of Default hereunder; and

(q)the absence of any change, occurrence, or development that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. Each Loan Party represents and warrants as of the Closing Date, the BRG Restructuring Effective Date and, subject to Sections 3.02(o) and 3.03(o) above, on each date a Loan is made (and on each other date provided for in the Loan Documents) as follows:

(a)Organization. Each Relevant Party has been duly organized and is validly existing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each Relevant Party is duly qualified to do business and in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Relevant Party possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The sole business of each Loan Party consists of performing its respective obligations under the Loan Documents and any other activities permitted for such Loan Party by Section 5.01(l)(i). The ownership interests in each Loan Party and are as set forth on the organizational chart attached hereto as Schedule 4.01.

(b)Proceedings. Each Relevant Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party. This Agreement and each other Loan Document has been duly executed and delivered by or on behalf of each Relevant Party party thereto and constitute legal, valid and binding obligations of each Relevant Party party thereto, enforceable against each such Relevant Party thereto in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by each Relevant Party party thereto (i) will not contravene such Relevant Party’s Constituent Documents, (ii) will not result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over any Relevant Party or any of each Relevant Party’s properties or assets, (iii) with respect to each Relevant Party, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under the terms of any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, management agreement or other agreement or instrument to which any Relevant Party is a party or to, which any of each Relevant Party’s property or assets is subject, that could, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect and (iv) with respect to each Relevant Party, except for Liens created under the Loan Documents, will not result in or require the creation or imposition of any Lien upon or with respect to any of the assets of any Relevant Party. Any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by each Relevant Party of this Agreement or any other Loan Documents to which it is a party has been obtained and is in full force and effect.

(d)Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other court or agency now pending or to the Borrowers’ knowledge, threatened against or affecting any Relevant Party, which actions, suits or proceedings (i) involve this Agreement, the Loan Documents or the Transactions contemplated by the Loan Documents or (ii) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity that resulted in a judgment against any Loan Party that has not been paid in full that would otherwise constitute an Event of Default under Section 7.01(s).

(e)Agreements. No Relevant Party is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect. No Relevant Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party which default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Other than the Loan Documents, no Loan Party has a material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any such Loan Party is a party other than the applicable Purchase Agreements, Management Agreements, agreements that relate to Renovation Expenses, agreements or instruments evidencing Permitted Liens (and agreements and instruments related to tenant improvement work thereunder or in connection therewith) and agreements or instruments evidencing any Permitted Indebtedness.

(f)Solvency. Each Relevant Party has (a) not entered into the transaction contemplated by this Agreement nor executed any Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loans, each Relevant Party is Solvent. No petition in bankruptcy has been filed against any Relevant Party in the last seven (7) years, and no Relevant Party has, in the last seven (7) years, made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Relevant Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Person’s assets or property, and to the Borrowers’ knowledge, no Person is contemplating the filing of any such petition against it or against any Relevant Party.

(g)Employee Benefit Plans/ERISA. Assuming no portion of the assets used by any Lender to fund any Loan constitutes the assets of an ERISA Plan (as defined below), the assets of each Sponsor and each Loan Party do not constitute “plan assets” of (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) any “plan” (as defined in Section 4975 of the Code) that is subject to Section 4975 of the Code or (c) any employee benefit plan or plan that is not subject to Title I of ERISA or Section 4975 of the Code but is subject to any law, rule or regulation applicable to such Sponsor or such Loan Party which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibits or otherwise restricts the transactions contemplated by this Agreement, including, but not limited to, the exercise by the Administrative Agent or any Lender of any rights under the Loan Documents (each of clauses (a), (b) and (c), an “ERISA Plan”). Neither Sponsor nor any Loan Party sponsors or maintains any Plans or Foreign Plans and does not have any employees.

(h)Employee Benefit Matters. Each Plan (and each related trust, insurance contract or fund) is in compliance in all material respects with its terms and with all applicable laws, including ERISA and the Code. For each Plan that is intended to be qualified under Section 401(a) of the Code as currently in effect, and each trust related to any such Plan intended to be exempt from federal income tax under Section 501(a) of the Code as currently in effect, no event has taken place which could reasonably be expected to cause the loss of such qualified status and exempt status. With respect to each Plan, each Sponsor, each Loan Party and all of their respective ERISA Affiliates have satisfied the minimum funding standard under Section 412(a) of the Code and paid all required minimum contributions and all required installments on or before the due dates under Section 430(j) of the Code. Neither Sponsor, any Loan Party nor any of their respective ERISA Affiliates has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. Neither Sponsor, any Loan Party nor any of their respective ERISA Affiliates has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. No Plan is in “at risk” status within the meaning of Section 430(i) of the Code. There are no existing, pending or threatened claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan to which any Sponsor, any Loan Party or any of their respective ERISA Affiliates has incurred or otherwise has or could have an obligation or any liability. With respect to each Multiemployer Plan, each Sponsor, each Loan Party and all of their respective ERISA Affiliates have satisfied all required contributions and installments on or before the applicable due dates and have not incurred a complete or partial withdrawal under Section 4203 or 4205 of ERISA. No Plan Termination Event has or is reasonably expected to occur.

(i)Foreign Plan Matters. Each Foreign Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plan. The aggregate of the liabilities to provide all of the accrued benefits under each Foreign Plan does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such plan. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any Sponsor, any Loan Party or any of their respective ERISA Affiliates with respect to any Foreign Plan.

(i)Federal Reserve Regulations. No part of the proceeds of any Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board (“Margin Stock”) or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of the Board, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents. None of the Collateral is comprised of Margin Stock and less than 25% of the assets of each Loan Party are comprised of Margin Stock.

(j)Not a Foreign Person. No Relevant Party is a “foreign person” within the meaning of § 1445(f)(3) of the Code.

(k)Taxes. Each Loan Party has filed, or caused to be filed, on a timely basis (including all permitted extensions) all Tax returns (including all foreign, federal, state, local and other Tax returns) required to be filed by it, is not liable for Taxes (excluding taxes for which Tax Reserves have been established and on deposit in the Tax Reserve Account) payable by any other Person, and has paid or made adequate provisions for the payment of all Taxes (excluding taxes for which Tax Reserves have been established and on deposit in the Tax Reserve Account), assessments and other governmental charges owed and payable by such Loan Party except as permitted by Section 5.01(d). All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Loan Party under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid.

(l)Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, and no Loan Party relies solely on the exemption from the definition of “investment company” in Section 3(c)(1) and/or 3(c)(7) of the Investment Company Act of 1940, as amended (although such exemptions may be available).

(m)Eligible Property; Approved Single Plat Development. Each (i) Financed Property is an Eligible Property and (ii) Financed Single Plat Development is an Approved Single Plat Development.

(n)Perfection Representations.

(i)the Borrower Security Agreement, the Equity Owner Security Agreement and other Loan Documents create (or, with respect to any Mortgage, shall create on the date executed and delivered) a valid and (A) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the Uniform Commercial Code, upon the filing of any Uniform Commercial Code financing statements required to be filed in connection therewith, (B) in the case of any pledged Equity Interests in certificated form, upon the delivery to the Administrative Agent of appropriate instruments and certificates, in each case properly endorsed for transfer to the Administrative Agent or in blank, (C) [reserved], (D) in the case of each Eligible Account, each Property Account and each Operating Account, upon the execution of the Securities Account Control Agreement, each Property Account Control Agreement and each Operating Account Control Agreement, as applicable, and (E) in the case of all Mortgages, upon the proper recording in the appropriate jurisdictions, perfected continuing Liens on, and, as applicable, perfected collateral assignments of, such Collateral in favor of the Administrative Agent (or the Collateral Agent), which Liens, in each case, are prior to all other Liens except, in the case of Permitted Liens, to the extent any such Permitted Lien would have priority over the Liens in favor of the Administrative Agent (or the Collateral Agent) pursuant to applicable law, and is enforceable as such against creditors of each Loan Party thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

(ii)all appropriate financing statements have been, or will in connection with the closing of the initial Loan be (assuming proper filing by the Administrative Agent), filed in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to the Administrative Agent hereunder in the Collateral that may be perfected by filing a financing statement;

(iii)other than the Liens granted to the Administrative Agent (or the Collateral Agent, as applicable) pursuant to this Agreement, the Borrower Security Agreement, the Mortgages, the Equity Owner Security Agreement or the other Collateral Documents, as applicable, no Loan Party has pledged, assigned, collaterally assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except to the extent expressly permitted by the terms hereof or except to the extent that the same will no longer be effective as of the closing of the initial Loan;

(iv)no Loan Party has authorized the filing of and is not aware of any financing statements against any Loan Party that include a description of any portion of the Collateral other than any financing statement relating to the security interest granted to the Administrative Agent hereunder or under the Collateral Documents or that has been, or will as of the closing of the initial Loan be terminated;

(v)no instrument or document that constitutes or evidences any Collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent;

(vi)the grant of the security interests in the Collateral by each Loan Party to the Administrative Agent and the Collateral Agent, as applicable, for the benefit of the Secured Parties pursuant to this Agreement, the Borrower Security Agreement, the Mortgages, the Equity Owner Security Agreement or the other Loan Documents, as applicable, is in the ordinary course of business for such Loan Party and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(vii)the chief executive office and the location of each Loan Party’s records regarding the Collateral are listed on Schedule III or at the location notified to the Administrative Agent pursuant to Section 5.01(m); except as otherwise disclosed to the Administrative Agent in writing, each Loan Party’s legal name is as set forth in this Agreement and each Loan Party has not changed its name since its formation; except as otherwise listed on Schedule III, no Loan Party has tradenames, fictitious names, assumed names or “doing business as” names and each Loan Party’s federal employer identification number and organizational identification number is set forth on Schedule III; and

(viii)the Borrowers have paid all state, county and municipal recording and other similar taxes imposed upon the execution and recordation of the Mortgages that are due and owing.

(o)Information. The representations and warranties of the Loan Parties contained in the Loan Documents, and all certificates and other documents delivered to the Administrative Agent pursuant to the terms thereof (but excluding any projections, forward-looking statements, budgets, estimates and general market data as to which each Loan Party only represents and warrants that such information was prepared in good faith based on assumptions believed by it to be reasonable at the time), do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, when taken as a whole as of the date furnished, not materially misleading. The Loan Parties have not intentionally withheld any fact from the Administrative Agent, the Collateral Agent, the Diligence Agent, the Paying Agent (including the Securities Intermediary), the Calculation Agent or any Lender in regard to any matter which will have or is reasonably likely to have a Material Adverse Effect.

(p)Business. Since its formation, no Loan Party has conducted any business other than (i) entering into and performing its respective obligations under the Loan Documents to which it is a party, (ii) all activities of such Loan Party prior to the date hereof related to owning, operating and financing the Properties and the Previously-Owned Properties pursuant to the Prior Loan which has been satisfied in full prior to the date hereof (or, with respect to any Additional Loan Party, prior to the applicable Accession Date) with respect to the Loan Parties and (iii) and any other activities permitted for such Loan Party by Section 5.01(l)(i). Since the date of formation of each Loan Party, no event has occurred which would have a Material Adverse Effect. As of the Closing Date, neither Sponsor nor any Loan Party owns or holds, directly or indirectly any capital stock or equity security of, or any equity interest in, any Person other than as set forth on Schedule 4.01. As of the Closing Date, no Loan Party owns or holds, directly or indirectly, any debt security or other evidence of indebtedness of any Person, except for Permitted Investments and as otherwise contemplated by the Loan Documents. No Borrower has any Subsidiary.

(q)Management. Each Property Manager is a Qualified Property Manager or Local Property Manager, as applicable (including on any date that any such Property Manager begins managing Properties in a new market), and, as of the Closing Date, each Property Manager has complied in all material respects with the applicable Existing Management Agreement. A true, correct and complete copy of each Existing Management Agreement has been posted to the Administrative Agent’s online data room pursuant to Section 5.01(t). The ownership, leasing, management and collection practices used by each Loan Party, Property Manager and sub property manager, as applicable, with respect to the Financed Properties have been, to the knowledge of the Borrowers, proper, customary and in compliance with all applicable Legal Requirements, and all necessary licenses, permits and regulatory requirements pertaining thereto have been obtained and remain in full force and effect, in each case, except to the extent that failure to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Loan Parties have implemented appropriate processes and procedures to comply with the federal Fair Housing Act of 1986 and other applicable non-discrimination Legal Requirements and, without limitation of the foregoing, the leasing, management and collection practices (including the determination of Rents and eviction procedures) used by each Loan Party, and property managers and sub contract managers, in respect of any Section 8 Housing Tenants with respect to any Properties are and have been no less favorable to such Section 8 Housing Tenants than the leasing, management and collection practices (including the determination of Rents and eviction procedures) applicable to similarly situated Tenants that are not Section 8 Housing Tenants.

(r)Event of Default. No Default or Event of Default has occurred and is continuing.

(s)Compliance with Legal Requirements. Each Loan Party is in compliance with all applicable Legal Requirements, except to the extent that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Loan Party is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, except for any default or violation that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Loan Party has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or has otherwise become subject to any Environmental Liability, except to the extent that such failure or liability could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Party and all Affiliates thereof are in compliance with all applicable anti-bribery and corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”). No Loan Party or Affiliate thereof has made, offered, promised or authorized a payment of money or anything else of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to any foreign official, foreign political party, party official or candidate for foreign political office, or (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Loan Party or Affiliate thereof or any other Person, in violation of any Anti-Corruption Laws.

(t)Insurance. The Loan Parties have obtained and delivered to the Administrative Agent certificates evidencing the Policies required to be maintained under Section 5.04. All such Policies are in full force and effect. No claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such Policies with respect to any Property that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. With respect to any Policy required to be maintained under Section 5.04, there has been no act or omission by any Loan Party, or to the Borrowers’ knowledge, any other Person, that that would impair the coverage of such Policy with respect to any Financed Property or Financed Single Plat Development, the benefits of any endorsement thereto or the validity and binding effect of either in any material respect.

(u)Interest Rate Cap.

(i)Each Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of one or more of the Borrowers, enforceable against each such Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(ii)The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and the Borrowers have the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.

(iii)The Rate Cap Collateral has been duly and validly pledged hereunder. All consents and approvals required to be obtained by the Borrowers for the consummation of the transactions contemplated by this Agreement have been obtained.

(iv)Giving effect to the aforesaid grant and assignment to the Administrative Agent, the Administrative Agent has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing of any UCC financing statement required to be filed in connection therewith, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of the Administrative Agent in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-315 of the UCC shall be complied with.

(v)Except for financing statements filed or to be filed in favor of the Administrative Agent as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and the Borrowers shall not, without the prior written consent of the Administrative Agent, until the Final Collection Date, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of the Administrative Agent as secured party.

(v)Patriot Act Compliance.

(i)Each Borrower will comply with the Patriot Act, Anti-Money Laundering Laws and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism.

(ii)Neither any Borrower nor any of its Affiliates (i) is or will be a Person listed on any Government Lists, (ii) is or will be a Person listed in the annex to, or otherwise to be subject to the prohibitions of, Presidential Executive Order No. 13224 (Sept. 23, 2001) (“Executive Order 13224”), or subject to any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other executive orders in respect thereof, (iii) is a Person that has been previously or will be indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is a Person that is currently or will be under investigation by any Governmental Authority for any Patriot Act Offense or other alleged criminal activity (any Person described in any of the foregoing clauses (i)-(iv) a “Proscribed Person”). For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under any Anti-Money Laundering Laws. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists and any replacement or other lists maintained by the Office of Foreign Assets Control or by any successor thereto (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, and (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America.

(iii)At all times throughout the term of each Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (i) none of the funds or other assets of any Borrower or any other Loan Party shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., as amended, The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), the Patriot Act, Executive Order 13224, and any legislation, executive orders and rules and regulations, enabling or promulgated under any of the foregoing (each, an “Embargoed Person”), with the result that the investment in such Borrower or such other Loan Party, as applicable (whether directly or indirectly), would be prohibited by law, or any Loan made by Lenders would be in violation of law, (ii) no Embargoed Person or other Prohibited Person shall have any interest of any nature whatsoever in any Borrower or any other Loan Party, as applicable, with the result that the investment in any Borrower or any other Loan Party, as applicable (whether directly or indirectly), would be prohibited by law or any Loan would be in violation of law, and (iii) none of the funds of any Borrower or any other Loan Party, as applicable, shall be derived from any unlawful activity with the result that the investment in such Borrower or such other Loan Party, as applicable (whether directly or indirectly), would be prohibited by law or any Loan would be in violation of law.

(iv)At the time the applicable Borrower first entered into a Lease with each Tenant (excluding an in-place Lease with a Carry-Over Tenant, but including a new Lease with any such Carry-Over Tenant), no such Tenant was a Proscribed Person or an Embargoed Person.

(w)Beneficial Ownership Certification. The information in the Beneficial Ownership Certification delivered by the Borrowers (i) on or prior to the Closing Date is true and correct at all times prior to the BRG Restructuring Effective Date, and (ii) on or prior to the BRG Restructuring Effective Date in satisfaction of the relevant BRG Restructuring Condition is true and correct at all times.

(x)Prior Loan. Each holder of a Prior Loan has received, on or prior to the Closing Date (or, with respect to any Additional Loan Party, the applicable Accession Date), the full amount due and owing by the Loan Parties with respect to the Prior Loan as of the Closing Date or the applicable Accession Date, and a complete discharge and release of each applicable Loan Party from the Prior Loan (other than environmental and other limited and customary indemnity obligations and certain contingent liabilities that survive termination of the Prior Loans). The representations and warranties of the applicable Loan Parties in each Recycled Entity Certificate are true and correct in all material respects as of the date thereof.

(y)No Illegal Activity. No portion of any Property has been or will be purchased with proceeds of any illegal activity and to the best of Borrowers’ knowledge, there are no illegal commercial activities or commercial activities relating to controlled substances at such Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise, for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority).

(z)Flood Insurance. With respect to each Financed Property and Financed Single Plat Development for which the Borrower has recorded, or delivered for recording, a Mortgage, as of the date such Mortgage is sent for recording, the related Financed Property or Financed Single Plat Development, as applicable: (i) has flood insurance coverage that meets the requirements of Section 5.04(i); or (ii) does not require such coverage due to the geographic location of such Financed Property and the requirements of the Flood Insurance Laws.

ARTICLE V

COVENANTS

SECTION 5.01. Affirmative Covenants of the Loan Parties. From the Closing Date until the Final Collection Date, each Loan Party will comply with the following covenants:

(a)Use of Proceeds. The Loan Parties will use the proceeds of the Loans solely to capitalize the acquisition, renovation, rehabilitation, maintenance and leasing of Eligible Properties (including any Properties that fail to qualify as Eligible Properties but that are subject to an ongoing Cure Period) by the Borrowers, activities incidental thereto, and for the payment of the Loans and all fees, costs and expenses described in this Agreement and the other Loan Documents and for all other permitted corporate purposes of the Loan Parties, including making Restricted Junior Payments which are in compliance with Section 5.05(m). The Loan Parties will not, directly or indirectly, knowingly use the proceeds of the Borrowings or knowingly lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other Person: (i) for the purpose of financing or facilitating any activity that would violate applicable Anti-Corruption Laws or Anti-Money Laundering Laws or to engage in any dealings or transactions prohibited by Sanctions; or (ii) to fund or facilitate, directly or indirectly, any activities or business of or with any Person who, at the time of such funding or facilitation, is (a) the subject of Sanctions or (b) located, organized, or resident in any country or territory that is the subject of comprehensive territorial Sanctions; or (iii) in any other manner that will result in a violation of Sanctions by any Person (including any party to this Agreement).

(b)Compliance with Laws, Etc. The Loan Parties shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect their rights, required licenses and permits and to comply in all material respects with all Legal Requirements applicable to the Loan Parties, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Loan Parties shall do or cause to be done all things necessary to ensure that each Property (including the leasing and intended use thereof) complies with all applicable Legal Requirements, including building and zoning ordinances and codes and all certifications, permits, licenses and approvals, including certificates of completion and occupancy permits, required for the legal leasing, use, occupancy, habitability and operation of such Property, except to the extent the applicable Borrower has deposited in the Special Reserves Account adequate reserves in respect of any related potential fines or penalties and except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to such Property. The Loan Parties shall promptly perform all of the Scheduled Renovation Work on Financed Properties constituting Non-Stabilized Properties in compliance with all applicable Legal Requirements except to the extent such non-compliance would not result in an Individual Material Adverse Effect with respect to such Non-Stabilized Property.

(c)Preservation of Existence. Each Loan Party shall (i) observe all procedures required by its Constituent Documents and preserve and, except in connection with any merger or consolidation permitted under this Agreement, maintain its corporate existence in the jurisdiction of its organization, and (ii) qualify and remain qualified in good standing (where relevant) as a foreign limited liability company in each other jurisdiction where the nature of its business requires such qualification and to the extent such concept exists in such jurisdiction and except, in the case of clause (ii), where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)Taxes and Other Charges. Each Loan Party shall file, cause to be filed or obtain an extension of the time to file, all Tax returns and reports required by law to be filed by it and will promptly pay or cause to be paid all Taxes and governmental charges at any time owing by it prior to the same becoming delinquent, and shall promptly pay for all utility services provided to the Properties (other than any such utilities which are, pursuant to the terms of any Lease, required to be paid by the Tenant thereunder directly to the applicable service provider) prior to the same becoming delinquent; provided that such Loan Party may contest in good faith any such Taxes, assessments and other charges and, in such event, may permit the Taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when a Loan Party is in good faith contesting the same so long as (i) unless the amount in dispute has previously been paid, the applicable Loan Party has set aside on its books (and, with respect to any Borrower, in the Special Reserves Account) adequate reserves in accordance with GAAP, and the non-payment or non-discharge of such Taxes, assessments or other charges could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) enforcement of the contested Taxes, assessment or other charge is effectively stayed for the entire duration of such contest and no Lien is imposed on any Property or Collateral other than Permitted Liens, and (iii) any Taxes, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest. Promptly upon request of the Administrative Agent, the Borrowers shall post to the Administrative Agent’s online data room receipts evidencing payment of all Taxes due in respect of such sample of Financed Properties (by number) as may be reasonably requested by the Administrative Agent, which receipts shall be reviewed by the Diligence Agent to confirm that such Taxes have been paid on a timely basis.

(e)Litigation. The Loan Parties shall give written notice as promptly as practicable (and in any event within five (5) Business Days upon Borrowers’ knowledge thereof) to the Administrative Agent of any litigation or governmental proceedings involving any amount in excess of $100,000 pending or, to the Borrowers’ knowledge, threatened in writing against any Loan Party.

(f)Access to Properties. Subject to the rights of Tenants, the Loan Parties shall permit agents, representatives and employees of the Administrative Agent to inspect the Financed Properties, Financed Single Plat Developments and Pending Advance Properties or any part thereof at reasonable hours upon reasonable advance notice, which in the case of any Financed Property or Pending Advance Property that is then occupied by a Tenant shall not be shorter than the minimum period required by applicable law.

(g)Perform Loan Documents. Each Loan Party shall, in a timely manner, observe, perform and satisfy all the terms, provisions, covenants and conditions of the Loan Documents executed and delivered by, or applicable to, the Loan Party, and shall pay when due all costs, fees and expenses of the Administrative Agent (including the fees, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) of the Diligence Agent, Calculation Agent and Paying Agent) and any Lender, to the extent required under the Loan Documents executed and delivered by, or applicable to, the Loan Party.

(h)Award and Insurance Benefits. Each Loan Party shall cooperate with the Administrative Agent in obtaining for the benefit of the Secured Parties, in accordance with the relevant provisions of this Agreement, the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Financed Property or Financed Single Plat Development, and the Administrative Agent shall be reimbursed for any expenses incurred in connection therewith (including reasonable external attorneys’ fees and disbursements) out of such Awards or Insurance Proceeds; provided, however, that this clause (h) shall not limit any rights of the Borrowers pursuant to Section 5.04(h) to retain any such Insurance Proceeds or limit the fact that all Awards are to be deposited directly into the Collections Account.

(i)Security Interest, Further Assurances. Each Loan Party shall take all necessary action to establish and maintain, in favor of (a) the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected first (except to the extent already encumbered as described in clause (b) below) priority security interest in all Collateral described in the Mortgages (subject to Permitted Liens) and (b) the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in all other Collateral, in each case as and to the full extent contemplated herein, free and clear of any Adverse Claims (including consenting to the Collateral Agent or Administrative Agent, as applicable, filing all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s or the Collateral Agent’s (for the benefit of the Secured Parties) security interest in the Collateral). Each Loan Party shall, at the Loan Party’s sole cost and expense, execute any and all further documents, financing statements, agreements, affirmations, waivers and instruments, and take all such further actions (including consenting to the Collateral Agent or Administrative Agent, as applicable, filing and recording of financing statements) that may be required under any applicable Legal Requirement, or that the Administrative Agent, the Collateral Agent or the Majority Lenders may deem necessary or advisable, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created hereby or by the Collateral Documents or the enforceability of any guaranty or other Loan Document.

(j)Keeping of Records and Books of Account. Each Loan Party shall maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records regarding the Financed Properties and Financed Single Plat Developments in the event of the destruction of the originals thereof) and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information reasonably necessary for the collection of all Rents and other Collections and payment of its obligations, and in which timely entries are made in accordance with GAAP. Such books and records shall include, without limitation, records adequate to permit the identification of each Financed Property and each Financed Single Plat Development and all Collections relating thereto.

(k)Collections; Security Deposits. Each Loan Party shall:

(i)Instruct (or instruct and cause each Property Manager to instruct) each Tenant of a Financed Property to deposit all Rents (excluding all security deposits) paid electronically directly to a Rent Collection Account or to otherwise mail payments by check to such Property Manager, which shall cause all such Rents (excluding all security deposits) received by such Property Manager with respect to the Financed Properties to be deposited directly, and in any event within three (3) Business Days of receipt, to a Rent Collection Account (provided that, for the avoidance of doubt, new payment instructions or conversions to new payment instructions of any Tenants of Financed Properties, shall be to either electronic payments or lockbox payments);

(ii)Deposit or instruct and cause each Property Manager to deposit all amounts received from time to time in any Rent Collection Account into the Collection Account no later than the 7th and 25th day of each calendar month;

(iii)Deposit or instruct and cause each Property Manager to deposit security deposits with respect to all Financed Properties directly to a Security Deposit Account of the relevant Borrower;

(iv)Deposit or cause any escrow agent for the Refinancing or Transfer of any Financed Property to deliver all Refinancing Proceeds or Transfer Proceeds, as applicable, in accordance with Section 2.16(a)(iv);

(v)Deposit or cause to be deposited all other Collections to the Collection Account;

(vi)Cause all Rent Collections Accounts, and use commercially reasonable efforts (to the extent permitted by applicable law and in accordance with the applicable Lease (provided that, for Leases executed after the Closing Date, the Loan Parties shall ensure such Lease permits the Loan Parties)) to cause all Security Deposit Accounts, to be subject at all times to a Property Account Control Agreement;

(vii)Cause each Operating Account to be at all times subject to an Operating Account Control Agreement; and

(viii)Cause the Collection Account, Reserve Accounts and Disbursement Account to be subject at all times to the Securities Account Control Agreement.

(l)Special Purpose Entity/Separateness.

(i)The Loan Parties shall each be and continue to be a Special Purpose Entity subject to a limited liability company agreement, the form of which was approved by the Administrative Agent in writing prior to the Closing Date with respect to the Loan Parties as of the Closing Date.

(ii)The Loan Parties will comply in all material respects with all of the stated facts and assumptions made with respect to the Loan Parties in the Insolvency Opinion. Each entity other than a Loan Party with respect to which an assumption is made or a fact stated in the Insolvency Opinion will comply in all material respects with all of the assumptions made and facts stated with respect to it in the Insolvency Opinion.

(iii)The Loan Parties shall provide the Administrative Agent with five (5) Business Days’ prior written notice prior to the removal of an Independent Director of a Loan Party and the Loan Parties shall not remove or permit the removal of any such Independent Director except as permitted under the organizational documents of the Loan Parties as of the Closing Date or Accession Date, as applicable, or as modified from time to time in accordance with this Agreement.

(m)Location of Records. Each Loan Party shall keep its chief place of business and chief executive office and the offices where it keeps the Records at the address(es) referred to on Schedule III or upon thirty (30) days’ prior written notice to the Administrative Agent, at any other location in the United States where all actions reasonably requested by the Administrative Agent or the Majority Lenders to protect and perfect the interests of the Administrative Agent and the Lenders in the Collateral have been, or will substantially simultaneously be, taken and completed.

(n)Mortgages; Completion of Property File.

(i)Each Loan Party shall, at such Loan Party’s sole cost and expense, execute all such documents, agreements, affirmations, waivers and instruments, and take all such further actions, as are necessary to complete all Mortgage File Required Documents (including the preparation and recordation of Mortgages). The Borrowers will pay all costs associated with providing Mortgages, including, as applicable, all recordation taxes with respect to such mortgages, any costs and/or expenses related to the assembly of such Mortgages and the delivery thereof to the proper Governmental Authority for recordation, and any attorneys’ fees or fees for other professionals incurred in connection with the recordation of such Mortgages and, as applicable, shall pay the cost of providing Title Insurance Policies ensuring the priority of the Lien of such Mortgages.

(ii)In the event (a) that any Mortgages encumbering one or more Financed Properties or Financed Single Plat Developments is foreclosed in whole or in part or such Mortgages are put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage encumbering any Financed Property or Financed Single Plat Development in which proceeding any Secured Party is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Borrower, Equity Owner or any other Relevant Parties or an assignment by any Borrower, Equity Owner or any other Relevant Parties for the benefit of its creditors, each Loan Party, its successors or assigns, shall be chargeable with and agree to pay all reasonable costs of collection and defense, including reasonable and documented attorneys’ fees, costs and expenses, incurred by any Secured Party in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

(iii)All Leases executed after the Closing Date shall provide that they are subordinate to the Lien of the Mortgage encumbering the applicable Property and that the Tenant agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale.

(o)Ownership. Each Loan Party shall take all necessary action to vest legal and equitable title to the Financed Properties and Financed Single Plat Developments and the Collateral (as applicable) irrevocably in the applicable Borrower, free and clear of any Adverse Claims. The Borrowers shall warrant and defend (a) the title to each Financed Property and each Financed Single Plat Development and every part thereof, subject only to Permitted Liens and (b) the validity and priority of the Liens of the Mortgages on the Financed Properties and Financed Single Plat Developments, subject only to Permitted Liens, in each case against the claims of all Persons whomsoever. The Loan Parties shall reimburse the Administrative Agent for any losses, costs, damages or expenses (including reasonable external attorneys’ fees, out-of-pocket costs and expenses) incurred by the Administrative Agent if an interest in any Financed Property or Financed Single Plat Development, other than as permitted hereunder, is claimed by another Person.

(p)Business and Operations. Each Loan Party shall, directly or through one or more Qualified Property Managers, together with, if such Qualified Property Manager elects to engage a Local Property Manager (which such Qualified Property Manager may do (or not do) in its sole discretion), one or more Local Property Managers, as applicable, continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, sale, management, leasing and operation, transfer and refinancing of the Financed Properties and Approved Single Plat Developments; provided, however, that in the event that a Property Manager ceases to be a Qualified Property Manager or any Local Property Manager ceases to satisfy the requirements set forth in the definition thereof, as applicable, the foregoing covenant shall not be deemed to be breached if the applicable Borrower(s) shall, within sixty (60) days after the earlier of the date (A) that any Responsible Officer of any Relevant Party becomes aware of such failure of such Property Manager to be a Qualified Property Manager or any such Local Property Manager to satisfy the requirements set forth in the definition thereof, as applicable, or (B) of notice thereof from the Administrative Agent or the Majority Lenders, terminate the applicable Management Agreement with such Property Manager and enter into a Replacement Management Agreement with a new Qualified Property Manager or, if such Qualified Property Manager has elected to engage a Local Property Manager pursuant to the terms hereof, Local Property Manager, as applicable, and provide to the Administrative Agent a copy of the Replacement Management upon the execution thereof. Each Loan Party shall qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Financed Properties and Approved Single Plat Developments, except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Borrower shall, at all times during the term of the Loans, continue to own or lease all equipment, fixtures and personal property which are necessary to operate its Financed Properties and Approved Single Plat Developments.

(q)Good Landlord Practices. Each Borrower shall (i) observe and perform the obligations imposed upon the lessor under the Leases for its Financed Properties under applicable law in a commercially reasonable manner consistent with residential real estate manager best practices and with a view towards maintaining each Financed Property in the neighborhood of which it is a part; and (ii) enforce the terms, covenants and conditions contained in such Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner.

(r)Operation of Financed Property.

(i)Each Loan Party shall cause the Financed Properties to be operated solely by one or more Qualified Property Managers together with, if such Qualified Property Manager elects to engage a Local Property Manager (which such Qualified Property Manager may do (or not do) in its sole discretion), one or more Local Property Managers, as applicable, in accordance with a related Management Agreement assigned by such Qualified Property Manager or Local Property Manager, as applicable (in favor of the Administrative Agent on behalf of the Secured Parties), pursuant to an Assignment of Management Agreement executed and delivered by such Qualified Property Manager or Local Property Manager, as applicable.

(ii)In the event that a Management Agreement expires or is terminated (without limiting any obligation of the Loan Parties to obtain the Administrative Agent’s consent to any termination by any Loan Party of a Management Agreement or any modification of a Management Agreement providing for a change in fees or any other material modification of a Management Agreement in accordance with the terms and provisions of this Agreement), the Borrowers shall promptly enter into a Replacement Management Agreement with the applicable Property Manager, another Qualified Property Manager or Local Property Manager and provide to the Administrative Agent a copy of the same and an Assignment of Management Agreement with respect to such Replacement Management Agreement upon the execution thereof. In the event that a Property Manager ceases to be a Qualified Property Manager or any Local Property Manager ceases to satisfy the requirements set forth in the definition thereof, as applicable, the Borrowers shall, within sixty (60) days after the earlier of the date (A) that any Responsible Officer of any Relevant Party becomes aware of such failure of such Property Manager to be a Qualified Property Manager or any Loan Property Manager to satisfy the requirements set forth in the definition thereof, as applicable, or (B) of notice thereof from the Administrative Agent or the Majority Lenders, promptly terminate the applicable Management Agreement with such Property Manager and enter into a Replacement Management Agreement with a new Qualified Property Manager or, if such Qualified Property Manager has elected to engage a Local Property Manager pursuant to the terms hereof, Local Property Manager, as applicable, and provide to the Administrative Agent a copy of the same and an Assignment of Management Agreement with respect to such Replacement Management Agreement upon the execution thereof. Each Borrower shall: (i) promptly perform and/or observe the covenants and agreements required to be performed and observed by it under each of its Management Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify the Administrative Agent of any material default under any Management Agreement of which it is aware; and (iii)  enforce the performance and observance in all material respects of all of the covenants and agreements required to be performed and/or observed by each Property Manager under the related Management Agreement, in a commercially reasonable manner. Each Management Agreement shall be on such terms and conditions as are reasonably satisfactory to the Administrative Agent (the Administrative Agent hereby acknowledges that the Existing Management Agreements are satisfactory) and each Management Agreement (or the Assignment of Management Agreement applicable thereto) shall (x) not provide for any fee to be payable to any Property Manager upon termination by the applicable Borrower of such Management Agreement (except for any accrued management or other fees that are due and payable in connection with the services provided by such Property Manager prior to such termination) and (y) provide that the Administrative Agent shall have the right to terminate and replace any Property Manager and/or terminate a Management Agreement upon thirty (30) days prior written notice (i) if an Event of Default shall have occurred and be continuing (after appropriate cure periods have lapsed), (ii) for fraud, gross negligence, willful misconduct, misappropriation of funds or moral turpitude by a Property Manager, (iii) if any Event of Bankruptcy shall have occurred with respect to the Property Manager, (iv) if there occurs a material breach by a Property Manager under the applicable Management Agreement (and any applicable notice and cure periods have expired), (v) if any indictment or judgment shall be entered in any investigative, administrative or judicial proceeding involving a determination that such Property Manager has violated any civil or criminal law or regulation or (vi) such Property Manager shall be suspended or otherwise prohibited by any federal, state or local housing authority or other Governmental Authority from participation or eligibility to participate in any program that is necessary in connection with such Property Manager’s performance of its obligations under its Management Agreement.

(s)Formation of New Loan Parties. From time to time during the Initial Term, new Equity Owners and Borrowers may become a party to this Agreement and the other Loan Documents in accordance with the following: (i) any new Borrower shall be a Delaware limited liability company whose Equity Interests are wholly-owned by an Equity Owner, (ii) any new Equity Owner shall be a Delaware limited liability company one-hundred percent (100%) of the Equity Interests of which are owned, directly or indirectly, by Sponsors, (iii) the Constituent Documents of each new Equity Owner and Borrower shall be substantially identical to the Constituent Documents of each Equity Owner and Borrower, respectively, party hereto on the date hereof, or otherwise reasonably acceptable to the Administrative Agent, (iv) such new Equity Owner or Borrower will execute and deliver to the Administrative Agent a Borrower Joinder Agreement or Guarantor Joinder Agreement, as applicable, (v) any new Loan Party will execute and deliver to the Administrative Agent new Collateral Documents, an Environmental Indemnity and, as applicable, an Equity Owner Guaranty (or a supplement to the existing Collateral Documents, Environmental Indemnity and Equity Owner Guaranty), in form and substance reasonably satisfactory to Administrative Agent, (vi) in the case of any new Loan Party that was party to a Prior Loan, such new Loan Party (x) shall satisfy each of the Recycled Entity Conditions as of the date such Person becomes a Loan Party and (y) will execute and deliver to the Administrative Agent a Recycled Entity Certificate, (vii) such new Loan Party shall provide to the Administrative Agent an Additional Insolvency Opinion and a Legal Opinion regarding such new Loan Party, together with such certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request, (viii) such new Loan Party shall be in compliance with each of the representations, warranties and covenants set forth in this Agreement and Loan Documents upon its joinder, including the covenants set forth in Sections 5.01(l), 10.15 and 10.17, (ix) such new Loan Party shall provide to the Administrative Agent information satisfactory to the Lenders to comply with applicable Legal Requirements with respect to customers and such other information and documentation reasonably satisfactory to the Administrative Agent consistent with the requirements applicable to the Loan Parties party hereto on the Closing Date or referred to above and (x) Schedules 4.01, III, V and VI to this Agreement shall be updated to add relevant information relating to any new Borrower and new Equity Owner. Any document, agreement, or instrument executed by any such new Loan Party pursuant to this Section 5.01(s)(v), (vi) and/or (vii) shall be a Loan Document. Promptly following the addition of any new Borrower, the Administrative Agent shall provide written notice to the Paying Agent and the Calculation Agent of the addition of such new Borrower.

(t)Property Files. All Property Files will be maintained in an online data room established and controlled by the Administrative Agent and the Administrative Agent shall provide all Lenders with access thereto. Each Loan Party will and will cause their respective representatives to comply with all procedures established by the Administrative Agent from time to time for the delivery, maintenance and use of documents to such online data room. Without limitation of the foregoing, no Loan Party shall modify, alter or remove any document or information previously delivered to such online data room. The Loan Parties shall pay all costs, fees and expenses related to the establishment, maintenance and use of such online data room.

(u)Condition of Properties. The Loan Parties shall keep and maintain, or cause to be kept and maintained, the Financed Properties and all other Properties owned by Borrowers (with respect to each unit for any multi-unit Properties) in a good, safe and habitable condition and repair, and from time to time make, or cause to be made, all repairs, renewals, replacements, betterments and improvements thereto that are reasonably necessary or required by any Governmental Authority. The Borrowers shall not commit, permit or knowingly suffer to exist any illegal commercial activities or commercial activities relating to controlled substances at any Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority).

(v)ERISA Events. Each Borrower covenants that it shall deliver to the Administrative Agent, at Borrower’s expense, written notice of, and any requested information relating to, each ERISA Event as soon as possible, and in any event within ten (10) Business Days after the occurrence of any such ERISA Event. As soon as possible after the occurrence of a Plan Termination Event, the Borrowers shall provide the Administrative Agent with a notice of any action that the applicable Sponsor, any Loan Party and/or any of their respective ERISA Affiliates proposes to take with respect thereto, along with a copy of any notices received from or filed with the PBGC, the IRS or any Multiemployer Plan with respect to such Plan Termination Event, as applicable. Each Sponsor, each Loan Party and all of their respective ERISA Affiliates shall establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code and all applicable laws, the regulations and interpretation thereunder and the respective requirements of the governing documents for such Plans. Each Sponsor, each Loan Party and their respective ERISA Affiliates shall establish, maintain and operate all Foreign Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plans.

(w)Estoppel Statements.

(i)Upon request of the Administrative Agent, each Borrower shall within fifteen (15) days furnish the Administrative Agent with a statement, duly acknowledged and certified, setting forth (i)  the original principal amount of the Loans, (ii) the unpaid principal amount of the Loans, (iii) the Interest Rate of the Loans, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Obligations, if any, claimed by Borrower, and (vi) that each Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations of each Loan Party thereto and have not been modified or if modified, giving particulars of such modification; provided, however, the Borrowers shall not be required to provide such statement more often than two (2) times in any calendar year.

(ii)Subject to the terms of the applicable Major Lease or other non-residential Leases, upon request by the Administrative Agent, the Borrowers shall request an estoppel certificate from each Tenant under any Major Lease or other non-residential Leases (provided that the Borrowers shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant under a Major Lease or other non-residential Leases not required to provide an estoppel certificate under its Major Lease or other non-residential Leases) in form and substance reasonably satisfactory to the Administrative Agent (it being expressly agreed that any form specified by the terms of any Major Lease or other non-residential Leases that is approved in writing by the Administrative Agent in accordance herewith or is otherwise specified in the Borrowers’ form Major Lease or other non-residential Leases reasonably approved in writing by the Administrative Agent from time to time shall be deemed to be reasonably satisfactory to the Administrative Agent); provided, that the Borrowers shall not be required to deliver such certificates more frequently than one (1) time in any calendar year if no Event of Default has occurred and is continuing.

(x)Post-Closing.

(i)No later than ten (10) Business Days following the Closing Date (or such later date or dates as the Administrative Agent may agree in writing in its sole discretion), the Borrowers shall obtain and deliver to the Administrative Agent written confirmation of the Interest Rate Cap Agreement described in Section 5.03, in form and substance reasonably satisfactory to the Administrative Agent.

(ii)No later than twenty (20) Business Days following the Closing Date (or such later date or dates as the Administrative Agent may agree in writing in its sole discretion), the Borrowers shall cause the Counterparty to deliver a guaranty (if required) and counsel to the Counterparty (which may be in-house counsel of the Counterparty) to deliver a legal opinion letter, each with respect to the Interest Rate Cap Agreement delivered pursuant to clause (i) above, which guaranty and legal opinion letter shall be addressed to the Administrative Agent and the Lenders, and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(y)Updating of Schedule V. The Borrowers shall be permitted to, and shall promptly, update from time to time Schedule V to this Agreement to list any new Replacement Management Agreements with Qualified Property Managers or Local Property Managers, as applicable, and to remove any Management Agreements replaced by such new Replacement Management Agreements.

(z)Transfer of Financed Properties to the TRS Borrowers. If any other Borrower transfers any Financed Property (provided that, in the case of any Financed Single Plat Development or any Financed Property located on a Financed Single Plat Development, any such transfer shall include all Financed Properties located on such Financed Single Plat Development) to any TRS Borrower, such TRS Borrower shall deliver to the Administrative Agent for the Property File on or before the date of such transfer: either (i) a new Title Insurance Policy (or a marked or initialed binding commitment that is effective as a Title Insurance Policy in respect of such Financed Property (or, if applicable, the related Financed Single Plat Development) naming such TRS Borrower as the fee owner of the applicable Financed Property (or, if applicable, the related Financed Single Plat Development), (ii) an endorsement to the existing Title Insurance Policy in form and substance reasonably acceptable to the Administrative Agent naming such TRS Borrower as the fee owner of the applicable Financed Property (and, if applicable, the related Financed Single Plat Development) and indicating that such Financed Property (and, if applicable, the related Financed Single Plat Development) is not subject to any new exceptions (other than Permitted Liens) or (iii) to the extent available and applicable in the state where the applicable Property is located and customarily accepted by similarly situated lenders, evidence satisfactory to Administrative Agent in its sole discretion, that the Title Insurance Policy for each respective Financed Property or Financed Single Plat Development, by its terms, remains valid and in full force and effect following and notwithstanding the conveyance of the Financed Property (and the related Financed Single Plat Development, if applicable) to such TRS Borrower (with such TRS Borrower as fee owner thereof).  No prepayment shall be required in connection with any transfer pursuant to this Section 5.01(z) and no Borrower shall otherwise be required to comply with Section 2.16 in connection with any such transfer.

(aa)  Changes to Sponsor Constituent Documents. The Loan Parties shall, or shall cause the applicable Sponsor to, provide the Administrative Agent and each Lender with five (5) Business Days’ prior written notice of any amendment, restatement, supplement or other modification to any Constituent Documents of such Sponsor. For purposes of this clause (aa), the term “Sponsor” shall include the Replacement BRG Sponsor.

(bb)  Beneficial Ownership Regulation Compliance. Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under Anti-Money Laundering Laws, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

(cc)  Anti-Corruption Laws. Each Loan Party shall at all times maintain and enforce appropriate policies, procedures and controls to ensure compliance with all Anti-Corruption Laws.

(dd)  Replacement BRG Sponsor Information. No earlier than 15 Business Days prior to and no later than one Business Day after the BRG Restructuring Effective Date, Replacement BRG Sponsor shall demonstrate to Lender’s satisfaction in good faith that Replacement BRG Sponsor is in compliance with applicable “know your customer” requirements, including under Anti-Money Laundering Laws, the Beneficial Ownership Regulation or other applicable anti-money laundering laws and under Anti-Corruption Laws and Sanctions.

SECTION 5.02. Reporting Requirements of the Loan Parties. From the Closing Date until the Final Collection Date, each Loan Party shall furnish or cause to be furnished to the Administrative Agent:

(a)Event of Default. As soon as reasonably practicable and in any event within five (5) Business Days after the Borrowers obtain knowledge of the occurrence of each Event of Default or Default (if such Default is continuing on the date of such notice), a statement of a Responsible Officer of the Borrower Representative setting forth the details of such Event of Default or Default and the action which such Loan Party is taking or proposes to take with respect thereto.

(b)Financial Reporting. The Loan Parties shall keep and maintain on a calendar year basis, in accordance with the requirements for a Special Purpose Entity set forth herein, as applicable, and GAAP (or such other consistently applied accounting basis that is reasonably acceptable to the Administrative Agent and the Majority Lenders), proper and accurate books, records and accounts reflecting all of the financial affairs of the Loan Parties and all items of income and expense in connection with the operation on an individual basis of the Financed Properties and Financed Single Plat Developments. The Administrative Agent and each Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (and, in any event, not more than twice in any calendar year for any such Person (unless an Event of Default shall have occurred and be continuing, in which case no such restriction shall apply)) to examine such books, records, accounts, agreements, leases, instruments and other documents and the collection systems of the Loan Parties or any Property Manager at the offices of the Loan Parties, any Property Manager or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as the Administrative Agent or such Lender shall reasonably desire (except to the extent disclosure of such items is prohibited by applicable law). After the occurrence of an Event of Default, the Loan Parties shall pay any reasonable costs and expenses incurred by the Administrative Agent and each Lender to examine the Loan Parties’ and any Property Manager’s accounting records, as the Administrative Agent or such Lender shall determine to be necessary or appropriate in the protection of the Lenders’ interest. The Loan Parties will furnish the following financial reports to the Administrative Agent:

(i)as soon as available and in any event within forty five (45) days after the end of each calendar quarter commencing with the first calendar quarter ending after the Closing Date, (A) unaudited copies of the combined balance sheets, statements of operations and retained earnings, and statements of cash flows of each Equity Owner and its Subsidiaries, and (B) unaudited copies of the consolidated balance sheets, statements of operations and retained earnings, and statements of cash flows of each of the BRG Sponsor and the Peak Sponsor and those Subsidiaries of such Sponsor which are required by GAAP to be consolidated with such Sponsor, as at the end of such quarter and for the period commencing at the end of the immediately preceding calendar year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding calendar year, all in reasonable detail and certified by a Responsible Officer of Borrower Representative as fairly presenting, in all material respects, the consolidated financial position of such Persons as of the end of such quarter and the results of operations and cash flows of such Persons for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of such Persons furnished to the Administrative Agent and the Lenders, subject to normal year-end adjustments and the absence of footnotes;

(ii)as soon as available, and in any event within ninety (90) days after the end of each calendar year, (A) combined balance sheets, statements of operations and retained earnings, and statements of cash flows of each Equity Owner and its Subsidiaries, and (B) consolidated balance sheets, statements of operations and retained earnings, and statements of cash flows of each of the BRG Sponsor and the Peak Sponsor and those Subsidiaries of such Sponsor which are required by GAAP to be consolidated with such Sponsor, in each case, as at the end of such calendar year, setting forth in each case in comparative form the corresponding figures for the immediately preceding calendar year (if any), all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of a Big Four accounting firm or any other independent certified public accountants of recognized national standing selected by such Person that is reasonably acceptable to the Administrative Agent and the Majority Lenders (which opinion on such consolidated information shall be without (1) any qualification as to the scope of such audit or (2) a “going concern” or like qualification;

(iii)as soon as available, and in any event within thirty (30) days after the end of each calendar month (A) an operating statement in respect of such calendar month and a calendar year-to-date operating statement for the Borrowers on a combined basis, (B) a statement for each Financed Property showing (1) rent roll in respect of such calendar month and calendar year-to-date, (2) vacancy status, (3) security deposits maintained, (4) Tenant payment status, (5) Capital Expenditures and repairs and (6) any known violations of any Legal Requirements and (C) upon the Administrative Agent’s request, other information that is reasonably requested regarding the financial position, ongoing maintenance and results of operation of the Financed Properties (on a combined basis) during such calendar month;

(iv)simultaneously with the delivery of the financial statements required by clauses (i) and (ii) above, a certificate of a Responsible Officer of Borrower Representative stating that such Responsible Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Relevant Parties with a view to determining whether the Relevant Parties are in compliance with the provisions of this Agreement and such Loan Documents at the time of such review, and that such review has not disclosed, and the Borrowers have no knowledge of, the existence of an Event of Default or Default or, if an Event of Default or Default exists, describing the nature and period of existence thereof and the action which the Relevant Parties propose to take or have taken with respect thereto;

(v)simultaneously with the delivery of the financial statements required by clauses (i) and (ii) above, a reconciliation for the relevant period of net income of the Borrowers to Underwritten Net Cash Flow;

(vi)simultaneously with the delivery of the financial statements required by clause (i) above, a duly completed Compliance Certificate, with appropriate insertions, containing the data and calculations set forth in the form agreed to on the Closing Date and setting forth in reasonable detail a calculation of the items set forth in the definition of Sponsor Financial Covenants; and

(vii)promptly after the end of each calendar month, monthly account statements or, to the extent not previously provided, online access to each Property Account and each Operating Account.

(c)ERISA. As soon as reasonably possible, and in any event within thirty (30) days after the Borrowers have knowledge, or with respect to any Plan or Multiemployer Plan to which any Sponsor or any of its ERISA Affiliates makes direct contributions has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the applicable Sponsor or any Loan Party, as applicable, setting forth details respecting such event or condition and the action, if any, that such Sponsor or any Loan Party or any of their respective ERISA Affiliates proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by any Sponsor, any Loan Party or an ERISA Affiliate with respect to such event or condition):

(i)any Reportable Event with respect to a Plan, as to which the PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a Reportable Event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii)the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by any Sponsor or any of its ERISA Affiliates to terminate any Plan;

(iii)the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Sponsor, any Loan Party or any of their respective ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv)the complete or partial withdrawal from a Multiemployer Plan by any Sponsor, any Loan Party or any of their respective ERISA Affiliates, as applicable, that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Sponsor, any Loan Party or any of their respective ERISA Affiliates, as applicable, of notice from a Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v)the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Sponsor, any Loan Party or any of their respective ERISA Affiliates, as applicable, to enforce Section 515 of ERISA; and

(vi)failure to satisfy Section 436 of the Code.

(d)Reporting on Adverse Effects. Promptly and in no event more than two (2) Business Days after the Borrowers obtain knowledge of any matter or the occurrence of any event concerning any Relevant Party which would reasonably be expected to have a Material Adverse Effect, the written statement of a Responsible Officer of Borrower Representative setting forth the details of such Material Adverse Effect and the action which such Relevant Party is taking or proposes to take with respect thereto.

(e)Defaults. Promptly and in no event more than two (2) Business Days after any Responsible Officer of any Sponsor obtains actual knowledge of any default by any Loan Party under any agreement other than the Loan Documents to which such Loan Party is a party which would reasonably be expected to have a Material Adverse Effect, the statement of a Responsible Officer of such Sponsor setting forth the details of such default and the action which such Loan Party is taking or proposes to take with respect thereto.

(f)HOA Matters.

(i)Not later than December 31 of each calendar year, commencing with December 31, 2022, with respect to each state that is not a Covered State as of such date and is not treated as an Applicable HOA State under this Agreement, one or more HOA Opinions. Any HOA Opinion required to be delivered pursuant to this Section 5.02(f)(i) may be aggregated with any other opinion required to be delivered to the Lenders so long as all of the states in which the Properties are located in are included in such opinion or opinions and such opinion or opinions specifically reference this Agreement and otherwise meet the requirements of this Agreement. If, with respect to any state in which a Property is located and that is not a Covered State, (i) the Borrowers fail to deliver to Agent an HOA Opinion pursuant to this Section 5.02(f)(i), the Administrative Agent may in its sole discretion designate such state an Applicable HOA State by written notice to Borrowers or (ii) any HOA Opinion delivered to Lender pursuant to this Section 5.02(f)(i) shall be materially different from any previously-delivered HOA Opinion with respect to such state and (x) such differences are not satisfactory to the Administrative Agent or (y) the Administrative Agent believes in good faith that such state is an Applicable HOA State, Administrative Agent may request in writing that Borrowers obtain a second HOA Opinion and deliver such HOA Opinion to Administrative Agent within twenty (20) Business Days of such written request and (1) if Borrowers fail to deliver such second HOA opinion to Administrative Agent or (2) if any such second HOA Opinion shall be materially different from any previously-delivered HOA Opinion and such differences are not satisfactory to Administrative Agent, the Administrative Agent may in its sole discretion designate such state an Applicable HOA State by written notice to the Borrowers. In addition, if, as a result of any such differences the Administrative Agent believes in good faith that any provisions for subordination of Liens for HOA Fees to the Lien of the Mortgages are unenforceable under the laws of an Applicable HOA State or that such Lien for HOA Fees would be entitled to Priority, the Administrative Agent may redesignate all affected HOA Properties in such Applicable HOA State as Applicable HOA Properties. Notwithstanding the foregoing or anything herein to the contrary, the Administrative Agent shall not be permitted to declare a state an Applicable HOA State pursuant to this Section 5.02(f)(i), if the Administrative Agent has received a legal opinion from a nationally recognized law firm (or one with prominent standing in the applicable state or otherwise reasonably acceptable to Lender) that if delivered by the Borrowers and referencing this Agreement would have resulted in such state not being declared an Applicable HOA State.

(ii)Borrowers shall deliver Administrative Agent, within forty-five (45) days after the end of each calendar quarter, a report (the “Quarterly HOA Report”) containing the following information with respect to the Applicable HOA Properties: proof of payment of the paid HOA Fees identified in the Quarterly HOA Monthly Report (whether in the form of cancelled checks, receipts, ACH confirmations, confirmation of electronic payments or other evidence of such payment reasonably satisfactory to the Administrative Agent) unless such proof of payment has previously been delivered (e.g. quarterly prepayments) as may reflect that as of the end of such calendar quarter, that no other amounts remain then due and payable by the Borrowers or that the Borrowers have prepaid or otherwise have a positive credit balance (whether in the form of invoices, payment coupons, account statements, assessment letters, estoppels, receipts or other evidence reasonably satisfactory to the Administrative Agent). The Quarterly HOA Report shall be certified by a Responsible Officer of Borrowers as true, correct and complete in all material respects.

(f)Other Information. As soon as reasonably practicable, from time to time, such other information, documents, records or reports respecting the Financed Properties, the Financed Single Plat Developments or the conditions or operations, financial or otherwise, of the Relevant Parties as the Administrative Agent or any Lender (acting through the Administrative Agent) may from time to time reasonably request.

SECTION 5.03. Interest Rate Cap Agreement.

(a)Interest Rate Cap Agreement. One or more Borrowers shall enter into and deliver to the Administrative Agent an Interest Rate Cap Agreement (including the related Acknowledgment) no later than the Closing Date which shall be effective through the Maturity Date (as may be extended pursuant to the terms hereof) and shall thereafter maintain in effect the Interest Rate Cap Agreement through the term hereof.

(b)Covenants.

(i)The Borrowers shall comply with all of their obligations under the terms and provisions of the Interest Rate Cap Agreement. Subject to the terms hereof, provided no Event of Default has occurred and is continuing, the Borrowers shall be entitled to exercise all rights, powers and privileges of the Borrowers under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral. The Borrowers shall take all actions reasonably requested by the Administrative Agent to enforce the Borrowers’ rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(ii)The Borrowers shall defend the Administrative Agent’s right, title and interest in and to the Rate Cap Collateral pledged by the Borrowers pursuant hereto or in which they have granted a security interest pursuant hereto against the claims and demands of all other Persons.

(iii)In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an Approved Counterparty, the Borrowers shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from the Administrative Agent or any other Person of such downgrade, withdrawal or qualification.

(iv)In the event that a Rate Conversion has occurred, within thirty (30) days after such Rate Conversion, the Borrowers shall either (A) enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Replacement Interest Rate Cap Agreement (and in connection therewith, but not prior to Borrowers taking all the actions described in this clause (A), the Borrowers shall have the right to terminate any then-existing Interest Rate Cap Agreement) or (B) cause the then-existing Interest Rate Cap Agreement to be modified such that such then-existing Interest Rate Cap Agreement satisfies the requirements of a Replacement Interest Rate Cap Agreement as set forth below in the definition thereof.

(v)In the event that the Borrowers fail to purchase and deliver to the Administrative Agent the Interest Rate Cap Agreement as and when required hereunder, the Administrative Agent may, upon five (5) Business Days prior written notice, purchase the Interest Rate Cap Agreement, and the cost incurred by the Administrative Agent in purchasing the Interest Rate Cap Agreement shall be paid by the Borrowers to the Administrative Agent with interest thereon at the Default Rate from the date such cost was incurred by the Administrative Agent until such cost is paid by the Borrowers to the Administrative Agent.

(vi)The Borrowers shall not sell, assign, or otherwise dispose of, or grant a Lien on, any of the Rate Cap Collateral (except in favor of the Administrative Agent for the benefit of the Secured Parties) or any interest therein, and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of the Administrative Agent, shall forthwith be cancelled or satisfied by an appropriate instrument in writing.

(vii)The Borrowers shall not (i) without the prior written consent of the Administrative Agent and the Supermajority Lenders, modify, amend or supplement the terms of the Interest Rate Cap Agreement, (ii) without the prior written consent of the Administrative Agent and the Supermajority Lenders, except in accordance with the terms of the Interest Rate Cap Agreement or as required by Section 5.03(b)(iii), cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld), except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (iv) without the prior written consent of the Administrative Agent and the Supermajority Lenders, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (v) fail to exercise diligently each and every material right which it may have under the Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to the Administrative Agent of any notice of default given by or to the Borrowers under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice.

(c)Powers of the Borrowers Prior to an Event of Default. Subject to the provisions of Section 5.03, provided no Event of Default has occurred and is continuing, the Borrowers shall be entitled to exercise all rights, powers and privileges of the Borrowers under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral.

(d)Payments. If the Borrowers at any time shall be entitled to receive any payments with respect to the Interest Rate Cap Agreement, such amounts shall, immediately upon becoming payable to the Borrowers, be deposited by Counterparty within one (1) Business Day of receipt into the Collection Account in accordance with Section 5.01(k), or if paid to the Borrowers shall be deposited by the Borrowers within one (1) Business Day of receipt into the Collection Account in accordance with Section 5.01(k).

(e)Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:

(i)The Administrative Agent, subject to the consent of the Supermajority Lenders, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith the Administrative Agent, subject to the written consent of the Supermajority Lenders, may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, the Loan Parties hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral is sold by the Administrative Agent, subject to the written consent of the Supermajority Lenders, upon credit or for future delivery, the Administrative Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, the Administrative Agent may resell such Rate Cap Collateral. It is expressly agreed that the Administrative Agent may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral; provided, however, that such partial exercise shall in no way restrict or jeopardize the Administrative Agent’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.

(ii)The Administrative Agent, on behalf of the Lenders and subject to the written consent of the Supermajority Lenders, may exercise, either by itself or by its nominee or designee, in the name of the Borrowers, all of the Administrative Agent’s rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law.

(iii)The Borrowers hereby irrevocably, in the name of the Borrowers or otherwise, authorize and empower the Administrative Agent and assigns and transfers unto the Administrative Agent, and constitutes and appoints the Administrative Agent its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for the Borrowers and in the name of the Borrowers, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of the Borrowers under the Interest Rate Cap Agreement, including any power to subordinate or modify the Interest Rate Cap Agreement (but not, unless an Event of Default has occurred and is continuing, the right to terminate or cancel the Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in the Administrative Agent the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to the Administrative Agent in this Agreement, and the Borrowers further authorize and empower the Administrative Agent, as the Borrowers’ attorney-in-fact, and as its agent, irrevocably, with full power of substitution for the Borrowers and in the name of the Borrowers, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of the Borrowers which in the opinion of the Administrative Agent may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by the Borrowers thereunder or to enforce any of the rights of the Borrowers thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by the Borrowers in respect of the Rate Cap Collateral to any other Person are hereby revoked.

(iv)The Administrative Agent may, without notice to, or assent by, the Borrowers or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of the Borrowers or in the name of the Administrative Agent, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to the Administrative Agent; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to the Borrowers, or claims of the Borrowers, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by the Administrative Agent necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by the Administrative Agent to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.

(v)Pursuant to the powers-of-attorney provided for above, the Administrative Agent may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that the Administrative Agent shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on the Administrative Agent’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, the Administrative Agent, after the occurrence and during the continuance of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to the Borrowers representing: (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of the Borrowers, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.

(vi)the Administrative Agent may exercise all of the rights and remedies of a secured party under the UCC with respect to the Rate Cap Collateral.

(vii)Without limiting any other provision of this Agreement or any of the Borrowers’ rights hereunder, and without waiving or releasing the Borrowers from any obligation or default hereunder, the Administrative Agent shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or the Interest Rate Cap Agreement to be performed or observed by the Borrowers to be promptly performed or observed on behalf of the Borrowers. All amounts advanced by, or on behalf of, the Administrative Agent in exercising its rights under this Section 5.03(e)(vii) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by the Borrowers to the Administrative Agent upon demand and shall be secured by this Agreement.

(f)Sales of Rate Cap Collateral. No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by the Borrowers, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral during an Event of Default, except that the Administrative Agent shall give the Borrowers at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice the Borrowers hereby agree is reasonable, all other demands, advertisements and notices (except those required under any Loan Document) being hereby waived. To the extent permitted by law, the Administrative Agent shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and, to the extent permitted by law, the Administrative Agent may without notice or publication, but subject to the written consent of the Supermajority Lenders, adjourn any public or private sale, and such sale may, without further notice (except to the extent required under any Loan Document), be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral during an Event of Default of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, the Administrative Agent (or its nominee or designee) may, subject to the written consent of the Supermajority Lenders, purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of the Borrowers, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, the Borrowers shall pay all reasonable costs and expenses of every kind for sale or delivery, including brokers’ and reasonable attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, the Administrative Agent shall apply any residue to the payment of the Obligations in the order of priority as set forth in this Agreement.

(g)Public Sales Not Possible. The Borrowers acknowledge that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. In light of these considerations, the Borrowers agree that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonable manner by mere virtue of having been made privately.

(h)Receipt of Sale Proceeds. Upon any sale of the Rate Cap Collateral by the Administrative Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by the Administrative Agent or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication or non-application thereof.

(i)Replacement Interest Rate Cap Agreement. All of the provisions of this Section 5.03 applicable to the initial Interest Rate Cap Agreement as in effect on the Closing Date shall be applicable to any Replacement Interest Rate Cap Agreement, including any Replacement Interest Rate Cap Agreement obtained in connection with the Borrowers’ exercise of any Extension Request pursuant to Section 2.08.

(j)Increases, Extensions and Replacements of Interest Rate Cap Agreement. In connection with any increase in the notional amount of the Interest Rate Cap Agreement or any extension of the term thereof which may be required by virtue of the provisions of this Section 5.03 or otherwise, or in connection with the delivery of any Replacement Interest Rate Cap Agreement, the Borrowers shall cause counsel to the Counterparty to deliver a legal opinion letter addressed to the Administrative Agent and the Lenders in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.04. Insurance Requirements; Casualty.

(a)Each Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for itself and all of its Properties providing at least the following coverages:

(i)comprehensive “all risk” or special causes of loss form insurance, as is available in the insurance market as of the Closing Date, including, but not limited to, loss caused by any type of windstorm (including hail) on its Properties (A) in an amount equal to one hundred percent (100%) of the “full replacement cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) subject to a minimum loss limit equal to $10,000,000 per occurrence; (B) containing an agreed amount endorsement with respect to the improvements and personal property at any Property waiving all co-insurance provisions or to be written on a no co-insurance form; and (C) providing for no deductible in excess of $25,000 (it being understood that, so long as no Default or Event of Default has occurred and is continuing (1) the Borrowers may utilize a $1,000,000 aggregate deductible stop loss subject to a $25,000 per occurrence deductible and a $25,000 maintenance deductible following the exhaustion of the aggregate, (2) the aggregate stop loss does not contain any losses arising from named windstorm, earthquake or flood, (3) the perils of named windstorm or flood shall be permitted to have a per occurrence deductible of five percent (5%) of the total insurable value of a damaged Property subject to a loss (with a minimum deductible of $250,000 per occurrence for any and all locations), (4) the peril of earth movement including but not limited to earthquake shall be permitted to have a per occurrence deductible of ten percent (10%) of the total insurable value of a damaged Property subject to a loss (with a minimum deductible of $250,000 per occurrence for any and all locations) and (5) the peril of “other wind and hail” shall be permitted to have a per-occurrence deductible of five percent (5%) of the total insurable value of the applicable Property (with a minimum deductible of $250,000 per occurrence for any and all locations)). In addition, the Borrowers shall obtain (x) if any portion of a Property is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess amounts as the Administrative Agent shall require, (y) named storm insurance in an amount equal to or greater than $10,000,000, provided that such coverage amount shall be increased if a higher coverage amount is indicated (and may be decreased if a lower coverage amount is indicated) based upon a storm risk analysis on a 475 year event Probable Maximum Loss (“PML”) or Scenario Expected Limit (“SEL”) (such analysis to be secured by the applicable Borrower utilizing a third-party firm qualified to perform such storm risk analysis using the most current RMS software, or its equivalent, to include consideration of storm surge, if applicable and loss amplification, at the expense of the applicable Borrower at least one time per year or more frequently as may reasonably be requested by the Administrative Agent and shared with the Administrative Agent presented by the Properties located in areas prone to named storm activity); and (z) earthquake insurance in an amount equal to or greater than $10,000,000, provided that such coverage amount shall be increased if a higher coverage amount is indicated (and may be decreased if a lower coverage amount is indicated) based upon a seismic risk analysis on a 475 year event PML or SEL (such analysis to be secured by the applicable Borrower utilizing a third-party firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of the applicable Borrower at least one time per year or more frequently as may reasonably be requested by the Administrative Agent and shared with the Administrative Agent presented by the Properties located in areas prone to seismic activity; provided that the insurance pursuant to subclauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 5.04(a)(i); provided, however, that with respect to any HOA Property for which an HOA Policy is maintained and which sustains a loss covered by the insurance policies described above, subject to the deductibles described above, the all risk comprehensive insurance policies shall (1) cover the “walls-in” improvements and betterments and actual loss of rents sustained with respect to any covered loss at such HOA Property, (2) in the event that the insurance proceeds of the HOA Policy are inadequate to pay for the expected cost of the Restoration of such HOA Property, cover the balance of the expected costs of the Restoration by either (A) covering any special assessments that the HOA levies to fully restore property damaged due to a covered loss or (B) in the event that the HOA cannot or does not complete Restoration of an HOA Property damaged due to a covered loss, paying for the greater of (I) the actual cash value of the HOA Property, inclusive of the “walls-out” portion of the building in which the HOA Property is located or (II) the Allocated Loan Amount of such HOA Property, unless in either case such HOA Property is sold “as-is” before Restoration is completed, in which case the net proceeds of such sale shall be deducted from the amount to be paid under the insurance policies;

(ii)business income or rental loss insurance, written on an “Actual Loss Sustained Basis” (A) with loss payable to Administrative Agent for the benefit of the Secured Parties, (B) covering all risks required to be covered by the insurance provided for in Section 5.04(a)(i), (ii), (iv) and (viii), (C) in an amount equal to one hundred percent (100%) of the aggregate projected net income from the operation of the Properties for a period of at least twelve (12) months after the date of the Casualty, and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the improvements and personal property at a Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of thirty (30) days from the date that the applicable Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the Borrowers’ reasonable estimate of the net income from each Property for the succeeding twelve (12) month period. All proceeds payable pursuant to this subsection shall be deposited directly into the Collection Account and shall be applied in accordance with the terms and conditions of this Agreement; provided, however, that nothing herein contained shall be deemed to relieve the Borrowers of their obligations under the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)at all times during which structural construction, repairs or renovation are being made with respect to any Property (or the improvements thereon), and only if each of the property coverage form and the liability insurance coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as “Owner Contractor’s Protective Liability” (or its equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in Section 5.04(a) written in a so-called builder’s risk completed value form including coverage for all insurable hard and soft costs of construction (x) on a non-reporting basis, (y) against all risks insured against pursuant to Section 5.04(a)(i), (iii), (iv) and (viii), (z) including permission to occupy such Property and (D) with an agreed amount endorsement waiving co-insurance provisions;

(iv)commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $1,000,000 per occurrence; $2,000,000 in the aggregate “per location” and overall $20,000,000 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by the Administrative Agent in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all written insured contracts and (5) contractual liability covering the indemnities contained in any Mortgage to the extent the same is available;

(v)automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000;

(vi)if applicable, worker’s compensation subject to the worker’s compensation laws of the applicable state, and employer’s liability in amounts reasonably acceptable to the Administrative Agent;

(vii)umbrella and excess liability insurance in an amount not less than five million dollars ($5,000,000) per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under Section 6.8(a)(iv), and including employer liability and automobile liability, if required; and the requirement increasing to Ten Million and No/100 Dollars ($10,000,000) once the Borrower has 1,000 properties on the warehouse line; and an additional Five Million and No/100 Dollars ($5,000,000) in excess liability coverage for each subsequent increase of 1,000 properties added to the warehouse line, subject to a maximum $25,000,000 per occurrence and in the annual aggregate;

(viii)upon sixty (60) days’ written notice, such other reasonable insurance, and in such reasonable amounts as the Administrative Agent or the Majority Lenders from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Properties located in or around the metropolitan statistical area in which Properties are located, and

(ix)if applicable, any additional insurance coverage the Borrower Representative may agree in writing to maintain in connection with the approval of any Multi-Family Properties or Single Plat Developments as Approved Multi-Family Properties or Approved Single Plat Developments.

(b)All insurance provided for in this Section 5.04, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the written approval of the Administrative Agent as to insurance companies, which approval shall not be unreasonably withheld. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the applicable State and (i) prior to a securitization, having a rating of “A-:IX” or better in the current Best’s Insurance Reports or a claims paying ability rating of “A-” or better by S&P or another Rating Agency selected by the Administrative Agent, and (ii) from and after a securitization, having a rating of “A3” or better by Moody’s or, if Moody’s does not provide a rating of an applicable insurance company, a rating of “A-” or better by S&P or Fitch, provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (i) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred (100%) of the first layer of such insurance coverage shall be provided by insurance companies having a rating of “A3” or better by Moody’s or, if Moody’s does not provide a rating of an applicable insurance company, a rating of “A-” or better by S&P or Fitch and (ii) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a rating of “Baa2” or better by Moody’s or, if Moody’s does not provide a rating of an applicable insurance company, a rating of “BBB” or better by S&P or Fitch); provided, however, that following any downgrade of an insurance company that previously met the ratings criteria set forth above, the Borrowers shall have a period of thirty (30) days to cause replacement Policies to be issued by financially sound and responsible insurance companies authorized to do business in the applicable State and meeting the ratings criteria set forth above. Borrowers shall deliver to the Administrative Agent (1) within ten (10) days prior to the expiration dates of the Policies theretofore furnished to the Administrative Agent, certificates of insurance, if available, evidencing the renewal or replacement of the Policies accompanied by evidence reasonably satisfactory to the Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”); provided that if the certificates of insurance described in the foregoing clause (1) are not available as of the applicable due date, then the Borrowers shall deliver to the Administrative Agent not later than five (5) days prior to the expiration dates such Policies, evidence reasonably satisfactory to the Administrative Agent that the coverages required herein shall have been timely renewed, and shall promptly deliver to the Administrative Agent such certificates once they are available, and in any event, not later than the expirations dates of the applicable Policies, and (2) within five (5) Business Days of the Administrative Agent’s request, certificates of insurance, in a form acceptable to the Administrative Agent, setting forth the particulars as to all Policies required hereunder, that all premiums due thereon have been paid and that the same are in full force and effect, together with any other documentation evidencing the Policies (including copies of the Policies) as may be reasonably requested by the Administrative Agent from time to time. Within thirty (30) days of written request by the Administrative Agent, the Borrowers shall provide full and complete copies of all Policies required hereunder.

(c)Any blanket insurance Policy shall be subject to Administrative Agent’s prior written approval (such approval not to be unreasonably withheld) and shall provide the same protection as would a separate Policy insuring only each Property in compliance with the provisions of this Section 5.04.

(d)All Policies of insurance provided for or contemplated by this Section 5.04 shall name Borrowers as the named insured and, in the case of liability coverages, shall name the Administrative Agent, as agent for the Lenders, as the additional insured on a form acceptable to the Administrative Agent, as its interests may appear, and all property insurance Policies described in this Section 5.04 shall name the Administrative Agent, as agent for the Lenders, as a mortgagee and lender loss payee and shall contain a so-called New York standard non-contributing mortgagee clause in favor of the Administrative Agent, as agent for the Lenders, providing that the loss thereunder shall be payable to the Administrative Agent, as agent for the Lenders.

(e)Each Policy provided for or contemplated by this Section 5.04 shall contain clauses or endorsements to the effect that:

(i)no act or negligence of any Borrower, or anyone acting for any Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or exercise of the Administrative Agent’s rights or remedies hereunder or any other Loan Document, shall in any way affect the validity or enforceability of the insurance insofar as the Administrative Agent is concerned;

(ii)such Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to the Administrative Agent, Diligence Agent and any other party named therein as an additional insured;

(iii)the issuer thereof shall give written notice to the Administrative Agent and Diligence Agent if such Policy has not been renewed thirty (30) days prior to its expiration; and

(iv)the Administrative Agent shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)The Administrative Agent shall not be deemed by reason of the custody of any Policies, certificates or binders or copies thereof to have knowledge of the contents thereof. If any Borrower fails to maintain any Policy as required pursuant to this Section 5.04, the Administrative Agent may, at its option, obtain such Policy using such carriers and agencies as the Administrative Agent shall elect from year to year (until such Borrower shall have obtained such Policy in accordance with this Section 5.04) and pay the premiums therefor, and the Borrowers shall reimburse the Administrative Agent on demand for any premium so paid, with interest thereon at the Default Rate from the time such premiums are paid by the Administrative Agent until the same are reimbursed by Borrowers, and the amount so owing to the Administrative Agent shall constitute a portion of the Obligations.

(g)In the event of foreclosure of any Mortgage or other transfer of title to any Financed Property or Financed Single Plat Development in extinguishment in whole or in part of any Loan, all right, title and interest of the Borrowers in and to the Policies then in force concerning such Financed Property or Financed Single Plat Development (except to the extent that any such insurance policy is a blanket policy) and all proceeds payable thereunder with respect to such Financed Property or Financed Single Plat Development shall thereupon vest in the purchaser of such foreclosure or the Administrative Agent or other transferee in the event of such other transfer of title.

(h)If a Financed Property or Financed Single Plat Development incurs a Casualty, the applicable Borrower shall either (i) retain any Insurance Proceeds with respect thereto and promptly commence and diligently prosecute the completion of the restoration of such Financed Property or Financed Single Plat Development as nearly as possible to the condition the Property was in immediately prior to such Casualty; provided that within ninety (90) days after receipt of such Insurance Proceeds, the Borrower Representative shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower Representative to the effect that the applicable Borrower shall so retain such Insurance Proceeds and promptly commence and diligently prosecute the completion of such restoration or (ii) prepay the Loans (in an amount equal to the Allocated Loan Amount, and any interest, Fees or other Obligations related thereto, of the related Financed Property) on the Monthly Payment Date following the Settlement Period in which the Borrowers elects not to restore such Financed Property or Financed Single Plat Development, in which event the Administrative Agent shall release the security interest and Lien in and to all Collateral related to such Financed Property or Financed Single Plat Development in accordance with Section 2.17; provided, however, if the amount of total Insurance Proceeds in respect of any one Casualty shall exceed twenty percent (20%) of the Aggregate Loan Principal Balance at such time, the Majority Lenders shall have a right to direct whether the proceeds shall be applied as described in clause (i) or (ii) above. The applicable Borrower shall give prompt written notice of any such Casualty resulting in either (i) a Financed Property or Financed Single Plat Development being destroyed in whole or (ii) damage to one or more Financed Properties or Financed Single Plat Developments in an amount equal to or greater than $500,000 in any single occurrence (fire, named windstorm, etc.). In the event that clause (i) of this clause (h) applies, the Borrowers shall pay all costs of such restoration whether or not such costs are covered by insurance. The Administrative Agent may, but shall not be obligated to, make proof of loss if not made promptly by the Borrowers.

(i)With respect to any Financed Property or Financed Single Plat Development, specifically identified by the applicable Flood Hazard Determination as located in a “special flood hazard area” with respect to which flood insurance has been made available under the Flood Insurance Laws, the Borrowers shall (A) maintain with respect to such Financed Property or, with respect to any Financed Single Plat Development, each Property located thereon, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with the Flood Insurance Laws, and (B) provide to the Administrative Agent for delivery to each Lender, an executed notice that satisfies the requirements set forth at 12 C.F.R. 22.9.

SECTION 5.05. Negative Covenants of the Loan Parties. From the Closing Date until the Final Collection Date, each Loan Party shall comply with the following covenants:

(a)Operation of Properties. The Loan Parties will not, without the Administrative Agent’s prior written consent (not to be unreasonably withheld) and, in the case of any of the actions set forth below determined by the Administrative Agent to be material and adverse to the Lenders, the prior written consent of the Majority Lenders: (1) surrender, terminate or cancel any Management Agreement; provided, that the Borrowers may, without the prior written consent of the Administrative Agent or the Majority Lenders, replace a Property Manager so long as (A) the replacement Property Manager is a Qualified Property Manager or a Local Property Manager or (B) the Majority Lenders shall have approved such replacement Property Manager in writing; (2) reduce or consent to the reduction of the term of any Management Agreement (except in accordance with the terms thereof); (3) increase or consent to the increase of the amount of any charges under the Management Agreement (except in accordance with the terms thereof); or (4) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Management Agreement in any material respect. The Loan Parties will not suffer any Person to manage any Property at any time that is not a Qualified Property Manager or a Local Property Manager hired pursuant to a Management Agreement that has been assigned pursuant to an Assignment of Management Agreement; provided, however, that in the event that a Property Manager ceases to be a Qualified Property Manager or any Local Property Manager ceases to satisfy the requirements set forth in the definition thereof, the foregoing covenant shall not be deemed to be breached if the Borrowers shall, within sixty (60) days (or such longer period as the Administration Agent may agree to in writing) after the earlier of the date (A) that any Responsible Officer of any Relevant Party becomes aware of such failure of such Property Manager to be a Qualified Property Manager or any such Local Property Manager to satisfy the requirements set forth in the definition thereof, as applicable, or (B) of notice thereof from the Administrative Agent or the Majority Lenders, terminate the applicable Management Agreement with such Property Manager and enter into a Replacement Management Agreement with a new Qualified Property Manager or, if such Qualified Property Manager has elected to engage a Local Property Manager pursuant to the terms hereof, Local Property Manager, as applicable, and provide to the Administrative Agent a copy of the same upon the execution thereof. Following the occurrence and during the continuance of an Event of Default, no Loan Party may exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Management Agreement without the prior written consent of the Administrative Agent, and, in the case of any such actions determined by the Administrative Agent to be material and adverse to the Lenders, the consent of the Majority Lenders.

(b)Liens, Etc. Against Assets. The Loan Parties shall not create or suffer to exist any Adverse Claim upon or with respect to, any Asset or assign any right to receive income in respect thereof (other than in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties in accordance with this Agreement or any other Loan Document).

(c)Refinancing and Transfer of Financed Properties. The Loan Parties shall not sell, convey, assign, transfer, grant an option to purchase or otherwise transfer or dispose of a legal or beneficial interest in, whether direct or indirect, or by operation of law (except for any involuntary Condemnation) any Financed Property or consummate any secured or unsecured loan or similar financing transaction that is secured, by, or involving, a Financed Property, other than a (i) Transfer that is conducted in accordance with the provisions of Section 2.16, (ii) a transfer of any Financed Property to any TRS Borrower in accordance with the provisions of Section 5.01(z) in anticipation of a sale of such Financed Property or Financed Single Plat Development or (iii) any other transaction that is permitted under the Loan Documents or approved in writing by the Administrative Agent and the Majority Lenders; provided that, in connection with a Refinancing, subject to compliance with Section 2.16, any Borrower may sell, convey, assign or transfer any Financed Property or Financed Single Plat Development to an Affiliate of a Loan Party; provided further that, in connection with any Transfer of any Financed Property to any TRS Borrower, (A) such Financed Property is Transferred without payment of actual valuable consideration and (B) the Diligence Agent shall have completed a reasonably satisfactory review of the Property File for such Financed Property (and, if applicable, the related Financed Single Plat Development); and provided further that, with respect to any Refinancing or Transfer of any Financed Property located on a Financed Single Plat Development, such Refinancing or Transfer shall include all Financed Properties located on such Financed Single Plat Development.

(d)Change in Business. No Loan Party shall enter into any line of business other than the activities permitted for such Loan Party by Section 5.01(l)(i), or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. No Equity Owner shall engage in any activity other than activities permitted for such Person by Section 5.01(l)(i).

(e)Changes to Accounts. The Loan Parties shall not (i) open or permit to remain open any cash, securities or other account with any bank, custodian or institution other than the Collection Account, the Disbursement Account, the Reserve Accounts, the Property Accounts, each Operating Account, any other Account and any other account of any Borrower that is either (x) subject to a “springing” control agreement in favor of the Administrative Agent for the benefit of the Secured Parties or (y) with the prior written consent of the Administrative Agent, maintained solely for the purpose of receiving funds distributed from an Operating Account for the purpose of paying operating expenses and making Restricted Junior Payments to the extent permitted under Section 5.05(m), (ii) change or permit to change any account number of the Collection Account, the Reserve Accounts, any Property Account subject to a Property Account Control Agreement and any Operating Account or (iii) open or permit to remain open any sub-account of the Collection Account (except any Reserve Account), the Reserve Accounts, any Property Account or any Operating Account.

(f)Transfers of Interests; Merger, Consolidation; Etc. No direct or indirect Equity Interests in the Borrowers shall be conveyed, transferred, assigned, sold, pledged or encumbered except (1) to the extent that any such conveyance, transfer, assignment, sale, pledge or encumbrance does not result in a Change of Control, (2) [reserved] or (3) to the extent otherwise approved in writing by the Administrative Agent and the Majority Lenders in their sole discretion. The Loan Parties shall not (i) engage in any dissolution, liquidation or consolidation, division or merger with or into any other entity, (ii) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of a Borrower except to the extent permitted by the Loan Documents, or (iii) modify, amend, waive or terminate its organizational documents (except for amendments necessary to implement the BRG Restructuring or ministerial changes necessary to reflect a new equity owner in connection with any conveyance, transfer, assignment or sale or its qualification and good standing in any jurisdiction where the nature of its business requires such qualification and good standing), in each case, without obtaining the prior written consent of the Administrative Agent and, in the case of any such amendment, modification, waiver or termination determined by the Administrative Agent to be material and adverse to the Lenders, the consent of the Majority Lenders; provided that, so long as no Default or Event of Default shall then be continuing or would result therefrom, nothing in this Section 5.05(f) shall restrict sale or disposition of any Property that ceases to be a Financed Property; provided, further that, if any Adverse Claim, litigation or governmental proceeding is existing or pending or, to the knowledge of any Borrower, threatened against such Property which may result in liability for the applicable Borrower, adequate reserves reasonably satisfactory to the Administrative Agent shall have been, or upon such sale or disposition shall be, deposited in the Special Reserves Account. The Administrative Agent may, and at the request of the Majority Lenders shall, require the Borrowers by written notice to the Borrower Representative to sell or transfer (which sale or transfer may be to an affiliate of any Borrower for fair market value or otherwise disposed of in manner that would not cause the Loan Parties to violate Section 5.01(l)) (i) any Property that does not constitute a Financed Property or any Single Plat Development that does not constitute a Financed Single Plat Development within ninety (90) days following the acquisition of such Property or such Single Plat Development (or, if later, ninety (90) days following the date of this Agreement), and/or (ii) any Disqualified Property, in each case if the Administrative Agent (or the Majority Lenders) shall have reasonably determined in their judgment that there is material liability at any such Property, or Disqualified Property, as applicable, and sufficient cause exists for such removal (and provided written notice to the Borrowers describing in reasonable detail any such sufficient cause). Upon Borrower Representative’s receipt of such written notice, the Borrowers shall (x) sell or transfer any Property or Single Plat Development described in clause (i) above as soon as reasonably practicable and in any event within one hundred and twenty (120) days after the date of such notice and (y) with respect to any such Disqualified Property described in clause (ii) above, comply with the last sentence of Section 2.06(b)(v) and thereafter sell or transfer such Disqualified Property as soon as reasonably practicable and in any event within one hundred twenty (120) days after the date of receipt of such notice; provided that, if any Adverse Claim, litigation or governmental proceeding is existing or pending or, to the actual knowledge of any Borrower, threatened against such Property or Single Plat Development which may result in liability for the applicable Borrower, adequate reserves reasonably satisfactory to the Administrative Agent shall have been, or upon such sale or disposition shall be, deposited in the Special Reserves Account.

(g)Organizational Documents; Jurisdiction of Organization. No Loan Party shall (i) amend, modify, terminate or otherwise make any change to its Constituent Documents, in any manner adverse to the Secured Parties or as may violate or permit the violation of the single purpose entity provisions of any Special Purpose Entity set forth therein or (ii) change its form or jurisdiction of organization.

(h)ERISA Matters. Neither Sponsor, nor any of the Loan Parties nor their respective ERISA Affiliates shall establish or be a party to any employee benefit plan within the meaning of Section 3(2) of ERISA that is a defined benefit pension plan that is subject to Part III of Subchapter D, Chapter 1, Subtitle A of Title 26 of the Code.

(i)Indebtedness. The Loan Parties shall not create, incur, assume or suffer to exist any Indebtedness except for Indebtedness to the Lenders hereunder and other Permitted Indebtedness.

(j)Limitation on Transactions with Affiliates. The Loan Parties shall not enter into, or be a party to any transaction with any Affiliate of the Loan Parties, except for: (i) the Loan Documents; (ii) capital contributions by (a) an Equity Owner to any Borrower and (b) a Borrower to its subsidiary Borrower TRS, which in each case, are in compliance with Section 5.05(l); (iii) Restricted Junior Payments which are in compliance with Section 5.05(m), (iv) Management Agreements or Replacement Management Agreements that are in compliance with Section 5.01(r); (v) transactions in connection with Refinancings (subject to compliance with Section 2.16) and the transfer of any Financed Property to any TRS Borrower pursuant to the terms hereof; and (vi) to the extent not otherwise prohibited under this Agreement, other transactions upon fair and reasonable terms materially no less favorable to the Loan Parties than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

(k)Loan Documents. The Loan Parties shall not terminate, amend or otherwise modify or release any Loan Document to which they are a party, or grant or consent to any such termination, amendment, waiver or consent, except in accordance with the terms thereof.

(l)Limitation on Investments. The Loan Parties shall not make any loans or advances to (or suffer to exist any loans or advances made by any Loan Party), or extend any credit to, purchase any property or asset from, or make any investment (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Person except for (i) acquisitions of Properties and related Assets and Permitted Investments and investments by the Loan Parties in any other Loan Party and (ii) subject to compliance with Section 2.16, transfers of Properties in connection with Refinancings.

(m)Restricted Junior Payments. The Loan Parties shall not make any Restricted Junior Payment; provided, that the Loan Parties may make Restricted Junior Payments so long as (i) no Default or Event of Default shall then be continuing or would result therefrom, (ii) such Restricted Junior Payments have been approved by all necessary action on the part of the Loan Parties and in compliance with all applicable Legal Requirements and (iii) if any Restricted Junior Payment is paid from cash, such Restricted Junior Payments shall be paid from Unrestricted Cash; provided further that however, notwithstanding any Default or Event of Default hereunder, the Loan Parties will be permitted to declare or make or agree to make such Restricted Junior Payments from Unrestricted Cash as are required to be made in order to maintain a Sponsor’s status as a real estate investment trust under Section 856 of the Code, meet the real estate investment trust distribution requirements set forth in Section 857(a) of the Code, and avoid the incurrence of entity level taxes under Section 857(b)(1) and 4981 of the Code.

(n)Limitation on Issuance of Equity Interests. The Loan Parties shall not issue or sell or enter into any agreement or arrangement for the issuance and sale of any Equity Interests subject to mandatory redemption (upon the occurrence of any contingency or otherwise).

(o)Anti-Money Laundering and Sanctions. Each Loan Party shall comply (i) in all material respects with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws and (ii) with all applicable Sanctions; and each Loan Party shall provide notice to the Administrative Agent and the Lenders, within two (2) Business Days, of any Loan Party’s receipt of any Anti-Money Laundering Law, Anti-Corruption Law, or Sanctions regulatory notice or action involving the Loan Parties.

(p)OFAC.

(i)The Borrowers shall (A) prior to entering into a Lease with a Tenant, confirm that such Tenant (excluding an in-place Lease with a Carry-Over Tenant, but including a new Lease with any such Carry-Over Tenant) is not listed on any Government List and (B) not enter into a Lease with a Tenant (excluding an in-place Lease with a Carry-Over Tenant, but including a new Lease with any such Carry-Over Tenant) that is listed on any Government List.

(ii)Notwithstanding the foregoing, if a Responsible Officer of any Loan Party determines or the Borrowers obtain knowledge that a Tenant is on any Government List, it shall promptly provide notice of such determination to the Administrative Agent and the Lenders, within two (2) Business Days.

(q)Major Leases.

(i)Subject to clause (iii) below, no Borrower shall enter into a proposed Major Lease or a proposed renewal, extension or modification of an existing Major Lease without the prior written consent of the Administrative Agent.

(ii)Provided that no Event of Default is continuing, renewals, amendments and modifications of existing Leases and proposed leases, shall not be subject to the prior written approval of the Administrative Agent provided (i) the proposed lease would not be a Major Lease or the existing Lease as amended or modified or the renewal Lease would not be a Major Lease and (ii) the Lease as amended or modified or the renewal Lease or series of leases or proposed lease or series of leases: (A) shall be written substantially in accordance with the standard form of Lease which shall have been approved in writing by the Administrative Agent, (B) shall provide for net effective rental rates comparable to existing local market rates, (C) with respect to non-residential leases (or proposed non-residential Leases), shall provide for automatic self-operative subordination to the Mortgage, (D) shall not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the applicable Property), any requirement for a non-disturbance or recognition agreement, or any other provision which might adversely affect the rights of the Administrative Agent or any Lender under the Loan Documents in any material respect, and (E) shall have a term (together with all extensions and renewal options) of not less than six (6) months nor more than two (2) years. Upon the Administrative Agent’s request, the Borrower Representative shall deliver to the Administrative Agent copies of all Leases which are entered into pursuant to the preceding sentence together with each applicable Borrower’s certification that it has satisfied all of the conditions of the preceding sentence within ten (10) days after the Administrative Agent’s request for a copy of such Lease.

(iii)The Borrowers shall not permit or consent to any assignment or sublease of any Major Lease without the Administrative Agent’s prior written approval (other than assignments or subleases expressly permitted under any Major Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of the applicable Borrower). The Administrative Agent may, at its option and at the Borrowers’ sole cost and expense, execute and deliver its standard form of subordination, non-disturbance and attornment agreement to Tenants under any future Lease that is a Major Lease approved in writing by the Administrative Agent upon request, with such commercially reasonable changes as may be requested by such Tenants and which are acceptable to the Administrative Agent.

(iv)The Borrowers shall have the right, without the consent or approval of the Administrative Agent, to terminate or accept a surrender of any Lease that is not a Major Lease so long as such termination or surrender is (i) by reason of a tenant default or (ii) is commercially reasonable, as determined by the applicable Borrower in good faith.

SECTION 5.06. Financial Covenants.

(a)Maximum Loan to Value Ratio. The Loan Parties will not permit the Loan to Value Ratio with respect to all Financed Properties to exceed 72.5% as of any Quarterly Determination Date.

(b)Debt Service Coverage Ratio. The Loan Parties will not permit the Debt Service Coverage Ratio for all Financed Properties to be less than 1.25:1.00 as of any Quarterly Determination Date.

(c)Debt Yield. The Loan Parties will not permit the Debt Yield for all Financed Properties to be less than 6.25% as of any Quarterly Determination Date.

SECTION 5.07. Risk Retention. The Risk Retention Sponsor represents and undertakes to the Administrative Agent and each Lender that, so long as (i) any Lender is subject, whether directly or indirectly, to the EU Securitization Rules; and (ii) the Aggregate Loan Principal Balance is greater than zero:

(a)the Risk Retention Sponsor holds, and shall retain on an ongoing basis, a net economic interest in the transaction contemplated by this Agreement which shall not be less than 5%, as set forth in sub-paragraphs (b) and (c) below (the “Retained Interest”);

(b)the Retained Interest is, and shall be, in the form of the first loss tranche as defined in paragraph (d) of Article 6(3) of the EU Securitization Regulation, as represented by the Risk Retention Sponsor ensuring that:

(i)	at all times:

(A)the Risk Retention Sponsor holds and will retain not less than 80% of the Equity Interests in Pkg 10 Parent, either directly or, if indirectly, then only through one or more Holding Subsidiaries; and

(B)Pkg 10 Parent holds and will retain directly 100% of the Equity Interests in Pkg 10 Pledgor, LLC (“Pkg 10 Equity Owner”);

(ii)with effect from the time (if any) at which Pkg 8 Pledgor, LLC is added as an Equity Owner hereunder:

(A)the Risk Retention Sponsor holds and will retain not less than 59.6% of the Equity Interests in Pkg 8 Parent, either directly or, if indirectly, then only through one or more Holding Subsidiaries; and

(B)Pkg 8 Parent holds and will retain directly 100% of the Equity Interests in Pkg 8 Pledgor, LLC (“Pkg 8 Equity Owner”);

(iii)at all times, 100% of the Equity Interests in each Borrower are held and retained by Pkg 8 Equity Owner or Pkg 10 Equity Owner, either directly or, if indirectly, then only through one or more Special Purpose Entities; and

(iv)the amount of Equity Interests held and retained by the Risk Retention Sponsor in each of the Borrowers in accordance with sub-paragraphs (b)(i) to (iii) above equals, in total, at least 5% of the sum, for all Financed Properties and Financed Single Plat Developments, of the amount that is, for each Financed Property and each Financed Single Plat Development, the higher of (x) the Purchase Price of the relevant Financed Property or Financed Single Plat Development, and (y) the BPO Value of such Financed Property Financed Single Plat Development, in each case, as at the time of origination (being the most recent Borrowing Date to occur under this Agreement for a Financed Property or a Financed Single Plat Development);

(c)the Risk Retention Sponsor will not, and will not permit any affiliate (including any entity referred to in sub-paragraph (b) above, each an “Intermediate Entity”) to: (i) hedge or otherwise mitigate the credit risk arising from or associated with the Retained Interest (including any interest in any Intermediate Entity); or (ii) sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from or associated with the Retained Interest (including any interest in any Intermediate Entity), except (in the case of both part (i) and part (ii) of this sub-paragraph (c)) to the extent permitted by the EU Securitization Rules, it being understood that the Interest Rate Cap Agreement shall not constitute a credit risk mitigation or a hedge prohibited by the EU Securitization Rules;

(d)the Risk Retention Sponsor will confirm to Administrative Agent that it continues to comply with its obligations under sub-paragraphs (a) to (c) above:

(i)each month, at the time the statements referred to in Section 5.02(b)(iii) are required to be provided, a statement confirming that it continues to comply with its obligations under sub-paragraphs (a) through (c) above, in the form attached as Exhibit I;

(ii)in the event of a material change in the performance of the Loans or the risk characteristics of the Loans and the Financed Properties and Financed Single Plat Developments as a result of a material change in the structure of the transactions contemplated by this Agreement or otherwise; and

(iii)upon the occurrence of any Event of Default or becoming aware of any breach of the obligations contained in any Transaction Documents;

(e)the Risk Retention Sponsor will provide prompt written notice to the Administrative Agent and the Lenders of any breach of its obligations under sub-paragraphs (a) through (c) above;

(f) the Risk Retention Sponsor will not change the manner in which it holds the Retained Interest, or the methodology used to calculate the amount of the Retained Interest, except (in each case) to the extent that such change is permitted under the EU Securitization Rules;

(g)the Risk Retention Sponsor will provide all such information, documents, reports and notifications that the Administrative Agent or any Lender may reasonably require in relation to the Retained Interest, the Financed Properties, the Financed Single Plat Developments and/or the Leases in order that a Lender may comply with its obligations under the EU Securitization Rules;

(h)the Risk Retention Sponsor (i) was not established for, and does not operate for, the sole purpose of securitizing exposures; (ii) holds, and shall continue to invest in and hold, assets, securities and other investments, excluding the Equity Interests in the Borrowers and its interests in the Financed Properties and Financed Single Plat Developments; (iii) has, and shall continue to have, the capacity to meet its general payment and other obligations and absorb credit losses through resources other than its Equity Interests in the Borrowers and its interests in the Financed Properties and Financed Single Plat Developments; and (iv) has established, and shall maintain, arrangements by which it has the benefit of the services of sufficient decision makers with the required experience to enable the Risk Retention Sponsor to pursue its established business strategy, as well as an adequate corporate governance structure; and

(i)the Risk Retention Sponsor has taken or procured (or, as applicable, will take or procure) all necessary steps to ensure that: (i) the Leases were (or, as applicable, will be) granted on the basis of sound and well-defined underwriting criteria; (ii) clearly established processes are maintained for approving, amending and renewing the Leases; and (iii) effective systems are in place to apply those criteria and processes to ensure that Leases are granted based on a thorough assessment of each Tenant’s creditworthiness.

ARTICLE VI

RESERVES

With respect to all Reserves and Reserve Accounts, subject to Section 6.11 below:

SECTION 6.01. [Reserved].

SECTION 6.02. Renovation Reserves.

(a)Renovation Reserves Account. Prior to the advance of any Loan related to any Non-Stabilized Property, the Loan Parties shall provide to the Administrative Agent and the Diligence Agent a budget and schedule (the “Proposed Scheduled Renovation Work”) describing the Renovation Expenses necessary in the Borrowers’ good faith determination to cause such Non-Stabilized Properties to be renovated, improved, repaired and completed so as to satisfy the Renovation Standards. In connection with obtaining the BPO Value for such Non-Stabilized Properties, the Administrative Agent will cause the Diligence Agent to inspect such Non-Stabilized Properties and review the Proposed Scheduled Renovation Work to determine if the proposed schedule of repairs, installations, renovations, rehabilitation and other capital expenditures and the amounts budgeted therefor are sufficient to bring such Non-Stabilized Properties into compliance with the Renovation Standards. If the Diligence Agent has determined that such proposed schedule and the amounts budgeted therefor are sufficient for such purpose, such schedule shall constitute the “Scheduled Renovation Work” for such Non-Stabilized Property. If the Diligence Agent has determined that such proposed schedule or the amounts budgeted therefor are not sufficient for such purpose, the Diligence Agent may propose modifications to the Proposed Scheduled Renovation Work for such Non-Stabilized Properties and such revised schedule (once agreed by the Borrowers) shall constitute the “Scheduled Renovation Work” for such Non-Stabilized Property. In any event, the amount of “Renovation Reserves” with respect to each Non-Stabilized Property shall be an amount equal (x) to 100% of the amounts budgeted in the Scheduled Renovation Work with respect thereto. At the time of disbursement of any Loan with respect to any Non-Stabilized Property, an amount equal to the Renovation Reserves with respect to such Non-Stabilized Property shall be deposited by Borrowers with the Paying Agent (or remitted from the proceeds of a related Loan on such Property pursuant to Section 2.02(c)) for transfer to the Renovation Reserves Account. The Loan Parties shall promptly perform all of the Scheduled Renovation Work on Financed Properties constituting Non-Stabilized Properties in a good and workmanlike manner, and shall promptly notify the Administrative Agent and the Diligence Agent when the Scheduled Renovation Work on a Property has been completed (a “Notice of Completion”). The Administrative Agent or the Majority Lenders may cause the Diligence Agent to inspect the leases for all such Financed Properties and a sample of up to ten percent (10%) by number of the Financed Properties (any such inspection, a “Renovation Standards Inspection”) with respect to which Notices of Completion have been delivered since the date of the last Renovation Standards Inspection for purposes of verifying compliance with the Renovation Standards, such sample to be selected by the Administrative Agent. If the Diligence Agent is not able to access any such Financed Property selected for inspection, the Administrative Agent shall select other Financed Properties to be inspected, such that such sample is comprised of up to 10% of the Financed Properties with respect to which Notices of Completion have been delivered since the date of the last Renovation Standards Inspection (such sample, as may be adjusted in accordance with the final sentence of this clause (a), the “Selected Financed Property Sample”). The Borrowers will cooperate reasonably to enable the Diligence Agent to inspect such Financed Properties before they become occupied. If any such sample shows that any of such sampled Financed Properties are not then in compliance with the Renovation Standards in all material respects, the Administrative Agent or the Majority Lenders may cause the Diligence Agent to subsequently inspect all or a larger sample of the Financed Properties included in the Sample Pool in respect of such Selected Financed Property Sample to confirm compliance for such Financed Properties with the Renovation Standards in all material respects. If any such sample shows that material non-compliance with the Renovation Standards shall affect a percentage of Financed Properties (by number) in the Selected Financed Property Sample equal to or greater than ten percent (10%) and such percentage shall represent a minimum of five (5) Financed Properties (or if such material non-compliance with the Renovation Standards shall result in an overall percentage of materially non-compliant Financed Properties (by number) for all Selected Financial Property Samples equal to or greater than five percent (5%)), the Administrative Agent or the Majority Lenders may with respect to each future Renovation Standards Inspection cause the Diligence Agent to inspect a Selected Financed Property Sample up to one hundred percent (100%) of the Financed Properties with respect to which Notices of Completion have been delivered since the date of the last Renovation Standards Inspection to confirm compliance for such Financed Properties with the Renovation Standards.

(b)Release of Renovation Reserves. The Administrative Agent shall, from time to time upon satisfaction by the Loan Parties of each of the Converted Property Reserve Release Conditions (or at the time provided in Section 6.11(g)), instruct the Paying Agent in writing, as applicable, to remit to the Borrower Representative the Renovation Reserves with respect to any Converted Properties, to the extent any Renovation Reserves have been funded in cash and are held in the Renovation Reserves Account, from the Renovation Reserves Account. Any Renovation Reserves funded in cash with respect to any Converted Property released under this Section 6.02(b) shall, subject to Section 6.11(e), (i) first be disbursed by the Paying Agent at the written direction of the Administrative Agent to (x) the Standing Reserves Account pursuant to Section 6.07 to the extent the Standing Reserves required for such Property have not previously been funded, (y) the Tax Reserve Account pursuant to Section 6.05 to the extent the Tax Reserves in respect of such Property on deposit in the Tax Reserve Account on such date are not in compliance with the requirements of Section 6.05; and (z) the Insurance Reserves Account pursuant to Section 6.06 to the extent the Insurance Reserves in respect of such Property on deposit in the Insurance Reserves Account on such date are not in compliance with the requirements of Section 6.06; in such proportion as between items (x), (y) and (z) above as the Administrative Agent shall determine in its sole discretion, and (ii) thereafter, if (A) the Actual Renovation Expenses for any such Property are equal to or in excess of the remaining Renovation Reserves for such Property, the entire amount of the Renovation Reserves for such Property shall be released by the Paying Agent to the Borrower Representative, and (B) if the Actual Renovation Expenses for such Properties are less than the Renovation Reserves for such Property, seventy five percent (75%) of the difference (or if the Allocated Loan Amount on the date of the applicable Loan for such Property was less than seventy five percent (75%) of the Purchase Price of such Property, such lesser percentage) shall be distributed at the written direction of the Administrative Agent to the Debt Service Account for application by the Paying Agent, in accordance with the written instructions of the Administrative Agent, to reduce the Allocated Loan Amount for such Property (without the payment of any exit fee), and the remainder of the Renovation Reserves for such Property shall be released by the Paying Agent as directed by the Borrower Representative in writing within five (5) days of the Paying Agent’s receipt of such written direction.

(c)Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or at the direction of the Majority Lenders shall, instruct the Paying Agent in writing to remit all or any portion of the Renovation Reserves from the Renovation Reserves Account and apply such funds either to (i) the costs of completion of the Scheduled Renovation Work of the Financed Properties or (ii) the Allocated Loan Amount in respect of each Financed Property, pro rata to each Lender, in such proportion as between items (i) and (ii) above as the Administrative Agent may determine in its sole discretion. The right to instruct the Paying Agent in writing to remit and apply Renovation Reserves in accordance with the foregoing shall be in addition to all other rights and remedies provided to the Administrative Agent or any Lenders under this Agreement and the other Loan Documents.

SECTION 6.03. [Reserved].

SECTION 6.04. Debt Service Reserves.

(a)Debt Service Reserves Account. In connection with the disbursement of any Property Loan with respect to a Non-Stabilized Property, a reserve in an amount equal to four (4) months of interest that would accrue under Section 2.05(a) on the amount of such Property Loan related to such Non-Stabilized Property at the applicable Interest Rate in effect at the time of the disbursement of such Property Loan (the “Debt Service Reserves”) shall be deposited with the Paying Agent (or remitted from the proceeds of the Property Loan on such Property pursuant to Section 2.02(c)) for transfer to the Debt Service Reserves Account. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or at the direction of the Majority Lenders shall, direct the Paying Agent in writing to withdraw all or any portion of the Debt Service Reserves or any other amounts on deposit in the Debt Service Reserves Account and apply such funds, on a pro rata basis in respect of each Lender, first, to pay interest on the Loans accrued and payable to such Lender and, second, to reduce the Allocated Loan Amount in respect of each Financed Property, pro rata to each Lender.

(b)Release of Debt Service Reserves. Provided no Default or Event of Default has occurred and is continuing, upon a Non-Stabilized Property becoming a Stabilized Property, the Debt Service Reserves or any other amounts on deposit in the Debt Service Reserves Account with respect to such Property shall (i) first be disbursed by the Paying Agent, as directed in writing by the Administrative Agent to (x) the Standing Reserves Account pursuant to Section 6.07 to the extent the Standing Reserves required for such Property have not previously been funded, (y) the Tax Reserve Account pursuant to Section 6.05 to the extent the Tax Reserves in respect of such Property on deposit in the Tax Reserve Account on such date are not in compliance with the requirements of Section 6.05, and (z) the Insurance Reserves Account pursuant to Section 6.06 to the extent the Insurance Reserves in respect of such Property on deposit in the Insurance Reserves Account on such date are not in compliance with the requirements of Section 6.06, in such proportion as between items (x), (y) and (z) above as the Administrative Agent shall determine in its sole discretion; and (ii) second, to the Collection Account for application in accordance with Section 2.07. Provided that a Responsible Officer of the Paying Agent has not received written notice that a Default or Event of Default exists and remains uncured, the Paying Agent shall disburse the Debt Service Reserves to the Borrower Representative (as directed in writing by the Administrative Agent pursuant to Section 6.11(e)), with respect to a Property upon the Refinancing or Transfer of such Property and the payment in full of the applicable Release Amount with respect to such Property (or at the time provided in Section 6.11(g)).

SECTION 6.05. Tax Reserve.

(a)At the time of disbursement of a Property Loan with respect to any Financed Property or Financed Single Plat Development, the Borrowers shall pay to the Paying Agent (or such amounts shall be remitted from the proceeds of such Property Loan on such Financed Property or Financed Single Plat Development pursuant to Section 2.02(c) or upon release of any Renovation Reserves or Debt Service Reserves with respect to any Converted Property, to the extent the Tax Reserves for such Financed Property or Financed Single Plat Development have not previously been deposited or are not in compliance with this Section 6.05 on such date) for transfer to the Tax Reserve Account an amount equal to the Diligence Agent’s estimate of six (6) months of Real Estate Taxes and Applicable HOA Property Fees with respect to each Financed Property and each Financed Single Plat Development (the “Tax Reserves”) in accordance with this Section 6.05. Borrowers shall provide to the Diligence Agent and the Administrative Agent an estimate of and supporting information for the amount of the real estate taxes and Applicable HOA Property Fees for each Financed Property and each Financed Single Plat Development and of any changes thereto occurring from time to time in order for Diligence Agent to make such estimates of real estate taxes and Applicable HOA Property Fees pursuant to this Section 6.05. The Borrowers shall provide to the Diligence Agent such certificates, tax bills and other evidence as the Diligence Agent may reasonably require. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or at the direction of the Majority Lenders shall, direct the Paying Agent in writing to withdraw all or any portion of the Tax Reserve from the Tax Reserve Account and apply such funds either to pay (i) real estate taxes and Applicable HOA Property Fees or (ii) the Allocated Loan Amount in respect of each Financed Property, pro rata to each Lender, in such proportion as between items (i) and (ii) above as the Administrative Agent may determine in its sole discretion. In making any payment from the Tax Reserve Account during an Event of Default, the Administrative Agent may do so according to any bill, statement or estimate procured from the appropriate public office or HOA, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof, or Applicable HOA Property Fee or claim thereof. The right to direct the Paying Agent in writing to withdraw and apply Tax Reserves in accordance with the foregoing shall be in addition to all other rights and remedies provided to the Administrative Agent or any Lenders under this Agreement and the other Loan Documents. Provided that a Responsible Officer of the Paying Agent has not received written notice that a Default or Event of Default exists and remains uncured, the Paying Agent shall disburse the Tax Reserve with respect to a Property to the Borrower Representative (as directed in writing by the Administrative Agent pursuant to Section 6.11(e)) upon the Refinancing or Transfer of such Property and the payment in full of the applicable Release Amount with respect to such Property (or at the time provided in Section 6.11(g)).

(b)Release of Tax Reserves. If as of any Quarterly Determination Date the amount held in the Tax Reserve Account exceeds the amount required to be held therein pursuant to Section 6.05(a), as set forth in the most recent Monthly Borrower Report and as confirmed by the Diligence Agent (the amount of such excess, the “Excess Tax Reserves”), the Administrative Agent shall instruct the Paying Agent in writing to disburse to the Collection Account the Excess Tax Reserves from the Tax Reserve Account upon satisfaction of each of the following conditions: (i)  the Borrower Representative shall have submitted a written request for release to the Administrative Agent at least five (5) Business Days prior to the date on which the Borrower Representative requests such release be made; provided that only one such request for release shall be permitted to be made in any calendar quarter; and (ii) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured.(c)

SECTION 6.06. Insurance Reserves.

(a)At the time of disbursement of a Property Loan with respect to any Financed Property or Financed Single Plat Development, the Borrowers shall pay to the Paying Agent (or such amounts shall be remitted from the proceeds of such Property Loan on such Financed Property or Financed Single Plat Development pursuant to Section 2.02(c) or upon release of any Renovation Reserves or Debt Service Reserves with respect to any Converted Property, to the extent the Insurance Reserves for such Financed Property or Financed Single Plat Development have not previously been deposited or are not in compliance with this Section 6.06 on such date) for transfer to the Insurance Reserves Account an amount equal to the Diligence Agent’s estimate of six (6) months of Insurance Premiums with respect to each Financed Property and Financed Single Plat Development (the “Insurance Reserves”) in accordance with this Section 6.06. The Diligence Agent may from time to time revise its reasonable estimate of the amount of the annual Insurance Premiums that will be payable for the renewal of the coverage provided under the Policies covering each Financed Property and Financed Single Plat Development upon the expiration thereof, based on updated information received by the Diligence Agent with respect to the anticipated amount of such Insurance Premiums. Borrowers shall provide to the Administrative Agent and the Diligence Agent an estimate of and supporting information for the amount of the Insurance Premiums for the Policies required to be maintained under this Agreement that relate or are otherwise allocable to each Financed Property and Financed Single Plat Development, pursuant to an allocation methodology reasonably acceptable to Administrative Agent and Diligence Agent in the case of insurance pertaining to multiple Properties or to Borrowers generally, and of any changes thereto occurring from time to time, in order for Diligence Agent to make such estimates of Insurance Premiums pursuant to this Section 6.06. The Borrowers shall provide to the Diligence Agent such certificates, premium amounts due and other evidence as the Diligence Agent may reasonably require.

(b)Release of Insurance Reserves.Provided no Event of Default is continuing, the Administrative Agent shall apply Insurance Reserves in the Insurance Reserves Account to reimburse Borrowers for payments of Insurance Premiums made by the Borrowers upon the presentation to the Diligence Agent of complete invoices therefor that are reasonably satisfactory to the Diligence Agent. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or at the direction of the Majority Lenders shall, direct the Paying Agent in writing to withdraw all or any portion of the Insurance Reserves from the Insurance Reserves Account and apply such funds either to pay (i)  Insurance Premiums or (ii) the Allocated Loan Amount in respect of each Financed Property, pro rata to each Lender, in such proportion as between items (i) and (ii) above as the Administrative Agent may determine in its sole discretion. In making any payment from the Insurance Reserves Account during an Event of Default, the Administrative Agent may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. The right to direct the Paying Agent in writing to withdraw and apply Insurance Reserves in accordance with the foregoing shall be in addition to all other rights and remedies provided to the Administrative Agent or any Lenders under this Agreement and the other Loan Documents. Provided that a Responsible Officer of the Paying Agent has not received written notice that a Default or Event of Default exists and remains uncured, the Paying Agent shall disburse the Insurance Reserves with respect to a Property to the Borrower Representative (as directed in writing by the Administrative Agent pursuant to Section 6.11(e)) upon the Refinancing or Transfer of such Property and the payment in full of the applicable Release Amount with respect to such Property (or at the time provided in Section 6.11(g)). Any Insurance Funds remaining in the Insurance Reserve Account after the Obligations have been paid in full shall be returned to Borrower. If as of any Quarterly Determination Date the amount held in the Insurance Reserves Account exceeds the amount required to be held therein pursuant to Section 6.06(a), as set forth in the most recent Monthly Borrower Report and as confirmed by the Diligence Agent (the amount of such excess, the “Excess Insurance Reserves”), the Administrative Agent shall instruct the Paying Agent in writing to disburse to the Collection Account the Excess Insurance Reserves from the Insurance Reserves Account upon satisfaction of each of the following conditions: (i)  the Borrower Representative shall have submitted a written request for release to the Administrative Agent at least ten (10) days prior to the date on which the Borrower Representative requests such release be made; provided that only one such request for release shall be permitted to be made in any calendar quarter; and (ii) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured.(c)

SECTION 6.07. Standing Reserves. At the time of disbursement of a Property Loan with respect to any Financed Property (or upon release of any Renovation Reserves or Debt Service Reserves with respect to any Converted Property, to the extent the full amount of Standing Reserves for such Financed Property have not previously been deposited into or are not currently on deposit in the Standing Reserves Account), the Borrowers shall pay to the Paying Agent (or such amounts shall be remitted from the proceeds of such Property Loan on such Property pursuant to Section 2.02(c) or upon release of any Renovation Reserves or Debt Service Reserves with respect to any Converted Property, to the extent the full amount of Standing Reserves for such Financed Property have not previously been deposited or are not currently on deposit in the Standing Reserves Account) for deposit into the Standing Reserves Account an amount equal to $300.00 for each Stabilized Property, which amount shall be increased (and Borrower shall, within two (2) Business Days, make such additional deposits as may be required to fund such increase) to (x) as of any date falling on and after the first anniversary of the Closing Date, $400 per Stabilized Property, (y) as of any date falling on and after the second anniversary of the Closing Date, $500 per Stabilized Property, and (z) $650.00 for each Stabilized Property during such time period if the Debt Service Coverage Ratio is less than 1.30:1.00), with a minimum aggregate amount for the Standing Reserves of not less than $200,000 at any time on and after the second anniversary of the Closing Date, on deposit in the Standing Reserves Account) (the sums so deposited the “Standing Reserves”). Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or at the direction of the Majority Lenders shall, direct the Paying Agent in writing to withdraw all or any portion of the Standing Reserves from the Standing Reserves Account and apply such funds either to pay (i)  costs and expenses for maintenance or operation of the Properties (as determined by the Administrative Agent or any Servicing Agent in the exercise of their sole discretion acting in good faith) or (ii) the Allocated Loan Amount in respect of each Financed Property, pro rata to each Lender, in such proportion as between items (i) and (ii) above as the Administrative Agent may determine in its sole discretion. The right to direct the Paying Agent in writing to withdraw and apply Standing Reserves in accordance with the foregoing shall be in addition to all other rights and remedies provided to the Administrative Agent or any Lenders under this Agreement and the other Loan Documents. Provided that a Responsible Officer of the Paying Agent has not received written notice that a Default or Event of Default exists and remains uncured, the Paying Agent shall disburse the balance of the Standing Reserves with respect to a Property to the Borrower Representative (as directed in writing by the Administrative Agent pursuant to Section 6.11(e)) upon the Refinancing or Transfer of such Property and the payment in full of the applicable Release Amount with respect to such Property.

SECTION 6.08. Special Reserves. In the event that the Borrowers shall be required pursuant to this Agreement to set aside adequate reserves in connection with any potential liability by depositing such amounts into the Special Reserves Account (the “Special Reserves”), the Borrowers shall provide the Calculation Agent with written notice of any such Special Reserves, and simultaneously with such notice shall deposit such Special Reserves with the Paying Agent for transfer to the Special Reserves Account. Upon the release, discharge or termination of the liability with respect to which such Special Reserves were established (including upon payment thereof with the proceeds of such Special Reserves), as established by such certificates of the Borrower Representative, invoices and other evidence as Administrative Agent may reasonably require, then provided that a Responsible Officer of the Paying Agent has not received written notice that a Default or Event of Default exists and remains uncured, Paying Agent shall disburse the amount of such Special Reserves to the Borrower Representative (as directed in writing by the Administrative Agent pursuant to Section 6.11(e)).

SECTION 6.09. [Reserved].

SECTION 6.10. Debt Service Account. The Administrative Agent shall designate and establish the Debt Service Account for the deposit by the Borrowers of payments of interest, fees and, except as otherwise provided in this Agreement, other amounts due Administrative Agent, the Collateral Agent and/or any other Secured Parties under this Agreement and the other Loan Documents. The Paying Agent shall distribute amounts from the Debt Service Account in accordance with the written instruction of the Administrative Agent (which may be in electronic form) received no later than 4:00 p.m. (New York City time) one (1) Business Day prior to the date of distribution.

SECTION 6.11. Reserve Accounts Generally.

(a)During the continuance of an Event of Default, the Administrative Agent or the Majority Lenders (acting through the Administrative Agent) may direct the Paying Agent in writing to apply any or all the Reserves and other sums then present in any or all of the Reserve Accounts to the payment of the Allocated Loan Amount in respect of each Financed Property, pro rata to each Lender. The right to direct the Paying Agent in writing to withdraw and apply amounts in the Reserve Accounts in accordance with the foregoing shall be in addition to all other rights and remedies provided to the Administrative Agent or any Lenders under this Agreement and the other Loan Documents.

(b)All interest or other earnings on Reserves shall be added to and become a part of such Reserves and shall be disbursed in the same manner as other monies deposited in the applicable Reserve Account. So long as no Default or Event of Default shall have occurred and be continuing, the Borrower Representative shall have the right to direct the investment of sums on deposit in the Reserve Accounts in Permitted Investments if (i) such investments are permitted by applicable Legal Requirements and (ii) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserves are required for payment of an obligation for which the applicable Reserve Account was created. Absent the written instruction of the Borrower Representative, the funds on deposit in the Reserve Accounts shall remain uninvested; provided that, if an Event of Default has occurred and is continuing, the Administrative Agent in its sole discretion, shall have the right (but not the obligation) to direct the investment of sums on deposit in the Reserve Accounts in Permitted Investments. The Borrowers shall be responsible for payment of any federal, state or local income or other Taxes applicable to the interest earned on the Reserves credited or paid to any Borrower; provided that, so long as no Default or Event of Default is continuing, such Taxes may be paid from the applicable Reserves, as directed in writing by the Administrative Agent pursuant to Section 6.11(e). No other investments of the sums on deposit in the Reserve Accounts shall be permitted except as set forth in this Section 6.11(b) or Section 2.07(d). Any costs of the account, including with respect to making Permitted Investments in accordance herewith, shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by the Borrowers within five (5) Business Days of written demand by the Administrative Agent.

(c)The Paying Agent shall hold each Reserve Account for the benefit of the Secured Parties and Borrowers as provided in the Loan Documents, and each Reserve Account shall be under the sole dominion and control of the Administrative Agent. Each Reserve Account shall be established and entitled as determined by Administrative Agent (in accordance with the terms of this Agreement), including, as Administrative Agent elects, as a sub-account of the Collection Account. The Paying Agent on behalf of the Administrative Agent shall have the sole right to make withdrawals from each Reserve Account.

(d)The Administrative Agent and Paying Agent shall not be liable for any loss sustained on the investment of any funds constituting the Reserves or maintained in the Reserve Accounts. The Borrowers shall indemnify the Administrative Agent and Paying Agent and hold the Administrative Agent and Paying Agent harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable and documented out-of-pocket attorneys’ fees and expenses) arising from or in any way connected with the Reserve Accounts or the performance of the obligations for which the Reserve Accounts were established, including the cost of pursuing the enforcement of this indemnification (including reasonable and documented external attorneys’ fees and expenses); except to the extent caused by the gross negligence or willful misconduct of the Administrative Agent or the Paying Agent, as applicable. The Borrowers shall assign to the Administrative Agent all rights and claims the Borrowers may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Accounts; provided, however, that Administrative Agent may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(e)Notwithstanding anything to the contrary contained in this Article VI, disbursements of Reserves to the Borrower Representative or any Loan Party shall only occur on the Reserve Release Date upon (i) receipt by the Calculation Agent, the Diligence Agent and the Administrative Agent of a Reserve Release Request from the Borrower Representative not less than five (5) Business Days prior to such date, (ii) delivery by the Calculation Agent to the Administrative Agent for distribution to the Lenders of a report setting forth the results of any applicable calculations required in connection with such Reserve Release Request (the “Reserve Release Request Report”) by no later than three (3) Business Days prior to such date, (iii) receipt by the Administrative Agent of a confirmation from the Diligence Agent of satisfaction of the Converted Property Reserve Release Conditions, as applicable, by no later than three (3) Busines Days prior to such date, and (iv) receipt by the Paying Agent of written instructions provided by the Administrative Agent for the disbursement of funds not later than 4:00 p.m. (New York City time) one (1) Business Day prior to such date and following the satisfaction of all applicable conditions to the release of such Reserves under this Article VI (which written instructions the Administrative Agent agrees to deliver promptly upon receipt of payment instructions from the Borrower Representative); provided, that if the amount of Reserves to be released to the Borrowers on any Reserve Release Date is less than the Minimum Disbursement Amount, then such Reserves shall continue to be maintained in the Reserve Accounts until the next Reserve Release Date on which an amount equal to or greater than the Minimum Disbursement Amount is available for disbursement or until the Final Collection Date.

(f)Notwithstanding any other provision of this Agreement, upon the occurrence of the Final Collection Date, the Administrative Agent shall instruct in writing the Paying Agent to release all amounts in any Reserve Account to the Borrower Representative.

(g)Notwithstanding anything to the contrary contained in this Article VI, in connection with any prepayment required by Section 2.06(b)(v) or (vi) (including in connection with any cure of a Default or an Event of Default), upon the written request of the Borrower Representative, the Administrative Agent shall instruct in writing the Paying Agent to release any related Renovation Reserves, Debt Service Reserves, Special Debt Service Reserves, Tax Reserve and Insurance Reserves associated with the Financed Properties and Financed Single Plat Developments that are the subject to such prepayment.

SECTION 6.12. Sponsor Reporting. The Loan Parties shall cause each Sponsor to furnish the following financial reports to the Administrative Agent (and post copies of such financial reports to a data site):

(a)within sixty (60) days after the end of each calendar quarter, unaudited consolidated balance sheets and statements of income and cash flows of such Sponsor, as at the end of such quarter and for the period commencing at the end of the immediately preceding calendar year and ending with the end of such quarter, all in reasonable detail and certified by a Responsible Officer of such Sponsor, as fairly presenting, in all material respects, the consolidated financial position of such Persons as of the end of such quarter and the results of operations and cash flows of such Persons for such quarter, in accordance with GAAP as prescribed by the “AICPA Audit and Accounting Guide – Audits of Investment Companies” applied in a manner consistent with that of the most recent audited financial statements of such Person furnished to the Administrative Agent and the Lenders, subject to normal year-end adjustments and the absence of footnotes; and

(b)within one hundred twenty (120) days after the end of each calendar year, audited consolidated balance sheets and statements of income and cash flows of such Sponsor, as at the end of such calendar year, setting forth in each case in comparative form the corresponding figures for the immediately preceding calendar year, all in reasonable detail and prepared in accordance with GAAP as prescribed by the “AICPA Audit and Accounting Guide – Audits of Investment Companies”.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. Each of the following events shall constitute an “Event of Default” hereunder:

(a)the Obligations are not paid in full on the Maturity Date;

(b)default in the payment of any Interest or Fees on the Loans due and payable under this Agreement or any other Loan Document when the same becomes due and payable, and such default shall continue unremedied for a period of two (2) Business Days;

(c)default in the payment, or required prepayment, of the principal amount of the Loans when the same becomes due and payable;

(d)default in the payment of any amount (except Interest, Fees or principal, and except all the Obligations on the Maturity Date) due and payable by any Relevant Party under this Agreement or any other Loan Document when the same becomes due and payable, and such default shall continue for a period of two (2) Business Days following the earlier of the date (i) that any Responsible Officer of any Relevant Party becomes aware of such failure, or (ii) of notice thereof from the Administrative Agent affected Lender to the Borrower Representative;

(e)any Event of Bankruptcy shall occur with respect to any Relevant Party;

(f)(i) any failure on the part of any Loan Party to duly observe or perform any of its covenants set forth in clauses (a), (c), (k), (l) or (dd) of Section 5.01 (other than clauses (k)(i), (ii) and (iii) of Section 5.01 and clause (l)(ii) of Section 5.01), Section 5.03, Section 5.04, Section 5.05 (other than clause (p)(i) of Section 5.05) or in Article VI or of the Risk Retention Sponsor to duly observe or perform any of its covenants set forth in Section 5.07, (ii) any failure on the part of any Loan Party to duly observe or perform any of its covenants set forth in clauses (k)(i), (ii) and (iii) of Section 5.01 that is not capable of being remedied or, if capable of being remedied, continues unremedied for a period of two (2) Business Days; or (iii) any failure on the part of any Loan Party to duly observe or perform any of its covenants set forth in Section 5.06 as of any Quarterly Determination Date that is not capable of being remedied or, if capable of being remedied, continues unremedied after the date of any required prepayment pursuant to Section 2.06(b);

(g)any failure on the part of any Relevant Party to duly observe or perform any of its covenants or agreements set forth in this Agreement or any other Loan Document applicable to such Relevant Party (other than as otherwise described in clauses (a), (b), (c), (d), (e), (f), (h), (i), (j), (k) or (m) in this Section 7.01) that is not capable of being remedied or, if capable of being remedied, continues unremedied for a period of thirty (30) days after the earlier of the date (i) that any Responsible Officer of any Relevant Party becomes aware of such failure, or (ii) of notice thereof from the Administrative Agent or Majority Lenders to the Borrower Representative;

(h)any failure on the part of any Loan Party to duly observe or perform any of its covenants or agreements set forth in clauses (b), (d), (i) or (u) of Section 5.01, the first two sentences of clause (o) of Section 5.01 or clause (b) of Section 5.05 with respect to any Financed Property or Financed Single Plat Development, which failure causes such Financed Property or Financed Single Plat Development to cease to be an Eligible Property or Approved Single Plat Development (as applicable) if (x) such failure is not cured within the applicable Cure Period (if any) and (y) the Borrowers fail to pay the Release Amount in respect thereof on or prior to the date required pursuant to Section 2.06(b)(v);

(i)(i) the representation and warranty in Section 4.01(m) (or the certifications pursuant to Section 3.02(h) or Section 3.03(h) or (j)) shall fail to be correct with respect to any Financed Property or Financed Single Plat Development at any time or (ii) the certifications set forth in any Compliance Certificate with respect to (w) a Lease being an Eligible Lease, (x) a Property being an Eligible Property, (y) a Single Plat Development being an Approved Single Plat Development or (z) a lessee being an Eligible Tenant shall fail to be correct in respect of such Financed Property or such Financed Single Plat Development and, with respect to each of clauses (i) and (ii), and, in each case, the Borrowers do not cure such failure within the applicable Cure Period (if any) and fail either (A) to pay the Release Amount in respect thereof or (B) except to the extent such Financed Property or such Financed Single Plat Development fails to satisfy clause (i) or clause (ii) above due to the occurrence of a Prohibited Action, deposit the applicable Release Amount in respect thereof in the amount of 100% of the Allocated Loan Amount in the Debt Service Account, in each case, on or prior to the date required pursuant to Section 2.06(b)(v);

(j)any failure on the part of any Borrower to duly observe or perform any of its covenants set forth in Section 5.05(p)(i) or the representation and warranty in Section 4.01(v)(ii) shall fail to be correct in respect of a Tenant of any Property and, in each case, the applicable Borrower fails to notify OFAC within five (5) Business Days of obtaining knowledge that such Tenant is on any of the lists described in those sections and promptly take such steps as may be required by OFAC with respect to such Tenant;

(k)(i) the representation and warranty in the first and third sentences of Section 4.01(q) shall fail to be correct with respect to any Property Manager at any time or (ii) any Loan Party shall fail to duly observe or perform its covenants set forth in Section 5.01(r)(i) or (ii) with respect to any Property Manager at any time, and, in each case, the Borrowers fail to, (i) within sixty (60) days after the earlier of the date (A) that any Responsible Officer of any Relevant Party becomes aware of such failure of such Property Manager to be a Qualified Property Manager or any such Local Property Manager to satisfy the requirements set forth in the definition thereof, as applicable or (B) of notice thereof from the Administrative Agent or the Majority Lenders, terminate the applicable Management Agreement with such Property Manager, as applicable, and (ii) within ninety (90) days after the earliest to occur of the foregoing (A) or (B), enter into a Replacement Management Agreement with a new Qualified Property Manager or, if such Qualified Property Manager has elected to engage a Local Property Manager pursuant to the terms hereof, new Local Property Manager and provide to the Administrative Agent a copy of the Replacement Management Agreement upon the execution thereof;

(l)any representation, warranty or statement by any Relevant Party or any Responsible Officer of any Relevant Party made in this Agreement or any Loan Document, or any certificate, report or other writing delivered pursuant thereto (other than in Section 4.01(m), the first or third sentence of Section 4.01(q), Section 4.01(v)(iv) or the certifications made pursuant to Section 3.02(k) or set forth in any Compliance Certificate with respect to (w) a Lease being an Eligible Lease, (x) a Property being an Eligible Property, (y) a Single Plat Development being an Approved Single Plat Development or (z) a lessee being an Eligible Tenant shall fail to be correct in respect of such Financed Property or such Financed Single Plat Development), shall prove, with respect to any representation, warranty or statement with no qualification as to materiality, to be incorrect in any material respect, and with respect to any representation, warranty or statement with any qualification as to materiality, to be incorrect in any respect, as of any time when the same shall have been made, and, other than in the case of any representation, warranty or statement made on the Closing Date, if such failure is capable of being remedied, such failure continues unremedied for a period of ten (10) days after the earlier of the date (i) that any Responsible Officer of any Loan Party has knowledge of such failure, or (ii) of notice thereof from the Administrative Agent to the Borrower Representatives;

(m)(i) any failure on the part of any Loan Party or any other party, as applicable, to duly observe or perform the covenant set forth in Section 5.01(l)(ii) or (ii) any of the assumptions contained in the Insolvency Opinion delivered to the Administrative Agent on the Closing Date, or in any Additional Insolvency Opinion delivered after the Closing Date, is or shall become untrue in any material respect;

(n)(x) any Loan Document shall (except in accordance with its terms or as otherwise provided under the Loan Documents) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Loan Party thereto, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), in whole or in part, (y) any Loan Party shall, directly or indirectly, disaffirm or contest in any manner such effectiveness, validity, binding nature or enforceability (other than in accordance with its terms or as a result of the occurrence of the Final Collection Date) or (z) a proceeding shall be commenced by any Governmental Authority of any Relevant Party having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Relevant Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document (other than in accordance with its terms or as a result of the occurrence of the Final Collection Date);

(o)any Lien purporting (pursuant to the terms and conditions of any Loan Document) to secure any obligation of any Loan Party under the Loan Documents shall, in whole or in part, cease to be a perfected first priority Lien (except to the extent of any prior Lien under any of the other Loan Documents or as otherwise provided under the Loan Documents), subject to Permitted Liens, in favor of the Administrative Agent (or the Collateral Agent, as applicable) for the benefit of the Secured Parties on any portion of the Collateral purported to be covered thereby with a value in excess of $1,000,000;

(p)any Loan Party shall fail to pay any principal of or premium or interest on any indebtedness having a principal amount of $1,000,000 or greater (“Material Indebtedness”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and the effect of such failure or breach is to accelerate, or to permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(q)there shall occur a “termination event” or “event of default” or similar event under any other Loan Document beyond any applicable cure periods contained in such Loan Document if the effect of such “termination event” or “event of default” is to accelerate, or to permit the acceleration of, the maturity of the Loans;

(r)a Change of Control shall occur;

(s)one or more final judgments for the payment of $1,000,000 or more is rendered against any Loan Party, and, in each case, such amount is not covered by insurance or indemnity or not discharged, paid or stayed within thirty (30) days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(t)any indictment or judgment shall be entered in any investigative, administrative or judicial proceeding involving a determination that any Relevant Party has violated a criminal law or criminal regulation or has been indicted in any criminal investigative, administrative or judicial proceeding or any Relevant Party shall be suspended or otherwise prohibited by any federal, state or local housing authority or other Governmental Authority from participation or eligibility to participate in any applicable program available to owners, landlords or managers of Properties;

(u)if any Loan Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(v)(i) the BRG Sponsor or the Peak Sponsor fails to comply with any of the Sponsor Financial Covenants applicable to it or (ii) any of the certifications made in any Compliance Certificate with respect to the Sponsor Financial Covenants shall fail to be correct; or

(w)the occurrence of an ERISA Event that could reasonably be expected to result in a Material Adverse Effect.

SECTION 7.02. Remedies.

(a)If an Event of Default shall occur and be continuing, the Administrative Agent may, and shall at the request of the Majority Lenders, by written notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Aggregate Commitment, and thereupon the Aggregate Commitment shall terminate immediately, and (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the outstanding principal of the Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived to the extent permitted by law; and exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence and during the continuance of any Event of Default described in Section 7.01(e), without any notice to the Borrower Representative or any other Person or any act by Administrative Agent or any Lender, the Aggregate Commitment shall automatically terminate and all outstanding principal of the Loans, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived to the extent permitted by law. Upon any such declaration or automatic occurrence, the Administrative Agent, the Collateral Agent and the other Secured Parties shall have, in addition to all other rights and remedies under this Agreement, the other Loan Documents or otherwise, but subject to the following sentence and the limitations set forth in this Article VII and Section 10.09 and any other provision of this Agreement and the other Loan Documents, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the generality of the foregoing, each Borrower agrees that if an Event of Default is continuing (i) no Secured Party is subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to any Secured Party shall remain in full force and effect until each Secured Party has exhausted all of its remedies against the Collateral and any Mortgages have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full.

(b)With respect to the Borrowers and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring any Secured Party to resort to any Collateral for the satisfaction of any of the Obligations in any preference or priority to any other Collateral, and the Administrative Agent or the Collateral Agent at the direction of the Administrative Agent (or any other applicable Secured Party at the direction of the Administrative Agent) may seek satisfaction out of all of the Collateral or any part thereof, in the absolute discretion of the Administrative Agent in respect of the Obligations. In addition, the Collateral Agent at the direction of the Administrative Agent (or any other applicable Secured Party at the direction of the Administrative Agent) shall have the right from time to time during an Event of Default to partially foreclose any or all of any Mortgages in any manner and for any amounts secured by any Mortgages then due and payable as determined by the Administrative Agent in its sole discretion. During the continuance of any Event of Default pursuant to clause (i) of Section 7.01 or any other monetary Event of Default, the Collateral Agent at the direction of the Administrative Agent (or any other applicable Secured Party at the direction of the Administrative Agent) may during an Event of Default foreclose any or all of the Mortgages to recover the applicable delinquent payments. If, pursuant to its rights set forth in this Section 7.02, the Administrative Agent elects to accelerate less than the entire outstanding principal balance of the Loans, the Collateral Agent at the direction of the Administrative Agent (or any other applicable Secured Party at the direction of the Administrative Agent) may foreclose any or all of the Mortgages to recover so much of the principal balance of the Loans as may be accelerated and such other portions of the Obligations as the Administrative Agent may elect. Notwithstanding any partial foreclosures, the Financed Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(c)Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent (or the Collateral Agent or other applicable Secured Party at the direction of the Administrative Agent) shall have the right from time to time to sever a Note, the Mortgages and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as the Administrative Agent (or the Collateral Agent or other applicable Secured Party at the direction of the Administrative Agent) shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. The Borrowers shall execute and deliver to the Administrative Agent (or, if the Administrative Agent shall so instruct, the Collateral Agent) from time to time, promptly after the request of the Administrative Agent, a severance agreement and such other documents as the Administrative Agent (or other applicable Secured Party at the direction of the Administrative Agent) shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to the Administrative Agent (and, if applicable, the Collateral Agent). The Borrowers hereby absolutely and irrevocably appoint the Administrative Agent and the Collateral Agent as its true and lawful attorney, coupled with an interest, in its name and stead to execute the Severed Loan Documents (the Borrowers ratifying all that its said attorney shall do by virtue thereof). The Borrowers are and shall remain obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents.

(d)Without limiting the generality of the foregoing, during the continuation of an Event of Default, the Administrative Agent (or the Collateral Agent at the direction of the Administrative Agent) on behalf of the Secured Parties without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or required under any Loan Document) to or upon a Borrower or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived to the extent permitted by law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), at public or private sale or sales, at any exchange, auction or office of the Administrative Agent or the Collateral Agent or elsewhere upon such terms and conditions and at prices that are consistent with the prevailing market for similar collateral as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent, the Collateral Agent or the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required or permitted by any provision of law, including Section 9-504(1)(c) of the UCC, need the Administrative Agent account for the surplus, if any, to the Borrowers.

(e)Subject to Article IX, during an Event of Default, the Administrative Agent (or the Collateral Agent at the direction of the Administrative Agent) shall take such actions and pursue such remedies under the Loan Documents, including this Section 7.02, as the Majority Lenders shall direct. Any action by the Administrative Agent related to the Security Deposit Account shall be in accordance with applicable law and the applicable Lease.

SECTION 7.03. Appointment as Attorney in Fact.

(a)Each Loan Party hereby irrevocably constitutes and appoints each of the Administrative Agent, the Collateral Agent and any officer or agent thereof, with full power of substitution, effective during the continuation of any Event of Default, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of such Loan Party and in the name of such Loan Party or in its own name, from time to time in the Administrative Agent’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Loan Party hereby gives the Administrative Agent (and the Collateral Agent as directed by the Administrative Agent) the power and right, on behalf of such Loan Party, without assent by, but with notice to, such Loan Party, if an Event of Default shall have occurred and be continuing, to do the following:

(i)in the name of such Loan Party or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys with respect to any other Collateral whenever payable;

(ii)to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and

(iii)(A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or the Collateral Agent or as the Administrative Agent or the Collateral Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Loan Parties with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Administrative Agent (or the Collateral Agent as directed by the Administrative Agent) may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent or the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the option of the Administrative Agent (or the Collateral Agent as directed by the Administrative Agent) and the Loan Parties’ expense, at any time, or from time to time, all acts and things which the Administrative Agent (or the Collateral Agent as directed by the Administrative Agent) deems necessary to protect, preserve or realize upon the Collateral and the Lien of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties thereon and to effect the intent of this Agreement, all as fully and effectively as the Loan Parties might do.

The Loan Parties hereby ratify all that such attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until the Final Collection Date.

(b)The powers conferred on the Administrative Agent and the Collateral Agent are solely to protect the Administrative Agent’s and the Collateral Agent’s (for the benefit of the Secured Parties) interests in the Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent and the Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and none of the Administrative Agent, the Collateral Agent or any of its officers, directors, or employees shall be responsible to the Loan Parties for any act or failure to act hereunder, except for its own gross negligence, bad faith or willful misconduct.

SECTION 7.04. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Indemnities by the Loan Parties. Without limiting any other rights which any Affected Party may have hereunder or under applicable law (including the right to recover damages for breach of contract), the Loan Parties hereby agree to indemnify on a joint and several basis each of the Indemnified Parties from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable external attorneys’ fees and disbursements (which shall be limited to attorneys’ fees and disbursements of one counsel to the Administrative Agent and the Lenders and one local counsel in each applicable jurisdiction) and Taxes (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by such Indemnified Party to the extent relating to or arising from or as a result of this Agreement or the funding or maintenance of Loans made by a Lender hereunder subject to the proviso set forth below. Without limiting the generality of the foregoing indemnification, the Loan Parties shall jointly and severally indemnify the Indemnified Parties for Indemnified Amounts to the extent relating to or resulting from any of the following:

(i)the failure of any Property represented by any Borrower to be an Eligible Property hereunder to be an “Eligible Property” at the time of such representation;

(ii)reliance on any representation or warranty made or deemed made by any Relevant Party under this Agreement or any other Loan Document to which it is a party which shall have been false or incorrect when made or deemed made;

(iii)the failure by any Relevant Party to comply with any term, provision or covenant contained in this Agreement or any other Loan Document to which it is party or with any applicable Legal Requirement with respect to any Property or Collateral, or the nonconformity of any Property or Collateral with any such Legal Requirement;

(iv)the failure to pay when due any Taxes, including sales, excise or personal property Taxes payable by any Loan Party in connection with any Property or Collateral;

(v)the failure to vest and maintain vested in the Administrative Agent or the Collateral Agent, on behalf of the Secured Parties, a first priority perfected security interest in the Collateral, free and clear of any Adverse Claim, whether existing at the time such Collateral arose or at any time thereafter;

(vi)the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the applicable UCC or other applicable laws naming the applicable Borrower as “Debtor” with respect to any Collateral;

(vii)the commingling of Collections with any other funds;

(viii)any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Loans made pursuant to this Agreement or any other Loan Document delivered hereunder or in respect of any of the Collateral;

(ix)the grant by any Borrower of a security interest in any Collateral in violation of any applicable law, rule or regulation;

provided, however, that the Loan Parties shall not be required to indemnify any Indemnified Party for any damages, losses, claims, liabilities, costs or expenses (x) directly resulting from the gross negligence, fraud or willful misconduct of such Indemnified Party or (y) constituting Excluded Taxes. Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Loan Parties to the related Indemnified Party within five (5) Business Days following written demand therefor.

SECTION 8.02. Limited Liability of Parties. No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Loan Parties, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, fraud or willful misconduct. It is understood and agreed that any statement in this Agreement that the Administrative Agent, the Collateral Agent or any Servicing Agent “will” or “shall” perform any action hereunder shall not be construed as a covenant of such Person in favor of any Loan Party.

ARTICLE IX

THE ADMINISTRATIVE AGENT; THE COLLATERAL AGENT

SECTION 9.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent (and, upon designation thereof by the Administrative Agent, each Servicing Agent) to take such action as agent on its behalf (including execution of the other Loan Documents) and to exercise such powers under this Agreement as are delegated to the Administrative Agent (or such Servicing Agent) by the terms of the Loan Documents, together with such powers as are reasonably incidental thereto. The Administrative Agent hereby appoints and authorizes the Collateral Agent to take such action as agent on its behalf with respect to the Mortgages (including execution of any Mortgages) and to exercise such powers under this Agreement as are delegated to the Collateral Agent by the terms of the Loan Documents, together with such powers as are reasonably incidental thereto. Except for the Borrowers’ rights to approve a successor Administrative Agent as provided in Section 9.07, the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders (except to the extent that the provisions of Section 9.07 benefit the Borrowers and/or the Borrower Representative) and the Borrowers shall not have any rights as a third-party beneficiary or otherwise under any of the other provisions hereof. The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent (or the Collateral Agent as directed by the Administrative Agent) is required to exercise in writing including as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement); provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code, and (c) except as expressly set forth in the Loan Documents, neither the Administrative Agent nor the Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Relevant Party, or any of their respective Subsidiaries that is communicated to or obtained by the Administrative Agent or the Collateral Agent or any of its Affiliates in any capacity.

SECTION 9.02. Agents’ Reliance, Etc. None of the Administrative Agent, the Collateral Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or the Administrative Agent or the Collateral Agent under or in connection with this Agreement (i) with the consent or at the request of the Majority Lenders or (ii) in the absence of its or their own gross negligence, fraud or willful misconduct. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent or the Collateral Agent, as applicable, by a Borrower or a Lender, and neither the Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent: (i) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by electronic mail) believed by it to be genuine and signed or sent by the proper party or parties. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.

SECTION 9.03. Agents and Affiliates. Each of the Administrative Agent and the Collateral Agent, as applicable, shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, as applicable, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof and any Person who may do business with or own securities of the Loan Parties or any of their respective Affiliates, all as if such Persons were not Lenders and/or Administrative Agent and/or Collateral Agent and without any duty to account therefor to any Lender.

SECTION 9.04. Lender’s Loan Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their respective Affiliates, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and, if it so determines, to make Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

SECTION 9.05. Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may delegate any of its duties under this Agreement by or through sub-agents, service providers or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents, service providers (including any Servicing Agents) or attorneys-in-fact selected by it with reasonable care in the absence of the Administrative Agent’s gross negligence, fraud or willful misconduct. The Loan Parties will reimburse the Administrative Agent and the Collateral Agent for any fees, costs or expenses incurred by the Administrative Agent and the Collateral Agent, respectively, with respect to any agents, service providers or attorneys-in-fact appointed by the Administrative Agent or the Collateral Agent pursuant to this Section.

SECTION 9.06. Indemnification. Each Lender severally agrees to indemnify the Administrative Agent, the Collateral Agent and their respective directors, officers, employees, affiliates, advisors and sub-agents and the parent company or holding company that controls such Person (the “Indemnified Agent Parties”) (to the extent not reimbursed by the Loan Parties, the Equity Owners pursuant to the Equity Owner Guaranty or a Sponsor pursuant to its Sponsor Guaranty), ratably according to such Lender’s Lender Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Indemnified Agent Party in any way relating to or arising out of this Agreement or any action taken or omitted by such Indemnified Agent Party under this Agreement; provided, that no Lender shall be required to indemnify any Indemnified Agent Party to the extent of any amounts resulting from the gross negligence, fraud or willful misconduct of such Indemnified Agent Party. Without limitation of the generality of the foregoing, each Lender agrees to reimburse each of the Administrative Agent and the Collateral Agent, ratably according to such Lender’s Lender Percentage, promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent and the Collateral Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement.

SECTION 9.07. Successor Agents. Each of the Administrative Agent and the Collateral Agent may, upon thirty (30) days’ notice to the Borrower Representative, each Lender and each other party hereto, resign as Administrative Agent or Collateral Agent, as applicable. Any successor Collateral Agent shall be appointed by the Administrative Agent subject to providing notice thereof to the Lenders and the absence of objection thereto by the Majority Lenders within five (5) Business Days after being notified thereof (or such shorter period in which the Majority Lenders consent thereto) and upon such appointment such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and references herein to the Collateral Agent shall mean such successor agent, effective upon its appointment; and such former Collateral Agent’s rights, powers and duties in such capacity shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement. If any party shall resign as Administrative Agent under this Agreement, then, the Supermajority Lenders and, if no Event of Default has occurred and is continuing, the Borrower Representative, during such thirty-day period shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and references herein to the Administrative Agent shall mean such successor agent, effective upon its appointment; and such former Administrative Agent’s rights, powers and duties in such capacity shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as such agent, the provisions of Article VIII, this Article IX and Section 10.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement. Any successor Administrative Agent that is not a Lender must be a nationally-recognized financial institution that provides administrative agency services in the ordinary course of its business.

SECTION 9.08. Enforcement and Collateral Matters.

(a)The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent or the Collateral Agent) authorized to act for, any other Lender. The Administrative Agent (and the Collateral Agent as directed by the Administrative Agent) shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b)Each of the Administrative Agent and the Collateral Agent in such capacity is a “representative” and “agent” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent and the Collateral Agent to enter into each of the Collateral Documents to which it is a party, each Sponsor Guaranty and the Equity Owner Guaranty and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent or the Collateral Agent as directed by the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document or any rights granted under any Sponsor Guaranty or the Equity Owner Guaranty, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent (and the Collateral Agent as directed by the Administrative Agent) for the benefit of the Secured Parties upon the terms of such documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, each of the Administrative Agent and the Collateral Agent is hereby authorized, and is hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent or the Collateral Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent (and the Collateral Agent as directed by the Administrative Agent), at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent (or the Collateral Agent) upon any Collateral (i) as described in Section 2.17; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Majority Lenders, unless such release is required to be approved by all of the Lenders hereunder; provided that, for the avoidance of doubt, Section 10.01(a)(iii) shall not apply to any exercise of rights or remedies by the Administrative Agent or the Collateral Agent following the occurrence and during the continuance of an Event of Default. Upon request by the Administrative Agent or the Collateral Agent at any time, the Lenders shall confirm in writing the Administrative Agent’s (or the Collateral Agent’s) authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Majority Lenders or all of the Lenders, as applicable, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) take, or shall instruct the Collateral Agent to take, such actions as set forth in Section 2.17; provided, however, that (i) neither the Administrative Agent nor the Collateral Agent shall be required to execute any such document on terms which, in the Administrative Agent’s or the Collateral Agent’s opinion, would expose the Administrative Agent or the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) the Administrative Agent or the Collateral Agent may require the Borrowers to confirm prior to any release that such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Borrower or any other Loan Party in respect of) all interests retained by the Borrowers or any other Loan Party, including the proceeds of the sale (as and to the extent provided above), all of which shall continue to constitute part of the Collateral.

SECTION 9.09. Erroneous Payments.

(a)Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Prime Index Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting the immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), or (y) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, such Erroneous Payment was an error (and that such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.  Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one (1) Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than (1) one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Prime Index Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)Each Lender, each Borrower and each other Loan Party hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of or against such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party except to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Loan Parties for the purpose of making such Erroneous Payment.

(d)Each party’s obligations under this Section 9.09 shall survive the resignation or replacement of the Administrative Agent, the termination of any commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments, Etc.

(a)Amendments. No amendment to this Agreement shall be effective unless the same shall be in writing and signed by each of the Loan Parties, the Administrative Agent and the Majority Lenders, and no waiver of any provision of this Agreement nor consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Majority Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver or amendment shall:

(i)extend the Maturity Date (other than pursuant to an Extension Term) without the written consent of each Lender directly affected thereby;

(ii)extend the date scheduled for payment of the principal amount of, or accrued interest on, the Loans, without the written consent of each Lender (it being understood that any amendments, modifications or waivers of this Agreement otherwise in accordance with the terms of this Section 10.01 shall not, merely because such amendments, modifications or waivers may have the effect of delaying or otherwise affecting any requirement for payment of amounts hereunder, constitute an extension of the date scheduled for the payment of principal or interest);

(iii)other than in connection with a transfer permitted under Section 5.05(c) or Section 5.05(f), release the security interest in or transfer all or a substantial portion of the Collateral or release the guarantee of any Guarantor (except as specifically permitted in such guarantee), in each case, without the written consent of each Lender;

(iv)otherwise amend, modify or waive any provision of the guarantee of any Guarantor without the written consent of the Supermajority Lenders; provided that, for the avoidance of doubt, any amendment, modification or waiver that purports to release, or has the effect of releasing the guarantee of any Guarantor shall be subject to compliance with Section 10.01(a)(iii) above;

(v)change the outstanding principal amount of any of the Loans made by any Lender hereunder or reduce the rate of interest thereon other than as provided herein without the written consent of such Lender;

(vi)change the amount of any Lender’s Commitment other than as provided herein without the written consent of such Lender;

(vii)amend, modify or waive any provision of the definitions of “Supermajority Lenders”, “Majority Lenders” or “Collateral” or this Section 10.01 without the written consent of each Lender;

(viii)amend Section 10.07 in a manner that would alter the pro rata sharing of payments required thereby or amend (but not waive) Section 2.07(c) in any manner that would alter the priority of payments, in each case, without the written consent of each Lender;

(ix)amend, modify or waive any provision of Section 5.05(b), (c), (d), (f), (g) or (i) without the written consent of the Supermajority Lenders;

(x)amend, modify or waive any provision of Section 5.05(b) or (i) to the extent the effect of any such amendment, modification or waiver would permit the Borrowers to grant Mortgages on the Financed Properties and/or Financed Single Plat Developments to any Person other than the Administrative Agent or the Collateral Agent in its capacity as Administrative Agent or Collateral Agent under this Agreement with a priority senior to that of the Administrative Agent or the Collateral Agent hereunder without the written consent of each Lender;

(xi)amend, modify or waive any provision of Section 5.04 or Article VI without the written consent of the Supermajority Lenders;

(xii)amend, modify or waive the definition of “Permitted Liens” or clause 2 (Adverse Claims) of Schedule I hereto without the written consent of the Supermajority Lenders;

(xiii)other than in connection with a transfer permitted under Section 5.05(c) or Section 5.05(f), consent to or permit the assignment or transfer by the Loan Parties or any of their rights and obligations under this Agreement or of any of their right, title or interest in or to the Collateral without the written consent of each Lender; or

(xiv)amend, modify or waive any provision of the definition of “Sponsor Financial Covenants” or waive any provision of Section 5.06, without the written consent of the Supermajority Lenders, or amend or modify (but not waive) any provision of Section 5.06 without the written consent of each Lender;

provided, however, that no such agreement shall amend, modify or otherwise affect the rights, powers, privileges, protections, indemnities, immunities, or, except to a de minimis extent, duties of the Calculation Agent or the Paying Agent hereunder without the prior written consent of the Calculation Agent or the Paying Agent, as applicable, and written notice of any other amendment or waiver hereunder shall be delivered to the Calculation Agent or the Paying Agent via email at the addresses set forth on Schedule III hereto at least three (3) Business Days prior to the effective date of the amendment unless the Borrower received such amendment less than three (3) Business Days prior to the effective date, in which case such amendment shall be provided to the Calculation Agent and Paying Agent no later than on the same Business Day received by the Borrower. Neither the Calculation Agent nor the Paying Agent shall have any liability for any amendment, supplement or waiver of which it did not receive notice. To the extent any amendment affects the rights, powers, privileges, protections, indemnities, immunities or duties of the Calculation Agent or the Paying Agent, all reasonable fee, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred by the Calculation Agent or the Paying Agent in reviewing such amendment or waiver shall be paid or reimbursed by the Borrowers. For purposes of this Section 10.01, each Approved Participant to whom a related Assigning Lender assigned its voting rights shall be deemed to be a “Lender” whose consent shall be required to the same extent as consent of any other Lender that would otherwise be required.

Notwithstanding anything to the contrary contained in this Section 10.01(a), guarantees, collateral security documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower Representative without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(b)Additional State-Specific Provisions. Notwithstanding anything to the contrary set forth in Section 10.01(a) above, (i) if any Financed Properties or Financed Single Plat Developments are located in any State other than Indiana, Missouri or Texas, or (ii) if the Administrative Agent determines in its sole discretion that any State-specific provisions set forth in Section 10.18 do not adequately reflect provisions that address local law matters for any applicable State, in each case as determined by the Administrative Agent in its sole discretion, with the written consent of the Borrowers, the Calculation Agent, the Paying Agent or any Lender, may amend Section 10.18 of this Agreement to include additional State-specific provisions that address local law matters for such State that are customarily addressed in financing agreements for single family rental securitizations. The Administrative Agent shall provide written notice to the Loan Parties, the Calculation Agent, the Paying Agent and the Lenders of any such amendment. No consent of any other Loan Party, the Calculation Agent, the Paying Agent, any Lender or any other Person shall be required for any such amendment to become effective.

(c)Notwithstanding anything to the contrary in this Section 10.01, if the Administrative Agent and the Borrowers have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrowers shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the rights, privileges, protections, indemnities, duties or interests of the Lenders, the Calculation Agent or the Paying Agent. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement; provided that the Administrative Agent shall provide written notice of any such amendment to the Lenders, the Calculation Agent and the Paying Agent.

SECTION 10.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by electronic mail) and shall be personally delivered or sent by registered mail, return receipt requested, or by overnight courier or by electronic mail, to each party hereto, at its address set forth on Schedule III or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of overnight courier, two (2) days after being deposited with such courier, or, in the case of notice by electronic mail, when electronic confirmation of receipt is obtained, in each case addressed as aforesaid. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that any notice of Default or Event of Default, or any notice stating that there is an event, condition, failure or deficiency which if not cured would, with appropriate notice, if any, or expiration of any cure period, if any, be a Default or Event of Default, delivered by the Administrative Agent, the Collateral Agent, any Servicing Agent or any Lender to any Relevant Party shall be personally delivered or sent by registered mail, return receipt requested, or by overnight courier.

SECTION 10.03. Assignability.

(a)Any Lender may assign to one or more assignees (provided that no assignments shall be made to any Loan Party or its Affiliates or to a natural Person or, so long as no Event of Default has occurred and is continuing, to a competitor) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of the Borrower Representative and the Administrative Agent (such consent not to be unreasonably withheld; it being acknowledged and agreed that it will be reasonable for the Borrower Representative to withhold its consent to any assignment that includes any unfunded commitment to an entity that does not either have a rating of its senior unsecured debt obligations of not less than investment grade or assets in excess of $2,000,000,000) and the Administrative Agent; provided that no consent of the Borrower Representative or the Administrative Agent shall be required (x) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (y) during any Extension Term or (z) if an Event of Default has occurred and is continuing, for an assignment to any other assignee (in each case, subject to the last sentence of this Section 10.03(a)); provided, further, that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof. Notwithstanding anything in the foregoing to the contrary, the consent of the Borrower Representative shall be required for any assignment to any assignee that is in the business of owning and renting single family homes in the United States or to any Affiliate of any such entity (which consent may be withheld in the sole discretion of the Borrower).

(b)With respect to any assignment hereunder

(i)each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, and

(ii)the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with a processing and recordation fee of $2,500.

(c)Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (y) the assigning Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). At all times during which any Loan is outstanding, the Administrative Agent shall maintain at its address referred to in Section 10.02 of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a register as provided herein (the “Register”). The names and addresses of the Lenders, the Aggregate Loan Principal Balance (and stated interest) and any interests therein, and any Assignments and Acceptances of the Aggregate Loan Principal Balance or any interest therein delivered to and accepted by the Administrative Agent, shall be registered in the Register, and the Register shall serve as a record of ownership that identifies the owner of the Aggregate Loan Principal Balances and any interest therein. Notwithstanding any other provision of this Agreement, no transfer of the Aggregate Loan Principal Balances or any interest therein shall be effective unless and until such transfer has been recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender, as the case may be, under this Agreement for all purposes of this Agreement. This Section 10.03(c) shall be construed so that the Aggregate Loan Principal Balance and any interest therein is maintained at all times in “registered form” within the meaning of Sections 163(f), 871(h) and 881(c) of the Code. Solely for the purposes of this Section 10.03(c), the Administrative Agent will act as a non-fiduciary agent of the Borrowers. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)Upon its receipt of an Assignment and Acceptance, the Administrative Agent shall, if such Assignment and Acceptance has been duly completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrowers and to the Calculation Agent.

(e)Any Lender may, without the consent of any Loan Party (except in the case of participations to Approved Participants as described below), at no cost to any Loan Party, sell participations to one or more Persons (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Loans); provided that following the sale of a participation under this Agreement (i) the obligations of such Lender shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which such Lender sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or the other Loan Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) increases the Commitment participated to such Participant, (ii) reduces the amount of principal or Interest that is payable on account of any Loan or delays any scheduled date for payment thereof, (iii) reduces any fees payable by the Borrowers to the Administrative Agent (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees, (iv) extends the Maturity Date (other than pursuant to an Extension Term), (v) other than as permitted by this Agreement, releases the security interest in substantially all of the Collateral or releases guarantees of all or substantially all Guarantors or (vi)  amends, modifies or waives any provision of the definition of “Majority Lenders” or Section 10.01. The Borrowers acknowledge and agree that any Lender’s source of funds may derive in part from its Participants. Accordingly, references in Section 2.10 or Section 2.11 and the other terms and provisions of this Agreement and the other Loan Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to the Lenders shall be deemed also to include those of its Participants. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.13(f) it being understood that the documentation required under Section 2.13(f) shall be delivered to the participating Lender by the Lender that sold the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.22 as if it were an assignee under paragraph (a) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10, 2.11, 2.12 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Notwithstanding the foregoing, the sales of participations to Approved Participants shall be subject to prior written consent (which consent shall not be unreasonably withheld) of the Borrower Representative and the Administrative Agent; provided that no consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing. For the avoidance of doubt, it is understood and agreed that no Participant shall have the additional rights and obligations granted to each “Approved Participant” under this Agreement unless the assignment to such Participant has been approved by the Borrower Representative and approved in writing by the Administrative Agent (and, if applicable, the related assigning Lender has assigned its voting rights to such Participant) as further described in the definition of “Approved Participant”. Notwithstanding anything in the foregoing to the contrary, at any time no Default or Event of Default has occurred and is continuing, the consent of the Borrower Representative shall be required for any participation to any participant that is in the business of owning and renting single family homes in the United States or to any Affiliate of any such entity (which consent may be withheld in the sole discretion of the Borrower).

(f)The Loan Parties may not assign any of their respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Majority Lenders.

(g)Notwithstanding any other provision of this Agreement to the contrary, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of the principal balance of the Loans and Interest with respect thereto) hereunder to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrowers or the Administrative Agent; provided, that no such pledge or grant of a security interest shall (x) release a Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto or (y) create any additional, or modify any existing, obligations of the Borrowers under this Agreement or any other Loan Document.

SECTION 10.04. Consent to Jurisdiction.

(a)Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against any other party or any other Person in any way relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, in any forum other than the courts of the State of New York sitting in Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each Loan Party irrevocably and unconditionally submits to the exclusive jurisdiction, and the Administrative Agent, the Collateral Agent, each Lender and each Servicing Agent party hereto submits to the non-exclusive jurisdiction, of such courts and agrees that any such action, litigation or proceeding may be brought in any such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to any Collateral or any Financed Properties or Financed Single Plat Developments in the courts of any jurisdiction where any such Collateral or Financed Property or Financed Single Plat Development is located.

(b)Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court referred to in Section 10.04(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 10.05. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.05 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.06. Right of Setoff. Subject to Section 10.07, each Secured Party is hereby authorized (in addition to any other rights it may have) at any time after the occurrence and during the continuance of an Event of Default, to set off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Secured Party to, or for the account of, such Borrower against the amount of the Obligations owing by such Borrower to such Person.

SECTION 10.07. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it with respect to any Obligations in a greater proportion than that received by any other Lender entitled to receive a ratable share of such payment, such Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Obligations so that after such purchase each Lender will hold its ratable proportion of such Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 10.08. Limitation of Liability.

(a)No claim may be made by any party hereto against any other party hereto or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document, or any act, omission or event occurring in connection herewith or therewith, except to the extent such damages are recovered by third parties in connection with claims made by third parties that are indemnified under this Agreement; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that, for the avoidance of doubt, the foregoing limitations shall not be applicable to (i) interest, fees or other amounts that are due and payable under the Loan Documents or (ii) damages that are recovered by third parties in connection with claims made by such third parties that constitute amounts subject to the indemnification provisions of Article VIII.

(b)No recourse under any obligation, covenant or agreement of any party contained in this Agreement or in any other Loan Document shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of such party or any of its Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement and each other Loan Document is solely a corporate obligation of such party, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any party or any of its Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such party contained in this Agreement or any other Loan Document, or implied therefrom, and that any and all personal liability for breaches by any party of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement and each other Loan Document; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them. For the avoidance of doubt, to the extent that any Relevant Party is a member, manager, partner, trustee, beneficiary or agent of any other Relevant Party, nothing in this paragraph shall limit such Relevant Party’s obligations under any Loan Document to which it is a party.

SECTION 10.09. Costs, Expenses. In addition to the rights of indemnification under Article VIII, the Loan Parties, jointly and severally, agree to pay to or reimburse the Administrative Agent, the Collateral Agent, the Calculation Agent, the Paying Agent, the Diligence Agent and each Lender promptly after written demand therefor (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, the Calculation Agent, the Paying Agent, the Diligence Agent and each Lender in connection with the preparation, execution, delivery and administration (including any requested amendments, waivers or consents) of this Agreement and the other documents to be delivered in connection herewith, including all due diligence expenses (whether pre-closing, in connection with any Borrowing Request or otherwise, including the cost of obtaining Broker Price Opinions, inspections of Properties, title insurance, Surveys, Engineering Reports, Environmental Reports, Zoning Reports or with respect to cash management audits of the Loan Parties), and the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and each Lender, the Collateral Agent, the Calculation Agent, the Paying Agent and the Diligence Agent with respect thereto and advising the Administrative Agent, the Collateral Agent, the Calculation Agent, the Paying Agent, the Diligence Agent and each Lender as to their respective rights and remedies under this Agreement and the other agreements executed in connection herewith, (ii) all out-of-pocket costs and expenses (including fees and expenses of counsel), incurred by the Administrative Agent, the Collateral Agent, the Calculation Agent, the Paying Agent and each Lender in connection with the enforcement (including any enforcement of this indemnification) or protection of their rights under this Agreement and the other agreements and documents to be delivered in connection herewith and (iii) all reasonable out-of-pocket costs and expenses (including reasonable fees and expenses of counsel), incurred by the Administrative Agent, the Collateral Agent or the Diligence Agent in connection with monthly lien searches related to the Eligible Properties which lien searches shall be performed in accordance with the lien search process agreed to on the Closing Date (it being understood that any failure by the Diligence Agent to follow such lien search process does not relieve the Loan Parties from its obligation to pay the amounts set forth in this clause (iii)).

SECTION 10.10. Confidentiality.

(a)By accepting delivery of this Agreement, the Borrowers agree not to disclose to any Person the terms of this Agreement or the other Loan Documents (including any pricing and other terms provided by the Administrative Agent or the Lenders) or the amount or terms of any fees payable to the Administrative Agent or the Lenders (collectively, the “Product Information”) in connection with the transactions contemplated by this Agreement (the “Transactions”), except (i) to its and Affiliates’ and direct and indirect equity owners and to its and its Affiliates’ and direct and indirect equity owners’ officers, directors, employees, agents, accountants, tax advisors, legal counsel and other representatives (collectively, the “Borrower Parties”) who have a need to know the Product Information in connection with the Transaction or management of the Properties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Product Information and instructed to keep such Product Information confidential), (ii) in connection with any legal or regulatory action or proceeding relating to this Agreement or the transactions contemplated hereby or the exercise of any remedies hereunder, (iii) to the extent required by applicable law, regulation (including any stock exchange or related regulatory requirement), subpoena or other legal process (provided that the Product Information shall be redacted in a manner reasonably satisfactory to the Administrative Agent and Lenders to the extent permitted under such applicable law, regulation, subpoena or other legal process) or in connection with the enforcement or protection of their rights under this Agreement and the other Loan Documents, (iv) to the extent requested by any Governmental Authority having jurisdiction over the Loan Parties or any Borrower Parties, (v) in connection with any due diligence request, (vi) to any Rating Agency; provided, in each case in this clause (vi), such recipients agree to be bound by the provisions of this section applicable to the Loan Parties or (vii) to the extent approved by the Administrative Agent in writing. The Borrowers shall be responsible for any failure of any Borrower Party to comply with the provisions of this clause (a).

(b)The Administrative Agent, the Diligence Agent, the Calculation Agent, the Paying Agent and the Lenders shall not disclose to any Person the confidential or proprietary information regarding the business or Properties of the Borrowers or any other Loan Party furnished to the Administrative Agent, the Diligence Agent, the Calculation Agent, the Paying Agent or any Lender the Lenders in connection with the Transaction (collectively, the “Borrower Information”), except (i) to their respective Affiliates’ officers, directors, employees, agents, accountants, legal counsel, tax advisors and other representatives (collectively, the “Lender Representatives”) who have a need to know the Borrower Information for the purpose of assisting in the negotiation and completion of the Transaction and who agree to be bound by the provisions in this section applicable to the Administrative Agent and the Lenders, (ii) to the extent required by applicable law, regulation, subpoena or other legal process or in connection with the enforcement or protection of their rights under this Agreement and the other Loan Documents, (iii) to the extent requested or pursuant to supervisory oversight by any governmental or regulatory authority having jurisdiction over the Administrative Agent, the Lenders, the Lenders or any Lender Representative, (iv) to any Rating Agency, including in compliance with Rule 17g-5 under the Securities Exchange Act of 1934 or any similar rule or regulation in any relevant jurisdiction, (v) to any Servicing Agent, Administrative Agent, Diligence Agent, Paying Agent, Calculation Agent, the Counterparty, any Approved Counterparty or any Lender or any other Person that is involved in the administration of the Transaction, (vi) which is recorded and filed in public records by the Borrower or any of its Affiliates, or (vii) to any assignee, prospective assignee, participant or prospective participant which is not prohibited from being an assignee or participant and which agrees to be bound by the confidentiality provisions set forth herein. The Administrative Agent, the Diligence Agent, the Calculation Agent, the Paying Agent and each Lender, as the case may be, will be responsible for any failure of any related Lender Representative to comply with the provisions of this clause (b).

SECTION 10.11. No Waiver; Remedies. No failure on the part of the Administrative Agent, any Lender or any other Person to exercise, and no delay in exercising, any right, privilege, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, privilege, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, privilege, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT LAWS). THE PAYING AGENT AND EACH RELEVANT PARTY AGREES THAT THEY WILL NOT CHANGE THE APPLICABLE LAW IN FORCE WITH RESPECT TO THE ISSUES REFERRED TO IN ARTICLE 2(1) OF THE HAGUE SECURITIES CONVENTION TO A STATE OTHER THAN THE STATE OF NEW YORK.

SECTION 10.13. Execution in Counterparts; Electronic Signatures. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement and any other Loan Document (each a “Communication”) shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code, in each case to the extent applicable. Each Communication may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party to this Agreement or any Loan Document shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party (whether such signature is with respect to this Agreement or any Loan Document, as applicable, or any notice, officer’s certificate or other ancillary document delivered pursuant to or in connection with this Agreement or any Loan Document) and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement and any Loan Document may be executed in any number of counterparts, including both paper and electronic counterparts, and each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by any party hereto of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Electronic Signatures and facsimile signatures shall be deemed valid and binding to the same extent as the original. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

SECTION 10.14. Integration; Binding Effect; Survival of Termination. This Agreement and the other Loan Documents executed by the parties hereto on the Closing Date contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Collection Date; provided, however, that the provisions of Sections 2.09, 2.10, 2.11, 2.12 and Article VIII, the provisions of Sections 10.09, 10.10, 10.11 and 10.12 and the representations and warranties of the Relevant Parties in this Agreement, shall survive any termination of this Agreement.

SECTION 10.15. USA Patriot Act. Each Lender hereby notifies the Borrowers and each other Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers and each other Loan Party, which information includes the name and address of the Borrowers and each other Loan Party and other information that will allow such Lender to identify the Borrowers and each other Loan Party in accordance with the Patriot Act. The Borrowers and each other Loan Party shall promptly provide such information upon request by any Lender. The parties hereto acknowledge that in accordance with requirements established under the Patriot Act, each of the Paying Agent and the Calculation Agent, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a business relationship or opens an account with the Paying Agent or Calculation Agent. Each party hereby agrees that it shall provide the Paying Agent or Calculation Agent, as applicable, with such information in its possession as the Paying Agent or the Calculation Agent may reasonably request from time to time in order to comply with any applicable requirements of the Patriot Act.

SECTION 10.16. OFAC. Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any Person who is (a) listed on the “Specially Designated Nationals and Blocked Persons List” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (b) either (i) included within the term of “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive territorial Sanctions (currently, Crimea, Cuba, Iran, North Korea and Syria).

SECTION 10.17. Borrower Representative. The Borrower Representative is hereby appointed by each of the Borrowers as its contractual representative hereunder and under each other Loan Document to which any Borrower is a party, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in such other Loan Documents and as their agent to receive any and all payments and other amounts due such Borrower hereunder or in any such other Loan Documents.

SECTION 10.18. State-Specific Provisions.

(a)Alabama Provisions. The following Alabama provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 10.12 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement or the other Loan Documents, Alabama law is held to govern any Mortgage encumbering a Financed Property located in Alabama or any other Loan Document:

(i)	[Reserved].

(b)Florida Provisions. Florida. The following Florida provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 10.12 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement or the other Loan Documents, Florida law is held to govern any Mortgage encumbering a Financed Property located in Florida or any other Loan Document:

(i)The parties acknowledge and agree that the Default Rate provided for herein shall also be the rate of interest payable on any judgments entered in favor of Administrative Agent in connection with the loan evidenced hereby.

(c)Georgia Provisions. The following Georgia provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 10.12 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement or the other Loan Documents, Georgia law is held to govern any Mortgage encumbering a Financed Property located in Georgia or any other Loan Document:

(i)Notwithstanding anything contained in this Agreement or any other Loan Document, in any instance where Borrowers or any other Relevant Party is required to reimburse Administrative Agent for any legal fees or expenses incurred by Administrative Agent, (i) “reasonable attorneys’ fees,” “reasonable counsel’s fees,” “attorneys’ fees” and other words of similar import, are not, and shall not be statutory attorneys’ fees under O.C.G.A. § 13-1-11, (ii) if, under any circumstances a Relevant Party is required to pay any or all of Administrative Agent’s attorneys’ fees and expenses, howsoever described or referenced, such Relevant Party shall be responsible only for reasonable legal fees and out-of-pocket expenses actually incurred by Administrative Agent at customary hourly rates actually charged to Administrative Agent for the work done, and (iii) no Relevant Party shall be liable under any circumstances for additional attorneys’ fees or expenses, howsoever described or referenced, under O.C.G.A. § 13-1-11.

(d)Indiana Provisions. The following Indiana provisions do not limit the express choice of New York law as set forth in Section 10.12 of this Agreement and the other Loan Documents. If and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Indiana law is held to govern this Agreement, any Mortgage encumbering a Property located in Indiana or any other Loan Document:

(i)Any Borrower waives, to the extent not prohibited by the laws of the State of Indiana, the benefit of all laws now existing or that hereafter may be enacted providing for any appraisement or valuation of any portion of any Property.

(ii)The phrase “attorneys’ fees”, when used herein or in the other Loan Documents shall include any and all attorneys’, paralegals’ and law clerks’ fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by the Administrative Agent or any Lender in protecting its interest in the Properties, or any part thereof and enforcing its rights hereunder.

(iii)The term “Obligations” as defined in this Agreement shall include, without limitation, any judgment(s) or final decree(s) rendered to collect any money obligations of any Borrower to the Administrative Agent or any Lender and/or to enforce the performance or collection of all covenants, agreements, other obligations and liabilities of the Borrowers under this Agreement or any or all of the Loan Documents; provided, however, such Obligations shall not include any judgment(s) or final decree(s) rendered in another jurisdiction, which judgment(s) or final decree(s) would be unenforceable by an Indiana Court pursuant to Ind. Code §34-54-3-4.

(iv)IT IS EXPRESSLY AGREED AND UNDERSTOOD BY BORROWERS THAT THIS AGREEMENT INCLUDES INDEMNIFICATION PROVISIONS WHICH, IN CERTAIN CIRCUMSTANCES, INCLUDE AN INDEMNIFICATION BY BORROWERS OF AN INDEMNIFIED PERSON FROM CLAIMS OR LOSSES ARISING AS A RESULT OF SUCH INDEMNIFIED PERSON’S SOLE NEGLIGENCE.

(e)Missouri Provisions. The following Missouri provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 10.12 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Missouri law is held to govern any Mortgage encumbering a Property located in Missouri or any other Loan Document:

(i)Statutory Notice - Oral Commitments. Each Borrower has read and understands the following notice pursuant to Section 432.047 of the Missouri Revised Statutes:

Oral or unexecuted agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is based that is in any way related to the credit agreement. To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

(ii)For purposes of the foregoing subsection (a), “borrower” is the applicable Borrower, “creditor” is any Lender and the Administrative Agent, and the “credit agreement” is the Loan Agreement.

(f)Tennessee Provisions. The following Tennessee provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 10.12 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement or the other Loan Documents, Tennessee law is held to govern any Mortgage encumbering a Financed Property located in Tennessee or any other Loan Document:

(i)The provisions of the Loan Documents as to payment of attorneys’ fees and expenses of collection (i) will be subject to the discretion of the court as to the award and the amount of attorneys’ fees, and (ii) may be subject to T.C.A § 20-12-119(c), which requires a court to award certain litigation costs and reasonable and necessary attorneys’ fees, up to $10,000, to the successful party if the court grants a motion to dismiss pursuant to Rule 12 of the Tennessee Rules of Civil Procedure for failure to state a claim upon which relief may be granted.

(g)Texas Provisions. The following Texas provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 10.12 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Texas law is held to govern any Mortgage encumbering a Property located in Texas or any other Loan Document:

(i)Homestead Property. No Property located in the State of Texas forms a part of any property owned, used or claimed by any Borrower as a residence or business homestead, nor is any such Property exempt from forced sale under the laws of the State of Texas. Each Borrower hereby disclaims and renounces each and every claim to the Property as a homestead.

(ii)Notice of Final Agreement. NOTICE PURSUANT TO SECTION 26.02(e) OF THE TEXAS BUSINESS AND COMMERCE CODE: THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE A WRITTEN LOAN AGREEMENT (AS DEFINED IN SECTION 26(a)(2) OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED) AND REPRESENT THE FINAL AGREEMENT AND UNDERSTANDING BETWEEN THE BORROWERS, LENDERS AND OTHER RESPECTIVE PARTIES HERETO AND THERETO AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS OR SUBSEQUENT AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(iii)Collateral Protection Insurance Notice. WITH RESPECT TO ANY PROPERTY LOCATED IN THE STATE OF TEXAS AS REQUIRED BY THE TEXAS FINANCE CODE SECTION 307.052: (i) THE APPLICABLE BORROWER IS REQUIRED TO: (A) KEEP SUCH PROPERTY INSURED AGAINST DAMAGE IN THE AMOUNT THE ADMINISTRATIVE AGENT (OR THE COLLATERAL AGENT AT THE DIRECTION OF THE ADMINISTRATIVE AGENT) SPECIFIES; (B) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER; AND (C) NAME THE COLLATERAL AGENT, ON BEHALF OF THE SECURED PARTIES, AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS; (ii) THE APPLICABLE BORROWER SHALL, IF REQUESTED BY THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT, DELIVER TO THE ADMINISTRATIVE AGENT A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS; AND (iii) IF THE APPLICABLE BORROWER FAILS TO MEET ANY REQUIREMENT LISTED IN CLAUSES (i) OR (ii) OF THIS SECTION, THE ADMINISTRATIVE AGENT (OR THE COLLATERAL AGENT AT THE DIRECTION OF THE ADMINISTRATIVE AGENT) MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF THE APPLICABLE BORROWER AT SUCH BORROWER’S EXPENSE.

(iv)Texas Assignment of Rents Act. With respect to any Property located in the State of Texas, any assignment of Leases granted under any Mortgage or any other Loan Document is intended to comply with the Texas Assignment of Rents Act, Chapter 64 of the Texas Property Code (“TARA”). To the extent any terms or provisions of any Mortgage or any other Loan Document conflict or are inconsistent with the terms and provisions of TARA, the terms and provisions of TARA shall govern and control. The Administrative Agent and any Collateral Agent shall be entitled to all rights, benefits and privileges provided for in TARA, whether or not expressly set forth in any Mortgage or any other Loan Document.

SECTION 10.19. [Reserved].

SECTION 10.20. Cross-Collateralization; Waiver of Marshalling of Assets.

(a)Each Borrower agrees that any Mortgages will be cross-collateralized and cross-defaulted with each other so that (i) upon the occurrence and during the continuance of any Event of Default, an event of default shall be deemed to have occurred under each of the Mortgages regardless of whether the event constituting such Event of Default related to any particular Financed Property or Financed Single Plat Development or any particular Borrower; (ii) each Mortgage shall constitute security for each promissory note issued pursuant to Section 2.01(g) and all Obligations as if a single blanket lien were placed on all of the Financed Properties and Financed Single Plat Developments as security for such notes and Obligations; and (iii) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b)To the fullest extent permitted by law, each of the Borrowers, for itself and its successors and assigns, waives all rights to a marshalling of the assets of such Borrower, such Borrower’s partners and others with interests in such Borrower, and of the Financed Properties and Financed Single Plat Developments, or to a sale in inverse order of alienation in the event of foreclosure of any Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of any Secured Party under the Loan Documents to a sale of the Financed Properties or Financed Single Plat Developments for the collection of the Obligations without any prior or different resort for collection or of the right of any Secured Party to the payment of the Obligations out of the net proceeds of the Financed Properties or Financed Single Plat Developments in preference to every other claimant whatsoever. In addition, each of the Borrowers, for itself and its successors and assigns, waives, to the extent permitted by law, in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to such Borrower which would require the separate sale of the Financed Properties or Financed Single Plat Developments or require any Secured Party to exhaust its remedies against any Financed Property or Financed Single Plat Development or any combination of the Financed Properties and/or Financed Single Plat Developments before proceeding against any other Property, Single Plat Development or combination of Financed Properties and/or Financed Single Plat Developments; and further in the event of such foreclosure such Borrower does hereby expressly consent to and authorize, at the option of the applicable Secured Party, the foreclosure and sale either separately or together of any combination of the Financed Properties and Financed Single Plat Developments.

SECTION 10.21. No Advisory or Fiduciary Responsibility. The Administrative Agent, the Collateral Agent, the Paying Agent, the Calculation Agent, the Diligence Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Relevant Parties, their equityholders and/or their Affiliates. Each Relevant Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and such Relevant Party, its equityholders or its Affiliates, on the other. The Relevant Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Relevant Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Relevant Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Relevant Party, its equityholders or its Affiliates on other matters) or any other obligation to any Relevant Party except the obligations expressly set forth in the Loan Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Relevant Party, its management, equityholders, creditors or any other Person. Each Relevant Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Relevant Party agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Relevant Party, in connection with such transaction or the process leading thereto.

SECTION 10.22. Lender Communications; Lender Objections. (a) Communications. On the Closing Date, promptly following request therefor from any Lender, the Administrative Agent shall provide to such Lender a complete list of Lenders, including each Lender’s contact information, as such list may be supplemented by the Administrative Agent from time to time by notice to the Lenders. Notwithstanding anything herein or in the other Loan Documents to the contrary, the Loan Parties acknowledge and agree that the Lenders may communicate with each other concerning any matters relating to the Transactions, whether for the purpose of approving or objecting to matters under the Loan Documents, protecting their rights and interests, enforcing remedies or otherwise.

(b)            Objections. In order for a Lender to exercise its objection rights granted by this Agreement, such objection shall be substantially in the form set forth on Exhibit J (the “Lender Objection”) and shall satisfy the following conditions: (i) such objection shall be in writing and executed by each of the Lenders exercising such objection right, (ii) such objection shall specify the nature of the objection, (iii) such objection shall be posted within the applicable timeframe provided by this Agreement (if any) in a sub-folder designated for formal objections on an internet data site to which all of the Lenders and the Administrative Agent have access, (iv) the objecting Lenders shall provide written notice thereof to the Borrower Representative and the Administrative Agent at the time of posting of such objection, (v) such objection shall specify that the objecting Lenders hold the minimum required percentage of Aggregate Commitment necessary to raise such an objection as provided in this Agreement, and (vi) such objection shall provide contact information for each of the objecting Lenders (any objection that satisfies each of the foregoing conditions, a “Formal Objection”). Notwithstanding the foregoing, any one or more Lenders shall be permitted to post their objections in accordance with the conditions specified in clauses (i), (ii), (iv) and (vi) above; provided any such objections shall be posted in a sub-folder designated for initial objections on an internet data site to which all of the Lenders and the Administrative Agent have access (any such objection, an “Initial Objection”). No Initial Objection shall constitute a Formal Objection pursuant to which the Lenders exercise their objection rights granted by this Agreement until such time as such objection meets each of the requirements of a Formal Objection (including but not limited to being posted in a sub-folder designated for formal objections on an internet data site to which all of the Lenders, the Borrower Representative and the Administrative Agent have access).

SECTION 10.23. Access to Information. Concurrently with the delivery of any notice, report, valuation, inspection, Property File, document or other deliverable under this Agreement (other than any reports, documents or other deliverables in connection with any Initial Borrowing Request or a Modified Borrowing Request), the other Loan Documents or the servicer agreement between the Administrative Agent and the Diligence Agent, the party required to provide such notice or deliver such deliverable, including the Loan Parties, the Administrative Agent, the Paying Agent, the Calculation Agent and the Diligence Agent, shall post the same to an internet data site to which all of the Lenders have access and which provides prompt email notification to the Lenders of such posting. For the avoidance of doubt, each of the Paying Agent and the Calculation Agent shall be entitled to maintain its own website for such purpose so long as the conditions with respect to access thereto set forth this Section 10.23 are satisfied. Any notice or deliverable required to be delivered by any Relevant Party shall be deemed to be delivered on the date such notice or deliverable is posted to the internet data site if posted prior to 4:00 p.m. New York time on such date.

SECTION 10.24. NOTICE OF FINAL AGREEMENT.  THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 10.25. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 10.26. Time is of the Essence. Time shall be of the essence for each and every provision of this Agreement of which time is an element.

SECTION 10.27. Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

In the event a Covered Person that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first above written.

BORROWERS:

PKG 10A RECAP, LLC
PKG 10-AXELROD 22, LLC
PKG 10-GRANBURY, LLC
PKG 10-LUBBOCK 1.0, LLC
PKG 10-LYNNWOOD 20, LLC
PKG 10-SPRINGTOWN 14, LLC
PKG 10-SPRINGTOWN 70, LLC
PKG 10-TEXARKANA 29, LLC,

each a Delaware limited liability company

By:	/s/ Jordan B. Ruddy
Name: Jordan B. Ruddy
Title: Authorized Signatory

EQUITY OWNERS:

PKG 10 PLEDGOR, LLC,
each a Delaware limited liability company

By:	/s/ Jordan B. Ruddy
Name: Jordan B. Ruddy
Title: Authorized Signatory

RISK RETENTION SPONSOR:

BLUEROCK RESIDENTIAL HOLDINGS, LP,
a Delaware limited partnership,
solely with respect to Section 5.07

By:	/s/ Michael Konig
Name: Michael Konig
Title: Secretary

Signature Page to

BRG/Peak JV Loan Agreement

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

By:	/s/ R. Chris Jones
Name: R. Chris Jones
Title: Director

By:	/s/ Ryan M. Stark
Name: Ryan M. Stark
Title: Managing Director

DEUTSCHE BANK AG, NEW YORK BRANCH,
as a Lender

By:	/s/ R. Chris Jones
Name: R. Chris Jones
Title: Director

By:	/s/ Ryan M. Stark
Name: Ryan M. Stark
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.,
as Sole Lead Arranger

By:	/s/ R. Chris Jones
Name: R. Chris Jones
Title: Director

By:	/s/ Ryan M. Stark
Name: Ryan M. Stark
Title: Managing Director

Signature Page to

BRG/Peak JV Loan Agreement

COMPUTERSHARE TRUST COMPANY, N.A.,
as Paying Agent and Calculation Agent

By:	/s/ Jennifer L. Conley
Name: Jennifer L. Conley
Title: Vice President

Signature Page to

BRG/Peak JV Loan Agreement